As filed with the Securities and Exchange Commission on May 10, 2005

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DICKIE WALKER MARINE, INC.

(Exact name of registrant as specified in its charter)

Delaware	2320	33-0931599
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1405 South Coast Highway

Oceanside, California 92054

(760) 450-0360

(Address and telephone number of registrant’s principal executive offices)

Gerald W. Montiel

Chief Executive Officer

Dickie Walker Marine, Inc.

1405 South Coast Highway

Oceanside, California 92054

(760) 450-0360

(Name, address and telephone number, of agent for service)

Copies of all communications to be sent to:

Cynthia R. Smith, Esq. 1660 Lincoln Street Suite 1700 Denver, Colorado 80264 (303) 832-5115	Thomas J. Poletti, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 10100 Santa Monica Blvd. Suite 700 Los Angeles, CA 90067 (310) 552-5000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the acquisition agreement described therein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(1)
Common Stock, par value $0.001 per share	12,448,420	(2)	N/A	$61,473,679	(3)	$7,236
Common Stock, par value $0.001 per share	6,500,000	(4)	N/A	$32,098,765	(5)	$3,778
Warrants	3,643,575	(6)	N/A	$17,992,963	(7)	$2,118
Common Stock, par value $0.001 per share	3,643,575	(8)	N/A	$17,992,963	(9)	$2,118

(1)	Computed in accordance with Section 6(b) of the Securities Act by multiplying 0.00011770 by the Proposed Maximum Aggregate Offering Price.
(2)	Represents the maximum number of shares of common stock, par value $0.001 per share, of the Registrant, Dickie Walker Marine, Inc., or “DWM”, to be issued in connection with the exchange of shares of DWM common stock for ordinary shares of Intelligent Energy Holdings Plc, or “IEH”, pursuant to the transaction described in proposal 1 of this registration statement.
(3)	Estimated solely for purposes of calculating the amount of the filing fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, based upon a book value of $1.60 per share of outstanding shares of IEH, as of December 31, 2004.
(4)	Represents the maximum number of shares to be reserved for issuance under the DWM 2002 Equity Incentive Plan in connection with proposal 4 as described in this registration statement, including 3,336,876 shares underlying the DWM options to be issued in exchange for IEH options or, in the alternative, to be issued upon the exercise of outstanding IEH options pursuant to the transaction described in proposal 1 of this registration statement.
(5)	Estimated solely for purposes of calculating the amount of filing fee in accordance with Rule 457(f) and (h).
(6)	Represents the maximum number of DWM warrants to be issued in connection to the exchange of IEH warrants for DWM warrants pursuant to the transaction described in proposal 1 of this registration statement.
(7)	Estimated solely for purposes of calculating the amount of the filing fee based on the value of the underlying securities in accordance with Rule 457(f).
(8)	Represents the maximum number of shares of DWM common stock underlying the DWM warrants to be issued or, in the alternative, to be issued upon the exercise of outstanding IEH warrants in connection with the transaction described in proposal 1 of this registration statement.
(9)	Estimated solely for purposes of calculating the amount of filing fee in accordance with Rule 457(f).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in the accompanying proxy statement/prospectus is not complete and may be changed. Dickie Walker Marine, Inc. may not complete the offer and sell its securities until the registration statement filed with the United States Securities and Exchange Commission is effective. The accompanying proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY         , 2005

PROXY STATEMENT/PROSPECTUS

To the stockholders of Dickie Walker Marine, Inc. and the securityholders of Intelligent Energy Holdings Plc:

Dickie Walker Marine, Inc. (“DWM”) and Intelligent Energy Holdings Plc (“IEH”) have agreed to combine under the terms of an acquisition agreement. DWM will make an offer for all of the outstanding shares in the share capital of IEH, as well as all outstanding options and warrants to acquire IEH ordinary shares. Options to acquire IEH ordinary shares are known as the “IEH options” and warrants to acquire IEH ordinary shares are known as the “IEH warrants,” the terms and conditions of which are described in the accompanying proxy statement/prospectus. If the offer is accepted in full, all of the outstanding ordinary shares of IEH will be exchanged for 12,448,420 shares of new DWM common stock and options and warrants to purchase up to 6,980,451 shares of new DWM common stock will be issued, after giving effect to a proposed 1 for 5 reverse stock split. If the offer is accepted and the conditions to the offer are completed or waived, (i) each holder of IEH ordinary shares will be entitled to receive 0.324 shares of DWM common stock for each IEH ordinary share held and (ii) each holder of IEH options and IEH warrants will be entitled to exercise such option or warrant, as the case may be, and receive shares of DWM in connection with the offer purchase or, in the alternative, to exchange such option or warrant for an option or warrant to purchase 0.324 shares of DWM at a per share purchase price equal to the current per share exercise price of the IEH option or IEH warrant, as the case may be, divided by 0.324. DWM stockholders will continue to own their existing DWM shares, options and warrants.

DWM common stock is traded on the Nasdaq SmallCap Market under the ticker symbol “DWMA.” IEH is a public limited company registered in England and Wales with approximately 95% of the holders of its share capital located outside of the U.S.

The transaction cannot be completed unless DWM’s stockholders approve the issuance of shares of DWM common stock in the transaction and the resulting change of control of DWM. DWM stockholders collectively holding 38% of the outstanding DWM common stock have already provided Parent Support Agreements, under which such stockholders agreed to vote all of their outstanding shares in favor of the proposed transaction. In addition, the transaction cannot be completed unless IEH securityholders holding over 50% in nominal value of the outstanding IEH ordinary shares to which the offer relates accept the offer.

Before voting, if you are a DWM stockholder, or accepting the offer, if you are an IEH securityholder, you should carefully review all the information contained in the attached proxy statement/prospectus. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 23 HEREIN AND THE RISK FACTORS LISTED BEGINNING ON PAGE 11 OF THE ANNUAL REPORT OF DWM ON FORM 10-KSB FOR THE YEAR ENDED SEPTEMBER 30, 2004, WHICH IS INCORPORATED HEREIN BY REFERENCE. Ernst & Young LLP, independent registered public accounting firm for DWM, has noted in its report on DWM’s financial statements included in DWM’s annual report on Form 10-KSB for the year ended September 30, 2004, that DWM’s financial condition raises substantial doubt about DWM’s ability to continue as a going concern. Note 1 to IEH’s financial statements for the year ended September 30, 2004, audited by Rose, Snyder & Jacobs, independent registered public accounting firm for IEH, states that at that time IEH’s financial condition raised substantial doubt about IEH’s ability to continue as a going concern.

If you are a DWM stockholder, whether or not you expect to attend the DWM special meeting, the details of which are described on the Notice of Special Meeting of Stockholders enclosed, please complete, date, sign and promptly return the accompanying proxy in the enclosed envelope.

If you are an IEH securityholder, to accept the offer, you must complete the appropriate acceptance procedure by no later than 3:00 p.m. London time, on                     , 2005. The procedure for acceptance of the offer is described in the section entitled “Procedure for Acceptance” beginning on page 181 of the proxy statement/prospectus and in the form of acceptance accompanying the offer.

We strongly support the combination of DWM and IEH and join our respective boards of directors in recommending that DWM’s stockholders vote FOR the proposals presented for their approval at the DWM special meeting and that IEH’s securityholders ACCEPT DWM’s offer.

DICKIE WALKER MARINE, INC.	INTELLIGENT ENERGY HOLDINGS PLC

Gerald W. Montiel Chief Executive Officer and Chairman of the Board	Dr. Harry J. Bradbury Chief Executive Officer	Alexander L. Cappello Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of DWM common stock to be issued in connection with the transaction described in this proxy statement/prospectus or determined whether this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated May     , 2005 and is first being mailed to stockholders of DWM and securityholders of IEH on or about                     , 2005.

DICKIE WALKER MARINE, INC.

1405 South Coast Highway

Oceanside, California 92054

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                     , 2005

To the stockholders of Dickie Walker Marine, Inc.:

You are cordially invited to attend a Special Meeting of Stockholders of Dickie Walker Marine, Inc., a Delaware corporation (“DWM”). The meeting will be held on                     , 2005 at                      p.m., Pacific Daylight Time (local time), at DWM’s principal executive offices, located 1405 South Coast Highway, Oceanside, California 92054, for the following purposes:

1. To consider and vote upon a proposal to approve DWM’s offer for all of the ordinary shares and outstanding options and warrants to purchase ordinary shares of Intelligent Energy Holdings Plc (“IEH”), a company registered in England and Wales, on the terms and conditions set forth in the proxy statement/prospectus accompanying this notice (the “offer”). The offer results in a change of control of DWM.

2. To approve an amendment to DWM’s Certificate of Incorporation to effect a reverse stock split of DWM’s common stock pursuant to which five outstanding shares would be combined into one share of DWM common stock and to authorize DWM’s board of directors to file such amendment.

3. To approve an amendment to DWM’s Certificate of Incorporation to increase the number of authorized shares of DWM common stock to 100,000,000 and to authorize DWM’s board of directors to file such amendment.

4. To approve an amendment to the DWM 2002 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder from 750,000, before giving effect to the proposed reverse stock split, to 6,650,000, after giving effect to the proposed reverse stock split.

5. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement/prospectus accompanying this notice. DWM encourages you to read the proxy statement/prospectus in its entirety before voting.

The record date for the DWM Special Meeting is                     , 2005. Only DWM stockholders of record at the close of business on that date may vote at the DWM special meeting or any adjournments thereof.

All DWM stockholders of record are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (with postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Your vote is important regardless of the number of shares you own. DWM and IEH cannot complete the transaction unless holders of a majority of the shares of DWM common stock entitled to vote at the DWM special meeting are present, either in person or by proxy, proposal 1 and proposal 4 are approved by the majority of the total votes cast at the DWM special meeting, and proposals 2 and 3 are approved by the majority of total shares outstanding entitled to vote.

By Order of the Board of Directors,

Gerald W. Montiel

Chief Executive Officer and Chairman of the Board

Oceanside, California

                    , 2005

Where You Can Find More Information About DWM

Dickie Walker Marine, Inc. (“DWM”) files annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission (the “SEC”). DWM’s SEC filings are available to the public over the Internet at the SEC’s Website at http://www.sec.gov. You may also read and copy any document DWM files with the SEC at, or obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

This proxy statement/prospectus “incorporates by reference” important business and financial information from documents DWM has previously filed with the SEC and has not included in or delivered with this proxy statement/prospectus. Information that DWM files subsequently with the SEC will automatically update this proxy statement/prospectus. DWM incorporates by reference the documents listed below and any filings DWM makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the Registration Statement that contains this proxy statement/prospectus and prior to the time that the Offer becomes or is declared unconditional in all respects:

•	DWM’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2004;

•	DWM’s Annual Report on Form 10-KSB, as amended, for the fiscal year ended September 30, 2004;

•	DWM’s Definitive Proxy Statement dated January 23, 2004, filed in connection with DWM’s 2004 Annual Meeting of Stockholders held on March 8, 2004; and

•	The description of DWM’s Common Stock contained in DWM’s Registration Statement on Form SB-2 filed on February 11, 2002 under Section 12 of the Exchange Act, including DWM’s amended Registration Statements on Form SB-2/A filed on March 1, 2002, April 1, 2002, April 18, 2002 and May 13, 2002 updating such description.

You may, during normal business hours on any weekday, inspect the Registration Statement of which this proxy statement/prospectus is a part and you may request a copy of the Registration Statement or a copy of these filings, at no cost, by writing or telephoning the following at the following addresses:

Cynthia R. Smith, Esq. 1660 Lincoln Street Suite 1700 Denver, Colorado 80264 (303) 832-5115	Dickie Walker Marine, Inc. 1405 South Coast Highway Oceanside, California 92054 (760) 450-0360

If you would like to request any documents related to DWM, please do so by             , 2005 in order to receive them before the DWM special meeting.

Financial Information

The extracts from the financial statements of, and other information about, DWM and IEH appearing in this proxy statement/prospectus are presented in U.S. dollars ($) and have been prepared in accordance with the generally accepted accounting principles (“GAAP”) of the U.S. On February 2, 2005, the last dealing day before the announcement of the acquisition agreement, the conversion rate of pounds sterling to U.S. dollars was $1.8826 per £1.00, as set by the Noon Buying Rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York. This information is provided for the convenience of the reader and may differ from the actual rates in effect during the periods covered by the IEH financial information discussed herein.

i

ii

SECTION ONE—OVERVIEW

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Throughout this proxy statement/prospectus, when we use the term “DWM,” we are referring to Dickie Walker Marine, Inc., and when we use the term “IEH,” we are referring to Intelligent Energy Holdings Plc. When we use the term “combined group,” we are referring to these entities as they will exist and operate if the proposed transaction closes, as further described below and in the section entitled “Proposal 1—Approval Of Issuance Of DWM Common Stock And Change Of Control Of DWM Pursuant To An Offer To Acquire The Whole Share Capital Of IEH—The Transaction.” When we use the term “acquisition agreement,” we are referring to the Acquisition Agreement, dated February 3, 2005, and its Amendment No. 1, dated May      2005, between IEH and DWM, which are attached to this proxy statement/prospectus as Annex A. The original Acquisition Agreement was also publicly filed by DWM with the SEC as Exhibit 2.2 on Form 8-K on February 8, 2005; the amendment is filed as Exhibit 2.2 to the registration statement of which this proxy statement prospectus is a part. Unless expressly specified otherwise, all of the numbers of shares of DWM common stock referred to in this proxy statement/prospectus are calculated without giving effect to the proposed 1 for 5 reverse stock split for which the DWM board of directors is currently seeking the approval of DWM’s stockholders. For details of the reverse stock split proposal, see the section entitled “Proposal 2—Approval of Amendment to DWM’s Certificate of Incorporation to Effect a Reverse Stock Split of DWM Common Stock” on page 147. Unless expressly specified otherwise, all of the numbers of DWM common stock and share ownership numbers of DWM common stock referred to in this proxy statement/prospectus are calculated without giving effect to any issuance of DWM common stock upon the exercise of any outstanding DWM options or conversion of any outstanding DWM warrants after the record date.

Additionally, when we use the terms “transaction” or the “transactions contemplated by the acquisition agreement,” we are referring to:

•	(i) the offer for all of the outstanding share capital of IEH stock and (ii) all of the outstanding options and warrants to purchase ordinary shares of IEH, which we refer to as the “offer.” DWM will be offering shares of DWM common stock, options and warrants to purchase common stock, options and warrants; and

•	the potential subsequent compulsory acquisition of all the remaining outstanding ordinary shares in the share capital of IEH if and as necessary and allowable pursuant to the Companies Act 1985 of England and Wales, as amended, which we refer to as the “Companies Act.”

Q:	Why am I receiving this proxy statement/prospectus?

A:	DWM and IEH have agreed to a combination of IEH with DWM under the terms of the acquisition agreement. In connection with the transaction, DWM has agreed to make an offer for (i) all of the outstanding shares in the share capital of IEH and (ii) all of the outstanding IEH options and warrants on the conditions and terms set forth in the acquisition agreement, the conditions and terms of which are described in this proxy statement/prospectus and the accompanying form of acceptance.

In order to complete the transaction, DWM stockholders must vote to approve the issuance of shares of DWM common stock, and options and warrants to purchase shares of DWM common stock, in the transaction and the resulting change of control of DWM, and approve other related proposals. DWM is sending this proxy statement/prospectus and the enclosed proxy card to its stockholders because DWM’s board of directors is soliciting their proxy to vote on this matter and various other matters set forth in this proxy statement/prospectus at the announced special meeting of DWM’s stockholders to be held                     , 2005, which we refer to as the “DWM special meeting.”

DWM is sending this proxy statement/prospectus to IEH’s securityholders, optionholders and warrantholders to inform them of DWM’s recommended offer and solicit their acceptance. In order to complete the transaction, IEH shareholders holding over 50% in nominal value of the outstanding IEH ordinary shares to which the offer relates, which we refer to collectively as the “IEH shares,” must accept the offer in accordance with the instructions set forth in this proxy statement/prospectus and the accompanying form of acceptance. For detailed acceptance instructions, IEH securityholders should read the section entitled “Procedure for Acceptance” beginning on page 181.

This proxy statement/prospectus contains important information about the transaction and the other proposals to be presented at the DWM special meeting, including the proposed reverse stock split, the proposed increase in the authorized number of shares of DWM common stock and the proposed increase in the number of shares reserved for issuance under DWM’s 2002 Equity Incentive Plan, as amended, which we refer to as the “DWM 2002 plan.”

Both DWM stockholders and IEH securityholders should read this proxy statement/prospectus carefully.

Q:	Why are DWM and IEH proposing the transaction?

A:	DWM and IEH believe that the proposed transaction will provide substantial benefits to both companies and their securityholders. Since their inception, both DWM and IEH have been focused on growing their businesses. After the discontinuance of its private label business with West Marine Products, Inc. in late fiscal 2004, which represented approximately 68% of revenues for the year ended September 30, 2004, DWM concluded it would have to expend a significant amount of funds to effectively market the brand in order to generate additional sales and profits. Ernst & Young LLP, independent registered public accounting firm for DWM, noted in its report on DWM’s financial statements included in DWM’s Annual Report on Form 10-KSB for the year ended September 30, 2004, as amended, that DWM’s financial condition raises substantial doubt about DWM’s ability to continue as a going concern. Although the Dickie Walker™ brand has good potential to generate sales, DWM would continue to generate losses and would likely be unable to survive as a public company without additional financing, if such financing were even available. Note 1 to IEH’s financial statements for the year ended September 30, 2004, audited by Rose, Snyder & Jacobs, independent registered public accounting firm for IEH, states that at that time IEH’s losses and negative cash flow from operations raised substantial doubt about IEH’s ability to continue as a going concern. IEH remains focused on the development and commercialization of fuel cell technologies around the world, but requires swift and relatively certain access to the U.S. market. DWM believes that the acquisition of IEH shares will offer its stockholders a better opportunity for growth and stockholder value, although the combined entity’s business emphasis will no longer be on apparel. Although the combined group may continue to incur net losses as it proceeds with the development and commercialization of IEH’s fuel cell technologies, DWM and IEH believe their prospects of raising additional capital in the future and of achieving profitability will improve as a combined entity.

For details of the reasons for the transaction, see the sections entitled “DWM’s Reasons for the Transaction” and “IEH’s Reasons for the Transaction” on pages 49 and 51, respectively.

Q:	What will happen in the transaction?

A:	DWM will issue and otherwise allocate for issuance under options and warrants to acquire DWM common stock up to a total of 19,428,871 shares of new DWM common stock pursuant to the terms of the offer. Following the completion of the transaction, IEH shareholders will become holders of DWM common stock, accepting holders of IEH options and IEH warrants will become holders of DWM options and warrants, respectively, and IEH will become a subsidiary of DWM, controlled by DWM. Based on the number of shares of DWM common stock outstanding as of February 3, 2005 and the shares of DWM common stock to be issued and otherwise allocated for issuance following the completion of the transaction, the current securityholders, optionholders and warrantholders of IEH will, upon full acceptance of the offer and issuance of such shares, own in aggregate approximately 95% of DWM’s fully diluted stock and the current DWM stockholders will own approximately 5% of DWM’s fully diluted stock.

After the transaction is complete, DWM will be managed by IEH’s management team, whose experience and interest will focus on IEH’s business plans, to the detriment of DWM’s current business. Therefore, if the transaction closes, the combined group intends to explore opportunities to sell and/or license the Dickie Walker™ brand to another apparel, boating, or marine company, along with its associated assets and liabilities, generating for the combined group, if such business is sold or licensed, a recognized return on this value inherent in DWM’s current business. As a result, the combined group’s stockholders will be primarily invested in an international fuel cell technology company, as opposed to an apparel and accessories company, with different industry risks.

Q:	What will IEH shareholders receive in the transaction?

A:	If the transaction is completed, each holder of IEH ordinary shares who accepts the offer will receive 0.324 shares of DWM common stock for each IEH ordinary share held. DWM will make a cash payment to IEH securityholders for any fractional shares of DWM common stock they would otherwise be entitled to receive instead of issuing fractional shares. The number of shares of DWM common stock to be issued for each share in IEH’s share capital is fixed and will not be adjusted for changes in the values of DWM or IEH shares. As a result, before the completion of the transaction, the value of DWM common stock that IEH securityholders will receive in the transaction will vary as the market price of DWM common stock changes. DWM stockholders and IEH securityholders are encouraged to obtain current market quotations for DWM common stock.

Q:	How will IEH options and warrants be affected by the transaction?

A:	DWM will also offer to exchange its options and warrants for each outstanding IEH option and warrant, which offer will be contingent upon the offer for the IEH shares becoming or being declared unconditional in all respects. DWM will offer each holder of an IEH option and/or an IEH warrant to acquire one IEH share, the right to exercise such option or warrant, as the case may be, and receive shares of DWM in connection with the offer. If the holder does not choose to exercise such IEH option or IEH warrants, in the alternative, DWM will offer each such holder the right to exchange such option or warrant for an option or warrant to purchase 0.324 shares of DWM at a per share purchase price equal to the current per share exercise price of the IEH option or IEH warrant, as the case may be, divided by 0.324. In the event of an exchange, all material terms of such options and warrants, including vesting, will remain the same after the exchange. In the event of a compulsory acquisition, all outstanding IEH options and warrants will become vested and exercisable pursuant to the terms of the applicable IEH option plans and warrants under the offer. In the event that an IEH optionholder or IEH warrantholder, as the case may be, does not elect to exercise or exchange his or her options, and following the implementation of the compulsory acquisition procedure by DWM to acquire any remaining IEH shares, the IEH options and IEH warrants will terminate and cease to be outstanding within one month following notification to IEH optionholders of such compulsory acquisition procedure. For details of the compulsory acquisition, see the section entitled “Compulsory Acquisition” on page 217.

Q:	Will the offer be followed by a compulsory acquisition?

A:	Yes, if all the conditions to the offer are either satisfied, fulfilled or, where permitted, waived and DWM receives valid acceptances of the offer in respect of not less than 90% in nominal value of the shares to which the offer relates, DWM will be entitled to and intends to acquire all the remaining IEH shares through a compulsory acquisition pursuant to the Companies Act. Holders of IEH shares subject to the compulsory acquisition would receive the same consideration for their IEH shares as those IEH shareholders who accept the offer. See the section entitled “Compulsory Acquisition” on page 217.

Q:	Does DWM’s board of directors recommend voting in favor of the issuance of DWM common stock and options in the transaction and the resulting change of control of DWM?

A:	Yes. After careful consideration, DWM’s board of directors determined that the transaction is fair to, and in the best interests of, DWM and its stockholders. DWM’s board of directors recommends that DWM stockholders vote FOR the issuance of DWM common stock, options and warrants in the transaction and the resulting change of control of DWM.

For a description of the factors considered by DWM’s board of directors in making its determination, DWM stockholders should read the section entitled “DWM’s Reasons for the Transaction” on page 49.

Q:	Does DWM’s board of directors recommend voting in favor of the proposed stock split and increase in number of authorized shares of DWM common stock?

A:	Yes. DWM’s board of directors determined that the transaction is fair to, and in the best interests of, DWM and its stockholders, and that the proposed amendments to DWM’s Certificate of Incorporation are vital to the success of the transaction. DWM’s board of directors recommends that DWM stockholders vote FOR the proposed amendments to DWM’s Certificate of Incorporation effecting the proposed 1 for 5 reverse stock split and an increase in the number of DWM’s authorized shares of common stock.

Q:	Does DWM’s board of directors recommend voting in favor of the proposed increase in the number of shares reserved for issuance under the DWM 2002 Plan?

A:	Yes. DWM’s board of directors is requesting an increase in the number of shares authorized for issuance under the DWM 2002 Plan in order to maintain an adequate number of shares to successfully accommodate the increased number of employees, officers, directors, advisors and independent contractors eligible under the Plan if the proposed transaction closes. Further, the board of directors believes this increase is vital to the combined group’s ability to offer competitive compensation packages to these individuals in the near future in support of the combined group’s anticipated growth.

Q:	Does IEH’s board of directors recommend the acceptance of the offer?

A:	Yes. After careful consideration and having been advised by ARC Associates, IEH’s board of directors consider the terms of the offer to be fair and reasonable and to be in the best interests of IEH. IEH’s board of directors unanimously recommend that IEH’s securityholders ACCEPT the offer.

For a description of the factors considered by IEH’s board of directors in making its determination, see the section entitled “IEH’s Reasons for the Transaction” on page 51.

Q:	Have any DWM stockholders committed to vote in favor of the issuance of DWM common stock in the transaction and the resulting change of control of DWM?

A:	Yes. The directors of DWM have entered into Parent Support Agreements with IEH, agreeing to vote the DWM shares of common stock they hold in favor of the approval of the issuance of common stock in connection with the transaction and the resulting change of control of DWM, the approval of the reverse stock split, the approval of the increase in the authorized number of shares of DWM common stock and any other proposals in support of the transaction. As of December 31, 2004, these DWM directors beneficially owned approximately 38% of the outstanding shares of DWM common stock.

Q:	When do you expect to complete the transaction?

A:	DWM and IEH are working to complete the transaction as quickly as possible. DWM and IEH hope to complete the transaction shortly after obtaining the requisite stockholder approval at the DWM special meeting and receiving valid acceptance of the offer by IEH shareholders holding over 50% in nominal value of the IEH shares which they believe will occur prior to September 30, 2005. However, DWM and IEH cannot predict the exact timing of the completion of the transaction because the transaction is subject to several conditions. There may be a substantial period of time between the DWM stockholder approval and/or the acceptance by IEH shareholders and the completion of the transaction, and DWM and IEH may not complete the transaction by September 30, 2005. For a detailed description of the conditions to the offer, see the section entitled “Conditions to the Offer” on page 184.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this proxy statement/prospectus, including the Exhibits, and consider how the transaction will affect you as a stockholder of DWM or as a securityholder of IEH. You also may want to review the documents referenced under the section entitled “Where You Can Find More Information” on page 220.

If you are DWM securityholder, you should complete and return the enclosed proxy card as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

If you are a IEH securityholder, you should complete and return the enclosed form of acceptance as soon as possible and before the offer expires, in accordance with the instructions in the section entitled “Procedure for Acceptance” on page 181 and the accompanying form of acceptance.

Q:	As a DWM stockholder, how do I vote?

A:	If you are a DWM stockholder of record, you may vote in person at the DWM special meeting or by submitting a proxy for the meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

If you are a DWM stockholder and you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares with regard to the proposals described in this proxy statement/prospectus, or obtain a proxy issued in your name from that record holder. For a more complete description of voting shares held in “street name,” see the section entitled “Special Meeting of DWM Stockholders” on page 42.

Q:	As a DWM stockholder, what happens if I do not vote on the issuance of DWM common stock and the resulting change of control of DWM, the proposed amendments to DWM’s Certificate of Incorporation or the proposed changes to the DWM 2002 Plan?

A:	If you are a DWM stockholder and you do not submit a proxy card, directly or through your broker, or vote at the DWM special meeting, it will make it difficult for DWM to establish a quorum necessary to transact business at the DWM special meeting. If a quorum is established, but you do not vote in person or by proxy, or if a broker fails to vote your shares, it will have no effect on the approval of the issuance of DWM common stock in the transaction and the resulting change of control of DWM, nor will it have an effect on the approval of the changes to the DWM 2002 Plan. However, failure to vote in person or by proxy, or if a broker fails to vote your shares, may impact the approval of the amendments to DWM’s Certificate of Incorporation, interfering with DWM’s ability to make the offer and close the transaction.

If you are a DWM stockholder and you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted on any of the proposals relating to the transaction. Abstaining in this manner will have the same impact as a vote against approval of the amendments to DWM’s Certificate of Incorporation, interfering with DWM’s ability to make the offer and close the transaction.

Q:	As an IEH securityholder, how do I accept the offer?

A:	To accept the offer, IEH securityholders must deliver a completed form of acceptance for the IEH shares held by them to Dr. Mark Lawson-Statham at Intelligent Energy Holdings Plc, 42 Brook Street, Mayfair, London W1K 5DB, Great Britain, not later than 3:00 p.m. GMT (London time) on . See the section entitled “Procedure for Acceptance” beginning on page 181.

Q:	As an IEH securityholder, how long do I have to decide whether to accept the offer?

A:	IEH securityholders have until 3:00 p.m. GMT (London time) on , 2005 to accept the offer, unless the offer is extended. See the section entitled “Procedure for Acceptance” beginning on page 181.

Q:	As an IEH securityholder, shall I send in my IEH share certificates now?

A:	Share certificate(s) and/or other documents of title should accompany the form(s) of acceptance sent by IEH securityholders to Dr. Mark Lawson-Statham at Intelligent Energy Holdings Plc as described on page . If a IEH securityholder’s share certificate(s) and/or other documents(s) of title are not readily available or are lost, a completed form of acceptance for the IEH shares held by the IEH securityholder should nevertheless be completed and delivered as described above, together with any share certificates or other documents of title that are available, accompanied by a letter stating that the remaining share certificates and/or documents of title will follow, or that the IEH securityholder has lost one or more share certificates and/or documents of title. The IEH securityholder should then arrange for the relevant share certificates and/or documents of title to be forwarded to Dr. Mark Lawson-Statham at Intelligent Energy Holdings Plc as soon as they become available. In the case of lost certificates and/or other documents of title, the IEH securityholder should write as soon as possible to Dr. Mark Lawson-Statham at Intelligent Energy Holdings Plc, 42 Brook Street, Mayfair, London W1K 5DB, Great Britain, requesting a letter of indemnity for lost share certificate(s) and/or other document(s) of title, which, when completed in accordance with the instructions accompanying such letter of indemnity, should be returned to Dr. Mark Lawson-Statham at Intelligent Energy Holdings Plc. If the conditions to the offer are not fulfilled and the transaction is not completed, the completed form of acceptance and share certificates and other documents of title (if any) will be returned to each accepting IEH securityholder by first class post.

Q:	As an IEH optionholder or warrantholder, what do I do?

A:	During the period for acceptance of the offer by DWM for IEH shareholders, IEH optionholders and warrantholders will have the opportunity to elect to either (i) exercise such option or warrant, as the case may be, and receive shares of DWM in connection with the offer or (ii) exchange such option or warrant for an option or warrant to purchase 0.324 shares of DWM at a per share purchase price equal to the current per share exercise price of the IEH option or IEH warrant, as the case may be, divided by 0.324. In the event of an exchange, all material terms of such options and warrants, including vesting, will remain the same after the exchange. To notify DWM of an intent to participate in the offer and the manner of such participation—exercise or exchange—IEH optionholders and warrantholders must deliver a completed form of acceptance for the IEH options or warrants held by them, as the case may be, to Dr. Mark Lawson-Statham at Intelligent Energy Holdings Plc, 42 Brook Street, Mayfair, London W1K 5DB, Great Britain, not later than 3:00 p.m. GMT (London time) on . The IEH securityholder should then arrange for any relevant documentation of title of the options or warrants, as the case may be, to be forwarded to Dr. Mark Lawson-Statham at Intelligent Energy Holdings Plc as soon as they become available. If the conditions to the offer are not fulfilled and the transaction is not completed, the completed form of acceptance and documents of title (if any) will be returned to each accepting IEH securityholder by first class post. See the section entitled “Procedure for Acceptance” beginning on page 181 for additional details.

Q:	Whom should I call with questions?

A:	If you have any questions about the transaction or if you need additional copies of this proxy statement/prospectus, the enclosed proxy card or the enclosed form of acceptance, you should contact:

DWM stockholders:	IEH securityholders:
Dickie Walker Marine, Inc. 1405 South Coast Highway Oceanside, California 92054 (760) 450-0360 Attention: Todd Schmidt	Intelligent Energy Holdings Plc 42 Brook Street Mayfair London W1K 5DB Great Britain 44(0)20 7958 9033 Attention: Dr. Mark Lawson-Statham

You may also obtain additional information about DWM from documents filed with the United States Securities and Exchange Commission, which we refer to as the “SEC,” by following the instructions in the section entitled “Where You Can Find More Information” on page 220.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

DWM is sending this proxy statement/prospectus to DWM stockholders and IEH securityholders. This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the transaction, you should read this entire document carefully, including the acquisition agreement attached as Annex A, the opinion of Houlihan Valuation Advisors attached as Annex B; and the other documents to which DWM refers. In addition, DWM incorporates by reference into this proxy statement/prospectus important business and financial information about DWM. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 220. DWM has included page references parenthetically to direct you to a more complete description of some of the topics presented in this summary.

The Companies

Dickie Walker Marine, Inc.

1405 South Coast Highway

Oceanside, California 92054

(760) 450-0360

DWM, a Delaware corporation originally incorporated in California in October 2000, designs, sources and has manufactured, markets and distributes authentic lines of nautically inspired apparel, gifts and decorative items. The Dickie Walker™ brand is a lifestyle brand consisting of nautically inspired apparel and accessory items for the home, office and boat, designed to appeal to the 30 to 60 year-old, upper middle-class consumer, who enjoys being around the water. DWM designs its apparel and accessories to appeal directly to those customers who aspire to the nautical lifestyle. The Dickie Walker™ brand of men’s and women’s apparel and accessories is distributed through specialty retailers, yacht clubs, resorts, higher-end sporting goods stores, marinas, coastal stores, catalogs and a branded website.

DWM has experience in “brand building” within the U.S. and believes that creating the appropriate brand image is essential for a company to be a market leader. Accordingly, DWM has devoted substantial time and effort in developing and protecting the DWM image and developing an integrated product presentation, which communicates a strong visual impact and brand message. In evaluating the future of the Dickie Walker™ brand subsequent to the discontinuance of its private label business with West Marine Products, Inc. in late fiscal 2004, DWM concluded that it would have to expend a significant amount of funds to market the brand effectively in order to generate additional sales and profits. Although DWM believes the Dickie Walker™ brand has good potential to generate sales in the future, DWM also believes it would likely continue to generate losses and would likely be unable to survive as a public company without additional financing, if such financing were even available.

As a result, the board of directors of DWM determined to evaluate other opportunities that may enhance stockholder value, including the acquisition of a product or technology, or pursuing a merger or acquisition of another business entity with long-term growth potential. The board of directors of DWM determined to make an offer for the outstanding shares, options and warrants of IEH. After the transaction is complete, DWM will be managed by IEH’s management team, whose experience and interest will focus on IEH’s business plans, to the detriment of DWM’s current business. If the transaction closes, the combined group intends to explore opportunities to sell and/or license the Dickie Walker™ brand to another apparel, boating, or marine company, along with its associated assets and liabilities, providing the combined group, if DWM is sold, with a recognized return on this value inherent in DWM’s current business. As a result, the combined group’s stockholders will be primarily invested in an international fuel cell technology company, as opposed to an apparel and accessories company, with different industry risks.

It is not expected that the combined group will fund the operations of DWM’s current business with revenues generated by IEH’s business or from proceeds, if any, raised to fund IEH’s business. If the combined group is not successful in selling and/or licensing the Dickie Walker™ brand within one year from the closing of the acquisition of IEH, the new management team expects to terminate DWM’s current business completely.

Ernst & Young LLP, independent registered public accounting firm for DWM, noted in its report on DWM’s financial statements included in DWM’s Annual Report on Form 10-KSB for the year ended September 30, 2004, as amended, that DWM’s financial condition raises substantial doubt about DWM’s ability to continue as a going concern.

At March 31, 2005, DWM had approximately 9 full-time employees and 5 part-time employees.

For more information, visit DWM’s website at www.dickiewalker.com; however, information on DWM’s website is not a part of this proxy statement/prospectus, and should not be relied upon in evaluating the proposals set forth for approval by the DWM stockholders or the offer for acceptance by the IEH securityholders.

Intelligent Energy Holdings Plc

42 Brook Street

Mayfair

London W1K 5DB

Great Britain

44 (0) 20 7958 9033

IEH is an energy solutions group with a proprietary suite of new energy technologies, and is focused on commercializing energy services in hydrogen generation, fuel storage and power generation using proton exchange membrane (PEM) fuel cell technology. IEH’s products and technologies provide solutions for global applications in the motive, distributed energy, defense and portable markets. With offices in London and Loughborough, United Kingdom; Johannesburg, South Africa; Albuquerque, New Mexico; and Long Beach and Los Angeles, California, IEH is currently involved in market activities in Europe, Asia, the Americas and Africa.

IEH’s current programs are principally with various global original equipment manufacturers, or OEMs. Rather than building costly manufacturing facilities, IEH is pursuing a low capital intensive revenue model, through which it provides design, customization and prototype build services for a fee, with the express intention of earning additional license and royalty fees from the embedded technology when the products are taken to volume production by these partners. IEH is also actively involved in establishing regional consortia in Southern Africa, Latin America and Europe and believes the consortia model is applicable in most regions. IEH’s technologies are equally applicable to both hydrocarbon-based and renewable energy solutions, so it is capable of addressing multiple opportunities in diverse markets, and it is not constrained by single products, sectors or geographical areas.

Note 1 to IEH’s financial statements for the year ended September 30, 2004, audited by Rose, Snyder & Jacobs, independent registered public accounting firm for IEH, states that at that time IEH’s losses and negative cash flow from operations raised substantial doubt about IEH’s ability to continue as a going concern.

At March 31, 2005, IEH had approximately 75 employees.

For more information, visit IEH’s website at www.intelligent-energy.com; however, information on IEH’s website is not part of this proxy statement/prospectus, and should not be relied upon in evaluating the proposals set forth for approval by the DWM stockholders or the offer for acceptance by the IEH securityholders.

DWM and IEH operate in completely distinct industries and do not compete with each other.

Summary of the Structure of the Transaction (see Page 72)

DWM has agreed to make an offer to each IEH securityholder for all shares in the share capital of IEH and all options and warrants to acquire ordinary shares of IEH. The IEH shareholders who accept the offer will receive new DWM common stock in exchange for their IEH shares. IEH optionholders and warrantholders may either exercise their options or warrants and receive shares of DWM in connection with the offer or accept new options or warrants, as the case may be, to acquire DWM common stock in exchange for their options or warrants, based on an exchange ratio described in more detail in the section entitled “The Transaction Consideration and Exchange of Securities” on page 73.

To close, DWM must receive valid acceptances of its offer in respect of over 50% in nominal value of the outstanding IEH shares. If DWM receives valid acceptances of its offer in respect of at least 90% in nominal value of the shares to which the offer relates, DWM is entitled to and intends to invoke a compulsory acquisition process under the Companies Act in order to acquire 100% of the IEH shares. In the event DWM receives acceptances in excess of 50%, but less than 90% in nominal value of the outstanding IEH shares, the non-accepting IEH shareholders will retain their interests in Intelligent Energy Holdings Plc, a non-listed, U.K. company that upon close of the transaction will become a subsidiary of DWM, controlled by DWM. There is not, nor is there likely to be, a trading market for Intelligent Energy Holdings Plc securities.

DWM will also offer to exchange its options and warrants for each outstanding IEH option and warrant, which offer will be contingent upon the offer for the IEH shares becoming or being declared unconditional in all respects. DWM will offer each holder of an IEH option and/or an IEH warrant to acquire one IEH share, the right to exercise such option or warrant, as the case may be, and receive shares of DWM in connection with the offer. If the holder does not choose to exercise such IEH option or IEH warrants, in the alternative, DWM will offer each such holder the right to exchange such option or warrant for an option or warrant to purchase 0.324 shares of DWM at a per share purchase price equal to the current per share exercise price of the IEH option or IEH warrant, as the case may be, divided by 0.324. In the event of an exchange, all material terms of such options and warrants, including vesting, will remain the same after the exchange. In the event of a compulsory acquisition, all outstanding IEH options and warrants will become vested and exercisable pursuant to the terms of the applicable IEH option plans and warrants under the offer. In the event that an IEH optionholder or IEH warrantholder, as the case may be, does not elect to exercise or exchange his or her options, and following the implementation of the compulsory acquisition procedure by DWM to acquire any remaining IEH shares, the IEH options and IEH warrants will terminate and cease to be outstanding within one month following notification to IEH optionholders of such compulsory acquisition procedure. For details of the compulsory acquisition, see the section entitled “Compulsory Acquisition” on page 217.

If the transaction is completed, DWM will issue and otherwise allocate for issuance under options and warrants to acquire DWM common stock a total of 19,428,871 shares of DWM common stock pursuant to the terms of the offer. Following the completion of the transaction, IEH securityholders will become holders of DWM common stock, and IEH will become a subsidiary of DWM, controlled by DWM. If DWM obtains full acceptance of the offer, IEH’s securityholders will own approximately 95% of the shares of DWM’s fully diluted common stock after the acquisition. Pursuant to the acquisition agreement, upon the closing date, individuals approved by the current IEH board of directors will be nominated and appointed to the DWM board of directors and IEH’s senior management will take over management of the combined group.

Overview of the Acquisition Agreement (see Page 72)

Conditions to the Offer (see Pages 78 and 184)

DWM’s obligation to first issue shares of DWM common stock pursuant to the offer, which we refer to as the “closing,” will not take place until the holders of over 50% in nominal value of the outstanding IEH shares to which the offer relates shall have accepted the offer and the parties satisfy, or waive where allowable, the other conditions listed in Annex A of the acquisition agreement. These closing conditions include but are not limited to, the following:

•	DWM’s registration statement, of which this proxy statement/prospectus is a part, shall have become effective under the Securities Act of 1933 and shall not be the subject of any stop order or proceeding seeking a stop order;

•	DWM shall have obtained the approval of DWM’s stockholders of (1) the issuance of shares of DWM common stock in connection with the transaction, and the resulting change-of-control of DWM, (2) amendment of DWM’s Certificate of Incorporation to effect the proposed 1-for-5 reverse stock split of DWM’s common stock; and (3) the amendment of DWM’s Certificate of Incorporation to increase the number of authorized shares of DWM common stock;

•	the shares of DWM common stock to be issued in the offer shall have been approved for listing on the Nasdaq SmallCap Market prior to or as of the closing date, subject to official notice of issuance, there shall have been an announcement by Nasdaq of such listing and the Nasdaq shall not have delisted the outstanding DWM common stock;

•	there shall not have occurred a dissolution, liquidation or termination of existence of DWM, a failure of DWM to pay its debts as they mature on a reasonably timely basis or any similar occurrence;

•	there shall not have occurred an event having a material adverse effect with respect to DWM; and

•	there shall not have occurred an event having a material adverse effect with respect to IEH.

Termination of the Acquisition Agreement (see Page 82)

The acquisition agreement may be terminated and the offer may be abandoned prior to the date the registration statement, of which this proxy statement/prospectus is a part, becomes effective, which we refer to as the “effective date,” under several circumstances, including:

•	by mutual written consent of DWM and IEH;

•	by either DWM or IEH, if:

the offer shall have expired, terminated or been withdrawn in accordance with the terms of the acquisition agreement without DWM having exchanged any shares pursuant to the offer (unless a principal cause of the offer having expired or having been terminated or withdrawn is a breach by the party seeking to terminate the acquisition agreement of any of its obligations under the acquisition agreement); or

there shall be any law or regulation that makes consummation of the offer illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining DWM or IEH from consummating the offer is entered and such judgment, injunction, order or decree shall become final and non-appealable;

•	by DWM, if IEH’s board of directors shall have changed its recommendation to IEH’s securityholders to accept the offer or shall have resolved to do so; or

•	by IEH, if DWM’s board of directors shall have changed its recommendations to DWM’s stockholders to approve the proposals pertaining to this transaction or shall have resolved to do so.

This acquisition agreement may be terminated and the offer may be abandoned at any time from the effective date until the closing date of this by either DWM or IEH, if:

•

the offer shall have expired, terminated or been withdrawn in accordance with the terms of the acquisition agreement without DWM having exchanged and shares pursuant to the offer (unless a principal cause of the offer having expired or having been terminated or withdrawn is a breach by the party seeking to terminate the acquisition agreement of any of its obligations under the acquisition agreement;

•	the closing has not taken place on or before September 30, 2005 (unless a principal cause of the closing not having taken place by such date is a breach by the party seeking to terminate the acquisition agreement of any of its obligations under the acquisition agreement);

•	there shall be any law or regulation that makes consummation of the offer illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining DWM or IEH from consummating the offer is entered and such judgment, injunction, order or decree shall become final and non-appealable; or

•	if the conditions obligating the other party as set forth in Annex A of the acquisition agreement, as further described on page 184 and provided on page A-34 herein, shall not have been satisfied prior to the closing.

No Solicitation (see Page 77)

The acquisition agreement contains detailed provisions prohibiting DWM and IEH, as well as their respective officers, directors, employees, agents and representatives, from taking any action to solicit a competing acquisition proposal. Notwithstanding these restrictions, the acquisition agreement provides that under limited circumstances prior to the closing date, DWM or IEH, upon receipt of an acquisition proposal from a third party, may furnish non-public information to that third party and/or enter into discussions or negotiations with that third party. We refer to an acquisition proposal from a third party which meets the specified criteria as a “superior acquisition proposal.” If either DWM or IEH receives a superior acquisition proposal, then the board of directors of the receiving party may change its recommendation relating to the transaction.

In order for the DWM board of directors to change its recommendation in response to a superior acquisition proposal, DWM shall provide IEH four days’ written notice that it intends to change its recommendation prior to any public announcement of such change, and the DWM board shall determine in good faith that failure to take such action would result in a breach of the board of directors’ fiduciary obligations to its stockholders. A change in DWM’s board of directors’ recommendation shall not affect DWM’s obligation to continue the offer and to convene the DWM special meeting. DWM shall not submit to a vote of its stockholders any transaction contemplated by a competing acquisition proposal, or propose to do so, prior to or at the DWM special meeting.

In order for the IEH board of directors to change its recommendation in response to a superior acquisition proposal, IEH shall provide DWM four days’ written notice that it intends to change its recommendation the IEH board shall determine in good faith that failure to take such action would result in a breach of the board of directors’ fiduciary obligations to its securityholders, and any such action must comply with the requirements of the City Code.

Vote of Stockholders Required (see Page 43)

In order to transact business at the DWM special meeting, holders of a majority of the shares of DWM common stock entitled to vote as of the record date for the DWM special meeting must be present, either in person or by proxy. The approval of the issuance of DWM common stock in the transaction and the resulting change of control of DWM and the approval of the proposed changes to the DWM 2002 Plan require the majority of the total votes cast at the DWM special meeting, either in person or by proxy. The approval of each of the amendments of DWM’s Certificate of Incorporation, to effect the proposed stock split and the increase in the authorized shares of DWM common stock requires the approval of the majority of total shares outstanding entitled to vote thereon. As of the close of business on the record date,                      2005 directors and executive officers and their affiliates beneficially owned and were entitled to vote          shares of DWM common stock, which represented         % of the          shares of DWM common stock outstanding and entitled to vote on that date.

Acceptance By Shareholders Required

To complete the transaction, the IEH shareholders must accept DWM’s offer by a designated time on the date of the closing. DWM must receive the acceptances of over 50% in nominal value of the IEH shares to which this offer relates.

Directors and Management of DWM Following the Transaction (see Page 68)

The acquisition agreement provides that DWM’s board of directors will take all actions necessary such that, on the closing date of the transaction, directors who shall be acceptable to IEH’s board of directors shall be nominated and appointed to the DWM board. The parties shall ensure that the composition of the DWM board upon such appointments shall comply with the rules and regulations of Nasdaq and the SEC.

Dr. Harry Bradbury, Gary Rolfes and Rakesh Varma shall be appointed as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively, of DWM, effective on the closing date and contingent upon the occurrence of the closing. After the closing date, the IEH management team is expected to remain intact and to take over management of the combined group. In addition, IEH intends to move its headquarters to California prior to the closing.

Restrictions on Ability to Sell DWM Common Stock (see Page 65)

The directors of DWM entered into Parent Support Agreements under which they have agreed not to, directly or indirectly, for a period ending on the earlier to occur of 180 days following the closing date or the termination of the acquisition agreement, sell or transfer any shares of DWM common stock held or to be acquired by them during that period. The then directors of IEH entered into lock-up agreements under which they have agreed not to, directly or indirectly, for a period ending on the earlier to occur of 180 days following the closing date and the termination of the acquisition agreement, sell or transfer any IEH shares held by them, or any shares of DWM common stock or IEH shares acquired by them during that time.

In addition, shares of DWM common stock received by affiliates of IEH may only be sold pursuant to Rule 145(d) (which restricts the volume of securities that can be sold) of the Securities Act of 1933, as amended, which we refer to as the “Securities Act”, or pursuant to a registration statement or exemption from the registration requirements of the Securities Act. DWM has agreed to file and maintain the effectiveness of a resale registration statement covering the resale of shares of DWM common stock received by the IEH securityholders who have entered into lock-up agreements and/or who may be deemed to be affiliates of IEH in the transaction until such time as less than 25% of DWM common stock received by these IEH securityholders is held by them.

Opinion of DWM’s Financial Advisor (see Page 52)

In connection with the transaction, DWM’s financial advisor, Houlihan Valuation Advisors, which we refer to as “Houlihan Valuation,” rendered its oral opinion, which was subsequently confirmed in writing, to DWM’s board of directors that, as of February 2, 2005, the consideration to be paid by DWM pursuant to the acquisition agreement was fair from a financial point of view to DWM. The full text of the written opinion of Houlihan Valuation, which sets forth the assumptions made, matters considered and limits of review in connection with the opinion, is attached as Annex B. Houlihan Valuation provided its opinion for the information and assistance of DWM’s board of directors. The opinion does not constitute a recommendation as to how holders of DWM common stock should vote with respect to the transaction or any other matter. Houlihan Valuation has consented to the inclusion of and references to its opinion in this proxy statement/prospectus.

Interests of Directors, Officers and Affiliates (see Page 65)

In considering the recommendation of DWM’s board of directors that DWM stockholders vote in favor of the issuance of DWM common stock and the resulting change of control of DWM, DWM stockholders should be aware that some DWM executive officers and directors have interests in the transaction that may be different from, or in addition to, their interests as stockholders of DWM. These interests include that the combined group will maintain an extension of coverage of DWM’s director and officer insurance with effect from the closing date. In addition, Gerald W. Montiel, DWM’s Chief Executive Officer, has executed a consulting agreement with DWM to take effect on the closing date, under which he shall use his best efforts to sell all assets of the combined group which are directly and solely related to DWM’s prior operations. DWM’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

In considering the recommendation of IEH’s board of directors to IEH’s securityholders that they accept the offer, IEH securityholders should be aware that some officers and directors of IEH have interests in the transaction that are different from, or in addition to, the other IEH securityholders. These interests include:

•	all of the executive officers and directors of IEH will also become officers and directors of the combined group, following the closing date;

•	the IEH directors may receive option grants to purchase DWM common stock under the DWM 2002 Equity Incentive Plan following the completion of the transaction as determined by DWM’s board of directors, although there are currently no plans in place to issue such option grants at this time;

•	the combined group will indemnify the present and former officers, directors, employees and agents of IEH in respect of acts or omissions occurring on or prior to the closing date or arising out of or pertaining to the transaction to the extent provided under IEH’s Memorandum of Association, Articles of Association or indemnification agreements as of February 3, 2005;

•	the combined group will maintain an extension of coverage of IEH’s director and officer insurance with effect from the closing date;

•	the combined group will file and maintain the effectiveness of a resale registration statement covering the resale of shares of DWM common stock received by certain IEH securityholders, including all directors and officers, who may be deemed to be affiliates of IEH in the transaction until such time as less than 25% of DWM common stock received by these IEH securityholders is held by them; and

•	the anticipated increase in trading volume of DWM common stock following the transaction, which may facilitate the sale of an increased number of shares under Rule 145(d) of the Securities Act for affiliates of IEH following the transaction.

In addition, Alexander L. Cappello, IEH’s Chairman of the Board, is also Chairman of Cappello Capital Corp., or “Cappello,” IEH’s financial advisor. Under Cappello’s agreement with IEH, IEH is obligated to pay Cappello a monthly fee plus out of pocket expenses, to provide an advisor’s warrant, and to pay a fee for the completion of certain types of transactions based on varying percentages of the transaction value. For further details of this agreement, see the section entitled “Agreements Related to the Transaction – Other Agreements” on page 84.

IEH’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation to IEH’s securityholders that they accept the offer.

Certain Material U.S. Federal Income Tax Consequences of the Transaction (see Page 57)

As described below under the heading “Certain Material U.S. Federal Income Tax Consequences”, provided the exchange of IEH shares for DWM shares qualifies as a tax-deferred transaction pursuant to Section 351 and Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” a

U.S. holder of IEH shares and/or warrants who receives DWM shares and/or warrants pursuant to the contemplated transaction generally should not recognize gain or loss for U.S. federal income tax purposes, except that gain could be recognized with respect to the amount of cash, if any, the U.S. holder of IEH shares receives in lieu of a fractional DWM share. If the transaction qualifies as a tax-deferred transaction pursuant to Section 351, but not Section 368(a), a U.S. holder should recognize gain (if any) with respect to the amount of cash and DWM warrants (if any) received in the transaction. If the transaction does not qualify as a tax-deferred transaction, a U.S. holder should recognize gain or loss (as the case may be) to the extent of the difference between the amount of cash and the fair market value of DWM shares and warrants received and its basis in its IEH shares and warrants. A non-U.S. holder of IEH shares generally should not recognize gain or loss upon the receipt of DWM shares in exchange for IEH shares, subject to certain exceptions. See “Certain Material U.S. Federal Income Tax Consequences,” however, tax matters can be complex and the tax consequences of the transaction to you will depend on your particular tax situation. HOLDERS OF IEH SHARES, OPTIONS AND WARRANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTION TO THEM AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

Material U.K. Tax Consequences of the Transaction (see Page 202)

The transaction is structured as an exchange of securities for those in another company under Section 135 of the United Kingdom Taxation of Chargeable Gains Act 1992, which we refer to as the “TCGA.” A U.K. resident holder of IEH shares will not be treated as having disposed of its shares to the extent that it receives shares of DWM common stock in exchange and will therefore not recognize a gain on the disposal. HOLDERS OF IEH SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.K. TAX CONSEQUENCES OF ACCEPTING THE OFFER. For a more complete description of the U.K. tax consequences of the transaction, see section entitled “Material U.K. Tax Consequences of the Transaction” on page 202.

Risk Factors (see Page 23)

In evaluating the acquisition agreement, the principal terms of the transaction or the issuance of DWM securities in the transaction, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 23 as well as the risk factors listed in the annual report on Form 10-KSB of DWM for the year ended September 30, 2004, as amended, and the quarterly report on Form 10-QSB of DWM for the quarter ended December 31, 2004.

Listing of DWM Common Stock on the Nasdaq SmallCap Market (see Page 67)

It is a condition to the offer that the shares of DWM common stock to be issued in the transaction be approved for listing on the Nasdaq SmallCap Market, subject to official notice of issuance, that Nasdaq announce such listing and that Nasdaq not have delisted the outstanding shares of DWM common stock. No assurance can be given that DWM will maintain the listing of its current outstanding common stock or that a listing will be obtained for the new shares of DWM common stock to be issued on the Nasdaq.

On February 16, 2005, DWM received a notification from the Nasdaq staff stating that as of December 31, 2004, DWM was not in compliance with Nasdaq Marketplace Rule 4310(c)(2)(B), which requires a company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 in market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. As a result, the Nasdaq staff is reviewing DWM’s eligibility for continued listing on the Nasdaq SmallCap market.

At the request of the Nasdaq staff, on March 3, 2005, DWM provided Nasdaq with a plan to achieve and sustain compliance with the Nasdaq listing requirements, which primarily relies upon the consumation of the acquisition of IEH. DWM supplemented that submission on March 23, 2005. In its original submission, DWM conceded that the proposed acquisition would constitute a “reverse merger” as that term is contemplated under Nasdaq Marketplace Rule 4330(f), and that, as a result, the post-merger combined group will be required to demonstrate compliance with the requirements for initial listing on the Nasdaq SmallCap Market. The plan submitted by DWM indicated the company’s expectation that the post-merger combined group will satisfy all requirements for initial listing following the completion of the proposed 1 for 5 reverse stock split, and requested additional time to demonstrate compliance with the listing requirement.

In the event the Nasdaq staff determines not to grant DWM’s requested extension of time to demonstrate compliance, it will provide DWM with a delisting notice. DWM will be afforded the opportunity to appeal such a Staff Determination to a Nasdaq Listing Qualifications Panel. Under Nasdaq Marketplace Rules, the filing of the appeal shall stay the delisting until the Panel issues its written determination. DWM intends to request an appeal in the event of a Nasdaq Staff Determination to delist.

DWM is required to file an application for initial listing on the Nasdaq SmallCap Market in connection with the proposed acquisition. If the application is not approved, or if DWM’s common stock is delisted prior to the consummation of the acquisition, the transaction could fail. Additionally, the post-merger combined group could be subject to delisting if it does not satisfy the requirements for initial listing immediately up consummation of the transaction. See the section entitled “Risk Factors – Risks Relating to the Transaction” on page 23.

Market Price Information (see Page 21)

DWM common stock is currently listed on the Nasdaq SmallCap Market under the trading symbol “DWMA.” On February 2, 2005, the last full trading day prior to the public announcement of the acquisition agreement, DWM common stock closed at $0.95 per share. On                     , 2005, DWM common stock closed at $             per share.

IEH ordinary shares are not currently listed on an exchange.

Regulatory Approval (see Page 64)

The transaction is subject to antitrust laws. For the reasons described in greater detail in the section entitled “Regulatory Matters; Hart-Scott-Rodino Act and Antitrust” on page     , the transaction between the parties is not presently believed to be subject to the reporting and waiting provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act. Thus, no filings have been made or are presently contemplated with the U.S. Department of Justice, or the “DOJ,” and the U.S. Federal Trade Commission, or the “FTC.” Nevertheless, either the DOJ or the FTC as well as a foreign regulatory agency or government, state or private person, may challenge the transaction at any time before or after completion.

Appraisal Rights (see Page 132)

Under the Delaware General Corporation Law, which we refer to as the “DGCL,” the stockholders of DWM do not have appraisal rights in connection with the issuance of DWM common stock in the transaction and the resulting change of control of DWM, in connection with the proposed amendments to DWM’s Certificate of Incorporation nor in relation to the proposed changes to the DWM 2002 Plan.

IEH securityholders generally do not have appraisal rights under English law.

Comparison of Securityholder Rights (see Page 132)

The rights of IEH securityholders as securityholders of DWM after the transaction will be governed by the DGCL, DWM’s Certificate of Incorporation and DWM’s bylaws. Those rights differ from the rights of IEH securityholders under English law, IEH’s Memorandum of Association, IEH’s Articles of Association and any outstanding agreements between IEH and its securityholders. See the sections entitled “Comparison of Rights of Holders of DWM Common Stock and IEH Shares” on page 113 and “Comparison of Rights of Holders of Options Under the DWM 2002 Plan and Options Under the IEH Share Option Scheme” on page 135.

Proxies (see Page 83)

IEH has entered into Parent Support Agreements with the directors of DWM, under which these individuals have agreed to vote the DWM shares of common stock they hold in favor of the approval of the issuance of common stock in connection with the transaction and the resulting change of control of DWM, and all other proposals to be acted on by DWM’s stockholders at the DWM special meeting in accordance with the acquisition agreement or any other matters that could reasonably be expected to facilitate the transaction. As of December 31, 2004, the DWM directors beneficially owned approximately 38% of the outstanding shares of DWM common stock.

SELECTED SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

The following tables present summary historical financial data, summary unaudited pro forma combined financial data, comparative per share data as well as market price, exchange rate and dividend data of DWM and IEH.

The financial information of IEH used in the preparation of the pro forma information appearing in this section has been adjusted to comply with U.S. GAAP and contains translations of pounds sterling amounts into U.S. dollars. Such translations should not be construed as representations that the pounds sterling amounts represent, or have been, or could be converted into U.S. dollars at that or any rate.

Selected Summary Historical Financial Data of DWM

The following table sets forth selected summary historical financial data of DWM. The information presented below was derived from DWM’s audited financial statements as of September 30, 2003 and 2004, for the three years ended September 30, 2002, 2003 and 2004, and from DWM’s unaudited financial statements for the three months ended December 31, 2003 and 2004. This information is only a summary. You should read it together with DWM’s historical financial statements and accompanying notes incorporated by reference into this proxy statement/prospectus. Historical results are not necessarily indicative of future results.

	For the Year Ended September 30,			For the Three Months Ended December 31,
	2004	2003	2002	2004	2003
	(in thousands, except share and per share data)			(in thousands, except share and per share data)
OPERATING DATA:
Net sales	$4,465	$4,502	$2,907	$369	$693
Cost of sales	3,332	3,407	2,316	417	651
Selling, general and administrative expenses	2,303	2,703	1,725	611	637
Loss from operations	(1,170)	(1,608)	(1,135)	(658)	(595)
Other expense	(103)	(80)	(61)	(34)	(25)
Net loss	$(1,273)	$(1,689)	$(1,195)	$(692)	$(620)
Net loss per share, basic and diluted	$(0.33)	$(0.46)	$(0.43)	$(0.16)	$(0.17)
Weighted average shares outstanding, basic and diluted	3,875,562	3,680,000	2,809,589	4,301,806	3,680,000

	As of the Year Ended September 30,		As of the Three Months Ended December 31, 2004
	2004	2003
	(in thousands)		(in thousands)
BALANCE SHEET DATA:
Total assets	$3,667	$4,849	$2,873
Total current liabilities	697	1,014	575
Long term debt, less current maturities	201	900	219
Total stockholders’ equity	$2,746	$2,864	$2,054

Selected Summary Historical Financial Data of IEH

The following table sets forth summary historical financial data of IEH. The information presented below is derived from IEH’s audited financial statements as of September 30, 2002, 2003 and 2004, for the years then ended, and from IEH’s unaudited financial statements for the three months ended December 31, 2003 and 2004. This information is only a summary. You should read it together with IEH’s historical financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. Historical results are not necessarily indicative of future results.

	As of and For the Year Ended September 30,			As of and For the Three Months Ended December 31,
	2004	2003	2002	2004	2003
	(in thousands, except per share data)			(in thousands, except per share data)
OPERATING DATA:
Contract revenues	$5,214	$1,093	$258	$764	$519
Administrative and selling expenses	(7,592)	(3,141)	(2,126)	(1,240)	(883)
Research and development expenses	(10,954)	(6,655)	(4,509)	(3,423)	(2,223)
Stock option compensation	(6,019)	(3,429)	(1,554)	(1,007)	(857)
Loss from operations	(19,351)	(12,132)	(7,931)	(4,906)	(3,443)
Other net income (expense)	296	1,468	1,279	143	483
Net loss	$(19,055)	$(10,664)	$(6,652)	$(4,763)	$(2,960)

Net loss per share, basic and diluted	(1.29)	(0.76)	(0.48)	(0.23)	(0.21)
Weighted average common stock outstanding, basic and diluted	14,801,450	13,968,120	13,968,120	20,968,112	13,968,120

	As of the Year Ended September 30,		As of the Three Months Ended December 31, 2004
	2004	2003
	(in thousands)		(in thousands)
BALANCE SHEET DATA:
Total assets	$31,458	$32,061	$37,517
Total current liabilities	3,437	4,704	2,344
Long term liabilities	118	216	—
Total stockholders’ equity	$27,903	$27,141	$35,173

Selected Unaudited Pro Forma Condensed Combined Financial Data of DWM and IEH

The following selected unaudited pro forma condensed combined financial data was prepared using the purchase method of accounting. For accounting purposes, IEH is considered to be acquiring DWM in this transaction. The unaudited pro forma condensed combined statements of operations data combines the historical statements of operations of DWM and IEH for the year ended September 30, 2004 and for the three months ended December 31, 2004, giving effect to the proposed transaction as if it had occurred on October 1, 2003 and October 1, 2004, respectively. The unaudited pro forma condensed combined balance sheet data combines the historical balance sheets of DWM and IEH as of December 31, 2004, giving effect to the proposed transaction as if it had occurred as of December 31, 2004.

The selected unaudited pro forma condensed combined financial data is based on estimates and assumptions that are preliminary. The data is presented for informational purposes only and is not intended to represent or be indicative of the results of operations or financial condition of DWM that would have been reported had the proposed transaction been completed as of the dates presented, and should not be taken as representative of future results of operations or financial condition of DWM. Please also read the section in this proxy statement/prospectus entitled “Cautionary Note Regarding Forward Looking Statements” on page 40 for more information on the statements made in this section.

This selected unaudited pro forma condensed combined financial data should be read in conjunction with the summary selected historical financial data, the unaudited pro forma condensed combined financial statements and accompanying notes contained elsewhere in this proxy statement/prospectus, IEH’s historical financial statements and accompanying notes contained elsewhere in this proxy statement/prospectus and DWM’s historical financial statements and accompanying notes incorporated by reference into this proxy statement/prospectus.

Pro Forma Condensed Combined Statements of Operations Data	Year Ended September 30, 2004	Three Months Ended December 31, 2004
	(in thousands, except per share data)
Net Revenues	9,679	1,133
Loss from operations	(20,521)	(5,565)
Net loss	(20,328)	(5,456)
Basic and diluted net loss per share	(1.85)	(0.42)
Shares used in computation of basic and diluted net loss per share (1)	10,986,782	12,984,781

Pro Forma Condensed Balance Sheet Data	As of December 31, 2004
(in thousands)
Cash, cash equivalents and short-term investments	$9,969
Total assets	41,337
Equipment loans – noncurrent portion	25
Total stockholders’ equity	38,173

(1)	Assumes 12,448,420 new DWM common shares issued to IEH securityholders (excluding the up to 6,980,451 DWM share equivalents to be issued to IEH optionholders and warrantholders) after giving effect to the proposed 1 for 5 reverse stock split to occur prior to the transaction.

Comparative Per Share Data

The following table presents historical per share data regarding the net loss and book value of each of DWM and IEH and unaudited combined pro forma per share data after giving effect to the transaction as a purchase of DWM by IEH. The pro forma net loss per share information gives effect to the proposed transaction for the year ended September 30, 2004 and for the three months ended December 31, 2004, as if it had occurred on October 1, 2003 and October 1, 2004, respectively. The pro forma book value per share information gives effect to the proposed transaction as if it had occurred on September 30, 2004 and December 31, 2004, respectively. The pro forma combined shares consist of 12,448,420 new DWM common shares to be issued to IEH securityholders (excluding the up to 6,980,451 DWM share equivalents to be issued to IEH optionholders and warrantholders) added to the shares used in computation of DWM’s historical basic and diluted net loss per share or historical book value for the applicable period with giving effect to the 1 for 5 reverse stock split. Neither DWM nor IEH has paid any cash dividends during the periods presented.

The data has been derived from and should be read in conjunction with the summary selected historical financial data, IEH’s historical financial statements and accompanying notes contained elsewhere in this proxy statement/prospectus, the unaudited pro forma condensed combined financial statements contained elsewhere in this proxy statement/prospectus and DWM’s historical financial statements and the accompanying notes incorporated by reference into this proxy statement/prospectus. The unaudited pro forma per share data is presented for informational purposes only and is not intended to represent or be indicative of the results of operations or financial condition of DWM that would have been reported had the transaction been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of the combined company.

			Pro Forma
	Historical		DWM and IEH Combined
	DWM	IEH
Basic and diluted net loss per common share:
Year ended September 30, 2004	$(0.33)	$(1.29)	$(1.85)
Three months ended December 31, 2004	$(0.16)	$(0.23)	$(0.42)
Shares used in computation of basic and diluted net loss per share
Year ended September 30, 2004	3,875,562	14,801,450	10,986,782
Three months ended December 31, 2004	4,301,806	20,968,112	12,986,781
Book value per share:
September 30, 2004	$0.64	$1.75	$2.72
December 31, 2004	$0.48	$1.60	$2.87
Shares used in computation of book value per share:
September 30, 2004	4,301,806	15,968,112	11,364,781
December 31, 2004	4,301,806	21,968,112	13,308,781

MARKET PRICE, EXCHANGE RATE AND DIVIDEND DATA

Market Price Data

DWM common stock is quoted on the Nasdaq SmallCap Market and traded under the symbol “DWMA.” The table below sets forth for the periods indicated the high and low bid prices per share of DWM common stock since its initial listing on the Nasdaq SmallCap Market in May 2002. Prior to that time, there was no established trading market for DWM shares. For current price information with respect to DWM common stock, you are urged to consult publicly available sources. No assurance can be given as to future prices of, or markets for, shares of DWM common stock.

	DWM Common Stock
	High	Low
Second Quarter ended March 31, 2005	$1.95	$0.60

First Quarter ended December 31, 2004	$1.88	$0.70

Fiscal year ended September 30, 2004
Fourth Quarter	$2.20	$1.20
Third Quarter	$1.93	$1.00
Second Quarter	$2.77	$1.65
First Quarter	$2.88	$1.80

Fiscal year ended September 30, 2003
Fourth Quarter	$3.26	$1.68
Third Quarter	$2.25	$1.04
Second Quarter	$2.20	$0.96
First Quarter	$3.58	$1.00

Fiscal year ended September 30, 2002
Fourth Quarter	$5.55	$1.55
Third Quarter	$5.85	$5.10

There is no established trading market for IEH shares.

Recent Share Price Data

On February 2, 2005, the last completed trading day prior to the announcement of the acquisition agreement, the closing sales price of DWM common stock on the Nasdaq SmallCap Market was $0.95 per share. On                     , 2005, the closing sales price of DWM common stock on the Nasdaq SmallCap Market was $             per share. The table below sets forth the implied equivalent value of one share in IEH’s share capital on the dates indicated, based on the exchange ratio on a post-reverse split basis. Changes in the market price of DWM common stock will not affect the number of shares of DWM common stock to be received by IEH’s securityholders.

IEH Shares	Exchange Ratio	Per Share Equivalent Value on February 2, 2005	Per Share Equivalent Value on , 2005
Ordinary share	0.324	$1.539

Exchange Rate Data

DWM common stock is quoted and trades on the Nasdaq SmallCap Market in U.S. dollars. Fluctuations in the currency exchange rate between the United States dollar and pounds sterling will cause the value of DWM common stock received by a IEH securityholder to change. The following table sets forth, for each period indicated, the high, low and daily average interbank exchange rates for one United States dollar expressed in pounds sterling and the daily average interbank exchange rate at the end of such period.

	Exchange Rates
	High	Low	Period End	Average
Second Quarter ended March 31, 2005	0.5402	0.5166	0.5323	0.5287

First Quarter ended December 31, 2004	0.5635	0.5114	0.5192	0.5364

Fiscal year ended September 30, 2004
Fourth Quarter	0.5646	0.5326	0.5559	0.5498
Third Quarter	0.5720	0.5373	0.5534	0.5532
Second Quarter	0.5627	0.5223	0.5477	0.5449
First Quarter	0.6048	0.5607	0.5625	0.5863

Fiscal year ended September 30, 2003
Fourth Quarter	0.6406	0.5970	0.6001	0.6208
Third Quarter	0.6467	0.5913	0.6065	0.6185
Second Quarter	0.6435	0.6031	0.6354	0.6239
First Quarter	0.6487	0.6223	0.6235	0.6361

Fiscal year ended September 30, 2002
Fourth Quarter	0.6599	0.6301	0.6406	0.6454
Third Quarter	0.7180	0.6499	0.6526	0.6842
Second Quarter	0.7120	0.6864	0.7015	0.7008
First Quarter	0.7103	0.6734	0.6892	0.6930

On February 2, 2005, the last trading day prior to the announcement of the acquisition agreement, the exchange rate for one United States dollar expressed in pounds sterling was £0.5310. On                     , 2005, the exchange rate for one United States dollar expressed in pounds sterling was £                    .

DWM stockholders and IEH securityholders are advised to obtain current market quotations for DWM common stock and current currency exchange rates between the United States dollar and pounds sterling. No assurance can be given as to the market price of DWM common stock or the currency exchange rate at any time before or after the completion of the transaction. The exchange ratios will not be adjusted to compensate IEH’s securityholders for decreases in the market price of DWM common stock or the currency exchange rate, whether they occur before or after the completion of the transaction. Similarly, the exchange ratios will not be adjusted to compensate DWM for any increases in the market price of DWM common stock.

Dividends

To date, DWM has not paid cash dividends on its common stock and does not intend to pay any cash dividends in the foreseeable future.

To date, IEH has not paid cash dividends on its outstanding share capital and does not intend to pay cash dividends in the foreseeable future.

RISK FACTORS

DWM stockholders should carefully consider the following factors in evaluating whether to approve the proposals to be voted on at the DWM annual meeting. IEH securityholders should carefully consider the following factors in evaluating whether to accept DWM’s offer. These factors should be considered in conjunction with the other information included in or incorporated by reference into this proxy statement prospectus, including the risks discussed in DWM’s Form 10-KSB for the year ended September 30, 2004, as amended, in Item 6 under “Risks and Uncertainties” and Item 8A under “Controls and Procedures” and DWM’s Form 10-QSB for the quarter ended December 31, 2004 in Item 2 under “Risks and Uncertainties” and Item 3 under “Controls and Procedures.”

Risks Relating to the Transaction

The exchange ratio is fixed and will not be adjusted based on fluctuations in DWM’s stock price. As a result, the specific dollar value of DWM common stock that IEH securityholders will receive upon completion of the transaction will depend on the market value of DWM common stock at that time.

DWM’s stock price has been volatile in the past and may continue to be volatile in the future. If the transaction is completed, DWM will issue and otherwise allocate for issuance under options and warrants to acquire DWM common stock, up to a total of 19,428,871 shares of DWM common stock pursuant to the terms of the offer. If the offer is approved by the DWM stockholders and accepted by IEH shareholders with respect to over 50% of the IEH shares to which the offer relates, (i) each holder of IEH ordinary shares will be entitled to receive 0.324 shares of DWM common stock for each IEH ordinary share, and (ii) each holder of IEH options and warrants agreeing to the exchange will receive option or warrant shares, as the case may be, of DWM as adjusted for the exchange ratio. The exchange ratio will not change based on the fluctuations in the market price of DWM common stock. As a result, the specific dollar value of DWM common stock that IEH securityholders will receive upon completion of the transaction will depend on the market value of DWM common stock at that time. The market price of DWM common stock upon the completion of the transaction will likely vary from the market price as of the date of this proxy statement/prospectus and as of the date of the DWM special meeting and the date that the offer is made to IEH’s securityholders. Any reduction in DWM’s stock price will result in IEH securityholders receiving less value at the time of the closing of the transaction from shares of or options or warrants to purchase DWM common stock received. Conversely, any increase in DWM’s stock price will result in IEH securityholders receiving greater value at the time of the closing of the transaction from shares of or options or warrants to purchase DWM common stock received.

Variations in the market price of DWM common stock may be caused by a number of factors, including, among others, announcement of the intended transaction and related material events, DWM and/or IEH’s ability to obtain interim financing, changes in the business, operations or prospects of DWM and/or IEH, the timing of the transaction, regulatory considerations and general market, industry and economic conditions. DWM stockholders and IEH securityholders are urged to obtain recent market quotations for DWM common stock.

The issuance of shares of DWM common stock to IEH securityholders in the transaction will substantially reduce the percentage interests of DWM stockholders.

If the transaction is completed, DWM will issue, or otherwise allocate for issuance under options and warrants to acquire DWM common stock, a total of up to 19,428,871 shares of DWM common stock pursuant to the terms of the offer. The issuance and allocation of this substantial number of new shares of DWM common stock, along with the effect of the reverse stock split, will cause a significant reduction in the relative percentage interests of current DWM stockholders in the earnings, voting, liquidation value, and book and market value of DWM. Following the completion of the transaction and upon issuance of the new shares, subject to full acceptance of the offer, current IEH securityholders will own approximately 95% of DWM’s common stock on a fully diluted basis, and current DWM stockholders will own approximately 5% of DWM’s common stock on a fully diluted basis.

Following the completion of the transaction, IEH’s current directors, officers and securityholders will have substantial control over the combined group.

If the transaction closes, pursuant to the acquisition agreement, IEH’s current board of directors will approve of the individuals to serve on the combined group’s initial board of directors and IEH’s current management team is expected to take over leadership of the combined group post-closing. Further, IEH’s securityholders will beneficially own approximately 95% of the combined group after the transaction. These stockholders will be able to approve all matters requiring approval by the combined group’s stockholders, including the future election of directors and the approval of subsequent transactions or other changes in corporate control.

The combined group intends to implement a new business model after the transaction which is different from DWM’s existing business model and intends to sell off DWM’s current core business.

After the transaction is complete DWM will be managed by IEH’s management team, whose experience and interest will focus on IEH’s business plans, to the detriment of DWM’s current business. If the transaction closes, the combined group intends to explore opportunities to sell and/or license the Dickie Walker™ brand to another apparel, boating, or marine company, along with its associated assets and liabilities, providing the combined group with a recognized return on this value inherent in DWM’s current business. As a result, the combined group’s stockholders will be primarily invested in an international fuel cell technology company, as opposed to an apparel and accessories company, with different industry risks. Current DWM stockholders should carefully read “Risks Relating to IEH’s Business” beginning on page 31 of this section.

If the combined group is unable to wind up DWM’s operations in a timely manner, it will incur additional expense trying to maintain the value of the Dickie Walker brand or may fail to recognize a return on the value of this asset altogether.

If the transaction closes, the combined group intends to wind up DWM’s prior operations in the apparel and accessories industry and sell or license the Dickie Walker™ brand to another apparel, boating, or marine company, providing the combined group with a recognized return on this value inherent in DWM’s current business and allowing it to focus solely on IEH’s fuel cell technology business. However, if the combined group is unable to do so in a timely manner, the continued diversion of the combined group’s management’s time and attention to such efforts may slow the combined group’s ability to effectively maintain IEH’s existing business relationships or pursue additional partners to the possible detriment of the combined group’s revenue-producing efforts. In addition, the change in emphasis from DWM’s current business model may cause DWM’s current customers to find alternate sources of nautical apparel and accessories and adversely affect the long term value of the Dickie Walker brand as it is no longer actively promoted in the marketplace, further reducing the likelihood of a successful sale or license being obtained by the combined group. It is not expected that the combined group will fund the operations of DWM’s current business with revenues generated by IEH’s business or from proceeds, if any, raised to fund IEH’s business. If the combined group is not successful in selling and/or licensing the Dickie Walker™ brand within one year from the closing of the acquisition of IEH, the new management team expects to terminate DWM’s current business completely.

Some of DWM’s and IEH’s officers and directors have conflicts of interest that may influence them to support or approve the transaction.

Certain officers and directors of DWM and IEH will participate in arrangements that provide them with interests in the transaction that are different from those of other stockholders of DWM and securityholders of IEH, including extended liability insurance coverage, indemnification arrangements and employment or consulting arrangements with the combined group post-transaction. These interests, among others, may influence the officers and directors of DWM and IEH to support or approve the transaction. For a more detailed discussion see the section entitled “Interests of Directors, Officers and Affiliates” on page 65.

The transaction will not be completed if DWM fails to obtain the approval of its stockholders of the issuance of shares of DWM common stock in connection with the transaction and the resulting change of control of DWM, the amendment of DWM’s Certificate of Incorporation to effect the proposed 1 for 5 reverse stock split, and the amendment of DWM’s Certificate of Incorporation to increase the number of authorized shares of DWM common stock.

It is a condition to closing the transaction that DWM shall have obtained the approval of DWM’s stockholders regarding the issuance of shares of DWM common stock in connection with the transaction and the resulting change-of-control of DWM, the amendment of DWM’s Certificate of Incorporation to effect the proposed 1 for 5 reverse stock split of DWM’s common stock and the amendment of DWM’s Certificate of Incorporation to increase the number of authorized shares of DWM common stock. If stockholders holding a majority of DWM’s outstanding shares of common stock do not approve one or more of these proposals, then the offer cannot be made pursuant to the acquisition agreement and the transaction will fail.

The directors of DWM have entered into Parent Support Agreements with IEH, agreeing to vote the DWM shares of common stock they hold in favor of the approval of the issuance of common stock in connection with the transaction and the resulting change of control of DWM, the approval of the reverse stock split and the approval of the increase in the authorized number of shares of DWM common stock. As of December 31, 2004, these DWM directors beneficially owned approximately 38% of the outstanding shares of DWM common stock. However, even in aggregate, this is not a majority or control stockholder position and thus other DWM stockholders will need to approve of these key proposals to effectuate and close the transaction.

DWM will not be able to effect the compulsory acquisition of all the remaining IEH shares under English law if DWM does not receive acceptances of at least 90% in nominal value of the IEH shares to which the offer relates. Thus, DWM still needs to receive acceptances from 34,578,944 outstanding IEH shares to ensure IEH will become a wholly-owned subsidiary of DWM. See the section entitled “Compulsory Acquisition” on page 217 for additional information.

In addition, the effectiveness of the reverse stock split and the increase in the authorized number of shares of DWM common stock are not contingent upon approval of the issuance of shares and change of control pursuant to the offer. Thus, these proposals, if approved by DWM stockholders, will take effect and impact current DWM stockholders, even if the transaction fails.

Upon the receipt of DWM shares in the offer, IEH’s securityholders will become stockholders in a Delaware corporation, which will change certain rights and privileges that they hold as securityholders of an English company.

DWM is governed by the laws of the U.S., the State of Delaware (including the Delaware General Corporation Law, the DGCL) and by its certificate of incorporation and by-laws. The DGCL extends to stockholders certain rights and privileges that may not exist under English law and, conversely, does not extend certain rights and privileges that IEH securityholders may have as a member of a company governed by English law. The directors of a Delaware corporation may elect to adopt certain provisions that have the effect of discouraging a third party from acquiring control of DWM. Such provisions could limit the price that some investors might be willing to pay in the future for shares of DWM post-transaction. These Delaware provisions may also have the effect of discouraging or preventing certain types of transactions involving an actual or a threatened change in control of DWM, including unsolicited takeover attempts, even though such a transaction may offer DWM stockholders the opportunity to sell their DWM shares at a price above the prevailing market price. Some of the rights of IEH shares may not survive the completion of the transaction and will not be replicated in the rights of DWM common stock. For a detailed discussion of the rights of DWM stockholders versus the rights of holders of IEH share capital, see the section entitled “Comparison of Rights of Holders of DWM Common Stock and IEH Shares” on page 113.

DWM and IEH will incur substantial costs whether or not the transaction is completed.

DWM and IEH will incur substantial costs related to the transaction whether or not the transaction is completed. These costs include fees for financial advisors, attorneys and accountants, filing fees and financial printing costs.

DWM currently expects to incur approximately $200,000 in costs prior to closing, and IEH currently expects to incur approximately $1.7 million in costs, plus at least $500,000 contingent on the closing of the transaction, not including a success fee payable to Cappello Capital Corp., to be paid in equity-linked securities valued at approximately $4.7 million. Neither DWM nor IEH would be required to pay a termination fee if either company were to terminate the acquisition agreement prior to completion of the transaction, although the parties may only terminate the agreement pursuant to the limited circumstances.

In addition, the combined group may incur costs, which are not reasonably estimable, in the quarter in which the transaction is completed or following quarters, to reflect costs associated with integrating the two companies, including the relocation of IEH’s headquarters to California. There is no assurance that the combined group will not incur additional material charges in subsequent quarters to reflect additional costs associated with the transaction. If the benefits of the transaction do not exceed the costs of integrating the businesses of DWM and IEH, the combined group’s financial results may be adversely affected.

The completion of the transaction may be delayed due to inconsistencies in U.S. and U.K. law governing the transaction.

DWM and IEH intend to close this transaction no later than September 30, 2005. However, this projected timing is dependent on DWM making a firm announcement of and posting its firm offer to IEH securityholders currently with or just subsequent to the effective date of this registration statement. At the effective date DWM intends to distribute this proxy statement/prospectus to its stockholders, to be followed by a special meeting at which the proposals described throughout this document will be voted upon. To comply with U.K. law regarding conditions allowed on a firm offer, DWM may delay making its announcement or posting its offer to IEH securityholders until after the DWM stockholders vote. Thus, the closing of this transaction may not occur by September 30, 2005, and as a result of this delay DWM and IEH may incur additional costs, be unable to obtain additional funding or complete other pending transactions, if any, and/or be unable to retain certain key personnel.

If the transaction is not closed within the period contemplated, DWM and/or IEH may require additional financing prior to the completion of the transaction.

If the transaction does not close in the period contemplated by the parties, DWM and/or IEH may require additional financing in order to fund operations until the transaction is completed. There is no guarantee that sufficient additional financing will be available from either existing IEH, DWM or new investors. Obtaining sufficient additional financing may require further stock issuances which may have a dilutive effect on both DWM stockholders and IEH securityholders.

DWM has conceded to the Nasdaq that the transaction constitutes a “reverse merger,” and that the combined group will need to satisfy the initial listing requirements for DWM common stock on the Nasdaq SmallCap Market; if the outstanding shares of DWM common stock are de-listed from trading on the Nasdaq SmallCap Market prior to the completion of the transaction, the liquidity and price of its common stock may be adversely affected and/or the transaction may fail to close.

DWM common stock is quoted on the Nasdaq SmallCap Market under the symbol “DWMA”. In order for DWM common stock to continue to be quoted on the Nasdaq SmallCap Market following the transaction, DWM must satisfy certain listing standards established by Nasdaq. Among other things, if the closing bid price of currently outstanding DWM common stock does not maintain a level of $1.00 per share, Nasdaq may delist DWM common stock from trading on the Nasdaq SmallCap Market. In addition, as a result of the change in control of DWM in connection with the transaction, the Nasdaq staff may view the transaction as constituting a “reverse merger” under the Nasdaq Marketplace Rule 4330(f).

On February 16, 2005, DWM received a notification from the Nasdaq staff stating that as of December 31, 2004, DWM was not in compliance with Nasdaq Marketplace Rule 4310(c)(2)(B), which requires a company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 in market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. As a result, the Nasdaq staff is reviewing DWM’s eligibility for continued listing on the Nasdaq SmallCap market.

At the request of the Nasdaq staff, on March 3, 2005, DWM provided Nasdaq with a plan to achieve and sustain compliance with the Nasdaq listing requirements, which primarily relies upon the consummation of the acquisition of IEH. DWM supplemented that submission on March 23, 2005. In its original submission, DWM conceded that the proposed acquisition would constitute a “reverse merger” as that term is contemplated under Nasdaq Marketplace Rule 4330(f), and that, as a result, the post-merger combined group will be required to demonstrate compliance with the requirements for initial listing on the Nasdaq SmallCap Market including maintaining a closing bid price of at least $4.00 per share. The plan submitted by DWM indicated the company’s expectation that the post-merger combined group will satisfy all requirements for initial listing following the completion of the proposed 1 for 5 reverse stock split, and requested additional time to demonstrate compliance with the listing requirement.

In the event the Nasdaq staff determines not to grant DWM’s requested extension of time to demonstrate compliance, it will provide DWM with a delisting notice. DWM will be afforded the opportunity to appeal such a Staff Determination to a Nasdaq Listing Qualifications Panel. Under Nasdaq Marketplace Rules, the filing of the appeal shall stay the delisting until the Panel issues its written determination. DWM intends to request an appeal in the event of a Nasdaq Staff Determination to delist.

DWM is required to file an application for initial listing on the Nasdaq SmallCap Market in connection with the proposed acquisition. If the application is not approved, or if DWM’s common stock is delisted prior to the consummation of the acquisition, the transaction could fail. Additionally, the post-merger combined group could be subject to delisting if it does not satisfy the requirements for initial listing immediately up consummation of the transaction.

If DWM common stock is delisted from the Nasdaq SmallCap Market, it would likely trade on the over-the-counter bulletin board, commonly referred to as the OTCBB. This is generally considered to be a less efficient market and would seriously impair the liquidity of DWM common stock and limit DWM’s potential to raise future capital through the sale of DWM common stock, which could materially harm the growth of the combined group’s business.

The parties have not sought any IRS ruling regarding the tax consequences of the transaction on the companies themselves and/or any participating IEH securityholders or the taxation consequences of the proposed reverse stock split on DWM stockholders, if such consequences are significantly different than those anticipated by the parties and described herein, IEH and DWM may be subject to expensive shareholder litigation, which could negatively impact the financial condition of the combined group.

This registration statement contains a discussion of certain material U.S. federal income tax consequences to an IEH shareholder, optionholder and/or warrantholder of the exchange of IEH shares for shares of DWM common stock, IEH options or warrants for shares of DWM common stock, or IEH options or warrants for DWM options or warrants in the contemplated transaction, as well as a discussion of certain material U.S. federal income tax consequences to DWM stockholders related to the proposed 1 for 5 reverse stock split. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the “Code”, treasury regulations promulgated under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively. In addition, this discussion does not consider the effects of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations, or the alternative minimum tax.

Neither DWM nor IEH has sought and nor will either party seek any rulings from the IRS or opinions from counsel with respect to the U.S. federal income tax consequences discussed herein. The provided discussion does not in any way bind the IRS or the courts or in any way constitute an assurance that the presentation of U.S. federal income tax consequences will be accepted by the IRS or the courts. The provided discussion of tax consequences is not tax advice, and it is clearly stated that each U.S. holder and non-U.S. holder of DWM and IEH securities should consult his, her or its own tax advisor as to particular tax consequences to it of such events, including the applicability of any state, local or foreign tax laws and any proposed changes in applicable law.

As discussed, the parties intend that the proposed transaction, including the reverse stock split and the exchange of DWM securities for IEH securities, be tax-free to the parties’ securityholders and tax-free to the entities themselves. However, should the tax consequences resulting from the reverse stock split and the exchange offer be different than as discussed herein, the combined group may face claims from individuals in connection with any unanticipated tax burden related to the transaction, which will result in increased legal costs to the combined group and negatively impact the combined group’s ability to reach profitability.

DWM and IEH may not realize the benefits they expect from the transaction.

DWM and IEH have entered into the acquisition agreement with the expectation that the transaction will result in substantial benefits such as certain and swift access to the U.S. capital markets in support of IEH’s fuel cell technologies business and a preservation of value through the continuation of the DWM entity. The combination of DWM and IEH will be complex, time consuming and expensive, and will likely disrupt DWM’s and IEH’s businesses. The combined group will need to overcome significant challenges in order to realize any benefits from the transaction. These challenges include the timely, efficient and successful execution of a number of post-transaction events, including the winding down of DWM’s current business operations and the transition of IEH’s headquarters to California.

DWM and IEH may not succeed in addressing these risks and challenges, or any other problems encountered in connection with the transaction, which could have a material adverse effect on the combined group after the transaction and, as a result, on the market price of DWM common stock.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of DWM common stock following the transaction.

In accordance with the U.S. GAAP, the combined group will account for the transaction using the purchase method of accounting. Also, under the U.S. GAAP, IEH will be considered the acquiror for the purposes of purchase accounting. The total purchase price will be allocated among DWM’s net tangible assets and identifiable intangible assets based on their fair values as of the date of completion of the transaction, and any remaining purchase price over those cumulative fair values will be recorded as goodwill. The combined group could also incur additional amortization expense over the estimated useful lives of certain of the intangible assets acquired in connection with the transaction, if DWM has recognizable intangible assets at the time of closing. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, the combined group may be required to incur material charges relating to the impairment of those assets.

The combined group will need to raise additional funds, which may not be available on favorable terms, if at all.

The combined group will need to raise additional capital through public or private equity or debt financings in order to satisfy its projected capital needs, which are estimated to be up to approximately $15 million over the next year. The amount of additional capital the combined group would need to raise would depend on many factors, including:

•	the growth rate of demand for the IEH’s fuel cell technologies;

•	the lead time required to execute and generate a revenue stream from customer contracts;

•	availability of opportunities to engage in strategic acquisitions of other companies with technology, resources, or know-how that will further the growth of the IEH’s operations; and

•	the speed and completeness with which the combined group sells or licenses the Dickie Walker™ brand and its dedicated assets and liabilities to another entity.

The combined group cannot be certain that in the future additional sources of liquidity will be available when needed and that its actual cash requirements will not be greater than anticipated. If the combined group requires additional capital at a time when investment in technology companies or in the marketplace in general is limited due to the then prevailing market or other conditions, it may not be able to raise such funds at the time that it desires or any time thereafter. If the combined group is unable to obtain this financing on terms favorable to the combined group, it may be unable to execute its long-term business plan and may be required to cease or reduce further development or commercialization of IEH’s fuel cell technologies, to sell some or all of its technology or assets or to merge with another entity.

In the event that the combined group raises additional capital through issuance of equity securities, or securities exercisable for or convertible into an equity stock in the combined group, or strategic alliance with third parties, its stockholders could experience substantial additional dilution or the combined group may have to relinquish certain technology or product rights.

If the combined group raises additional capital by issuing equity securities or convertible debt securities, its existing stockholders may incur substantial dilution and any shares so issued will likely have rights, preferences and privileges superior to the rights, preferences and privileges of its outstanding common stock. If the combined group raises additional funds through collaboration, licensing or other arrangements with third parties, it may be required to relinquish rights or grant licenses on unfavorable terms to certain of its technologies or products that it would otherwise seek to develop or commercialize on its own. These actions, while necessary for the continuance of operations during a time of cash constraints and a shortage of working capital, could make it difficult or impossible to implement the combined group’s long-term business plans or could materially adversely affect its business, financial condition and results of operations.

Future acquisitions may disrupt the combined group’s business, distract the group’s management and reduce the percentage ownership of its stockholders.

As part of its business strategy, the combined group plans to continue to engage in acquisitions that it believes will provide complementary technologies, products, channels, expertise and/or other valuable assets. However, the combined group may not be able to easily identify suitable acquisition candidates, and may need to rely on the services of financial advisors in identifying such candidates, possibly at substantial cost. If and when the combined group does identify a suitable candidate, it may not be able to acquire the complementary business on commercially acceptable terms or at all. If the combined group is able to complete such an acquisition, it may not be able to successfully integrate the acquired business into its existing business in a timely and non-disruptive manner. Such integration may require the devotion of a significant amount of time and management and financial resources. Even with this investment of management and financial resources, an acquisition may not produce the desired revenues, earnings or business synergies. In addition, the consideration required to complete such strategic acquisitions may reduce the percentage ownership of the combined group’s current stockholders. If the combined group fails to integrate the acquired business effectively or if key employees of the acquired business depart, the anticipated benefits of the acquisition could be jeopardized. The time, capital and management and other resources spent on an acquisition that fails to meet the combined group’s expectations could materially and adversely affect its business and financial condition. In addition, from an accounting perspective, acquisitions can involve non-recurring charges and amortization of significant amounts of intangible assets that could adversely affect the results of operations for the combined group.

Risks Relating to DWM’s Business

If the transaction does not close, DWM will require additional capital, the availability of which is uncertain.

In anticipation of closing the transaction with IEH, DWM has shifted its focus away from growing the DWM business. DWM has suspended its efforts to build its direct sales business, reduced staff and halted sales, marketing and product development efforts, and has stopped accepting new accounts. Additionally, DWM has incurred significant costs, and DWM management has had to divide its time between managing the business and this transaction. If the transaction does not close, it is likely that DWM will be delisted from Nasdaq and DWM will have to raise additional capital, which may not be readily available in the amount or on terms that will enable DWM to successfully resume the execution of its business plan. If adequate funds are not available, or not available on acceptable terms, there is a strong likelihood that DWM will have to go out of business and possibly file for bankruptcy.

DWM has had limited operations and a history of losses that make its future operating results difficult to predict and may adversely affect the perceived value of the business, including its assets, upon a sale or liquidation.

DWM began in October 2000, and still faces risks and uncertainties of other early-stage companies, and will continue to face such risks and uncertainties if it proceeds as an independent business. DWM has accumulated losses from operations since its inception and anticipates incurring additional losses from operations in the near future. DWM’s limited operating history and history of losses make future operating results difficult to predict, and DWM’s auditors have expressed substantial doubt as to DWM’s ability to continue as a going concern. In addition, the Dickie WalkerTM brand has had only limited market exposure. This history of losses, inconsistent historical operating results and limited brand exposure may make it difficult for third parties to confidently value the Dickie Walker™ brand and its associated assets and liabilities, which may depress any offer price for the purchase of the brand and its net assets and/or decrease the number of potentially interested purchasers for the brand and its net assets, regardless of whether the proposed transaction closes.

Competition in the nautical apparel and accessories market is intense and if DWM fails to compete effectively during the course of the transaction, its retailers and end customers may turn to other suppliers and brands, reducing the value of the Dickie Walker brand.

The apparel and accessories industries are highly competitive. Many of DWM’s competitors have far greater financial and other resources than DWM, and have established reputations. There can be no assurance that DWM apparel, gifts and decorative items will successfully compete with those of its competitors. Competitive factors in DWM’s business include quality, marketing strategy, price, design, and customer service. During the course of the proposed transaction with IEH, DWM’s management will be devoting substantial time to the transaction, and will be scaling back its business operations in anticipation of its successful completion. During this period, the Dickie Walker brand’s profile may suffer, and if the transaction does not close, DWM’s ability to leverage the brand for sufficient future revenues to remain an independent going concern may be irreparably harmed.

A downturn in economic conditions could adversely affect DWM sales and the value of the DWM business because its products are purchased using discretionary income.

The apparel industry historically has been subject to substantial cyclical variations, especially in the specialty apparel and accessory market in which DWM operates. Specialty apparel and accessory manufacturers rely on the expenditure of discretionary income for sales of their products. Accordingly, any downturn, whether real or perceived, in the general economy or uncertainties regarding future economic prospects that affect consumer-spending habits could decrease DWM sales. During the past several years, various retailers, including DWM, have experienced financial difficulties. Financial problems experienced by DWM’s retailers could have a direct and adverse impact on sales of DWM products. A downturn in economic conditions and the resulting financial pressure on the apparel industry may also reduce the number of potential purchasers for the Dickie Walker brand.

Changes in import restrictions may restrict DWM’s ability to import certain products and devalue the DWM business.

DWM’s import of nautical apparel and accessories are subject to constraints imposed by bilateral textile agreements between the United States and some of the countries in which it sources products, such as Thailand and China. These agreements impose quotas on the amount and type of goods that can be imported into the United States from these countries. These agreements also allow the United States to impose import limitations on categories of merchandise that are not currently subject to specified limits. If the current limits change or the government imposes new restrictions, DWM’s business and its potential to generate future revenues may be adversely affected, reducing its value and the number of potential purchasers of the Dickie Walker™ brand and its associated assets and liabilities, as well as reducing its likelihood of becoming profitable if the transaction were not to close.

DWM’s success as an independent business, should the IEH transaction fail to close, will depend upon its ability to design nautical apparel and accessories to match customer preferences, and unanticipated shifts in consumer preferences could result in lower than anticipated sales or loss of customers.

DWM’s success as an independent business, should the IEH transaction fail to close, is dependent upon DWM’s ability to correctly anticipate fashion trends within its industry and to design apparel that appeals to consumers’ preferences in a timely manner. DWM depends upon its designers and others to develop designs and marketing strategies that distinguish its products favorably from the apparel and boating accessories of competitors. While DWM believes that its designers and marketing strategy should be successful, DWM cannot provide any assurances that it would generate sufficient sales to ever make it profitable. If DWM misjudges the market for its products or is unsuccessful in responding to changes in fashion trends or market demand, DWM could experience excess inventories and higher markdowns and inventory reserves, resulting in lower or negative gross margins. Conversely, if DWM has insufficient inventory, it may miss market opportunities. Any of these events could result in lower than anticipated revenues and a loss of customers.

Risks Relating to IEH’s Business

IEH has only been in business for a short time and the basis for evaluating its performance is limited.

IEH’s fuel cell technologies business was launched in 2001, has incurred losses since its inception and anticipates continued losses for at least the next two years, regardless of the completion of the transaction. Despite having assembled experienced management and scientific teams, there is no assurance that IEH or the subsequent combined group will be successful in achieving a sustainable transition to large scale commercial revenues.

IEH has a history of net losses, expects to continue to incur future net losses and may not achieve or maintain profitability.

IEH has incurred net losses each year since its inception in 2001, with an accumulated deficit of approximately $42.1 million as of December 31, 2004. IEH’s net losses for the years ended September 30, 2003 and September 30, 2004 were approximately $10.7 million and $19.1 million, respectively. IEH’s net loss attributable to ordinary securityholders for the three months ended December 31, 2004 was approximately $0.23 per share.

IEH anticipates continued losses for at least the next two years as it proceeds with the development and commercialization of its fuel cell technologies. The presence and size of these potential net losses will depend, in part, on the rate of growth, if any, in revenues and on the level of expenses. IEH’s research and development expenditures and general and administrative costs have exceeded revenues to date, and are likely to increase in the future. IEH does not intend to invest any assets or energy in maintaining the DWM brand after the closing of the transaction. Thus, if it is unable to find a buyer for the Dickie Walker™ brand and its associated assets and liabilities during the term of the consulting agreement with Gerald Montiel, current Chief Executive Officer of DWM, the combined group will likely write down any DWM-related assets remaining, which could adversely affect the combined group’s financial condition. The combined group will need to generate significant revenues to achieve profitability, and even if it is successful and achieves profitability, there is no assurance it will be able to sustain profitability.

IEH’s business plan and financial model may not proceed as planned and it may require further future funding, the availability of which is uncertain.

The future liquidity and capital requirements of IEH are difficult to predict because they depend on numerous factors, including the success of its involvement in regional consortia, the development of competing technologies and other market developments, as well as IEH’s ability to secure sufficient revenues from its four-phase partnering business model. IEH’s current financial projections and models may not come true. As a result, IEH and the combined group may not be able to generate sufficient cash from its operations and, more particularly from its partners and prospective partners, to meet additional working capital requirements, support additional research and development and capital expenditure or take advantage of acquisition opportunities, resulting in a need to raise additional financing in the near future. IEH’s ability to obtain additional financing will be subject to a number of factors, including market conditions, its operating performance and investor sentiments, and the progress of the proposed transaction with DWM. If IEH is not be able to raise additional funds when needed, its ability to operate and grow its new energy business could be impeded.

IEH is continuing to pursue financing and strategic acquisition opportunities during the period in which the proposed transaction is pending, which may result in the issuance of additional IEH shares having a dilutive effect on current IEH securityholders and upon the interests of DWM’s stockholders if the transaction closes.

IEH is actively pursuing additional financing and strategic acquisitions to continue the growth and development of its fuel cell technologies business while the proposed transaction with DWM is pending. To enable IEH to capitalize on such financing or acquisition opportunities, the acquisition agreement specifically allows IEH to issue debt or equity securities in connection with a financing transaction, execute any letter of intent, term sheet or agreement for the acquisition of the assets or equity of any business enterprise, execute or amend any employment or consulting agreements for the recruitment or retention of employees and consultants, and create a new stock option plan for its employees, all without the consent of DWM. If IEH engages in such activities, the position of both its current securityholders, and the position of DWM’s stockholders if the transaction closes, will be diluted.

IEH faces strong competition from both traditional and new energy companies and may not be able to compete successfully in the global energy markets.

IEH is currently targeting markets in Europe, Asia, the Americas and Africa and, as a result, faces worldwide competition from other companies developing new energy solutions and traditional energy providers, such as utility companies.

There are a number of current competitors in the “new energy” market, including the market for fuel cell and other alternative energy technologies, with whom IEH may not be able to compete successfully, based on available resources, key customer relationships or a variety of other factors. In addition, the new energy market as a whole is rapidly developing and IEH anticipates that even more competitors will enter the market if adoption of such technologies and systems increases. If such competitors establish more prominent market positions than the combined group, it may be unable to increase sales and market share.

Utility companies could also place barriers on entry into local marketplaces where customers depend on traditional grid supplied energy. Utility companies often charge fees to industrial companies for disconnecting from the grid, for using less electricity or for having the capacity to use power from the grid for back-up purposes, and may charge similar fees to residential customers in the future. The imposition of such fees could increase the cost to grid-connected customers of using alternative energy technologies and could make IEH’s products less desirable for certain commercial uses, thereby harming IEH’s potential revenue and profitability.

Technological changes in the energy industry could render IEH’s technology obsolete.

Many of the companies in the energy industry, including some of IEH’s current business partners with separate business units involved in fuel cell technology, have substantially greater capital resources, research and development staff, facilities and experience than IEH. Such entities have developed, may be developing or could in the future develop additional products which are competitive with IEH’s business.

There can be no assurance that IEH’s competitors will not succeed in developing or marketing technologies that are more effective or less expensive than those developed or marketed by IEH or that would render its technology or business model obsolete or non-competitive. Earlier entrants in the market often obtain and maintain significant market share relative to later entrants. IEH may need to invest significant financial resources in research and development to keep pace with technological advances in the energy industry and to effectively compete in the future. If other companies establish a demand for their technologies prior to or in excess of the market created by IEH for its technologies, these competitive technologies could shape the development of a market “standard,” potentially rendering IEH’s technologies obsolete and preventing IEH from obtaining or maintaining profitability.

A viable market for fuel cell technology-based products may never develop or may take longer to develop than IEH anticipates.

There is always a degree of uncertainty that surrounds the wide-scale introduction of new technologies and there is no certainty that a mass commercial market for IEH’s technologies will develop. There is no assurance that the markets IEH anticipates will develop in size, geographic scope, or eventual profitability.

IEH’s new energy technologies target emerging energy markets, and IEH does not know the extent to which targeted partners and other customers will want to purchase its services. If a viable market fails to develop or develops more slowly than anticipated, the combined group may be unable to recover the losses it will have incurred to develop its products and may be unable to achieve profitability.

The development of a viable market for fuel cell technologies may be impacted by many factors which are out of the control of IEH, including:

•	the cost competitiveness of its services;

•	consumer reluctance to try alternative energy solutions;

•	consumer uncertainty about the cost-benefit trade-offs of developing and purchasing alternative energy solutions;

•	consumer perceptions of the safety of fuel cell and other new energy technologies;

•	regulatory requirements;

•	barriers to entry created by existing energy providers; and

•	the emergence of newer, more competitive technologies and products.

IEH may not be able to maintain existing or future partnerships through the latter phases of its commercialization business model, potentially requiring sustained or increased marketing and business development expenses in order to maintain current revenue levels and adversely affecting IEH’s profitability.

IEH’s future revenue streams and long term sustainability are dependent on its ability to deliver bilateral partnerships to the stages of licensing and royalty payments. IEH’s existing relationships with original equipment manufacturers (OEMs) are currently only in phases one and two of its four phase business model. IEH has no proven experience of such partnerships progressing to phases three and four, which IEH expects to be higher revenue producing stages. Partners may decide not to proceed to commercialization of products at phases three and four for their own reasons unconnected with IEH, its business model or its technologies, even if IEH’s technologies are proven to be appropriate for such products. If IEH is unable to maintain a substantial number of its OEM partnerships through the latter phases of its business model, it will need to expend more resources to obtain additional partnerships in the initial stages of its business model, in order to reach and maintain expected revenue levels and maintain the potential for scientific and fiscal growth associated with moving through the commercialization states with an OEM partner. However, if partnerships do move to phase four, it is likely that partners will require IEH to commit to exclusivity arrangements, limiting its ability to pursue or continue relationships with other partners in regards to the type of product developed and/or the geographic territory being served, which also may strain IEH’s business mode, and its resulting revenues.

IEH’s business depends to a certain extent on government contracts, subsidies, policies and economic incentives, over which IEH has no control, the loss of which could significantly adversely affect IEH’s business model, and its resulting revenues.

The growth of some of IEH’s target energy markets may depend in part on multinational policies and regulations and also on the availability and size of government subsidies and economic incentives. Government agencies may not continue their commitment to those programs under which IEH currently holds government-related contracts. Moreover, IEH may not be able to compete successfully to obtain or maintain funding through these or other programs. A reduction or discontinuance of these programs, subsidies or economic incentives or other changes in IEH’s participation in these programs would increase its research and development expenses, which could impair its ability to develop its technologies further and call into question the long-term sustainability of IEH’s current business model. Even if IEH’s business model remains viable, IEH cannot make any assurances that it could find alternate contracts, subsidies or incentives to enable it to maintain its revenues or technological progress.

IEH’s business depends to a certain extent on international partnerships and operations, subject to disruption by changes in multinational policies and international conflicts, which in turn could adversely affect its business model, operations and revenues with little notice or ability to avoid such disruptions or changes.

IEH currently operates on multiple continents and is working with partners worldwide and IEH intends to continue to operate on a global basis, which requires significant management attention and financial resources. IEH’s international operations are subject to a number of risks, including fluctuations in the currency exchange rates, export license requirements, tariffs, exchange controls, taxes and other trade barriers; difficulties in protecting intellectual property; compliance with existing and future foreign government regulations and technical standards; difficulties in collecting international accounts receivable; compliance with applicable export controls; and political and economic instability. The realization of any of these risks could significantly impact IEH’s ability to generate revenues and achieve profitability. In addition, a number of IEH’s key markets have yet to be fully explored and there is no certainty that IEH’s business model will work successfully in these markets.

IEH’s current regional consortia and its current and future OEM partners may not be able to deliver volume, or deliver it fast enough, which will adversely affect the volume/cost relationship of IEH’s technologies.

IEH’s regional consortia have not yet been fully implemented and its partnerships with OEMs are at a relatively early stage. As it proceeds with the commercialization process, IEH may experience difficulties with access to resources and will be subject to the decisions of partners and regulatory and governmental authorities. Commercialization of fuel cell and related technologies across a wide array of product opportunities depends on driving down development and production costs. Volume is key to cost reduction and although IEH is also pursuing various other cost reduction strategies, which focus on materials, component fabrication, production techniques, management systems, fit-for-purpose design and is stimulating initial market demand through adopting a loss leader pricing strategy, these may not be successful.

IEH’s initial fuel cell systems currently cost, at low volume, significantly more than many traditional energy technologies. If IEH is unable to develop fuel cell technologies that are comparable to competing energy alternatives in terms of price, reliability and longevity, consumers will be unlikely to purchase IEH’s services. IEH cannot guarantee that it will be able to lower these costs to a long-term competitive level or where the end products developed with its partners and through the regional consortia will not suffer from a reduction in performance, reliability and longevity.

IEH may not have the capability to effect multiple programs with multiple partners and to deliver on multiple contracts in multiple markets at the same time.

Even with significant resource input from its partners, IEH faces substantial challenges in pursuing its business model that requires concurrent delivery on multiple programs with multiple partners spread across the globe. Although IEH believes it staffs its current programs adequately and will continue to adjust its employee pool to address any increased staffing demands as the current partnerships progress and new partnerships commence, the IEH business model is complex, will require diligent monitoring and coordination and may not be able to react to such demands.

IEH is highly dependent on intellectual property and proprietary technologies and may not be able to adequately protect these interests globally.

IEH’s success has depended and will continue to depend significantly on its ability to maintain and uphold the proprietary position of its products and its technologies. There is no assurance that third parties’ rights, including third party patents, will not have an adverse effect on IEH’s ability to pursue some or all aspects of its business; that third parties will not independently develop similar or competing technologies; that IEH’s patent applications (and any subsequent or resulting granted patents) will not be challenged by third parties, either successfully or otherwise; that where IEH’s reliance is on confidential and/or proprietary know-how, others will not gain access to it even though the combined group only discloses such confidential and/or proprietary know-how under a written obligation of confidence contained in a non-disclosure agreement; that any currently pending or future patent applications will be issued; or that competitors will not develop similar products which are not within the scope of IEH’s patents (if and when they proceed to grant) or, where patents have been issued to IEH, that others will not be able to design around such patents to create a competing technology or product.

In the past, IEH has sought legal advice in relation to possible infringement of third party owned patents, which identified a small number of patents that may impact on the ability of IEH to fully develop or use its technologies as described in two of its patent applications. If any of the identified third parties believed IEH to be infringing on their patents, IEH could be subject to costly litigation and/or be barred from using its conflicting technologies, which could impact its current and future contracts and revenue production.

IEH depends on third parties for the supply of key components for its products, and may not be able to obtain alternate sources for such key components in a timely manner, if at all, in the event of any disruption of its current supplier relationships.

Although a number of the components IEH requires for its products can be sourced from a number of third party suppliers, some of the key components for IEH’s fuel cell technology products rely on the continuity of existing supply agreements with specific suppliers and there is no certainty, in the event that one of these agreements were to terminate for any reason, that the combined group would easily be able to source such key components elsewhere. If an alternate source for a key component could not be found in a timely manner, or at all, IEH would likely have significant difficulties maintaining its phase three and phase four operations under its business model, and would face disruptions in all stages of its operations.

IEH may be exposed to product liability or other commercial litigation in the future, which could result in damage to the company’s reputation, significant increased expense and could cause DWM’s stock price to fall.

IEH’s business exposes it to an inherent risk of potential product liability claims related to the design, manufacture and marketing of IEH’s alternative energy products, as well as risks of commercial contract and other business litigation claims associated with the complex partnerships, consortia and other operating arrangements within which IEH operates. A malfunction or the inadequate design of a product developed by IEH could result in contractual, tort or warranty claims. Any liability for environmental harm or for damages resulting from technical faults or failures could be substantial and could materially adversely affect IEH’s business and results of operations. In addition, a well-publicized actual or perceived problem involving any form of new energy technology could adversely affect the market’s perception of IEH’s services and end-products. Any of these events may materially adversely affect IEH’s financial condition and results of operations.

IEH depends on certain key personnel, the loss of whom could disrupt IEH’s current partnerships and its ability to attract new partners, as well as its ability to fulfill its business goals.

The success of IEH and its business strategy are dependent to a large extent on its ability to attract and retain key management, commercial and technical personnel. In addition, as IEH commercializes and expands its partner relationships, IEH will need to recruit additional management personnel and support staff. The loss of the services of one or more members of its current management group or key technical and commercial personnel or the inability to recruit additional personnel as needed may have an adverse effect on IEH. Currently, IEH relies heavily on its Chief Executive Officer and Director, Dr. Harry Bradbury, its Chief Operating Officer and Director, Gary Rolfes, its Chief Financial Officer and Director, Rakesh Varma, and the key scientific teams that joined IEH from Advanced Power Systems, Element One Enterprises and MESOFuel.

If IEH is unable to attract, retain and motivate key personnel or hire qualified personnel, or such personnel do not work well together, IEH’s growth prospects and profitability will be harmed.

IEH’s performance and success is largely dependent on the talents and efforts of highly skilled individuals. IEH has recently recruited many of its executive officers and other key management talent, some of which have limited or no experience in the energy industry. For example, IEH recently hired Rakesh Varma, IEH’s Chief Financial Officer, and Gary Rolfes, IEH’s Chief Operating Officer, in February and March 2005, respectively. Because key members of IEH’s executive management have only worked together as a team for a limited time, there are inherent risks in the management of the company with respect to decision-making, business direction, product development and strategic relationships. Such risks may also be heightened by the split in management’s geographic locations between Los Angeles, California and London, England, and cultural differences in management styles. In the event that the members of IEH’s executive management team are unable to work well together or agree on certain operating principles, business direction or business transactions or are unable to provide cohesive leadership, IEH’s business could be harmed and one or more of those individuals may discontinue their service to IEH, forcing IEH to find a suitable replacement. The loss of any of our management or key personnel could seriously harm IEH’s business.

As IEH becomes a more mature company, IEH may find its recruiting efforts more challenging. Competition in the energy industry for qualified personnel is intense, and IEH is aware that its competitors may directly target its employees. The majority of IEH employees have non-competition agreements and it is IEH’s policy to include such language in all of its employment agreements. However, these agreements are of limited enforceability in California where certain IEH employees are located. The incentives to attract, retain and motivate employees provided by IEH options grants or by future arrangements, such as cash bonuses, may not be as effective as they have been in the past. If IEH is not successful in attracting necessary personnel or retaining and motivating existing personnel, IEH may be unable to grow effectively.

IEH may not be able to protect its important intellectual property and, as a result, could incur substantial costs bringing claims against others for infringement of its proprietary rights and/or defending claims that its products infringe on the proprietary rights of others. If IEH fails to adequately protect its proprietary technologies, third parties may be able to use such technologies, without providing value to the combined group, which could prevent IEH from successfully competing in the market.

The success of the combined group’s business plan depends in part on IEH’s ability to obtain and maintain patents in the U.S. and abroad, and maintain other adequate protections of the intellectual property related to its technologies and products that may not be covered by patents. The patent positions of technology companies, including IEH, are generally uncertain and involve complex legal and factual questions. The combined group will be able to protect its proprietary rights from unauthorized use by third parties only to the extent that the combined group’s proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the U.S., and many companies have encountered significant problems in protecting and defending their proprietary rights in foreign jurisdictions.

IEH has applied and will continue to apply for patents covering its technologies, processes and products, as and when it deems appropriate. However, third parties may challenge these applications, or these applications may fail to result in issued patents. IEH’s existing patents and any future patents the combined group obtains may not be sufficiently broad to prevent others from practicing its technologies or from developing competing products. Even if all of IEH’s patent applications are issued and the resulting patents are sufficiently broad to protect IEH’s technologies, other parties may still seek to challenge or invalidate them causing the combined group to incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting its intellectual property rights.

Further, IEH’s competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to IEH’s. If IEH is found to be infringing third-party patents, it could be required to pay substantial royalties and/or damages, and IEH does not know whether it will be able to obtain licenses to use such patents on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of IEH’s products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

IEH also relies and will continue to rely on trade secret protection for its confidential and proprietary information. However, trade secrets are difficult to protect. IEH protects, and the combined group will attempt to protect, its proprietary information and processes, in part, with confidentiality agreements with employees, collaborators and consultants. However, third parties may breach these agreements and IEH may not have adequate remedies for any such breach or its trade secrets may still otherwise become known by competitors. In addition, IEH’s competitors may independently develop substantially equivalent proprietary information.

In addition, IEH does not know whether the U.S. Patent & Trademark Office will grant federal registrations based on any pending or future trademark applications. Even if federal registrations are granted to the combined group, such trademark rights may be challenged. It is also possible that IEH’s competitors or others will adopt similar trademarks, thus impeding IEH’s ability to build brand identity and possibly leading to customer confusion. IEH could incur substantial costs in prosecuting or defending trademark infringement suits.

Asserting, defending and maintaining IEH’s intellectual property rights could be difficult and costly and failure to do so may diminish its ability to compete effectively and may harm its operating results. IEH may need to pursue lawsuits or legal action in the future to enforce its intellectual property rights, to protect its trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by IEH, it may oppose those applications and be required to participate in proceedings to determine priority of rights to the trademark. Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with those of IEH. IEH may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time consuming, and could require a substantial amount of the combined group’s financial resources in either case.

IEH’s reliance on government contracts could limit its potential suppliers, and compromise its intellectual property and confidential information negatively, impacting IEH’s results of operations and competitive advantage.

Some of IEH’s technology has been developed under government funding by the United States and by other countries. In some cases, U.S. government agencies can require IEH to obtain components for its products from U.S. sources rather than from foreign countries. IEH’s contracts with government agencies are also subject to the risk of termination at the convenience of the contracting agency, potential disclosure of its confidential information to third parties and the exercise of “march-in” rights by the government, whereby a government agency may continue to use and may license to others any technology developed under government-funded contracts, if the original contractor clearly fails to continue to develop the technology under specific terms of the contract or national security requires such intervention. The implementation of restrictions on IEH’s sourcing of components or the potential exercise of march-in rights could influence IEH to make business decisions that otherwise may not be the most cost-effective or most consistent with the development of its long-term business model, thus impacting IEH’s results of operations and financial condition. In addition, under the Freedom of Information Act, any documents that IEH has submitted to the U.S. government or to a contractor under U.S. government funding are subject to public disclosure that could compromise its intellectual property rights, and reduce its competitive advantage from such rights, unless such documents are exempted as trade secrets or as confidential information and treated accordingly by such U.S. government agencies.

IEH’s business is subject to government regulation which impacts its ability to commercialize its technologies and attract future partners, and may become subject to additional government regulation in the future.

IEH’s business is subject to federal, local, and foreign laws and regulations, including, for example, state and local ordinances relating to building codes, public safety and related matters. If the proposed transaction closes and IEH becomes a U.S. company, it may also be subject to certain laws and regulations governing foreign business practices and the export of certain types of technology, which could limit the markets in which IEH may find partners with whom IEH will be able to fully develop and commercialize its fuel cell technologies.

Further, as new energy technologies are introduced into the market commercially, governments may impose new regulations. IEH does not know the extent to which any such regulations may impact its ability to develop or market its technologies. Any regulations of new energy technologies, whether at the federal, state, local or foreign level may increase IEH’s costs and the price of its products or further limit the markets in which IEH may locate new partners.

If, after the transaction, IEH fails to develop or maintain an effective system of internal controls over financial reporting, it may not be able to accurately report its financial results or prevent fraud. As a result, stockholders could lose confidence in the combined group’s financial reporting, which would harm the value of DWM common stock.

Effective internal controls over financial reporting will be necessary for the combined group to provide reliable financial reports, attempt to prevent fraud and operate successfully as a public company. If the combined group cannot provide reliable financial reports or prevent fraud, its reputation and operating results would be harmed. In the future, the combined group will need to assess its internal controls over financial reporting and take steps to improve such controls as needed.

As a public company, DWM is, and subsequently the combined group will be, subject to the reporting requirements of the Sarbanes-Oxley Act of 2002. Beginning September 30, 2006, the combined group will be required to annually assess and report on its internal controls over financial reporting. If the combined group is unable to adequately establish or improve its internal controls over financial reporting, it may report that its internal controls are ineffective and its external auditors will not be able to issue an unqualified opinion on the effectiveness of its internal controls. Ineffective internal controls over financial reporting could also cause investors to lose confidence in the company’s reported financial information, which would likely have a negative effect on the trading price of DWM securities, could affect the combined group’s ability to access the capital markets and could result in regulatory proceedings against the combined group by, among others, the U.S. Securities Exchange Commission.

Neither DWM nor IEH previously paid cash dividends on their common stock or ordinary shares, respectively, and the combined group does not plan to do so.

Neither DWM nor IEH previously paid any cash dividends and the combined group does not anticipate paying any cash dividends in the foreseeable future. IEH expects that post-closing earnings, if any, will be used for working capital and to finance growth. Because the combined group will not pay dividends on its common stock in the foreseeable future, investors must rely on stock appreciation for any return on their investment in its common stock. Stock appreciation is influenced by many factors, most of which will be beyond the direct control of the combined group and the combined group cannot predict or assure investors as to the rate of its stock appreciation, if any.

Provisions in the combined group’s charter documents and Delaware law may prevent or delay any proposed acquisition of the combined group, which could decrease the value of its securities.

The Certificate of Incorporation and bylaws of DWM, and subsequently of the combined group, and Delaware law contain provisions that could make it harder for a third party to acquire the company without the consent of its board of directors. In addition, in certain circumstances, Delaware law also imposes restrictions on mergers and other business combinations between DWM and any holder of 15% or more of its outstanding common stock.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

The statements contained in this proxy statement/prospectus, including in the documents incorporated by reference into this proxy statement/prospectus, that are not purely historical are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements herein include, but are not limited to, statements regarding DWM’s, IEH’s, the combined group’s and the parties’ management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including DWM’s and IEH’s financial condition, results of operations, and the expected impact of the proposed transaction on the parties’ financial performance, individually and as a combined group. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “would” and similar expressions or the negatives of such terms may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting DWM, IEH and the proposed combined group will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described under the heading “Risk Factors,” beginning on page 23 and the following:

•	DWM’s ability to obtain stockholder approval of the transaction and the related amendments to DWM’s Certificate of Incorporation;

•	the receipt of acceptances from IEH shareholders in respect of over 50% in nominal value of the IEH shares to which the offer relates;

•	DWM’s ability to maintain the Nasdaq Small Cap Market listing of its outstanding common stock, and obtain listing of the new DWM common stock to be issued in the transaction;

•	the parties’ ability to effectively reconcile and satisfy all requirements of U.S. and U.K. law governing the transaction;

•	the parties’ ability to close the transaction in a timely manner;

•	the ability of IEH’s management team to effect a smooth transition to leadership of the combined group;

•	IEH’s ability to perform under its multi-phase business model in a manner satisfactory to its current partners and future partners;

•	IEH’s ability to develop commercially viable fuel cell technologies;

•	the cost and timing of developing IEH’s fuel cell technologies;

•	market acceptance of IEH’s fuel cell technologies;

•	competitive factors, such as price competition and competition from other traditional and alternative energy companies;

•	IEH’s ability to protect its intellectual property;

•	IEH’s ability to lower the cost of its fuel cell technologies and demonstrate their reliability;

•	the cost of complying with current and future governmental regulations;

•	fluctuations in the trading price and volume of DWM’s common stock prior to the close of the transaction and of the combined group’s common stock post-closing; and

•	other risks and uncertainties detailed from time to time in DWM’s filings with the Securities and Exchange Commission.

Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. DWM and IEH undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SECTION TWO—SPECIAL MEETING OF DWM STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE DWM SPECIAL MEETING

When and where is the DWM special meeting?

The DWM special meeting will be held on                     , 2005 at                 , local time, at DWM’s principal executive offices, located at 1405 South Coast Highway, Oceanside, California 92054. DWM is sending this proxy statement/prospectus and the enclosed proxy card to its stockholders because DWM’s board of directors is soliciting their proxy to vote at the DWM special meeting.

What are DWM stockholders voting on at the DWM special meeting?

There are five matters scheduled for a vote at the DWM special meeting:

1. To consider and vote upon a proposal to approve DWM’s offer for the whole outstanding share capital and all outstanding options and warrants of IEH, and the resulting change of control of DWM.

2. To approve an amendment to DWM’s Certificate of Incorporation to effect a reverse stock split of DWM’s common stock pursuant to which five outstanding shares would be combined into one share of DWM common stock and to authorize DWM’s board of directors to file such amendment.

3. To approve an amendment to DWM’s Certificate of Incorporation to increase the number of authorized shares of DWM common stock to 100,000,000 and to authorize DWM’s board of directors to file such amendment.

4. To approve an amendment to the DWM 2002 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder from 750,000, before giving effect to the proposed reverse stock split, to 6,650,000, after giving effect to the proposed reverse stock split.

5. To conduct any other business properly brought before the meeting.

Who can vote at the DWM special meeting?

Only DWM’s stockholders of record at the close of business on                     , 2005, the “record date”, will be entitled to vote at the DWM special meeting. On the record date, there were              shares of DWM common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in DWM Stockholders’ Name

If on the record date, the shares of a DWM stockholder were registered directly in such stockholder’s name with DWM’s transfer agent, Corporate Stock Transfer, Inc., then such DWM stockholder is a stockholder of record. As a stockholder of record, the DWM stockholder may vote in person at the meeting or vote by proxy. Whether or not a DWM stockholder plans to attend the meeting, DWM urges such stockholders to fill out and return the enclosed proxy card to ensure his or her vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the record date, the shares of a DWM stockholder were held, not in such stockholder’s name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then such DWM stockholder is the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to such stockholder by that organization. The organization holding such DWM stockholder’s account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, the DWM stockholder has the right to direct such stockholder’s broker or other agent on how to vote the shares in such stockholder’s account. These DWM stockholders are also invited to attend the special meeting. However, since such DWM stockholders are not the stockholder of record, they may not vote their shares in person at the meeting unless they request and obtain a valid proxy from their broker or other agent.

How do DWM stockholders vote?

DWM stockholders may vote “For” or “Against” each proposal or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in DWM Stockholder’ Name

If a DWM stockholder is a stockholder of record, such stockholder may vote in person at the DWM special meeting or vote by proxy using the enclosed proxy card. Whether or not such DWM stockholder plans to attend the meeting, DWM urges such stockholder to vote by proxy to ensure such stockholder’s vote is counted. A DWM stockholder may still attend the meeting and vote in person if such stockholder has already voted by proxy.

•	To vote in person, a DWM stockholder must come to the special meeting and DWM will give each stockholder a ballot when he or she arrives.

•	To vote using the proxy card, a DWM stockholder must complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If a DWM stockholder returns such stockholder’s signed proxy card to DWM before the special meeting, or brings his or her proxy card to the meeting, DWM will vote such stockholder’s shares as he or she directs.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If a DWM stockholder is a beneficial owner of shares registered in the name of a broker, bank, or other agent, such stockholder should have received a proxy card and voting instructions with these proxy materials from that organization rather than from DWM. A DWM stockholder shall simply complete and mail the proxy card to ensure that such stockholder’s vote is counted.

To vote in person at the DWM special meeting, a DWM stockholder must obtain a valid proxy from such stockholder’s broker, bank or other agent. A DWM stockholder shall follow the instructions from such stockholder’s broker or bank included with these proxy materials, or contact such stockholder’s broker or bank to request a proxy form.

How many votes does a DWM stockholder have?

On each matter to be voted upon, a DWM stockholder has one vote for each share of common stock he or she owns as of the record date.

What if a DWM stockholder returns a proxy card but does not make specific choices?

If a DWM stockholder returns a signed and dated proxy card without marking any voting selections, such stockholder’s shares will be voted “For” all proposals presented for voting as described in this proxy statement/prospectus, including the issuance of DWM’s common stock in the transaction and resulting change of control of DWM, and the amendments to DWM’s Certificate of Incorporation. If any other matter is properly presented at the meeting, a DWM stockholder’s proxy (one of the individuals named on such stockholder’s proxy card) will vote such stockholder’s shares using his or her best judgment.

Who is paying for this proxy solicitation?

DWM will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, DWM’s directors and employees may also solicit proxies in person, by telephone or by other means of communication.

Directors and employees will not be paid any additional compensation for soliciting proxies. DWM will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if a DWM stockholder receives more than one proxy card?

If a DWM stockholder receives more than one proxy card, such stockholder’s shares are registered in more than one name or are registered in different accounts. Such DWM stockholder must complete, sign and return each proxy card to ensure that all of the shares are voted.

Can a DWM stockholder change the DWM stockholder’s vote after submitting the proxy?

Yes. A DWM stockholder can revoke such stockholder’s proxy at any time before the final vote at the meeting. A DWM stockholder who is the record holder of the DWM shares may revoke such stockholder’s proxy by any one of three ways:

•	submitting another properly completed proxy card with a later date;

•	sending a written notice that such stockholder is revoking the proxy to DWM’s Secretary at 1405 South Coast Highway, Oceanside, California 92054; or

•	attending the special meeting and voting in person. Simply attending the meeting will not, by itself, revoke a DWM stockholder’s proxy.

If a DWM stockholder’s shares are held by a broker or bank as a nominee or agent, such stockholder should follow the instructions provided by the DWM stockholder’s broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total for proposals 1 and 4. For proposals 2 and 3, broker non-votes will have the same effect as “Against” votes.

If a DWM stockholder does not give instructions to such stockholder’s broker, the broker can vote such shares with respect to discretionary items, but not with respect to non-discretionary items. On non-discretionary items for which a DWM stockholder does not give such stockholder’s broker instructions, the shares will be treated as broker non-votes. Proposals 1, 2, 3 and 4 are all considered non-discretionary items, and thus DWM encourages its stockholders holding shares in street name to instruct their brokers on how to vote.

How many votes are needed to approve each proposal?

To be approved, proposal 1, the issuance of DWM common stock and the resulting change of control of DWM, must receive a “For” vote from the majority of the total votes cast at the DWM special meeting, either in person or by proxy. Abstentions will have the same effect as a vote “Against” the proposal and broker non-votes will have no effect.

To be approved, proposal 2, the amendment of DWM’s Certificate of Incorporation to effect the reverse stock split, must receive a “For” vote from the majority of shares of DWM common stock outstanding on the record date. If a DWM stockholder “Abstains” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote. As of the record date, there were              shares of DWM common stock outstanding. Therefore, stockholders holding at least              shares of DWM common stock must vote “For” the amendment to DWM’s Certificate of Incorporation regarding the reverse stock split.

To be approved, proposal 3, the amendment of DWM’s Certificate of Incorporation to increase the number of authorized shares of common stock must receive a “For” vote from the majority of shares of DWM common stock outstanding on the record date. If a DWM stockholder “Abstains” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote. As of the record date, there were              shares of DWM common stock outstanding. Therefore, stockholders holding at least              shares of DWM common stock must vote “For” the amendment to DWM’s Certificate of Incorporation regarding the increase in authorized shares of common stock.

To be approved, proposal 4, the amendment of the DWM 2002 Plan to increase the number of shares reserved for issuance thereunder, must receive a “For” vote from the majority of shares of DWM common stock outstanding on the record date. If a DWM stockholder “Abstains” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote. As of the record date, there were              shares of DWM common stock outstanding. Therefore, stockholders holding at least              shares of DWM common stock must vote “For” the amendment to DWM’s Certificate of Incorporation regarding the reverse stock split.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the outstanding shares of DWM common stock entitled to vote are present at the DWM special meeting, either in person or by proxy duly authorized. On the record date, there were              shares of DWM common stock outstanding and entitled to vote. Thus,              shares of DWM common stock must be represented by stockholders present at the meeting either in person or by proxy to have a quorum.

The shares a DWM stockholder holds will be counted towards the quorum only if he or she submits a valid proxy (or one is submitted on such stockholder’s behalf by such stockholder’s broker, bank or other nominee) or if he or she votes at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the meeting may be adjourned either by the chairman of the meeting or by vote of the holders of a majority of the shares represented at the meeting.

Is the approval or implementation of any proposal conditioned on the approval of another proposal?

Yes. The closing of the transaction described in proposal 1 is conditioned on the approval of proposals 2, 3 and 4. Amendment of DWM’s Certificate of Incorporation to increase the number of the authorized shares of DWM’s common stock described by proposal 3 and the increase in the number of shares reserved for issuance under the DWM 2002 plan are each conditioned upon the approval of proposal 1, and actions to implement either or both of these proposals will not be taken by the DWM board if proposal 1 is not approved by DWM stockholders.

Implementation of the reverse stock split described in proposal 2 is not conditioned on the approval of any other proposal.

How can DWM stockholders find out the results of the voting at the DWM special meeting?

Preliminary voting results will be announced at the DWM special meeting. Final voting results will be published in DWM’s quarterly report on Form 10-QSB for the quarter during which the DWM special meeting occurs.

Will the DWM special meeting be adjourned for the purpose of soliciting additional proxies?

DWM does not currently intend to seek an adjournment of the DWM special meeting. However, adjournments may be made for the purpose of, among other things, soliciting additional proxies. Under DWM’s bylaws, the DWM special meeting may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares represented at the meeting. When the DWM special meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at the meeting at which the adjournment is taken. At the adjourned meeting, DWM may transact any business which might have been transacted at the original meeting.

PROPOSAL 1 – APPROVAL OF ISSUANCE OF DWM COMMON STOCK AND CHANGE OF CONTROL OF DWM PURSUANT TO AN OFFER TO ACQUIRE THE WHOLE SHARE

CAPITAL OF IEH

THE TRANSACTION

Background to the Transaction

During its initial fundraising activities, Intelligent Energy, Ltd. (IE Ltd.) indicated to its shareholders that it would endeavor to generate liquidity in its stock through a public listing or other means within a two-year time frame. Accordingly, in the fourth quarter of fiscal 2003, the board of IE Ltd. decided to explore options for listing its shares on a known exchange in Europe or America. Recognizing the longer-term commercial benefits of a listing on a North American exchange, the IE Ltd. board of directors decided to first seek a listing on the Alternative Investment Market of the London Stock Exchange, or the AIM, to be followed by a subsequent listing on the Nasdaq. As part of this listing effort, the IE Ltd. board of directors appointed J.P. Morgan, a U.S. investment bank, with a significant presence in London, in order to manage the AIM listing process, with the view that the same advisor would be able to manage the intended Nasdaq listing as well. As part of the preparation to list shares on AIM, IE Ltd. undertook a reorganization, resulting in the formation of Intelligent Energy Holdings Plc, which was to be the listed entity. Following extensive legal, technical and commercial due-diligence by third party advisors, IEH formally applied for a listing on AIM, and initiated an investor roadshow in the second quarter of 2004. During that quarter in 2004, the market for new issuances in the U.K. became unfavorable and, as a result, several high profile transactions were either pulled or severely restricted in terms of both pricing and amount of funds raised. The IEH issuance was not immune to these prevailing influences and the IEH board was forced to consider compromising on either the amount of funds raised or the pricing of the issue. Given this background, the board of IEH sought assurances from its advisors that market conditions were such that freely traded equity in IEH would trade successfully in the aftermarket. In the absence of such assurances, the board of IEH decided to withdraw its intention to list on AIM.

Beginning in July 2004, IEH initiated a process to explore business combinations with companies that were publicly listed on U.S. exchanges. Dr. Harry Bradbury had relationships with Cappello Capital Corp. (“Cappello”) representatives, with whom he had been in contact, on an informal basis, about various matters. Cappello is an investment bank based in Santa Monica, California and has experience in mergers, financings and advisory services for companies similar to IEH. On August 13, 2004, IEH hired Cappello to serve as an exclusive financial advisor to IEH, including the identification of a suitable business combination candidate, the provision of advice in the execution of a business combination and assistance in raising capital for IEH.

To identify suitable business combination candidates, Cappello specifically targeted firms that were listed on the Nasdaq or OTCBB, had a market capitalization of less than $10 million and positive net asset values. The objective was to effect a business combination whereby IEH would become the majority shareholder in a publicly-listed company and gain control of the surviving entity. Cappello approached several companies regarding a business combination transaction and for various reasons these discussions did not proceed.

In the course of this exhaustive process, Cappello made proposals on behalf of IEH to several U.S. public companies to enter into a business combination and ultimately IEH decided to move forward with DWM. DWM met a number of key criteria that IEH had established for potential business combinations and as a result was an attractive business combination candidate: (i) DWM was listed on the Nasdaq SmallCap market, (ii) trailing twelve-month revenues were less than $5 million and (iii) book value was positive. In addition, it was believed that DWM’s liquidation value would be positive. IEH management believed that the combination of IEH and DWM would be an expeditious and certain method of becoming publicly listed in the United States.

By September 2004, DWM had ceased making significant sales of its products to West Marine Products, Inc., previously a key customer, resulting in a substantial loss of revenue and stability. In the fall of 2004, the bookings for DWM’s spring 2005 line did not meet management’s expectations and DWM’s board and management began to evaluate the company’s future and the likelihood that it would be able to meet its fiscal 2005 projections. The board and management concluded that DWM was too small to continue to bear the current and future anticipated expenses of being publicly-traded caused by the implementation of the Sarbanes-Oxley Act, given the relative benefits. In addition, DWM’s management did not believe that its business model based on wholesale sales would generate enough funds in the near term to enable the company to shift to a more profitable direct sales model. The DWM board and management determined that being publicly traded on Nasdaq was one of the company’s most valuable assets and therefore management began investigating strategies to capitalize on this asset. The DWM board considered a number of alternative transactions designed to preserve or return value to the DWM stockholders; for example:

•	The DWM board considered possible equity investments by venture capital firms and other potential investors, including one transaction that neared completion. The DWM board did not pursue this investment because it concluded that a transaction such as the one proposed by IEH would better enhance stockholder value.

•	DWM’s management held acquisition discussions with two apparel companies but could not reach sufficiently favorable terms to pursue either.

•	The DWM board discussed the possibility of going private, but determined the company’s cash position was not sufficient to accomplish this.

•	DWM held discussions with an apparel catalog company and a shoe company, which did not prove fruitful.

•	The DWM board discussed liquidation of the company, but determined doing so would not produce sufficient stockholder value.

On October 27, 2004, Cappello sent Gerald Montiel, the Chief Executive Officer of DWM, a letter proposing a business combination between IEH and DW. On November 1, 2004, Gerald Montiel responded by calling Cappello representatives to inquire about the letter he received. He was given a general outline of IEH and the proposed transaction. Cappello then sent Gerald Montiel a confidentiality agreement to permit the sharing of detailed information on IEH’s and DWM’s respective businesses and operations. On November 2, 2004, Gerald Montiel sent an executed copy of the confidentiality agreement to Cappello, whose representatives then provided him with an IEH overview presentation that IEH management had developed with Cappello’s assistance.

On December 7, 2004, Dr. Harry Bradbury, Gerald Montiel, Eric Montiel and Cappello representatives met at the Ritz Carlton in Dana Point, California. The purpose of the meeting was to make mutual, in-person introductions and to permit Dr. Harry Bradbury to describe in detail the nature of IEH’s business. Dr. Bradbury and the Cappello representatives also had the opportunity to begin asking due diligence questions about DWM’s business. The meeting adjourned with a commitment by IEH to provide DWM a term sheet for a business combination between the two companies.

On December 10, 2004, Cappello sent a term sheet to DWM. DWM responded to the term sheet on December 16, 2004 with a counter-offer and a hypothetical timeline for the orderly liquidation of DWM’s operating assets. Gerald Montiel spoke at length with Cappello representatives about his thoughts on the counter-offer. It was agreed that the best way to proceed was to conduct a principal-to-principal meeting, in which discussions would not be hampered by an eight-hour time zone difference.

On December 20, 2004, Gerald Montiel, Eric Montiel and the DWM board of directors met with Cappello representatives and Dr. Harry Bradbury at Cappello’s office in Santa Monica. The purpose of the meeting was to review due diligence information on both IEH and DW and to discuss business combination terms. Discussions were informative for all attendees, and, consequently on December 21, 2004, IEH and DWM executed a letter of intent, subject to further due diligence and other conditions, to participate in a business combination whereby the outstanding share capital of IEH would be acquired by DWM.

On December 22, 2004, Cappello representatives met with IEH’s board of directors in London to outline the expected transaction process through the closing date and discuss the advantages of moving IEH to the United States and becoming listed on the Nasdaq SmallCap market. The board of directors agreed with Cappello and decided to move forward, subject to due diligence, with the business combination with DWM.

On December 23, 2004, a formal due diligence process began. Both parties and their respective legal counsels exchanged initial sets of detailed diligence materials and subsequently continued to exchange due diligence information. On January 3, 2005, Cappello visited DWM’s facilities for an on-site review of diligence data and inspection of DWM’s facilities. Cappello representatives met with Gerald Montiel, Eric Montiel and Todd Schmidt at DWM’s Oceanside facility and then visited the DWM retail store in La Jolla, California.

On January 6, DWM representatives attended a due diligence meeting in Cappello’s Santa Monica office. The following day, DWM’s board of directors attended a due diligence meting and a technology presentation in Cappello’s office. The diligence process continued through January 2005 and also included several detailed discussions about the terms of an acquisition agreement to be executed by the parties.

On January 26, 2005, Cappello representatives and legal counsel to IEH participated in a conference call with Gerald Montiel and DWM’s legal counsel to discuss the contents of a press release announcing an acquisition agreement between IEH and DWM. On February 3, 2005, an acquisition agreement was executed by IEH and DWM, and a press release announcing the agreement was submitted to media outlets.

DWM’s Reasons for the Transaction

In reaching its decision to approve the acquisition agreement and proceed with the transaction with IEH, DWM’s board of directors consulted with DWM’s management, and financial and legal advisors regarding the strategic, operational and financial aspects of the transaction. In the course of reaching its decision to approve the acquisition agreement, DWM’s board of directors considered a variety of factors, including:

•	wholesale order bookings received by DWM in the Fall of 2004 related to Spring 2005 sales were well below management’s business model projections. Management believed that lower wholesale revenue would seriously jeopardize the company’s profitability and cash flow in fiscal 2005;

•	DWM’s difficulties maintaining its listing on the Nasdaq SmallCap Market based on its level of net income, market value, and stockholder equity;

•	the current and future anticipated costs associated with operating as a small public company in comparison with the current and anticipated revenues of the company;

•	DWM’s board’s reluctance to raise more capital with the uncertainties of the DWM business model;

•	the discontinuance of the West Marine private label business in late fiscal 2004 and its negative impact on DWM’s current and future operating results;

•	the oral opinion of Houlihan Valuation, subsequently confirmed in writing that, the consideration to be paid by DWM pursuant to the acquisition agreement was fair from a financial point of view to DWM;

•	the low likelihood that stockholders would receive any value in a liquidation of DWM assets;

•	DWM’s need for significant additional capital to effectively market its brand to generate any growth in sales and profits and avoid continued losses;

•	the lack of reasonably available alternatives for DWM to enhance stockholder value, including any potential business combination with another third party;

•	the results of DWM’s due diligence review of IEH;

•	the fact that DWM’s stockholders would have the opportunity to vote in respect of the acquisition agreement;

•	the terms of the acquisition agreement, including the representations and warranties of IEH.

In its review of the proposed transaction, DWM’s board of directors considered the potential adverse impact of other factors, including:

•	the possibility that the parties fail to complete the transaction, the substantial expenses to be incurred in connection with the transaction, and the impact of those expenses if the transaction is not completed;

•	the limitations imposed on the conduct of DWM, including restrictions on alternative business transactions prior to the completion of the proposed transaction;

•	the risks associated with the diversion of management resources and the impact of the transaction on employees, collaboration partners and customers;

•	the need for substantial near-term and future external financing of the combined group in order to successfully implement the group’s four phase business model and achieve commercialization of the group’s fuel cell technologies;

•	the risk that the potential benefits sought in the transaction might not be realized; and

•	the other risks described under the section of this proxy statement/prospectus entitled “Risk Factors” on page , including that the combined group may not be able to raise sufficient capital to grow the group’s business and maintain and/or increase the value of DWM’s common stock; and

•	the substantial expenses to be incurred in connection with the transaction, and the impact of those expenses if the transaction is not completed.

DWM’s board of directors viewed IEH primarily as a technology development company and the alternative energy industry as one with significant potential for growth. Therefore, the DWM board of directors were not deterred by IEH’s history of losses or lack of market products.

The above discussion of the material factors is not intended to be exhaustive, but does set forth the principal factors considered by DWM’s board of directors. After due consideration, DWM’s board of directors concluded that the potential benefits of the transaction outweighed the risks associated with the transaction. In view of the wide variety of factors considered by DWM’s board of directors in connection with the evaluation of the transaction and the complexity of these matters, DWM’s board of directors did not consider it practical to quantify, rank or otherwise assign relative weights to the foregoing factors, and it did not attempt to do so. Rather, DWM’s board of directors made its recommendation based on the totality of the information presented to it, and the investigation conducted by it. DWM’s board of directors considered all these factors and determined that these factors, as a whole, supported the conclusions and recommendations described below.

This summary of the reasoning of DWM’s board of directors, as well as certain information presented in this section, is forward-looking in nature. This information should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward Looking Statements” on page 40.

Recommendation of DWM’s Board of Directors

After careful consideration, DWM’s board of directors determined that the proposed transaction is fair to, and in the best interests of, DWM and its stockholders. DWM’s board of directors recommends that DWM stockholders vote FOR the issuance of DWM common stock in the transaction and the resulting change of control of DWM.

In considering the recommendation of DWM’s board of directors with respect to the issuance of shares pursuant to the transaction and the change of control resulting from such issuance, DWM stockholders should be aware that certain directors and officers of DWM have interests in the offer that are different from, or are in addition to, the interests of DWM’s stockholders generally. See the section entitled “Interests of Directors, Officers and Affiliates” on page 65.

IEH’s Reasons for the Transaction

In reaching its decision to approve the acquisition agreement, IEH’s board of directors consulted with IEH’s management and financial and legal advisors regarding the strategic, operational and financial aspects of the transaction. The management team of IEH performed analyses of the business, financial performance and condition, competitive environment, and prospects of each DWM and IEH as separate entities and on a combined basis for IEH’s board of directors. In reaching its decision to approve the acquisition agreement, IEH’s board of directors also considered the interests that certain directors and officers of IEH have in the offer. See the section entitled “Interests of Directors, Officers and Affiliates” on page 65.

In the course of reaching its decision to approve the acquisition agreement, IEH’s board of directors considered a variety of factors, including but not limited to, the following:

•	The strategic value of swift and relatively certain access to the U.S. market at this time in IEH’s business development;

•	the advantages of being a Nasdaq-listed company;

•	the benefits of relocating the IEH headquarters to the U.S. in conjunction with the transaction;

•	the fact that the DWM common stock to be received by IEH’s securityholders or upon exercise of IEH options and warrants exchanged for options and warrants to acquire DWM common stock in the transaction would provide IEH’s securityholders liquidity for such securityholders’ investment in IEH;

•	the ability of IEH’s securityholders to continue to participate in the growth of the business conducted by the combined group after the completion of the offer and to benefit from any appreciation in value of DWM common stock that may occur;

•	the qualification of the offer as a tax-free transaction for U.S. federal income tax purposes (except for tax resulting from any cash received for fractional shares by the holders of shares in the capital of IEH); and

•	the qualification of the offer as an exchange of securities for those in another company for U.K. income tax purposes.

In its review of the proposed transaction, IEH’s board of directors also considered the potential adverse impact of other factors, including, but not limited to, the following:

•	the possibility that the parties fail to complete the transaction, the substantial expenses to be incurred in connection with the transaction and the impact of these expenses if the transaction is not completed;

•	the limitations imposed on the conduct of IEH, including the narrowly defined circumstances in which IEH may share nonpublic information with third parties similarly interested in acquiring the whole of its outstanding share capital;

•	the risks associated with the diversion of management resources to focus on the transaction and away from current business operations;

•	the exposure of employees, consultants and partners to uncertainty as new roles and organizational structures are considered and implemented; and

•	the risks described under the section entitled “Risk Factors” on page 23.

The foregoing discussion of the information and factors considered by IEH’s board of directors is not intended to be exhaustive. In view of the wide variety of the material factors considered in connection with the evaluation of the offer and the complexity of these matters, IEH’s board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, IEH’s board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of IEH’s board of directors, but rather IEH’s board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of IEH’s senior management and legal advisor. In considering the factors described above, individual members of IEH’s board of directors may have given different weight to different factors.

There can be no assurance that the potential benefits or opportunities considered by IEH’s board of directors will be achieved through completion of the transaction. See the section entitled “Risk Factors” beginning on page 23.

Recommendation of IEH’s Board of Directors

After careful consideration and with advice from ARC Associates, IEH’s board of directors determined that the acquisition agreement and the transaction contemplated thereby, including the terms of the offer, are fair, reasonable and in the best interests of IEH. IEH’s board of directors recommends that IEH securityholders ACCEPT the offer.

In considering the recommendation of IEH’s board of directors with respect to the offer, IEH securityholders should be aware that certain directors and officers of IEH have interests in the offer that are different from, or are in addition to, the interests of IEH’s securityholders generally. See the section entitled “Interests of Directors, Officers and Affiliates” on page 65.

Opinion of DWM’s Financial Advisor

DWM’s board of directors engaged Houlihan Valuation to act as DWM’s financial advisor and to render a fairness opinion in connection with the proposed combination of DWM and IEH. Houlihan Valuation is a nationally recognized valuation advisory firm. Houlihan Valuation is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, private placements, corporate restructurings, spin-offs and divestitures, tax and corporate planning and other purposes. Houlihan Valuation was retained by DWM’s board of directors based on Houlihan Valuation’s experience as a valuation advisor in mergers and acquisitions. In connection with the valuation services rendered by Houlihan Valuation, DWM paid a flat fee, plus reasonable out-of-pocket expenses, totaling $45,600 to Houlihan Valuation. No portion of Houlihan Valuation’s fee is contingent upon closing of the transaction.

On February 2, 2005, Houlihan Valuation delivered its opinion to DWM’s board of directors, which was subsequently confirmed in writing, that, based upon and subject to the assumptions made, matters considered and limits of review set forth in Houlihan Valuation’s written opinion, the consideration to be paid by DWM pursuant to the acquisition agreement was fair from a financial point of view to DWM.

The full text of Houlihan Valuation’s written opinion is included as Annex B to this proxy statement/prospectus. DWM stockholders should read the opinion carefully and in its entirety. The following description of Houlihan Valuation’s opinion is a summary of all material portions of the written opinion and is qualified in its entirety by the written opinion.

Houlihan Valuation provided its opinion for the information and assistance of DWM’s board of directors in connection with its consideration of the transaction. The opinion does not constitute a recommendation as to how any holder of DWM common stock should vote with respect to the transaction or any other matter. The opinion addresses only the fairness to DWM from a financial point of view of the consideration to be paid by DWM pursuant to the acquisition agreement. It does not address the relative merits of the transaction as compared to any alternative business transaction that might be available to

DWM. Further, it does not address the underlying decision by DWM to engage in the transaction. DWM did not impose any limitations on Houlihan Valuation with respect to the investigations made or procedures followed in rendering its opinion.

Houlihan Valuation’s engagement was not in any way limited in the scope of its investigation. In connection with rendering its opinion, Houlihan Valuation, among other things:

•	visited the DWM offices in Oceanside, California;

•	met with certain members of senior management of DWM regarding the history and nature of DWM, as well as its future prospects;

•	reviewed audited and detailed internally prepared financial statements for DWM for the years ended September 30, 2001 through 2004, as well as sales information for the quarter ended December 31, 2004;

•	reviewed DWM public filings, including the most recent Annual Report and Form 10-KSB for the year ended September 30, 2004, as amended;

•	reviewed DWM financial projections and budget for the year ended September 30, 2005;

•	reviewed DWM’s historical stock prices and trading volume;

•	visited IEH’s offices and facility in Long Beach, California;

•	met with certain members of senior management of IEH regarding the history and nature of IEH, as well as future prospects;

•	reviewed audited financial statements for Intelligent Energy Limited for the three fiscal years ended September 30, 2001 through 2003 and internally prepared financial statements for IEH for the fiscal year ended September 30, 2004 and the two months ended November 30, 2004;

•	reviewed financial projections for IEH for the five fiscal years ended September 30, 2009;

•	reviewed certain documentation related to the transaction, including the acquisition agreement between IEH and DWM;

•	met with representatives of Cappello regarding matters pertinent to the valuation analysis;

•	reviewed a draft of the admission document from IEH’s aborted public offering of shares on the Alternative Investment Market of the London Stock Exchange;

•	reviewed a company overview prepared in December 2004 by Cappello for IEH;

•	reviewed information related to private trades of IEH’s preference shares in July 2004;

•	reviewed various financial schedules, legal information and due diligence summaries provided with respect to IEH;

•	reviewed certain publicly available data, including data on both the fuel cell and apparel industries and an analysis of certain publicly traded companies and acquisition transactions in those industries;

•	conducted such other studies, analyses and inquiries as Houlihan Valuation deemed appropriate.

The fairness opinion was based on facts and circumstances, including business, economic, market and other conditions, as they existed and could be evaluated by Houlihan Valuation as of the date of issuance of the opinion. Houlihan Valuation did not independently verify the accuracy and completeness of the information supplied to it with respect to DWM or IEH and does not assume any responsibility with respect to such information. Houlihan Valuation assumed that there have been no material changes in the assets, financial condition, business or prospects of either DWM or IEH since the date of the most recent financial statements made available to Houlihan Valuation. Houlihan has not, and was not asked to, update its analysis to a later date.

Houlihan Valuation assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the transaction will be obtained or that the absence of such consents and approvals will not have a material adverse effect on DWM, IEH or the contemplated benefits of the transaction. Houlihan Valuation relied, without verification, on the description of the pro forma capitalization of the combined group as of the effective time of the transaction provided to Houlihan Valuation by the managements of DWM and IEH. Houlihan Valuation also assumed the transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. Houlihan Valuation further assumed that the transaction will be completed in accordance with the terms described in the acquisition agreement and other documents furnished to Houlihan Valuation, without waiver, modification or amendment of any material term, condition or agreement therein, and that all of the outstanding ordinary shares, options and warrants to acquire ordinary shares of IEH will be acquired by DWM pursuant to the acquisition agreement. Houlihan Valuation’s opinion does not address the proposed reverse stock split or dilution resulting from any future financing. Houlihan Valuation noted that it is not a legal, tax or regulatory expert and that it relied upon, without assuming any responsibility for independent verification or liability therefore, the assessment of DWM’s legal, tax and regulatory advisors with respect to the legal, tax and regulatory matters related to the transaction.

Houlihan Valuation’s opinion was furnished solely for the benefit of DWM and may not be relied upon by any other person without Houlihan Valuation’s express, prior written consent, subject to the provisions of its engagement letter. The opinion was delivered to DWM subject to the conditions, scope of engagement, limitations and understandings set forth in the opinion and subject to the understanding that the obligations of Houlihan Valuation in the transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Valuation shall be subjected to any personal liability whatsoever to any person.

Houlihan Valuation’s opinion only addresses the fairness to DWM from a financial point of view of the consideration to be paid by DWM pursuant to the acquisition agreement. Houlihan Valuation did not obtain or make, or assume responsibility for obtaining or making, any independent evaluation or appraisal of the properties or assets or liabilities (contingent or otherwise) of DWM or IEH, nor was Houlihan Valuation furnished with any such evaluations or appraisals. Houlihan Valuation did not evaluate the solvency or fair value of DWM or IEH under any state or federal laws relating to bankruptcy, insolvency or similar matters. Houlihan Valuation’s opinion does not address the relative merits of the transaction as compared to any alternative business transaction that might be available to DWM. Houlihan Valuation was not requested to, and Houlihan Valuation did not, solicit alternative offers for DWM or its assets nor did it investigate any alternative transaction that may have been available to DWM. Houlihan Valuation’s opinion does not address the terms of any contemplated financing, whether or not associated with the transaction. Further, Houlihan Valuation did not express any opinion on the ability of DWM, IEH or the combined group to attract financing in the future, including significant financing which the management of IEH has indicated may be required.

The following represents a brief summary of the material financial analyses performed by Houlihan Valuation in connection with rendering its opinion to DWM’s board of directors and its conclusions. This summary, however, does not purport to be a complete description of the financial analyses performed by Houlihan Valuation, nor does the order of analyses described represent the relative importance or weight given to those analyses by Houlihan Valuation. The preparation of a fairness opinion is a complex process, involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances, and is not necessarily susceptible to partial analysis. Houlihan Valuation believes that its analysis must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying Houlihan Valuation’s opinion. In arriving at its fairness determination, Houlihan Valuation considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Houlihan Valuation made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analysis.

In performing its analyses, Houlihan Valuation made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of DWM and IEH. With respect to the references to and analyses of selected public companies and selected other transactions below, none of the companies or transactions reviewed is identical or directly comparable with DWM or the proposed transaction with IEH. The analyses performed by Houlihan Valuation are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable. Further, these analyses and estimates are inherently subject to substantial uncertainty and do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Houlihan Valuation did not express an opinion as to the price at which the common stock of DWM will trade at any time in the future, including upon completion of the transaction. Houlihan Valuation’s opinion was necessarily based on economic, market and other conditions in effect on, and the information made available to Houlihan Valuation as of, the date of the opinion, and subsequent developments may affect Houlihan Valuation’s opinion, although Houlihan Valuation does not have any obligation to update, revise or reaffirm its opinion.

DWM stockholders should compare the implied valuations from the following analyses to the total consideration of up to approximately $112 million to be offered by DWM in the form of its common stock in the transaction as of the February 3, 2005 acquisition agreement, the date of Houlihan Valuation’s fairness opinion.

Valuation of DWM

An analysis of DWM’s market trading price as of the date of the opinion was supplemented by a fundamental valuation analysis of DWM based on market and net asset value approaches.

In the market approach, Houlihan Valuation compared DWM to several publicly traded companies in the apparel industry, including Mossimo, Inc., Cygne Designs, Inc., SportHaley, Inc., Everlast Worldwide, Inc., and Jaclyn, Inc. Because DWM was not profitable, Houlihan Valuation was unable to apply a market multiple method based on earnings. Therefore, the market multiple methods used relied upon multiples of revenues and gross profit. Multiples of revenue and gross profit were applied to DWM’s last twelve months of reported revenue and gross profit as of the date of the opinion. The selected multiples of 0.8 times the latest twelve months revenue and 2.4 times the latest twelve months gross profit were based on the median multiples observed for the publicly traded companies. Because most of the public companies were profitable and generally more financially solid than DWM, it can be argued that a multiple selection below the median of the public companies would have been more appropriate. Nonetheless, applying the median multiples yielded valuation indications in the range of $1.4 million to $2.5 million, well below DWM’s market capitalization at the time of the execution of the acquisition agreement.

Houlihan Valuation also applied a net asset approach wherein DWM’s most recent balance sheet as of the date of the opinion, for the year ended September 30, 2004, was adjusted to reflect the estimated net realizable value of its assets less its liabilities. This approach yielded a valuation indication of $1.7 million.

Based on the above, Houlihan Valuation concluded an overall equity value for DWM in the range of $2 million to $4 million. The low end of the range was based on the value indications from the market and net asset value approaches and the high end of the range was based on DWM’s recent trading price as of the date of the opinion.

Valuation of IEH

The aggregate value of IEH was based upon application of the market and income approaches. In addition, consideration was given to prior transactions in IEH’s shares, and the implied equity values from private placements of equity securities completed by the company, most notably its October 2004 private placement.

In the market approach, Houlihan Valuation compared IEH to several publicly traded companies in the fuel cell industry, including Fuel Cell Energy, Inc., Manhattan Scientifics, Inc., Mechanical Technology, Inc., Plug Power, Inc., Millennium Cell, Inc., Medis Technologies, Ltd., Ballard Power Systems, Inc., and Hydrogenics, Corp. In addition, several acquisition transactions involving fuel cell (or related) companies were reviewed, including the acquisitions of H Power Corp., Micro Fuel Cell Systems, Inc., Stuart Energy Systems Corporation, Xcellsis GmbH, EcoSTar Electric Drive Systems, LLC, and Global Thermoelectric, Inc. Because neither IEH, nor any of the publicly traded or acquired fuel cell companies, was profitable, Houlihan Valuation was unable to apply a market multiple method based on earnings. Therefore, the market multiple method was based on a multiple of revenue. Multiples of revenue were applied to both IEH’s latest twelve months reported revenue as of the date of the opinion, as well as its projected 2005 revenue. The selected multiples of 12.0 times the latest twelve months revenue and 8.0 times the projected 2005 revenues were based on a review of the multiples observed for both the publicly traded companies and acquisition transactions and an assessment of IEH’s relative investment characteristics. The market approach yielded a valuation indication in the range of $78 million to $114 million.

The income approach was based on a discounted cash flow analysis. IEH provided Houlihan Valuation with financial projections for IEH for the five years ended December 31, 2009. After making certain adjustments that Houlihan Valuation believed to be warranted under the circumstances, these projections formed the basis for the cash flows to be discounted. The projected cash flows through 2009 and the estimated terminal value at December 31, 2009 were discounted to present value at required rates of return ranging from 25% to 30%. The required rates of return were based on an estimated cost of equity that was derived from the widely used capital asset pricing model (CAPM). The resulting value indications from the income approach were in the range of $88 million to $130 million, with a central tendency of $107 million.

The implied equity value for IEH based on its October 2004 private placement was $92 million. The implied equity value based on periodic trading that occurred in IEH’s shares primarily in July of 2004 was $160 million. After weighing the various valuation approaches and other indications of value, Houlihan Valuation concluded a range of $90 million to $110 million for IEH as of the date of its opinion.

Summary of Houlihan Valuation’s Conclusions

Houlihan Valuation concluded that the transaction was fair to common stockholders of DWM on the basis that the estimated value per share of DWM upon consummation of the transaction was greater than the estimated value per share of DWM if it did not consummate the transaction (after giving effect to the proposed one-for-five reverse stock split) and that DWM did not have any pending offers or strategic alternatives immediately available to it that would offer a superior value to its shareholders.

The estimated post-transaction value of the combined group was in the range of $92 million to $114 million. This was based on an aggregate equity value range of $90 million to $110 million for IEH and an aggregate equity value range of $2 million to $4 million for DWM. The estimated value per share (after giving effect to the proposed one-for-five reverse stock split) ranged from $5.65 per share to $7.02 per share. This figure was based on an allocation of the aggregate post-transaction equity value of the combined group among the current common stock and option holders of DWM and the current ordinary stock, option and warrant holders of IEH. The post-transaction values of warrants and options was based on widely used techniques for valuing such financial instruments.

The estimated post-transaction range of values for the combined group’s shares was compared to the estimated range of values for DWM’s shares if it did not consummate the transaction. At the time of the opinion, DWM’s shares had been trading in the range of $0.90 to $1.00 (or $4.50 to $5.00 post-split). Further, a valuation of DWM based on a fundamental analysis (described more fully above) resulted in a valuation closer to $0.50 per share (or $2.50 post-split). This was well below its trading price range at the time, indicating that the fundamental analysis did not support a valuation in excess of DWM’s trading price.

As described above, Houlihan Valuation’s opinion was only one of the factors that DWM’s board of directors took into consideration in making its determination to approve the acquisition agreement and the transaction.

Contracts, Arrangements, Understandings or Relationships between DWM and IEH

In August 2004, IEH engaged Cappello to provide advisory and/or capital raising services, including assisting IEH in identifying a suitable business combination candidate. Actions taken by Cappello pursuant to this agreement brought together IEH and DWM, initially in October 2004. Under the agreement between IEH and Cappello, IEH is obligated to pay Cappello a monthly fee plus out of pocket expenses, to provide an advisor’s warrant, and to pay a fee for the completion of certain types of transactions based on varying percentages of the transaction value. For further details of this agreement, see the section entitled “Agreements Related to the Transaction—Other Agreements” on page 84.

On December 21, 2004, DWM and IEH executed a term sheet relating to the transaction, including a mutual confidentiality agreement, and Cappello, on behalf of IEH entered into a confidentiality agreement with DWM in November 2004.

On February 3, 2005, in connection with the execution of the acquisition agreement described in further detail beginning on page 72, and pursuant to its terms, DWM entered a consulting agreement with Gerald Montiel, under which he will provide consulting services commencing at the time all conditions to the offer become unconditional and lasting for up to one year. The agreement is meant to compensate Mr. Montiel for winding down the DWM business after the close of the merger with IEH. Mr. Montiel’s consulting agreement is designed to provide an incentive for him to realize the maximum value possible for DWM’s assets in as short a time as possible. Mr. Montiel is currently DWM’s Chief Executive Officer and Chairman of the Board and as a consultant to the combined group will seek a buyer for DWM’s assets related to its Dickie Walker™ brand as the combined group shifts its focus to fuel cell technologies.

Certain Material U.S. Federal Income Tax Consequences

The following is a discussion of certain material U.S. federal income tax consequences to an IEH shareholder, optionholder and/or warrantholder of the exchange of IEH shares for shares of DWM common stock or IEH options or warrants for DWM options or warrants in the contemplated transaction. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the “Code”, treasury regulations promulgated under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively.

Neither DWM nor IEH has sought and nor will either party seek any rulings from the IRS or opinions from counsel with respect to the U.S. federal income tax consequences discussed below. The discussion below does not in any way bind the IRS or the courts or in any way constitute an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.

The U.S. federal income tax consequences to a holder of IEH shares, options or warrants from the contemplated transaction may vary depending on such securityholder’s particular situation or status. This discussion is limited to holders of IEH shares, options or warrants who hold their IEH securities and will hold their DWM securities as capital assets, and it does not address aspects of U.S. federal income taxation that may be relevant to holders of either IEH or DWM shares, options or warrants who are subject to special treatment under U.S. federal income tax laws, including but not limited to:

•	dealers in securities;

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt organizations, plans or accounts;

•	persons holding their IEH shares, options or warrants as part of a “hedge,” “straddle” or other risk reduction transaction;

•	persons holding their IEH shares, options or warrants indirectly through partnerships, trusts or other entities;

•	U.S. persons whose functional currency is not the U.S. dollar;

•	persons that own or have owned (or who are deemed to have owned) 10% or more (by voting power and value) of the shares of IEH or DWM; and

•	controlled foreign corporations or passive foreign investment companies, as those terms are defined in the Code;

In addition, this discussion does not consider the effects of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations, or the alternative minimum tax.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of IEH shares, options or warrants that is not, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, was treated as a United States trust on August 19, 1996 and validly elected to continue to be treated as a United States trust).

For purposes of this discussion, a “U.S. holder” is, for U.S. federal income tax purposes, an individual, trust, or corporation that is a beneficial owner of IEH securities, who is not a non-U.S. holder.

HOLDERS OF IEH SHARES, OPTIONS OR WARRANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR UNITED STATES FEDERAL INCOME TAX AND ESTATE TAX CONSEQUENCES TO THEM OF THE OFFER AND OF THE OWNERSHIP AND DISPOSAL OF THE DWM SHARES, AND THE TAX CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

(A) Tax Consequences to U.S. Holders

Consequences of the Transaction to U.S. Holders Who Exchange Solely IEH Shares

IEH and DWM anticipate that, immediately following the consummation of the exchange by holders of IEH shares for DWM shares, former holders of IEH shares participating in the exchange will own shares of DWM possessing at least 80 percent of the total combined voting power of all classes of DWM shares entitled to vote and at least 80 percent of the total number of all classes of DWM shares. Moreover, if a sufficient number of holders of IEH shares participate in the transaction, DWM would own IEH shares following the transaction possessing at least 80 percent of the total combined voting power of all classes of IEH shares entitled to vote and at least 80 percent of the total number of all classes of IEH shares. Accordingly, IEH and DWM anticipate that the exchange of IEH shares for DWM shares should qualify as tax-free for U.S. federal income tax purposes under Code Section 351 (if IEH holders acquire at least 80% of the total number and voting power of DWM shares) and/or Code Section 368(a) (if DWM acquires at least 80% of the total number and voting power of IEH shares). If the transaction qualifies as tax-free for U.S. federal income tax purposes under Code Section 351 and/or Code Section 368(a), a U.S. holder of IEH shares who participates in the transaction and exchanges solely IEH shares for DWM shares should not recognize gain or loss for U.S. federal income tax purposes, except that gain should be recognized with respect to cash, if any, received in lieu of a fractional DWM share. Generally, the amount of gain recognized should equal the lesser of (i) the amount of cash received in the transaction, or (ii) the amount of gain realized in the transaction. Any gain recognized by a holder generally should be capital gain. Long-term capital gains are subject to preferential rates of taxation for certain non-corporate taxpayers. A U.S. holder’s aggregate tax basis in the DWM shares received in the transaction should be the same as his or her aggregate tax basis in the IEH shares surrendered in the transaction, decreased by the amount of any cash received by the U.S. holder in lieu of a DWM fractional share, and increased by the amount of gain recognized by the U.S. holder with respect to any cash received in lieu of a DWM fractional share. The holding period of DWM shares received in the transaction should include the holding period of the IEH shares surrendered in the transaction.

If the transaction does not qualify for tax-deferred treatment under either Code Section 351 or Code Section 368, a U.S. holder of IEH shares who participates in the transaction and exchanges his or her IEH shares solely for DWM shares should recognize gain or loss, as the case may be, equal to the difference between: (i) an amount equal to the fair market value of DWM shares received, plus any cash received in lieu of a fractional DWM share; and (ii) the U.S. holder’s tax basis in its IEH shares that are surrendered in the transaction. Any gain or loss recognized generally should be capital gain or loss. Long-term capital gains are subject to preferential rates of U.S. taxation. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in the DWM shares received in the transaction should equal the fair market value of the DWM shares received as of the date of the transaction, plus the amount of cash received in lieu of a fractional DWM share. A U.S. holder’s holding period for DWM shares received in the transaction should commence on the day following the consummation of the transaction.

Consequences of the Transaction to U.S. Holders Who Exchange IEH Shares and Warrants.

If the transaction qualifies as tax-free for U.S. federal income tax purposes under Code Section 351 and Code Section 368(a), a U.S. holder of IEH shares who participates in the transaction and exchanges IEH shares and warrants for DWM shares and warrants should not recognize gain or loss for U.S. federal income tax purposes, except that gain should be recognized with respect to cash, if any, received in lieu of a fractional DWM share. Generally, the amount of gain recognized should equal the lesser of (i) the amount of cash received in the transaction, or (ii) the amount of gain realized in the transaction. Any gain recognized by a holder generally should be capital gain. Long-term capital gains are subject to preferential rates of taxation for certain non-corporate taxpayers. A U.S. holder’s aggregate tax basis in the DWM shares received in the transaction generally should be the same as his or her aggregate tax basis in the IEH shares surrendered in the transaction, decreased by the amount of any cash received by the U.S. holder in lieu of a DWM fractional share, and increased by the amount of gain recognized by the U.S. holder with respect to any cash received in lieu of a DWM fractional share. A U.S. holder’s aggregate tax basis in the DWM warrants received in the transaction generally should be the same as his or her aggregate tax basis in the IEH warrants surrendered in the transaction. The holding period of DWM shares and warrants received in the transaction should include the holding period of the IEH shares and warrants surrendered in the transaction.

If the transaction qualifies as tax-free for U.S. federal income tax purposes under Code Section 351, but not Code Section 368(a), a U.S. holder of IEH shares who participates in the transaction and exchanges IEH shares and warrants for DWM shares and warrants generally should recognize gain (if any), but not loss. Generally, the amount of gain recognized should equal the lesser of: (i) the amount of cash and fair market value of DWM warrants received in the transaction, or (ii) the amount of gain realized in the transaction. Any gain recognized by the holder generally should be capital gain. A U.S. holder’s aggregate tax basis in the DWM shares received in the transaction generally should equal the aggregate tax basis of the IEH shares and IEH warrants surrendered in the transaction, decreased by the amount of any cash received by the U.S. holder in lieu of a DWM fractional share and fair market value of DWM warrants received in the transaction, and increased by the amount of gain recognized by the U.S. holder with respect to any cash received in lieu of a DWM fractional share and DWM warrants. The tax basis of the DWM warrants received in the transaction generally should equal the fair market value of the warrants on the date of the transaction. The holding period of DWM shares received in the transaction should include the holding period of the IEH shares surrendered in the transaction. The holding period of the DWM warrants received in the transaction should commence on the day following the consummation of the transaction.

If the transaction does not qualify for tax-deferred treatment under either Code Section 351 or Code Section 368, a U.S. holder of IEH shares and warrants who participates in the transaction and exchanges his or her IEH shares and warrants for DWM shares and warrants should recognize gain or loss, as the case may be, on its IEH shares equal to the difference between an amount equal to the fair market value of DWM shares received, plus any cash received in lieu of a fractional DWM share; and the U.S. holder’s tax basis in its IEH shares that are surrendered in the transaction; and on its IEH warrants equal to the difference between an amount equal to the fair market value of the DWM warrants received, and the U.S. holder’s tax basis in its IEH warrants that are surrendered in the transaction. Any gain or loss recognized generally should be capital gain or loss. Long-term capital gains are subject to preferential rates of U.S. taxation. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in the DWM shares received in the transaction should equal the fair market value of the DWM shares received as of the date of the transaction, plus the amount of cash received in lieu of a fractional DWM share. A U.S. holder’s tax basis in the DWM warrants received in the transaction should equal the fair market value of the warrants received as of the date of the transaction. A U.S. holder’s holding period for DWM shares and warrants received in the transaction should commence on the day following the consummation of the transaction.

Consequences of the Transaction to U.S. Holders Who Exchange Solely IEH Warrants.

If the transaction qualifies as tax-free for U.S. federal income tax purposes under Code Section 351 and Code Section 368(a), a U.S. holder of IEH shares who participates in the transaction and exchanges IEH warrants solely for DWM warrants should not recognize gain or loss for U.S. federal income tax purposes. A U.S. holder’s aggregate tax basis in the DWM warrants received in the transaction generally should be the same as his or her aggregate tax basis in the IEH warrants surrendered in the transaction. The holding period of DWM warrants received in the transaction should include the holding period of the IEH shares and warrants surrendered in the transaction.

If the transaction qualifies as tax-free for U.S. federal income tax purposes under Code Section 351, but not Code Section 368(a), or if the transaction does not qualify for tax-free treatment under either Code Section 351 or Code Section 368(a), a U.S. holder of IEH warrants who participates in the transaction and exchanges IEH warrants for DWM warrants generally should recognize gain (if any), but not loss, to the extent of the fair market value of the warrants received. Any gain recognized by the holder generally should be capital gain. A U.S. holder’s aggregate tax basis of the DWM warrants received in the transaction generally should equal the fair market value of the warrants on the date of the transaction. The holding period of the DWM warrants received in the transaction should commence on the day following the consummation of the transaction.

Consequences of the Transaction to U.S. Option Holders.

A U.S. holder of an IEH option generally should not recognize gain or loss upon exchange of the holder’s non-qualified IEH option for a non-qualified DWM option.

Passive Foreign Investment Company Status.

If IEH qualifies as a passive foreign investment company, or a “PFIC,” for U.S. federal income tax purposes materially different federal income tax consequences could arise for a U.S. holder than described above, including, without limitation, treatment of my gain recognized in the transaction as ordinary income rather than capital gain and imposition of an interest charge on the taxes due in respect of gain attributable to the years that IEH was treated as a PFIC with respect to such U.S. holder. A foreign corporation generally is a PFIC if in any taxable year either (a) 75% or more of its gross income consists of passive income, or (b) 50% or more of the value of its assets is attributable to assets that produce, or are held for the production of, passive income. Subject to certain limited exceptions, if a foreign corporation is a PFIC under either of these tests in a particular year, shares of the corporation held by a U.S. holder in that year are treated as PFIC shares for that year and all subsequent years in the U.S. holder’s holding period even if the corporation fails to meet either test in a subsequent year. Certain exceptions apply, including if the U.S. holder makes a timely election to treat the foreign corporation as a “qualified electing fund.”

IEH does not believe that it should qualify as a PFIC. Provided this characterization is respected by the IRS, a U.S. holder of IEH shares should not be subject to the rules described above. U.S. holders are strongly urged to consult their own tax advisers concerning the potential application of these rules under their particular circumstances.

Ownership of DWM Shares.

The gross amount of any distribution received by a U.S. holder with respect to DWM shares generally should be included in a U.S. holder’s ordinary income as dividends to the extent that DWM has current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The current maximum federal income tax rate applicable to dividends paid by U.S. corporations to most non-corporate taxpayers is 15%, provided certain holding period requirements are met. Corporate U.S. holders generally will be eligible for the dividends received deduction with respect to amounts treated as a dividend, provided certain holding period requirements are met. The dividends received deduction is subject to certain limitations, however, and the benefit of such deduction may be reduced by the corporate alternative minimum tax. Accordingly, corporate U.S. holders should consult their own tax advisors regarding the availability of, and limitations on, the dividends received deduction. Any distributions in excess of DWM’s current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the DWM shares and thereafter as capital gain.

Sale, exchange and redemption of DWM Shares.

Generally, upon the sale or exchange of DWM shares, a U.S. holder should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the holder’s adjusted tax basis in such DWM shares. For non-corporate U.S. holders, the maximum U.S. federal income tax rate applicable to such gain if such U.S. holder’s holding period for such DWM shares exceeds one year and therefore qualifies as long-term capital gain is 15%. The deductibility of capital losses is subject to limitations.

Upon redemption of a DWM share by DWM for cash or property other than DWM shares, the redemption should be treated as a sale or exchange under Section 302 of the Code and the tendering U.S. holder should recognize capital gain or loss to the extent the redemption proceeds are greater or less than the holder’s adjusted tax basis in its DWM shares if the redemption proceeds received in exchange for the DWM shares: (i) are not essentially equivalent to a dividend distribution; (ii) are substantially disproportionate with respect to the tendering holder; (iii) completely terminate the holder’s equity interest in DWM; or (iv) are distributed to a holder as part of a partial liquidation of DWM shares (as defined in Section 302 of the Code). In determining whether a redemption qualifies for sale or exchange treatment under Section 302 of the Code, a tendering holder must take into account DWM shares that are actually owned by the tendering holder and, in certain situations, shares that such holder is deemed to own through a related person or entity.

If the redemption does not qualify for sale or exchange treatment under Section 302 of the Code, the redemption proceeds will be treated as a distribution with respect to the U.S. holders DWM shares. The distribution will be taxed as a dividend to the extent of DWM’s current or accumulated earnings and profits. The amount of the distribution in excess of DWM’s current or accumulated earnings and profits would be treated as a tax-free return of basis to the extent of the U.S. holder’s adjusted tax basis in its DWM shares and as capital gain to the extent the distribution exceeds its basis in its DWM shares.

(B) Consequences to Non-U.S. Holders of the Transaction

Consequences of Transaction.

Except as described below and subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements,” a non-U.S. holder generally should not recognize gain or loss for U.S. federal income tax purposes upon the receipt of DWM shares and/or warrants and cash (if any) in lieu of a fractional DWM share in exchange for such holder’s IEH shares, and/or warrants unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the offer is completed (but is not treated as a United States resident, and therefore a U.S. holder, under U.S. tax residency rules), and certain other conditions are met;

•	the gain is effectively connected with the conduct of a United States trade or business of the non-U.S. holder (and, in some circumstances, the gain is attributable to a fixed base or a permanent establishment in the United States of the non-U.S. holder under an applicable income tax treaty); or

•	the non-U.S. holder is subject to U.S. federal income tax pursuant to the provisions of the U.S. tax law applicable to certain U.S. expatriates.

As described above under the heading “Certain Material U.S. Federal Income Tax Consequences – (A) Tax Consequences to U.S. Holders”, whether a non-U.S. holder recognizes gain for U.S. federal income tax purposes in the transaction and the amount of such gain generally should depend upon a number of factors, including whether the transaction qualifies as a tax-free reorganization under Section 351 or Section 368 of the Code, and whether the non-U.S. holder exchanges solely IEH shares for DWM shares, IEH shares and warrants for DWM shares and warrants, or IEH warrants for DWM warrants. Any gain recognized by a non-U.S. holder for U.S. federal income tax purposes that is effectively connected with a U.S. trade or business will not be subject to U.S. withholding tax, but will be taxed at regular graduated U.S. tax rates. In the case of a non-U.S. holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. Any gain recognized by a non-U.S. holder that is subject to U.S. federal income tax but not effectively connected with a U.S. trade or business generally should be subject to U.S. withholding tax at a rate of 30% unless a tax treaty applies to reduce or eliminate withholding.

Ownership of DWM Shares.

Dividends, if any, paid to a non-U.S. holder generally will be subject to U.S. federal tax withholding at a rate of 30% unless either an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by timely providing DWM with a properly completed and duly executed Internal Revenue Service Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty; or the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder timely provides DWM with an appropriate statement to that effect on a properly completed and duly executed Internal Revenue Service Form W-8ECI (or suitable successor form). If the second exception applies, the non-U.S. holder will be required to pay United States federal income tax on the dividends on a net income basis generally in the same manner as a U.S. holder, subject to any different treatment prescribed by an applicable tax treaty. In addition, a non-U.S. holder that is treated as a corporation for United States federal income tax purposes may be subject to the branch profits tax.

Sale, exchange or redemption of DWM Shares.

Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements,” a non-U.S. holder generally will not be subject to federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale or exchange, of DWM shares or warrants, unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year (but not treated as a United States resident, and therefore a U.S. holder, under U.S. tax residency rules), and certain other conditions are met;

•	the gain is effectively connected with the conduct of a United States trade or business of the non-U.S. holder (and, in some circumstances, the gain is attributable to a fixed base (in the case of an individual)) or a permanent establishment in the United States of the non-U.S. holder under an applicable income tax treaty, or

•	such gain constitutes gain realized on the sale of an interest in a “United States real property holding corporation” which is treated as income effectively connected with the conduct of a U.S. trade or business under Section 897 of the Code.

If the first exception applies, the non-U.S. holder generally will be subject to United States federal income tax at a rate of 30% on the amount by which his or her United States-source capital gains exceed his or her United States-source capital losses. If the second or third exception applies, the non-U.S. holder will generally be subject to United States federal income tax on the net gain derived from the sale, exchange or other disposal of the DWM shares in the same manner as a U.S. holder. In addition, a non-U.S. holder that is treated as a corporation for United States federal income tax purposes may be subject to the branch profits tax. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the United States federal income tax treatment of any such gain may be modified in the manner specified by the treaty. DWM believes that it is not currently (and is not likely to become) a United States real property holding corporation.

As described above under the heading “Tax Consequences to U.S. Holders – Sale, Exchange or Redemption of DWM Shares”, if a redemption of DWM shares does not qualify as a sale or exchange under Section 302 of the Code, the proceeds will be treated as a dividend distribution with respect to the DWM shares to the extent of DWM’s current or accumulated earnings and profits. Such amounts will be taxed as described above under the heading “Tax Consequences to Non-U.S. Holders – Ownership of DWM Shares.”

(C) Backup Withholding Tax and Information Reporting Requirements

When required, DWM or its paying agent will report to the U.S. Internal Revenue Service the amount of proceeds paid for the IEH shares and warrants and any dividends paid on DWM shares in each calendar year, and the amount of United States federal income tax withheld, if any, with respect to these payments.

U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding at a rate of 28% on the gross amount of any proceeds or dividends received.

Non-U.S. holders who have provided certification as to their non-United States status or who have otherwise established an exemption will generally not be subject to backup withholding tax or information reporting if neither DWM nor its agent has actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the Internal Revenue Service.

(D) Effect on NOL Carryovers of DWM.

The consummation of the exchange of IEH shares for DWM shares should result in an ownership change of DWM for purposes of Section 382 of the Code. Thus, DWM’s use of its pre-ownership change net operating loss carryforwards (NOLs) and certain other tax attributes may be subject to limitation. Generally, the amount of DWM’s pre-ownership change NOLs that could be used to offset taxable income (other than taxable income resulting from certain built-in gains that exist on the date of the ownership change) in a post-ownership change tax year would be limited to an amount equal to the product of: (i) the value of DWM immediately before the ownership change; multiplied by (ii) the highest of the long-term tax-exempt rate in effect for any month in the 3-calendar month period ending with the calendar month in which the change date occurs. The applicable long-term tax-exempt rate for ownership changes occurring during the month of May, 2005 is 4.37%.

THE PRECEDING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. ACCORDINGLY, EACH U.S. HOLDER AND NON-U.S. HOLDER OF IEH SECURITIES SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF THE TRANSACTION AND HOLDING AND DISPOSING OF DWM SHARES, OPTIONS OR WARRANTS, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY PROPOSED CHANGES IN APPLICABLE LAW.

Regulatory Matters; Hart-Scott-Rodino Act and Antitrust

The transaction is not presently believed to be subject to the requirements of the Hart-Scott-Rondino Act or HSR Act, which prevents transactions meeting certain size tests, and not otherwise exempt, from being completed until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the related waiting period expires or is terminated early. DWM and IEH do not believe the proposed acquisition meets the threshold assets or values for reporting.

Although it is not anticipated that circumstances will change in such a way that prior to closing HSR filings would be required, it is possible that a change could occur and thereby trigger filing requirements. If that were to occur, the parties would, at that time, be required to file notifications with the DOJ and the FTC and wait for the termination or expiration of the waiting period before closing the transaction. The initial waiting period under the HSR Act is 30 days, beginning on the date that both parties complete their filings. The waiting period can be terminated early by action of both the Antitrust Division of the DOJ and by the FTC. Either agency can extend the waiting period by issuing a Request for Additional Information or second request. Such a request extends the waiting period until 30 days after each of the parties has substantially complied with the second request.

Whether or not the parties are subject to the notice and waiting period requirements of the HSR Act, and if so, even if the waiting period has been terminated or expired, the DOJ or the FTC, as well as a foreign regulatory agency or government, state or private person, may challenge the transaction at any time before or after its completion. The parties cannot assure you that the DOJ or the FTC will not try to prevent the transaction or seek to impose restrictions or conditions on DWM as a condition of not challenging the transaction. Depending on the nature of any restrictions or conditions, these restrictions or conditions may jeopardize or delay completion of the transaction, or lessen the anticipated benefits of the transaction.

Accounting Treatment

Because IEH’s securityholders will own approximately 95% of the fully diluted share capital of DWM after the acquisition, IEH is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with U.S. GAAP. Accordingly, the assets and liabilities of DWM will be recorded, as of the completion of the transaction, at their respective fair values and added to those of IEH. Reported results of operations of the combined group issued after completion of the transaction will reflect those of IEH, to which the operations of DWM will be added from the date of the completion of the transaction. The operating results of the combined group will reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired assets. Additionally, historical financial condition and results of operations shown for comparative purposes in periodic filings subsequent to the completion of the transaction will reflect those of IEH. Furthermore, pursuant to Statements of Financial Accounting Standards No. 141, “Business Combinations,” and No. 142, “Goodwill and other Intangible Assets,” goodwill arising from the transaction will be subject to at least an annual assessment for impairment. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not been made. However, for purposes of disclosing unaudited pro forma information in this proxy statement/prospectus, a preliminary determination has been made of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon completion of the transaction.

Restrictions on Ability to Sell DWM Common Stock

The DWM directors entered into Parent Support Agreements under which they have agreed not to, directly or indirectly, for a period ending on the earlier to occur of 180 days following the closing date and the termination of the acquisition agreement, sell or transfer any shares of DWM common stock held and to be acquired by them during that period. Concurrent with the execution of the acquisition agreement, the then IEH directors entered lock-up agreements under which they have agreed not to, directly or indirectly, for a period ending on the earlier to occur of 180 days following the closing date and the termination of the acquisition agreement, sell or transfer any IEH shares held by them or any shares of DWM common stock or IEH shares acquired by them during that time. For further details, see the section entitled “Reciprocal Support Agreements” on page 83.

The shares of DWM common stock to be issued to IEH securityholders, optionholders and warrantholders in connection with the transaction will be registered under the Securities Act. Subject to the restrictions described above, these shares will be freely transferable under the Securities Act, except for shares of DWM common stock issued to any person who is deemed to be an “affiliate” of IEH. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of IEH, and may include some of the officers and directors, as well as its principal securityholders. IEH affiliates may not sell their shares of DWM common stock acquired in connection with the transaction except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act, which principally limits the volume of securities that can be sold in a three month period or (3) any other applicable exemption under the Securities Act. DWM’s registration statement on Form S-4, of which this proxy statement/prospectus is a part, does not cover the resale of shares of DWM common stock to be received by affiliates of IEH in the transaction. DWM has agreed to file a resale registration statement covering the resale of shares of DWM common stock received by the IEH securityholders who have entered lock-up agreements and/or who may be deemed to be affiliates of IEH in the transaction, until such time as less than 25% of DWM common stock received by these IEH securityholders is held by them.

Interests of Directors, Officers and Affiliates

In considering the recommendation of DWM’s board of directors that DWM stockholders vote in favor of the issuance of DWM common stock and the resulting change of control of DWM, DWM stockholders should be aware that some DWM executive officers and directors may have interests in the transaction that may be different from, or in addition to, their interests as stockholders of DWM. These interests include the following:

•

Director and Officer Insurance. The combined group will maintain an extension of coverage of DWM’s director and officer insurance with effect from the closing date, for the benefit of those DWM directors and officers who are covered by such policies at the closing date, with respect to matters occurring prior to the closing date for three years after the closing date; provided, however, that DWM and IEH shall jointly solicit competitive bids for continuation of DWM’s policies from at least three insurance providers or agents, including the agent currently providing DWM’s policy at the time of execution of this Agreement, and shall select the most competitive bid from such providers or agents for the extension of coverage of DWM’s policy.

•	Consulting Agreement. Gerald W. Montiel, DWM’s Chief Executive Officer and Chairman of the Board has executed a consulting agreement with DWM to take effect upon the closing date under which he shall use his best efforts to sell all assets of the combined group which are directly and solely related to DWM’s prior operations, primarily consisting of the manufacture and design of nautical apparel, gifts and decorative items. The agreement is meant to compensate Mr. Montiel for winding down the DWM business after the close of the merger with IEH. Mr. Montiel’s consulting agreement is designed to provide an incentive for him to realize the maximum value possible for DWM’s assets in as short a time as possible. Under this agreement, Mr. Montiel will receive up to 10,000 options to purchase DWM common stock per $100,000 in total net cash liquidation proceeds the combined group receives as a result of Mr. Montiel’s services, decreasing on a monthly basis over the term of the agreement.

DWM’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

In considering the recommendation of IEH’s board of directors that IEH securityholders accept the offer, IEH securityholders should be aware that some executive officers and directors of IEH may have interests in the transaction that may be different from, or in addition to, the other IEH securityholders. These interests include the following:

•	Board Seats and Management Team. DWM’s board of directors has committed to take all actions necessary such that, on the closing date, individuals who shall be acceptable to the current IEH board of directors shall be nominated as directors and appointed to the DWM board to serve the combined group. The parties shall ensure that the composition of the combined group’s board upon such appointments shall comply with the rules and regulations of Nasdaq and the SEC. All of the executive officers and directors of IEH will become officers and directors of the combined group following the closing date.

•	Option Grants to New Directors. The current IEH directors will be eligible to receive option grants to purchase DWM common stock under the DWM 2002 Equity Incentive Plan following the completion of the transaction as determined by DWM’s board of directors, although there are currently no plans in place to grant such options at this time.

•	Director and Officer Indemnification. The combined group shall indemnify and hold harmless the present and former officers, directors and employees and agents of IEH in respect of acts or omissions occurring on or prior to the closing date or arising out of the transactions contemplated by the acquisition agreement to the extent permitted under IEH’s Articles of Association and indemnification agreements in effect on the date of the acquisition agreement.

•	Director and Officer Insurance. In addition, for a period of three years after the closing date, DWM will use its reasonable best efforts to cause to be maintained an extension of coverage of IEH’s policies of director’s and officer’s insurance with effect from the closing date, for the benefit of those IEH directors and officers who are covered by such policies at the closing date, with respect to matters occurring prior to the closing date.

•	Resale Registration Rights. The combined group shall file a resale registration statement covering the resale of shares of DWM common stock received by a number of IEH securityholders who may be deemed to be affiliates of IEH in the transaction, including the IEH directors who entered lock-up agreements, until such time as less than 25% of DWM common stock received by these IEH securityholders is held by them.

•	Affiliate Sales. It is anticipated that the trading volume of DWM common stock will increase following the transaction, which may facilitate the sale of an increased number of shares under Rule 145(d) of the Securities Act for affiliates of IEH following the transaction.

In addition, Alexander L. Cappello, IEH’s Chairman of the Board, is also Chairman of Cappello Capital Corp., or “Cappello,” IEH’s financial advisor. Under Cappelo’s agreement with IEH, IEH is obligated to pay Cappello a monthly fee plus out of pocket expenses, to provide an advisor’s warrant, and to pay a fee for the completion of certain types of transactions based on varying percentages of the transaction value. For further details of this agreement, see the section entitled “Agreements Related to the Transaction – Other Agreements” on page 84.

IEH’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation to IEH’s securityholders that they accept the offer.

Listing of DWM Common Stock on the Nasdaq SmallCap Market

It is a condition to the offer that the shares of DWM common stock to be issued in the transaction be approved for listing on the Nasdaq SmallCap Market, subject to official notice of issuance.

On February 16, 2005, DWM received a notification from the Nasdaq staff stating that as of December 31, 2004, DWM was not in compliance with Nasdaq Marketplace Rule 4310(c)(2)(B), which requires a company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 in market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. As a result, the Nasdaq staff is reviewing DWM’s eligibility for continued listing on the Nasdaq SmallCap market.

At the request of the Nasdaq staff, on March 3, 2005, DWM provided Nasdaq with a plan to achieve and sustain compliance with the Nasdaq listing requirements, which primarily relies upon the consummation of the acquisition of IEH. DWM supplemented that submission on March 23, 2005. In its original submission, DWM conceded that the proposed acquisition would constitute a “reverse merger” as that term is contemplated under Nasdaq Marketplace Rule 4330(f), and that, as a result, the post-merger combined group will be required to demonstrate compliance with the requirements for initial listing on the Nasdaq SmallCap Market. The plan submitted by DWM indicated the company’s expectation that the post-merger combined group will satisfy all requirements for initial listing following the completion of the proposed 1 for 5 reverse stock split, and requested additional time to demonstrate compliance with the listing requirement.

In the event the Nasdaq staff determines not to grant DWM’s requested extension of time to demonstrate compliance, it will provide DWM with a delisting notice. DWM will be afforded the opportunity to appeal such a Staff Determination to a Nasdaq Listing Qualifications Panel. Under Nasdaq Marketplace Rules, the filing of the appeal shall stay the delisting until the Panel issues its written determination. DWM intends to request an appeal in the event of a Nasdaq Staff Determination to delist.

If DWM does not meet the initial listing requirements for the DWM common stock to be listed on the Nasdaq SmallCap Market or is not successful in appealing Nasdaq’s determination to delist DWM’s common stock, the current outstanding shares of DWM common stock may be delisted from the Nasdaq SmallCap Market and this transaction may fail to close. See the section entitled “Risk Factors — Risks Relating to the Transaction” on page 23. Although, this condition can be waived, in writing, by mutual agreement of DWM and IEH, there is no assurance the parties would agree to do so.

For a description of the reverse stock split proposal and its anticipated effect on the ability of DWM’s common stock to satisfy the initial listing requirements of the Nasdaq SmallCap Market, see the section entitled

“Proposal 2—Approval of Amendment to DWM’s Certificate of Incorporation to Effect a Reverse Stock Split of DWM Common Stock” on page 147.

Directors and Management of DWM Following the Transaction

Directors

The acquisition agreement provides that DWM’s current board of directors will take all actions necessary such that, on the closing date, directors who shall be acceptable to IEH’s present board of directors shall be nominated and appointed to the DWM board of directors. The parties shall ensure that the composition of the DWM board of directors upon such appointments shall comply with the rules and regulations of Nasdaq and the SEC.

DWM’s obligation to so reconstitute its board is subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and accordingly DWM shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under the acquisition agreement, including the provision of such.

The following is a list and brief biography of each person who is expected to serve as director of DWM upon the closing date pursuant to the arrangement described above:

Name	Age	Position
Dr. Harry J. Bradbury	55	Chief Executive Officer, Director
Gary P. Rolfes	53	Chief Operating Officer, Director
Rakesh Varma	50	Chief Financial Officer, Director
Alexander L. Cappello	49	Director, Chairman of the Board
Sir John Jennings	68	Director
Steven E. Karol	51	Director
Michael J. Koss	51	Director
J. David Martin	49	Director
Director Nominee		Director

Dr. Harry J. Bradbury

Dr. Bradbury founded Intelligent Energy Limited in 2000, which was reincorporated as IEH in 2004. He has served as Chief Executive Officer and a director of Intelligent Energy since the company’s inception. Dr. Bradbury has 20 years’ experience in business, in more than forty countries, and has been a leader in three of the world’s largest business advisory firms: Booz Allen & Hamilton, A.T. Kearney and Deloitte Touche Tohmatsu. From 1999 to 2001, Dr. Bradbury was a Managing Partner with Deloitte Touche Tohmatsu with management responsibility in twenty countries. During the same period, he also served as a global energy sector leader for Deloitte Solutions. Dr. Bradbury is also a former professor of Geology at Yale University, and has also lectured at a number of other universities.

Gary P. Rolfes

Mr. Rolfes has thirty years of senior leadership experience in various large public and private companies in the U.S. Mr. Rolfes joined IEH in March 2005, where his executive role as Chief Operating Officer will be to manage day-to-day global operations. Mr. Rolfes was the Senior Vice President & Chief Financial Officer of Candle Corporation from 1997 to January 2005. In June 2004, International Business Machines acquired Candle Corporation, and Mr. Rolfes assisted in the transition and integration of the two companies. Prior to that Mr. Rolfes served in many executive positions at Mattel Inc. from 1985-1997, including Senior Vice President of Business Planning and Senior Vice President & Corporate Controller. Mr. Rolfes has experience in managing large organizations, strategic planning, SEC reporting, mergers & acquisitions, acquisition integration, engineering the sale of a company, and significantly improving corporate performance.

Rakesh Varma

Mr. Varma has acquired broad based financial and operational management experience at senior executive levels at leading U.S. companies, where he has had significant involvement in raising capital in the public markets, overseeing mergers, acquisitions and divestitures, and participating in business development and strategic planning. From 2002 to 2004, Mr. Varma was the Chief Financial Officer of The California Endowment, one of the largest foundations in the country with an over $3.5 billion investment portfolio. Prior to that, Mr. Varma was the Chief Financial Officer for CIGNA HealthCare’s Western US Operations, a position he held since 1997. After gaining early professional experience with Deloitte & Touche, LLP, Mr. Varma held a variety of senior level positions in finance and operations with GE Capital, Time Warner, First Interstate Bancorp and CareAmerica. Mr. Varma also led the transaction for the sale of CareAmerica to BlueShield of California, one of the largest Health Maintenance Organizations in California. Mr. Varma earned his M.B.A. in Finance and International Business with distinction from Anderson School at University of California, Los Angeles, and a B.S. in Business Administration from University of Illinois. Mr. Varma has both certified Public Accountant and Certified Internal Auditor designations. He is also a member of American Institute and California Society of Certified Public Accountants and the Institute of Internal Auditors.

Alexander L. Cappello

In his capacity as the chairman of Cappello Group, Inc. and its affiliated NASD broker-dealer, Cappello Capital Corp., Mr. Cappello has served as an advisor to IEH since 2004. Mr. Cappello has over thirty years of global experience in all aspects of corporate management, corporate finance, investment banking and merchant banking. He has been a senior executive, director and financial advisor to numerous public and private companies located worldwide. Mr. Cappello currently sits on the boards of Genius Products, Inc., Advanced Biotherapy, Inc., Benitech, Inter-TEL, RAND Center for Middle East Public Policy (CMEPP), the University of Southern California’s Board of Governors, and is also Chairman, for the 2003 to 2005 term, of Young Presidents’ Organization International (YPO), a global organization of over 9,500 corporate presidents.

Sir John Jennings

Sir John Jennings has been a member of the board of directors of Intelligent Energy Limited, and subsequently IEH, since 2001 and served as Chairman of the Board from 2001 to 2005. Sir John spent over 40 years with Shell, beginning in 1968 and initially worked in a variety of posts in the U.K. and abroad. Sir John became Managing Director of Shell U.K. Exploration and Production Ltd in 1979 and Exploration and Production Coordinator for Shell International in 1984. He was Managing Director of the Royal Dutch Shell Group from 1987 to 1997 and Chairman of the Shell Transport and Trading Company plc from 1993 to 1997. Sir John then served Shell as a member of its board of directors from 1987 to 2001. He is currently a member of the board of directors of the Bechtel Corporation and Chairman of its U.K. based companies; a member of the International Advisory Board of the Toyota Corporation; a board member for Nexant, Inc., a U.S. company; Chairman of the Spectron Group Plc and Chancellor of Loughborough University. Sir John has a doctorate in Geology and was also a Sloan Fellow at the London Business School. Sir John Jennings was awarded the CBE in 1985 and was knighted in 1997.

Steven E. Karol

Mr. Karol is managing partner and founder of Watermill Ventures, since 1992, and Watermill Advisors, since 2001, providers of investment capital and strategic and other advisory services to middle-market manufacturing and value-added distribution companies. He has also been the President and CEO of HMK Enterprises, Inc. since 1983, and HMK Enterprises, Inc.’s Chairman of the Board since 1997. Mr. Karol has over 27 years of experience leading the strategic development, acquisition activities and operational implementation for portfolio and client companies. Mr. Karol also serves as a member of the board of directors for StockerYale, Inc. and J. Walter Company. Among his many charitable involvements, Mr. Karol is Chairman of the Board of Trustees of Vermont Academy and on the Board of Overseers of Tufts University.

Mr. Karol was named as a defendant in a proceeding in the United States Bankruptcy Court for the Northern District of Oklahoma (Sheffield Steel Corporation v. HMK Enterprises Inc., et al, Adv. No. 03-0134-R). In that proceeding, claims were asserted that Mr. Karol had breached his fiduciary obligations as a director in approving certain dividends and other compensation. Claims were also asserted that Mr. Karol and others were the recipients of certain allegedly fraudulent transfers in the form of dividends. Mr. Karol vigorously denied these claims. The matter has been settled and the proceeding dismissed with prejudice, with no adverse findings against Mr. Karol.

Michael J. Koss

Mr. Koss is the president and chief executive officer of Koss Corporation, a Milwaukee based consumer electronics’ company. Mr. Koss has worked for Koss Corporation since 1978, and has served as a senior executive in a variety of roles, with responsibility for the company’s overall operations, including manufacturing, engineering, finance and administration. Mr. Koss currently serves on the board of Stratec Security Corporation and Genius Products, Inc.

J. David Martin

Since February 1984, Mr. Martin has been the Chairman of the Board and founder of The Martin Group of Companies, one of the largest and most active real estate investment companies in the California, with a total portfolio exceeding $3 billion. From 1995 to 2000, he was CEO and Director of Burnham Pacific Properties, Inc., a publicly traded real estate investment trust. Since July of 2001, Mr. Martin has been the CEO of the Young Presidents’ Organization, a global organization of over 9,500 corporate presidents. From July 2001 to June 2002, he also served as the Chairman of the International Board of the Young Presidents’ Organization. Mr. Martin is currently on the boards of Portal Software and Customized Structures, Inc.

Director Nominee

IEH will provide the biographical information of the director nominee as soon as it has identified a suitable candidate.

Compensation of Directors

IEH previously compensated its outside directors for service as directors pursuant to individual letters of appointment, which provided for an individually negotiated annual fee for such service. Since appointing new directors to the board in March 2005, IEH has not compensated its outside directors. Prior to completion of the transaction, IEH anticipates adopting a formal directors’ compensation plan setting forth the terms of compensation payable to outside directors for their services, including the amount and form of compensation available. However, IEH has not yet developed or approved such a plan. IEH’s employee-directors are compensated for their services as directors pursuant to their service contracts, as described in the subsections entitled “Management” and “Executive Compensation” below. IEH also reimburses its directors for expenses incurred in attending meetings of the board or committees of the board, and the anticipated directors’ compensation plan will further delineate the terms and conditions of the expense reimbursement policy applicable to IEH’s directors.

Employee and non-employee directors of IEH are also currently eligible to participate in the IEH Share Option Scheme. The following table sets forth the number and type of options granted to IEH’s directors during the fiscal year ended September 30, 2004 and to IEH’s current directors since the fiscal year ended September 30, 2004. All of these options were issued with exercise prices equal to the fair market value of IEH’s ordinary shares at the time of issuance.

Upon completion of the transaction, all of the combined group’s directors will be eligible to receive options, stock appreciation rights and restricted stock pursuant to the DWM 2002 Plan.

Management

Dr. Harry Bradbury, Gary Rolfes and Rakesh Varma shall be appointed as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively, of DWM, effective on the closing date and contingent upon the occurrence of the closing date. Currently, IEH has service contracts with all members of its executive management team, which provide for a set annual salary, discretionary cash bonuses, pension benefits, employer-paid life insurance and other fringe benefits at the IEH board’s discretion. All of these contracts include conflict of interest, confidentiality and non-competition clauses and specifically seek to protect the unintentional dissemination of the company’s proprietary information and intellectual property. Dr. Bradbury’s agreement also grants him a license to certain intellectual property developed by the company through the time of his departure or retirement from IEH. Dr. Bradbury’s current service contract is dated April 2005, and the service contracts of Mr. Rolfes and Mr. Varma are dated March 2005 and February 2005, respectively. It is anticipated that the employment agreements for the executive management of the combined group would include the same material provisions.

Other key IEH employees include:

Dr. Mark Lawson – Statham, Managing Director, Corporate Finance. Before joining IEH as a Managing Director in 2002, Dr. Lawson-Statham, 42, was a Managing Director of Close Brothers Corporate Finance. Prior to that he was a Director of Robert Fleming International, the investment banking arm of the London-based Merchant Bank and a Director of Robert Fleming Asset Management (RFAM), one of the largest fund management groups in the world. Chase Manhattan Bank acquired Merchant Bank in 2002. Dr. Lawson-Statham formerly served as Head of Research at RFAM, where he was also responsible for investment research in the energy and utility sectors and was a top performing fund manager of energy portfolios. He subsequently managed Fleming’s operations in the Middle East and more recently developed an energy-focused corporate finance business based in the Middle East and London for Close Brothers. Dr. Lawson-Statham holds a doctorate in neutron scattering and a degree in Chemistry from Oxford University.

Dr. Paul Adcock, Vice President, Research and Development and Chief Engineer. Dr. Adcock, 49, was co-founder and a former director of Advanced Power Sources Ltd., now an IEH subsidiary, from 1995 to 2001. Since 2001, Dr. Adcock has led the teams developing fuel cell stacks and systems, directing and defining the key technological pathways for product development and providing technical support for the sales team. Dr. Adcock has over 15 years experience in the fuel cell technology industry and was director of the Fuel Cell Group at Loughborough University in the U.K. Prior to his appointment at Loughborough University in 1987, he was Chief Electrical Engineer at Regulateurs Europa Ltd., a subsidiary of the General Electric Company. Dr. Adcock has published over 65 conference papers and journal articles relating to fuel cell technology, has a Ph.D. in electro-mechanical engineering and a B.Sc. in Electronics.

Hazen Burford, Vice President and General Manager, U.S. and South African Operations. Since 2001, Mr. Burford, 46, has overseen the operations of IEH in Long Beach, California, Albuquerque, New Mexico and Johannesburg, South Africa. He is responsible for the growth and coordination of the engineering, research and development, manufacturing and quality assurance departments, and also participates in some of IEH’s marketing, sales and finance efforts. From 1996 to 2001, Mr. Burford was Senior Vice President, co-founder and a director of Hydrogen Burner Technology, LLC, where he had similar responsibilities and also participated in developing the company’s business plan and in preparing for a public offering of HBT’s stock. Mr. Burford also previously co-founded Nova-Industra LLC, where he was Vice President of Engineering from 1992 to 1996. Mr. Burford has over 24 years of professional experience in engineering and related management positions. Mr. Burford has a degree in mechanical engineering from California Polytechnic University, San Luis Obispo.

Larry Frost, Vice-President of Financial Management. Mr. Frost has served in a financial controller capacity in IEH’s Long Beach facility since IEH acquired Element One Enterprises in May 2003. Mr. Frost, 56, established corporate accounting systems and integrated operations with IEH after the acquisition. In 2002, Mr. Frost co-founded Element One Enterprises, a company focused on reformation technologies for the production of hydrogen gas from various feedstock fuels. He served as managing director responsible for the financial function of the company. Between 1995 and 2002, Mr. Frost was the Chief Financial Officer of Hydrogen Burner Technology, a company specializing in hydrogen generation. Prior to 1995, Mr. Frost was the Chief Financial Officer of several companies unrelated to the fuel cell or hydrogen generation industry. Mr. Frost holds a B.S. in accounting from California State University, Northridge.

Dr. Philip Mitchell, Managing Director, New Technology Ventures. Dr. Mitchell is an electrochemist with over 20 years of experience in fuel cell, battery and related fields. Since 2001, Dr. Mitchell, 47, has been responsible for the strategy and management of intellectual property for IEH and serves as a technical resource for the management team in support of IEH’s commercial activities. Prior to joining IEH, Dr. Mitchell was a co-founder and former director of Advanced Power Sources Ltd., now an IEH subsidiary. Prior to that, from 1998 to 2001, Dr. Mitchell served as Research and Development Manager at Innogy Technology Ventures Ltd., where he participated in the development of a unique and proprietary bulk energy storage system, and directed Innogy’s research programs in regenerative fuel cell, hydrogen and electrochemical technologies. Dr. Mitchell is also formerly Director of the Electrochemical Technology Group at Loughborough University, where he provided research program management and technical consultancy services to major industrial and government bodies throughout the world. Within IEH he works in close cooperation with the Chief Engineer and his teams and is also engaged in the sales process, interacting at all levels with the customer organization from first contact at trade shows to formal business case presentation at board level. Dr. Mitchell undertakes technology appraisal as part of the management team new venture analysis process. Dr. Mitchell has a B.Sc. in Chemistry and a Ph.D. in Electrochemistry from Loughborough University.

Blake Ridgeway, Vice President. Mr. Ridgeway, 46, has managed IEH’s operations in its Albuquerque, New Mexico location since the acquisition of MESOFuel in 2004, prior to which he served as Chief Financial Officer of MESOFuel since 2002. Mr. Ridgeway has held several senior executive positions in the energy industry over the past 24 years, including serving as Senior Vice President of Corporate Strategy and Development at PNM Resources, New Mexico’s primary utility company, where he was responsible for strategic business development, merger and acquisition activities and program evaluations from 2001 to 2002. From 1997 to 2001, Mr. Ridgeway served as the Senior Vice President of Energy Services for PNM, while also serving as the President and CEO of PNM’s subsidiary Avistar. Mr. Ridgeway has a B.B.A. in Finance from New Mexico State University and an M.B.A. from the University of New Mexico.

Each of these employees has an employment agreement with IEH which provides an annual salary, six weeks vacation time and eligibility for, but no guarantee of, bonus compensation. In addition, all of these employees are eligible to receive option grants under IEH’s existing share option scheme, and most of them have received such grants at various times since the initiation of their employment with IEH. All of the employment agreements contain confidentiality provisions meant to preclude the dissemination of IEH’s proprietary information outside of the company.

THE ACQUISITION AGREEMENT

The following is a description of the material aspects of the acquisition agreement. While we believe that the following description covers the material terms of the acquisition agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the acquisition agreement attached to this proxy statement/prospectus Annex A for a more complete understanding of the transaction. The following description is subject to, and is qualified in its entirety by reference to, the acquisition agreement.

Structure of the Transaction

The Offer

DWM will issue and otherwise allocate for issuance under options and warrants to acquire DWM common stock up to a total of 19,428,871 shares of DWM common stock pursuant to the terms of the offer as set forth in the acquisition agreement. With respect to the shares of the IEH common stock, if the offer is accepted and the transaction is completed, each IEH ordinary shares will be exchanged for 0.324 shares of DWM common stock for each IEH ordinary share held. DWM stockholders will continue to own their existing DWM shares.

DWM will also offer to exchange its options and warrants for each outstanding IEH option and warrant, which offer will be contingent upon the offer for the IEH shares becoming or being declared unconditional in all respects. DWM will offer each holder of an IEH option and/or an IEH warrant to acquire one IEH share, the right to exercise such option or warrant, as the case may be, and receive shares of DWM in connection with the offer. If the holder does not choose to exercise such IEH option or IEH warrants, in the alternative, DWM will offer each such holder the right to exchange such option or warrant for an option or warrant to purchase 0.324 shares of DWM at a per share purchase price equal to the current per share exercise price of the IEH option or IEH warrant, as the case may be, divided by 0.324. In the event of an exchange, all material terms of such options and warrants, including vesting, will remain the same after the exchange. In the event of a compulsory acquisition, all outstanding IEH options and warrants will become vested and exercisable pursuant to the terms of the applicable IEH option plans and warrants under the offer. In the event that an IEH optionholder or IEH warrantholder, as the case may be, does not elect to exercise or exchange his or her options, and following the implementation of the compulsory acquisition procedure by DWM to acquire any remaining IEH shares, the IEH options and IEH warrants will terminate and cease to be outstanding within one month following notification to IEH optionholders of such compulsory acquisition procedure. For details of the compulsory acquisition, see the section entitled “Compulsory Acquisition” on page 217.

Effective Time of the Transaction

The obligation of DWM to first issue shares of DWM common stock in exchange for the outstanding IEH share capital pursuant to the offer shall be subject only to (i) the valid acceptances of the offer (and not, where permitted, withdrawn) by holders of over 50% in nominal value of the outstanding IEH shares, and (ii) the satisfaction or waiver of the other conditions to the offer.

The Transaction Consideration and Exchange of Securities

General

In the transaction, the consideration to be offered by DWM to the holders of IEH shares in the offer shall be 0.324 of a share of DWM common stock for each IEH ordinary share held.

No Fractional Shares

No fraction of a share of DWM common stock will be issued upon completion of the offer, but in lieu thereof each accepting securityholder or optionholder, in the case of optionholders exercising IEH options pursuant to the option offer, and who would otherwise be entitled to receive a fraction of a share of DWM common stock in the offer or option offer, as appropriate, shall receive from DWM an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of one (1) share of DWM common stock, as reported on the Nasdaq SmallCap Market, for the last trading day immediately prior to the closing date.

Representations and Warranties

The acquisition agreement contains customary representations and warranties of IEH relating to, among other things:

•	subsidiaries;

•	corporate organization and qualification;

•	authorization and enforcement;

•	lack of conflicts;

•	capitalization;

•	financial statements;

•	absence of material changes or events;

•	litigation matters;

•	compliance with laws and agreements;

•	title to assets;

•	intellectual property rights and agreements;

•	insurance matters;

•	regulatory permits and compliance;

•	transactions with affiliates and employees;

•	material contracts;

•	employment arrangements, employee benefits and employee benefit plans;

•	agreements and capital commitments.

The acquisition agreement contains customary representations and warranties of DWM relating to, among other things:

•	subsidiaries;

•	corporate organization and qualifications;

•	authorization and enforcement;

•	lack of conflicts;

•	capitalization;

•	SEC reports and financial statements;

•	absence of material changes or events;

•	litigation matters;

•	compliance with laws and agreements;

•	title to assets;

•	Form S-3 eligibility;

•	listing and maintenance requirements;

•	registration rights;

•	disclosure matters;

•	intellectual property matters;

•	insurance matters;

•	regulatory permits and compliance;

•	transactions with affiliates and employees;

•	internal accounting controls;

•	employee benefit plans and employee benefits;

•	tax matters;

•	material contracts;

•	financial advisor and opinion of financial advisor;

•	absence of restrictions on the offer; and

•	compliance with takeover statutes.

The representations and warranties made by the parties to the acquisition agreement will not survive the effective date of the transaction, but their accuracy forms the basis of certain conditions to the offer as well as the right of either DWM or IEH to terminate the acquisition agreement.

Conduct of Business Prior to Completion of the Transaction

During the period prior to the closing date or the termination of the acquisition agreement, DWM shall carry on its business in the ordinary course in substantially the same manner as conducted just prior to signing the acquisition agreement, including recent efforts to wind down DWM’s business operations and license or sell its assets, including using all reasonable efforts to preserve intact its current business organizations, keeping available the services of its current officers and employees (as a group) and preserving its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. However, pursuant to the acquisition agreement, IEH may, without the prior consent of DWM, engage in any one or more of the following transactions or activities: (i) the issuance of debt or equity securities by IEH in connection with a financing transaction; (ii) the execution of any letter of intent, term sheet or agreement for the acquisition of the assets or equity of any business enterprise by the IEH; (iii) the execution or amendment of any employment or consulting agreements for the recruitment or retention of employees and consultants for IEH and its affiliates; and (iv) the creation of a new stock option plan for its employees.

Both DWM and IEH have also agreed that, prior to the earlier of the closing date or the termination of the acquisition agreement, they will refrain from doing any of the following without the prior written consent of the other:

•	(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their capital stock, (ii) adjust, split, combine or reclassify any of their capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock, subject to limited exceptions;

•	amend their charter or organizational documents;

•	make any material tax election or take any material tax position or change their fiscal year or accounting methods, policies or practices or settle or compromise any material income tax liability, subject to limited exceptions;

•	make any loan, advance or capital contributions to or investment in any person or entity;

•	pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business;

•	grant to any current or former director, officer or employee any increase in compensation or benefits, severance or termination or adopt any new severance plan or amend or modify in any respect any severance plan, agreement or arrangement, subject to limited exceptions;

•	adopt or amend any plan or enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any current or former director, officer, or employee;

•	waive any stock repurchase right, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any stock plan;

•	hire or offer to hire any employee or independent contractors subject to limited exceptions;

•	transfer or license or otherwise extend, amend or modify any rights to intellectual property, subject to limited exceptions;

•	take or agree or commit to take any action that would make any representation or warranty inaccurate in any material respect;

•	commence or settle any litigation, other than to enforce their rights under the acquisition agreement; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

DWM has also agreed that it will refrain from doing any of the following without the prior written consent of IEH:

•	issue, deliver, sell, pledge, grant options over or otherwise encumber any of their share capital, any other voting securities or any securities convertible into, or any rights, warrants or options, subject to certain limited exceptions;

•	mortgage or otherwise encumber or subject to any material lien or, except in the ordinary course of business, sell, lease, license, transfer or otherwise dispose of any material properties or assets;

•	incur, assume, guarantee or become obligated with respect to any indebtedness, or incur, assume, guarantee or become obligated with respect to any other material obligations;

•	making or agreeing to make any new capital expenditure or acquisition of assets or property or other acquisitions or commitments in excess of $15,000 individually or $50,000 in the aggregate in any one calendar month or otherwise agree to acquire any material assets or property other than in the ordinary course of business consistent with past practice, or

•	enter into any contract or commitment with aggregate commitments in excess of $50,000.

DWM’s Board of Directors Following the Transaction

DWM will take all actions necessary such that, on the closing date, directors who shall be acceptable to IEH’s board of directors shall be nominated and appointed to the DWM board of directors. The parties shall ensure that the composition of DWM’s board of directors upon such appointments, and subsequently the combined group’s board of directors, shall comply with the rules and regulations of Nasdaq and the SEC. At this time the parties anticipate Dr. Harry Bradbury, Gary Rolfes, Rakesh Varma, Alexander Cappello, Sir John Jennings, Steven Karol, Michael Koss and J. David Martin and an unnamed nominee will be the individuals nominated and appointed to the DWM board on the closing date.

Other Agreements

DWM and IEH have each agreed:

•	that DWM will file a registration statement with the SEC (in which this proxy statement/prospectus is to be included), to cooperate with each other and each other’s counsel and independent registered public accounting firms in the preparation and filing of this proxy statement/ prospectus, and to promptly notify one another upon the receipt of any comments from the SEC with respect to this proxy statement/prospectus;

•	that DWM will promptly take all steps necessary to hold and convene a special stockholders meeting, and use its reasonable best efforts to solicit from its stockholders proxies in favor of the share issuance, the change-of-control of DWM in connection with the transaction and the amendments to its Certificate of Incorporation;

•	that DWM will use its commercially reasonable efforts to file and maintain the effectiveness of a Form S-3 registering the resale of DWM shares by those IEH securityholders who have executed the lock-up agreements and/or who may be deemed to be affiliates of IEH under the Securities Act;

•	to provide access to its books and records to the other party and its directors, officers, employees and other representatives, and comply with its obligations under the existing confidentiality agreement between the parties;

•	to consult with each other and agree on any press releases or public statements about the transaction;

•	to use reasonable best efforts to comply with all legal requirements with respect to the transaction, to make all filings reasonably determined by the parties to be required by any governmental entity in connection with the transaction, and to fully cooperate with one other to identify the detailed steps and procedures necessary or desirable to effect the transactions contemplated by the acquisition agreement;

•	up until the time the transaction becomes effective, provide prompt notice to the other party when it becomes aware that any of its representations or warranties have become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the acquisition agreement;

•	that DWM will use reasonable efforts to cause DWM common stock issued in the transaction, and issuable upon the exercise of converted IEH’s stock options or warrants to be approved for listing on the Nasdaq SmallCap Market;

•	that DWM and IEH shall use their respective reasonable best efforts to obtain the waiver of any change of control or acceleration benefits that would otherwise be triggered by the completion of the transactions contemplated by the acquisition agreement; and

•	to use commercially reasonable efforts to take or cause to be taken any action necessary for the transaction to qualify as a reorganization within the meaning of Section 368(a) of the Code, report the transaction as a reorganization within the meaning of such section, and cooperate and use commercially reasonable efforts in order for each party to obtain tax opinions from their respective counsel.

No Solicitation

The acquisition agreement contains detailed provisions prohibiting DWM and IEH, as well as their respective officers, directors, employees, agents and representatives from taking any action to solicit a competing acquisition proposal. Notwithstanding these restrictions, the acquisition agreement provides that under limited circumstances prior to the closing date, DWM or IEH, upon receipt of a superior acquisition proposal from a third party, may furnish non-public information to that third party and/or enter into discussions or negotiations with that third party.

The circumstances under which DWM may furnish information to or negotiate with a third party is limited to acquisition proposals to acquire, directly or indirectly, at least a majority of DWM shares then outstanding, that contains terms and conditions that DWM’s board of directors determines in good faith (and after consultation with its financial advisor) to be more favorable from a financial point of view to DWM’s stockholders than the current transaction with IEH, that DWM’s board of directors reasonably determines in its good faith judgment (after consultation with its financial advisor and its outside legal counsel, if any) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal) and that does not contain any “due diligence” condition and for which any financing upon which it is conditioned is committed.

The circumstances under which IEH may furnish information to or negotiate with a third party is limited to acquisition proposals to acquire, directly or indirectly, at least a majority of IEH shares then outstanding, or all or substantially all of the assets of IEH, that contain terms and conditions that the IEH board of directors reasonably determines in good faith (after consultation with its financial advisor) to be more favorable from a financial point of view to the IEH securityholders than the offer from DWM, that the IEH board of directors reasonably determines in its good faith judgment (after consultation with its legal counsel) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), and that does not contain any “due diligence” condition and for which any financing upon which it is conditioned is committed.

If either DWM or IEH receives a superior acquisition proposal, then the board of directors of the receiving party may change its recommendation relating to the transaction. In order for the DWM board of directors to change its recommendation in response to a superior acquisition proposal, DWM shall provide IEH four days’ written notice that it intends to change its recommendation prior to any public announcement of such change, and the DWM board shall determine in good faith that failure to take such action would result in a breach of the board of directors’ fiduciary obligations to its stockholders. A change in DWM’s board of directors’ recommendation shall not affect DWM’s obligations to continue the offer and to convene the DWM special meeting. DWM shall not submit to a vote of its stockholders any transaction contemplated by a competing acquisition proposal, or propose to do so, prior to or at the DWM special meeting.

In order for the IEH board of directors to change its recommendation in response to a superior acquisition proposal, (i) IEH shall provide DWM four days’ written notice that it intends to change its recommendation; (ii) the IEH board shall determine in good faith that failure to take such action would result in a breach of the board of directors’ fiduciary obligations to its securityholders, and (iii) complies with the requirements of the City Code.

Conditions to the Offer

The closing will not take place until the holders of at least 50% in nominal value of the outstanding IEH shares to which the offer relates shall have accepted the offer. For the purposes of this condition, shares which have been unconditionally allotted but not issued before the offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, shall be deemed to carry the voting rights they will carry on being entered into IEH’s Register of Members and the expression “shares to which the offer relates” shall be construed in accordance with sections 428 to 430F of the Companies Act 1985, as amended.

The closing is also subject to the fulfillment or waiver of several closing conditions, including the following:

•	indication by the Office of Fair Trading in the United Kingdom, in terms reasonably satisfactory to DWM, that the Secretary of State for Trade and Industry does not intend to refer the proposed acquisition of IEH by DWM, or any matter arising therefrom or related thereto, to the Competition Commission;

•	the shares of DWM common stock to be issued in the offer shall have been approved for listing on the Nasdaq, subject to official notice of issuance, announcement of such listing by the Nasdaq and the continued listing of DWM’s outstanding common stock on the Nasdaq;

•	the approval of DWM’s stockholders of such resolution or resolutions as are necessary to approve, implement and effect the offer and the acquisition of IEH shares including (1) the issuance of shares of new DWM common stock in connection with the transaction and the resulting change of control of DWM, (2) the amendment to DWM’s Certificate of Incorporation to effect the reverse stock split of DWM’s common stock and (3) the amendment to DWM’s Certificate of Incorporation to increase the number of authorized shares of DWM common stock;

•	DWM’s registration statement, of which this proxy statement/ prospectus is a part, shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order;

•	there shall not be any provision of any agreement, arrangement, license, permit or other instrument to which IEH or any of its subsidiaries is a party, or by or to which any such member or any of its assets may be bound, entitled or subject, which in consequence of the offer or the proposed acquisition of any shares or other securities in IEH or because of a change in the control or management of IEH or otherwise, could or might materially result in:

(1)

any indebtedness (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or the repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(2)	any such agreement, arrangement, license, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or modified or affected or any obligation or liability arising or any action being taken thereunder;

(3)	any assets or interests of any such member being or failing to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

(4)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;

(5)	the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(6)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(7)	any such member ceasing to be able to carry on business under any name under which it presently does so; or

(8)	the creation of any liability, actual or contingent, by any such member.

Further, no event shall have occurred which, under any provision of any agreement, arrangement, license, permit or other instrument to which IEH or any of its subsidiaries is a party, or by or to which any such member or any of its assets may be bound, entitled or subject, could result in any of the events or circumstances as referred to here;

•	there shall have been no decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or to enact, make or propose any statute, regulation, decision or order, or any other affirmative steps by any government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution or any other body or person whatsoever in any jurisdiction, which would or might reasonably be expected to:

(1)	require the material divestiture by DWM, IEH or any of their subsidiaries of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof in either case and taken as a whole;

(2)	require, prevent or delay the divestiture by DWM of any shares or other securities in IEH;

(3)	impose any limitation on, or result in a delay in, the ability of any member of DWM directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in IEH or any of its subsidiaries or DWM or to exercise management control over any of these entities;

(4)	otherwise adversely affect the business, assets, profits or prospects of DWM or IEH or any of its subsidiaries in a manner which is adverse to and material in the context of DWM or IEH or any of its subsidiaries in either case taken as a whole;

(5)	make the offer or its implementation or the acquisition or proposed acquisition by DWM of any shares or other securities in, or control of IEH void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise materially interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

(6)	require DWM or IEH or any of its subsidiaries to offer to acquire any shares or other securities (or the equivalent) or interest in DWM or IEH or any of its subsidiaries owned by any third party;

(7)	impose any limitation on the ability of IEH, or any of its subsidiaries to coordinate its business, or any part of it, with the businesses of any other members; or

(8)	result in IEH, or any of its subsidiaries ceasing to be able to carry on business under any name under which it presently does so;

and all applicable waiting and other time periods during which any such action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the offer or the acquisition or proposed acquisition of any IEH shares shall have expired, lapsed or been terminated.

•	all necessary filings or applications shall have been made in connection with the offer and all statutory or regulatory obligations in any jurisdiction shall have been complied with in connection with the offer or the acquisition by DWM of any shares or other securities in, or control of, IEH and all authorizations, orders, recognitions, grants, consents, licenses, confirmations, clearances, permissions and approvals necessary or appropriate for or in respect of the offer or the proposed acquisition of any shares or other securities in, or control of, IEH by DWM shall have been obtained in terms and in a form satisfactory to DWM from all appropriate governmental, regulatory or other governing parties or persons with whom IEH or any of its subsidiaries has entered into contractual arrangements, and all such authorizations, orders, recognitions, grants, consents, licenses, confirmations, clearances, permissions and approvals, together with all material authorizations, orders, recognitions, grants, licenses, confirmations, clearances, permissions and approvals necessary or appropriate to carry on the material business of IEH or any of its subsidiaries remain in full force and effect and all filings necessary for such purpose have been made, and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction shall have been complied with;

•

except as publicly announced by IEH prior to February 3, 2005, neither IEH nor any of its subsidiaries shall have, since last year end recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise other than IEH or another of its subsidiaries; merged or demerged with any entity or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorized or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business; made or authorized or proposed or announced an intention to propose any change in its loan capital; issued, authorized or proposed the issue of any debentures, save in the ordinary course of business, incurred or increased any indebtedness or become subject to any contingent liability; (other than in respect of a dormant entity which was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganization or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed; entered into any contract, transaction or arrangement which would be restrictive on the business of DWM or IEH or any of its subsidiaries other than to a nature and extent which is normal in the context of the business concerned; waived or compromised any claim otherwise than in the ordinary course of business; or entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this condition; provided however that IEH may, without consent of DWM, engage in any one or more of the following transactions or activities: (i) the issuance of debt or equity securities by IEH in connection with a financing transaction; (ii) the execution of any letter of intent, term sheet or agreement for the acquisition of the assets or equity of any business enterprise by IEH; (iii) the execution or amendment of any employment or consulting agreements for the recruitment or retention of employees and consultants for IEH and its affiliates; and (iv) the creation of a new stock option plan for its employees.

•	since September 30, 2004, there shall not have been, except as disclosed in the financial disclosures and/or publicly announced by IEH prior to February 3, 2005, any material adverse change or deterioration in the business, assets, financial or trading position or profits or prospects of IEH or any of its subsidiaries; no litigation, arbitration proceedings, prosecution or other legal proceedings to which IEH or any of its subsidiaries is or may become a party (whether as a plaintiff, defendant or otherwise), nor any threat, announcement or institution of an investigation by any government, regulatory agency, or other administrative party against or in respect of IEH or any of its subsidiaries which may adversely affect IEH or any of its subsidiaries; no contingent or other liability shall have arisen or become apparent to DWM which would likely adversely affect IEH or any of its subsidiaries; and no steps shall have been taken which are likely to result in the withdrawal, cancellation, termination or modification of any license held by IEH or any of its subsidiaries which is necessary for the proper carrying on of its business;

•	except as publicly announced by IEH prior to February 3, 2005 or as otherwise fairly disclosed in writing to DWM prior to that date DWM shall not have discovered that any financial, business or other information concerning IEH is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make that information not misleading; that IEH or any of its subsidiaries or partners in which it or a subsidiary has a significant economic interest, is subject to any liability (contingent or otherwise) which was not disclosed in the annual report and financial statements of IEH for the year ended September 30, 2004; or any information which affects the materiality of any information disclosed at any time by or on behalf of IEH or any of its subsidiaries;

•	DWM shall not have discovered that IEH or any of its subsidiaries has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) on IEH and any of its subsidiaries and which is material in the context of IEH and its subsidiaries taken as a whole; or there is, or is likely to be, for that or any other reason whatsoever, any liability on (actual or contingent) IEH, or any of its subsidiaries to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by IEH, or any of its subsidiaries, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction and which is material in the context of IEH and its subsidiaries; and

•	the acquisition agreement shall not have been terminated.

A “material adverse effect” with respect to DWM or IEH, as the case may be, means any change, effect, event, occurrence, state of facts or development (i) that is, or is reasonably likely to be, materially adverse to the value, condition (financial or otherwise), business or results of operations of IEH or DWM, or (ii) that will, or is reasonably likely to, impair the ability of any party hereto to perform its obligations under the acquisition agreement or prevent or materially delay consummation of any of the transactions contemplated by this acquisition agreement. However, no adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the United States or the United Kingdom economy as a whole that is not unique to DWM or IEH, as the case may be, and that does not disproportionately affect DWM or IEH, as the case may be, shall be deemed in itself to constitute, or shall be taken into account in determining, whether there has been or will be a material adverse effect.

Termination of the Acquisition Agreement

The acquisition agreement may be terminated and the offer may be abandoned prior to the date the registration statement, of which this proxy statement/prospectus is a part, becomes effective, which we refer to as the “effective date,” under several circumstances, including:

•	by mutual written consent of DWM and IEH;

•	by either DWM or IEH, if:

the offer shall have expired, terminated or been withdrawn in accordance with the terms of the acquisition agreement without DWM having exchanged any shares pursuant to the offer (unless a principal cause of the offer having expired or having been terminated or withdrawn is a breach by the party seeking to terminate the acquisition agreement of any of its obligations under the acquisition agreement); or

there shall be any law or regulation that makes consummation of the offer illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining DWM or IEH from consummating the offer is entered and such judgment, injunction, order or decree shall become final and non-appealable;

•	by DWM, if IEH’s board of directors shall have changed its recommendation to IEH’s securityholders to accept the offer or shall have resolved to do so; or

•	by IEH, if DWM’s board of directors shall have changed its recommendations to DWM’s stockholders to approve the proposals pertaining to this transaction or shall have resolved to do so.

The acquisition agreement may be terminated and the offer may be abandoned at any time from the effective date until the closing date of this, including, by either DWM or IEH, if:

•	the offer shall have expired, terminated or been withdrawn in accordance with the terms of the acquisition agreement without DWM having exchanged and shares pursuant to the offer (unless a principal cause of the offer having expired or having been terminated or withdrawn is a breach by the party seeking to terminate the acquisition agreement of any of its obligations under the acquisition agreement;

•	the closing has not taken place on or before September 30, 2005 (unless a principal cause of the closing not having taken place by such date is a breach by the party seeking to terminate the acquisition agreement of any of its obligations under the acquisition agreement);

•	there shall be any law or regulation that makes consummation of the offer illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining DWM or IEH from consummating the offer is entered and such judgment, injunction, order or decree shall become final and non-appealable; or

•	if the conditions obligating the other party as set forth in Annex A of the acquisition agreement shall not have been satisfied prior to the closing.

Transaction Expenses

Whether or not the transaction is completed, all fees and expenses incurred in connection with the acquisition agreement and the transaction contemplated thereby will be paid by the party incurring the fees or expenses.

Indemnification and Insurance

Pursuant to an amendment to the acquisition agreement dated May     , 2005, for three years after the closing date, DWM has agreed to indemnify and hold harmless the present and former officers, directors, employees and agents of IEH in respect of acts or omissions occurring on or prior to the closing date or arising out of or pertaining to the transactions contemplated by the acquisition agreement to the extent provided under IEH’s Articles of Association in effect on the date hereof and indemnification agreements existing on the date hereof; and shall pay any expenses of such parties, as incurred, in advance of the final disposition of any such action or proceeding, provided that such indemnification shall not be provided in violation of applicable laws. DWM has agreed not to amend the indemnification provisions in IEH’s Articles of Association in a manner inconsistent with the above provisions for the one-year period referred to above.

For three years after the closing date, the combined group will use its reasonable best efforts to cause to be maintained an extension of coverage of each of DWM’s and IEH’s policies of directors and officers liability insurance maintained by DWM and IEH, respectively, at the closing date, for the benefit of those persons who are covered by such policies at the closing date, with respect to matters occurring prior to the closing date. However, DWM and IEH shall jointly solicit competitive bids for continuation of DWM’s policies from at least three insurance providers or agents.

Amendment and Waiver

Subject to applicable law, any provision of the acquisition agreement may be amended or waived prior to the closing date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by DWM and IEH, or in the case of a waiver, by the party against whom the waiver is to be effective.

AGREEMENTS RELATED TO THE TRANSACTION

Reciprocal Support Agreements

Parent Support Agreements

On February 3, 2005, IEH entered into Parent Support Agreements with the directors of DWM, namely Gerald W. Montiel, Norman Lefkowitz, Jr., James R. Smith and W. Brent Robinson. Under the Parent Support Agreements, the DWM directors have agreed to vote all of the outstanding shares of DWM common stock they hold in favor of the approval of the issuance of common stock in connection with the offer, the change of control of DWM in connection with the transaction, each of the other proposals to be acted at the DWM special meeting in accordance with the acquisition agreement and any other matters that could reasonably be expected to facilitate the transaction.

In addition, the DWM directors agree not to, directly or indirectly, transfer (except as may be specifically required by court order), sell, transfer, pledge, hypothecate or otherwise dispose of or encumber, for a period ending on the earlier to occur of 180 days following the closing date and the termination of the acquisition agreement, any shares of DWM common stock they then hold and to be acquired by them during that period. This restriction is subject to limited exceptions, such as transfers to family members and affiliates of the directors.

As of February 3, 2005, the DWM directors collectively owned approximately 38% of the outstanding shares of DWM common stock on that date.

Lock-up Agreements

On February 3, 2005, DWM entered into lock-up agreements with the then IEH directors, namely Dr. Harry Bradbury, Sir John Jennings, Philip Morgan and Michael Lee. Under the lock-up agreements, the then IEH directors agreed not to, directly or indirectly, transfer (except as may be specifically required by court order), sell, transfer, pledge, hypothecate or otherwise dispose of or encumber, for a period ending on the earlier to occur of 180 days following the closing date and the termination of the acquisition agreement, any IEH shares they then hold and any IEH shares and shares of DWM common stock to be acquired by them during that period. This restriction is subject to limited exceptions, such as transfers to the family members or affiliates of the then IEH directors. As of February 3, 2005, the named individuals collectively owned 6,220,925 outstanding IEH shares, 3,191,000 IEH options and no IEH warrants.

DWM has agreed to file a resale registration statement covering the resale of shares of DWM common stock received by the IEH supporting securityholders who may be deemed to be affiliates of IEH in the transaction and to use commercially reasonable efforts to maintain the effectiveness of such registration and all other applicable qualifications and compliances until such time as less than 25% of DWM common stock received by the IEH supporting securityholders is held by them.

Other Agreements

Consulting Agreement with Gerald Montiel

DWM and Mr. Montiel have entered a consulting agreement, commencing on the closing date of the transaction, the duration of which and consideration payable thereunder depends on the number of months passed since the closing date and the net liquidation price obtained for the Dickie Walker™ brand and related assets and liabilities. The agreement is meant to compensate Mr. Montiel for winding down the DWM business after the close of the merger with IEH. Mr. Montiel’s consulting agreement is designed to provide an incentive for him to realize the maximum value possible for DWM’s assets in as short a time as possible. For details of the consulting agreement, see the section entitled “Interests of Directors, Officers and Affiliates” on page 66.

Advisory Agreement with Cappello Capital Corp.

In August 2004, IEH engaged Cappello Capital Corp. to provide corporate finance advisory services, including assisting IEH in identifying a suitable business combination candidate. The agreement between IEH and Cappello obligates IEH to pay Cappello £15,000/month plus out of pocket expenses (payable in British pounds sterling), provide Cappello with an advisor’s warrant and to pay success fees for the completion of certain types of transactions involving IEH. The advisor’s warrant, which fully vested in February 2005, provides Cappello the right to purchase ordinary shares in an amount equivalent to up to three percent (3%) of the issued share capital of the Company as of the date of the agreement, with an exercise price equal to the lesser of £2.00 per share or the lowest share price received by IEH in any transaction during Cappello’s term of engagement. The agreement also grants Cappello full, unconditional piggyback registration rights without any holdback obligations. In addition, Cappello is entitled to certain success fees for completion of various types of transactions by IEH, based on percentages of the values of such transactions to IEH. The transactions subject to such fees include any Cappello-assisted private placement or acquisition by, or merger, sale or recapitalization of IEH. Upon closing of the proposed transaction with DWM, IEH will be obligated to pay Cappello a success fee of approximately $4.7 million, pursuant to the terms of the agreement, which Cappello has agreed to accept in the form of equity-linked securities. The Chairman of Cappello, Alexander L. Cappello, became a director and Chairman of the Board of IEH in March 2005.

Advisory Agreement with ARC Associates

In January 2005, IEH engaged ARC Partners Ltd., trading as ARC Associates, to provide independent financial advice and a fairness opinion to the IEH board of directors in relation to the proposed transaction with DWM. Pursuant to the agreement, ARC’s fairness opinion was to be based upon its assessment of the valuation of IEH implied by the terms of the transaction relative to IEH’s corporate peer group, its assessment of the implied premium paid for DWM in comparison to that paid in U.S. transactions of similar size, the dilution faced by current IEH securityholders, and the background to the acquisition agreement and its impact on the terms of that agreement. ARC issued its formal fairness opinion on February 1, 2005, concluding that based upon and subject to its analysis of the information provided to it about the transaction and businesses of IEH and DWM and based upon such other matters as ARC deemed relevant, ARC opined that the transaction is fair from a financial point of view to the existing IEH shareholders in terms of the implied valuation of IEH. Under the agreement, ARC is also obligated to assist IEH and IEH’s counsel in negotiations with the Takeover Panel, if and as necessary. IEH paid ARC £45,000 plus value added taxes (VAT) in advance for its fairness opinion and other advisory services.

In February 2005, IEH and ARC amended their agreement to also provide for ARC’s additional assistance with assessing the consistency and compliance of a planned press release regarding the transaction with DWM with the executed acquisition agreement and with the requirements of section 2.4 of the City Code on Takeovers and Mergers. Further, the amendment also allowed for the public identification of ARC as providing such advisory services to IEH. IEH paid ARC £5,000 plus VAT in advance for the additional services pertaining to the section 2.4 announcement of the anticipated transaction with DWM.

Valuation Agreement with Houlihan Valuation Advisors

On December 27, 2004, DWM engaged Houlihan Valuation Advisors to provide a written opinion as to the fairness of the transaction to the public shareholders of DWM, from a financial point of view. DWM agreed to pay Houlihan Valuation a fee of $45,000 for the opinion, plus reasonable out-of-pocket expenses incurred by Houlihan Valuation in connection with its obligations under the agreement. To date, DWM has paid Houlihan Valuation $45,600 in relation to the written opinion issued on February 2, 2002. For additional details about Houlihan Valuations’ engagement and the issued fairness opinion, see the subsection entitled “Opinion of DWM’s Financial Advisor,” beginning on page 52.

INFORMATION ABOUT IEH

Overview of IEH’s Business

Intelligent Energy Holdings Plc, a company registered in England and Wales, maintains its corporate headquarters at 42 Brook Street, Mayfair, London W1K 5DB, Great Britain.

IEH is an energy solutions group with a proprietary suite of new energy technologies, and is focused on commercializing energy services in hydrogen generation, fuel storage and power generation using proton exchange membrane (PEM) fuel cell technology. IEH’s technologies and products provide solutions for global applications in the motive, distributed energy, defense and portable markets. With offices in London and Loughborough, United Kingdom; Johannesburg, South Africa; Albuquerque, New Mexico; and Long Beach and Los Angeles, California, IEH is currently involved in market activities in Europe, Asia, the Americas and Africa. The directors of IEH believe that IEH’s broad technology portfolio, strong performance of individual platform technologies, flexible partner-led business model and innovative, proactive approach to market development provide the company with competitive advantages, which IEH aims to exploit to gain access to mass markets in both developed and developing economies.

Current partners of IEH include global original equipment manufacturers (OEMs). For these partners, IEH provides design, customization and prototype build service with the express intention of earning license and royalty fees from the embedded technology when the products are taken to volume production by these partners. Current plans and proposals anticipate that a bilateral OEM partnering relationship will have four distinct phases leading from prototype development to royalty agreements. IEH is also in discussions with potential partners in regional power and energy markets with whom it intends to form consortia. These regional power consortia are expected to provide energy services as well as power generation capacity. IEH intends to license its technologies and earn royalties and equity investment returns from its participation in these consortia.

Fuel cells have technological attributes that provide notable advantages in distributed generation compared to other new energy devices. They are regarded as robust, with high power densities, low fabrications costs and rapid load-following capability.

IEH’s suite of new energy technologies has competitive features which, in their own right, compare favorably not only with those from fuel cell technology-focused organizations but also, the directors of IEH believe, with technologies developed and in the process of being developed by global OEMs. The essential characteristics of power output, simplicity, durability and cost make IEH’s technologies attractive to prospective partners. Furthermore, since IEH’s technologies are equally applicable to both hydrocarbon-based and renewable energy solutions, it is able to address multiple opportunities in diverse markets, and it is not constrained by a single product, sector or geographical area.

IEH’s focus on technology development and intellectual property, its lack of intent to build out costly mass manufacturing facilities, its low capital intensity OEM licensing model, and its strategy to drive down fuel cell production costs through rapid penetration of high volume regional markets are the key advantages that IEH believes differentiate it from its competitors. IEH may, however, favorably entertain proposals that can help it enhance its business prospects and the value of the enterprise by engaging in contractual distribution of products manufactured by third parties using IEH’s technologies.

IEH maintains a website at www.intelligent-energy.com; however, information on IEH’s website is not a part of this proxy statement/prospectus and should not be relied upon in evaluating the proposals set forth for approval by the DWM Stockholders or the offer for acceptance by the IEH securityholders.

Energy Industry Trends

IEH believes that key trends in the energy industry are creating a need for small, mobile and intelligent devices that generate electricity and heat in order to satisfy the demands for distributed and motive power in developed and developing economies. These trends include:

•	The trend to hydrogen fuel. The changing mix of primary energy from solid to liquid to gaseous, and more recently renewable, fuels is being driven by concerns over security of energy supply, reduction of solid and liquid fuel reserves and environmental degradation. Many large corporations, governments and non-governmental organizations are focusing attention on next generation fuels. This trend is evidenced by the recent release of Executive Order S-7-04 by the Governor of the State of California outlining the state’s commitment to achieving a clean energy and transportation future through the rapid commercialization of hydrogen and fuel cell technologies, with key developments committed for implementation by 2010. Hydrogen, linked to or detached from use of renewable resources, is seen as key to a sustainable future energy supply and much work has been undertaken in conceiving and planning for the establishment of the so called hydrogen economy. Primarily, this favors the development of hydrogen as an energy carrier, and leads to the deployment of hydrogen generation and storage technologies and installation of power generation technologies which use hydrogen as their immediate fuel source.

•	The trend to increased energy demand. Today, a substantial portion of primary energy is consumed in power generation and motive (e.g. cars, buses, trains, airplanes) industries. As a result of increasing energy demand in modern economies, and dramatically so in developing economies, the consumption of primary energy is expected to continue to grow. For developing nations, where a substantial portion of this growth is expected to occur, rapid and often unpredictable demand side growth favors leapfrogging the creation of major power assets, which require significant capital expenditure at the outset and a long period for return on such investment, by deploying dispersed devices, with their attendant new fuel supply systems, micro-networks (micro-grids) and more affordable power. For developed countries, plugging the gaps in the capability of the macro-power grids, especially in places of increasing demand and need for quality power (so-called seven-nines reliability), will continue to challenge power utilities and create further opportunities for dispersed, smart devices.

•	The trend to distributed power generation. The traditional major economy power infrastructure, with aging centralized macro-generation and long-range transmission and distribution of electricity, is increasingly proving unreliable for the demands of modern society. Increasing frequency and magnitude of failures of the electricity supply system and escalating costs associated with rebuilding and refurbishing such infrastructure have led to the large scale, centralized power model being questioned. In both developed and developing countries and in a manner analogous to that of the former telecommunications and information technology industries, increased attention is being given to distributed energy models in which small scale and mobile power generating devices provide electricity at or close to the point of consumption, with efficiencies greater than centralized facilities. This trend towards what some analysts have termed the energy internet, favors future deployment of small power devices which are more responsive to societal needs.

•	The trend towards cleaner energy. Climate change has become central to energy policy, as targets for global emissions reductions will be primarily achieved through the energy system, which in the U.K. and U.S. is a primary source of greenhouse gas and of carbon dioxide emissions, respectively. Major technological innovation in both the transport and electricity supply sectors, with the adoption of low carbon technologies, sustainable fuels and improved energy efficiencies, will be key to meeting global carbon reduction targets.

IEH’s business is focused on building a technology and partner base that can be leveraged to address evolving distributed and motive power markets for small, mobile and intelligent devices to create electricity and heat from hydrogen or hydrogen rich fuels.

IEH’s Technology

Overview

IEH’s suite of proprietary new energy technologies that deliver fuel cell energy for specific applications is comprised of 18 technology platforms in the areas of hydrogen generation, fuel storage and power generation. These platforms represent the fundamental building blocks of IEH’s fuel cell-based energy solutions. IEH seeks to deploy these platforms in isolation or in combination in order to address a broad range of energy needs.

Hydrogen generation	Fuel storage	Power generation
– Mini-reformer – Micro-channel reactor – Macro-reformer – Electrochemical reformer – Desulphurization system – Hydrogen purification	– Compressed hydrogen gas – Metal hydride technology – Ammonia storage on structured media	Fuel cell stacks – LC fuel cell stack – EVC fuel cell stack – Ambient stack – Super-ambient stack	Fuel cell systems – Generator unit – Motive engine – CHP unit – Personal power unit – Bike power train

OASIS methodology

IEH’s technology portfolio encompasses the ability to process multiple fuels at one end, through to the provision of useable electricity for multiple specifications at the other. There are many advantages of such a broad technology profile. Firstly, a combination of compatible technologies provides the flexibility to create energy solutions, differentiating IEH from those groups that sell discrete pieces of technology, single products and fixed solutions. Secondly, IEH is able to capture more of the value chain associated with moving from technology to product development and market implementation than would be available to a company with a single technology offering in a specific part of the value chain. Thirdly, increased margins are available to IEH because it is able to license fuel cell systems, sub-systems and components in an OEM relationship, rather than just licensing individual stacks. Fourthly, IEH has increased partnering opportunities because major corporations have differing interests in the fuel cell energy solution value chain and IEH is able to engage in dialogue with a much broader range of potential partners and over a wider global marketplace. Finally, IEH has an improved offering to partners as the suite of technologies addresses a wide range of partner needs and gives partnering groups validated, functional product platforms from which to start their own product design process, tailored products and market strategies.

IEH’s key differentiator is its proprietary “Open Architecture Sustainable Infrastructure Solution” or OASIS methodology which it employs to optimize the combination of these 18 technology platforms. The traditional approach is to couple technologies. The OASIS methodology is a flexible framework which decouples traditionally coupled technologies and combines them in innovative ways modeled on the optimum mix (by size, number and performance) of each technology. Such flexibility improves cost, enhances performance, extends market reach and supports sustainability (through embracing renewable energy sources) of IEH’s technology and product offering.

IEH believes it can effectively commercialize its broad technology portfolio because:

•	Many of its technologies build from each other and are complementary;

•	IEH has added, and aims to continue to add, selected technologies and resources through acquisition;

•	IEH aims to partner with those entities which have strategic attributes that are critical to success, such as regional presence, market position or supplementary technology; and

•	IEH’s business model, which seeks to embed its technology in the products of its partners and secure upward licenses for itself from its OEM partners, means that IEH will not require the traditional resources needed to develop end products and take these to mass production.

Hydrogen generation

In order to provide an effective energy solution, a fuel cell system requires an appropriately sized supply of hydrogen at a specified purity. This hydrogen is currently primarily derived from hydrocarbon fuels. These fuels will remain an important source of hydrogen but, in the long term, will be partly replaced by renewable sources of hydrogen, bio gas and other sustainable energy sources.

IEH believes that sustainable mass market penetration of fuel cell technologies relies upon the ability to develop fuel processing technologies that will produce hydrogen in the correct amount and purity at the point of energy consumption, from a range of fuels, initially supplied through existing fuel distribution networks. IEH’s six technology platforms in hydrogen generation include steam reforming reactors, fuel desulphurization absorbents and hydrogen purification. The technology platforms provide a fuel flexible foundation that can convert fuels from established fueling infrastructures into a pure hydrogen stream. These fuels include methanol, natural gas, liquid petroleum gas and ammonia as well as heavier hydrocarbons such as diesel and low sulphur synthetic fuels. IEH’s reliance upon existing distribution networks for common feedstocks provides broad market applicability as it facilitates the deployment of fuel cell technologies to any geography, location or application that has an existing supply of hydrocarbons.

The pure hydrogen stream can be fed directly into an integrated fuel cell. Alternatively, with an open architecture approach, it can be easily stored and used as required to supplement traditional power during peak demand periods or for load leveling. IEH’s approach contrasts with the traditional approach to reforming which typically involves miniaturizing conventional ‘chemical plant’ technologies, in reactors at much reduced scale, closely integrated with the hydrogen demand of the fuel cell. This close integration has numerous inherent operational and economic disadvantages in comparison to the open architecture, pure hydrogen approach.

IEH’s differentiated approach of generating pure hydrogen, as opposed to hydrogen rich or reformat gases, provides increased fuelling options that easily incorporate packaged hydrogen and renewable energy solutions. Specifically, combining IEH’s technology with renewable energy technologies, such as wind power, balances intermittency and provides a more favorable and efficient technical solution than the stand alone use of renewables. Furthermore, a complete fuel cell system operating on pure hydrogen rather than reformate has reduced balance of plant components and design complexity. This in turn provides system benefits of lower cost and improved performance. IEH’s pure hydrogen approach is validated by the fact that most of the large automotive companies have abandoned the concept of on board reforming and have opted for hydrogen storage. As a result, IEH believes that the membrane electrode assembly, or MEA, developers are focusing considerable effort on MEAs suitable for pure hydrogen operation; this would allow IEH to access better technology sooner.

IEH’s technology platforms are designed to be modular, to enable a single platform to be extended to variable capacity through incrementally stacking elements into assemblies. Size flexibility from multiples of 100W to multiples of 25kW provides application flexibility since a range of markets and applications can be targeted. Emphasis on high thermal integration, simplified reactors and fit for purpose design reduces balance of plant components, providing hydrogen generators that are compact and consistent in physical size with associated fuel cell systems.

Fuel storage

Fuel storage is an enabling technology that allows fuels to be packaged and stored for use at the point of consumption. IEH’s three technology platforms in fuel storage include hydrogen storage (as compressed hydrogen gas and metal hydride) and ammonia storage. These platforms are considered to be safe, economic and efficient fuel storage systems that support both small scale transportable canisters and larger scale load leveling systems and are appropriate to the application.

IEH’s hydrogen storage technologies decouple the generation of hydrogen from its consumption, which gives a much greater degree of flexibility in designing products. For example, hydrogen storage offers significant design flexibility in applications with uneven demand, such as in peak shaving or load leveling applications. The pure hydrogen storage allows the fuel cell system to deliver power instantly and keep pace with changing demands without any noticeable delay and, IEH expects, with improved overall system reliability. Storage also reduces system costs by allowing the sizing of components such that they are operating at close to optimal capacity and functionality. The ability to store hydrogen is also preferable for some portable applications where hydrogen generation at the point of consumption is less feasible.

The inclusion of novel ammonia storage technology within the portfolio provides the opportunity to use a hydrogen dense liquid feedstock in hydrogen production applications where size and weight are critical. A proprietary material, when used in a container transporting ammonia, mitigates the potential for a catastrophic release in the event of failure of the container and overcomes safety concerns associated with the storage of ammonia.

IEH’s proactive approach to establishing relationships and designating or specifying hydrogen storage solutions enables the company to influence developments in hydrogen storage that match its market offerings and provides a diverse range of complete energy solutions that offer maximum flexibility through open architecture. This contrasts with an approach that merely references customers to industrial gas suppliers.

Power generation

In their simplest form, fuel cells are devices that combine oxygen and hydrogen to produce water, power (in the form of electricity) and heat. IEH believes that its fuel cell systems have notable advantages in distributed generation compared to other new energy devices, such as renewables (e.g. wind, solar and wave power) and more conventional technologies (e.g. gas turbines and microturbines). In addition, fuel cells have many advantages over incumbent energy generating technologies, not least their ability to produce high quality, high efficiency energy at the point of consumption and their ability to do this with zero emissions of gases and particulates that are known to harm the environment. Other attributes of fuel cell systems include highly efficient energy conversion, ability to integrate with existing power infrastructures and operate independently of a grid, fuel flexibility, near silent operation, modularity in construction and ease of refueling.

IEH’s nine technology platforms in power generation stacks and systems take hydrogen (directly from a reformer or from storage) and convert it into electrical power and heat. The foundation consists of four fuel cell stack technologies and five peripheral system integration technologies which span the power range from a few tens of watts (suitable, for example, for laptops) through a few kW (suitable for combined heat and power and distributed power) scalable up to more than 100kW (suitable for automotive applications such as a car engine).

Each of these platforms has different power/cost/complexity trade offs which are suitable for different market applications. This allows the technology with the most appropriate power range, balance of plant and cost to be matched with the requirements of the intended application, enabling IEH to offer a range of technologies into a wide range of end user products, enhancing partnering potential and lowering IEH’s risk profile compared to companies operating in a narrower power range or market segment.

IEH’s technology is not a derivative of the conventional stack architecture which has been widely adopted by many companies in the fuel cell sector. Instead, IEH has designed its stacks and systems from first principles, and its technology is innovative. It has employed novel fluid and thermal management techniques and metal plate architecture, making its technology fundamentally simpler and cheaper than that of many of its competitors. IEH’s PEM fuel cell stack technologies’ power to volume performance, in excess of 2.5 kW/1, has resulted in contracts with aerospace and automotive OEMs who need compact, high output units. The added benefit of integrated humidification and cooling reduces component count, eliminates conventional balance of plant, and leads to a simplified assembly process, increased reliability in operation and lower cost in delivery. IEH uses pure hydrogen that ensures prolonged stack durability compared to its competitors that use impure hydrogen or reformate gas. Rapid response to load and start up from freezing make IEH’s technology desirable to automotive

OEMs. IEH’s technology requires 10 seconds to reach 90 percent of full power (from 20°C), can start up from -5°C in four minutes, and has been proved to start from -40°C. The ability to load follow over 0% to 100% of continuous rated power with surge capacity up to 125% of rated power makes IEH’s technology flexible in operation and valuable in portable generator and distributed generation applications where instant response at high fuel efficiency is essential across a broad load range.

While IEH does not intend to become a mass producer itself, it has always emphasized a “design for manufacture” philosophy in stack and system delivery, closely linking its technology development processes with those of production development.

IEH’s Key Markets

IEH deploys its technology portfolio to create specific products and energy solutions across a range of markets. It differentiates these markets by application and power range. IEH’s key markets and target applications are:

Key markets	Target applications

Low power < 1kW	Remote and portable generators for back-up and critical power

Distributed power <5kW	Stationary and portable generators for back-up, premium and critical power and combined heat and power (CHP) for use in residential and light commercial sectors

Distributed power <150kW	Stationary generators for back-up, peak shaving, premium and critical power and CHP for use in residential, industrial and commercial sectors

Motive <25kW	Engines for small transportation, bikes, scooters and vehicles and auxiliary power units for automotive and aerospace use

Motive <300kW	Engines for direct propulsion of transportation vehicles

IEH’s Strategy

In contrast to the leading companies in the fuel cell sector who design, manufacture and sell products into specific markets, IEH intends to provide energy solutions by embedding its technology in end user mass markets and mass market products through partnering programs. IEH has two related models for partner development:

•	to work with OEMs to create or co-develop a well defined product to meet an existing or anticipated market need; and

•	to establish consortia of regional businesses to provide services across the entire value chain.

The financial benefits of this business model are two-fold. In the short term, IEH’s revenues are being derived from corporate partnering programs and government contracts. Importantly, embedding IEH’s technology in mass market products at the design stage is expected to create sustainable revenue as IEH would benefit from pre-production technology licensing fees (short/medium term) as well as mass market product royalties (longer term).

IEH seeks to position itself as the partner of choice for major corporations and governments with interests in fuel cell generated power. IEH has existing relationships with a number of blue-chip corporations for further joint development of pre-commercialization prototypes, and is in discussions with certain of these partners regarding licensing IEH’s technologies with a view to mass market product development. With the acquisitions of Element One Enterprises and MESOFuel, IEH has expanded its potential partner reach and business prospects in the U.S. as well as its technology platforms in the areas of hydrogen generation and fuel storage, increasing IEH’s potential to acquire new global corporate partners.

In anticipation of further growth, IEH has put in place the infrastructure and advanced management techniques which it believes will enable it to translate new business opportunities into realistic and robust development programs, and to manage the quality and timing of the deliverables from these programs. IEH’s business development and commercial team, with wide and varied experience in energy companies, consulting, and project management, is well positioned to execute multiple partner programs.

Partnering model for OEM products

Under the partnering model for OEM products, IEH works with corporate partners to develop and deliver fuel cell based products into the mass market. Current plans and proposals anticipate that a bilateral OEM partnering relationship will have four distinct phases:

Phase No.	Objective	Activities
Phase 1	Partner evaluates IEH technology platform	– Partner carries out black box evaluation – No transfer of know-how of intellectual property – Prefaced by confidentiality and non-disclosure agreements – Payments on a fixed fee basis

Phase 2	IEH designs and builds a partner specified demonstrator

–  Demonstrator is fit for purpose and meets basic technology objectives

–  Intellectual property and know-how involved with the IEH technology platform (and client specific modifications thereof) reside with IEH

–  IEH is free to use the new application specific technology platform with other product developers if product is not taken to the licensing stage

–  IEH is not constrained by product developers who are not able to move forward with product launches in major market segments

–  Payments on a fixed fee basis

Phase 3	IEH licenses technology platform

–  License is exclusive to product and/or territory

–  Under confidentiality and license agreements partner has access to licensed intellectual property and know-how

–  Includes pre-production product development

–  Payments on a fixed fee basis

Phase 4	Product commercialization in mass market	– Products sold by partner into mass markets – Royalty payments received from partner as a result of sales to mass market

In general, IEH would expect a mass market product developer to acquire a full architectural license, under which the full intellectual property is made available to the partner on a basis which is exclusive to the product and/or territory and IEH staff are involved in the product development process. Under such a license, the partner would benefit from any technology improvements that are made by IEH subsequent to the signing of the license and the partner would be able, with IEH’s permission, to modify the design. Similarly, IEH would have a right to receive a license back of any intellectual property created in the collaborative process.

Other license formats are available that range from a fixed license (with no technology refresh and no modification rights) down to a basic user or “black box” license (under which no intellectual property/know-how is revealed to the user).

In its partnering model for OEM products, IEH’s key differentiator from its competitors is its intellectual property-led focus on building energy solutions in a wide range of power markets, and its lack of intent to become a mass manufacturer. In partnering with OEMs and other significant corporations and entities, IEH supplies the know-how and the partner supplies (or sources) market access and the manufacturing and distribution, which means that IEH has a proportionately lower cost base and cash outflow compared with other companies in the sector. In turn, this gives rise to the prospect of earlier profitability. IEH is already generating revenues based on the early stages of partnering programs. Furthermore, the diversity of partners with whom IEH engages gives it greater market spread and therefore flexibility through not being constrained by relationships within a single industrial sector, geographical area or market. Together all of these advantages give IEH the benefit of reducing the market timing risk inherent in a single partner, product, segment or geographical area.

This approach also benefits IEH’s partners, giving them the opportunity to rapidly develop go-to-market products based on IEH’s existing suite of functional technology platforms and enabling them to leverage substantial investments already made by IEH, thereby avoiding expensive, risky and lengthy development.

Examples of partnering programs for OEM products

For reasons of commercial confidentiality, the examples below present only basic outlines of a selection of IEH’s existing partnering programs:

•	IEH has recently completed a contract with a global automotive company based on its evaporatively cooled (EVC) stack and motive engine technology platforms. IEH is currently in discussions to secure a contract for phase two.

•	IEH has created a consortium of global automotive OEMs and principal component suppliers to incorporate IEH’s advanced fuel cell stack design into a new generation of fuel cell engines for private and commercial vehicles. This consortium has won the backing of the British government to part fund this activity. The first fuel cell engine has been delivered to a leading European automotive OEM and ultimately will be integrated into a hybrid fuel cell vehicle. The fuel cell system incorporates features such as balance of plant, system componentry and new materials already under development, or in use, by IEH’s partners in automotive areas.

•	IEH has successfully completed phase one and is currently undertaking durability testing to leverage its existing EVC stack and combined heat and power (CHP) technology platforms to design and develop a 1kW reformate stack for a major Japanese manufacturer of domestic appliances. Japan is a major market for PEM fuel cell technology with estimates of a market potential of 1OGW, subsidized by the Japanese government.

•	IEH has a phase two contract with the global aerospace company, The Boeing Company, to leverage its motive engine technology platform into a product which will provide the motive power for level flight for a light aircraft that is scheduled to fly in 2005 to demonstrate the applicability of fuel cells for selective auxiliary power applications in mainstream fleet aircraft. In addition, Boeing has a planned ten-year development program for different applications of fuel cells as auxiliary or main propulsion power devices and IEH is currently pursuing further revenue opportunities with Boeing in this context. IEH has recently been awarded a further contract with Boeing Commercial Aircraft to develop desulphurization technologies for jet fuels. Further, IEH and Boeing have together responded to various U.S. government agency requests for proposals in fields for which new fuel cell products and related technology will be required.

•	IEH has a phase two contract with Sasol, a South African based company that is a global leader in the conversion of coal into synthetic liquid fuels and chemicals, under which IEH is participating in a cooperative effort to design and develop a system to generate electric power from liquid fuels incorporating an IEH macro-reformer-based hydrogen generation system and fuel cell power generator. IEH believes this project will demonstrate an extended value chain available to producers of liquid fuels, which could significantly change the economics of gas to liquid technology in areas of the world with substantial gas resources (such as Africa, the Middle East, and Russia). As a result, liquid fuel based fuel cell technology could be applied in markets such as Latin America, the Indian sub continent and China in close proximity to these gas resources.

•	IEH has a U.S. government contract with CECOM, a significant military equipment evaluation team within the U.S. Army, to provide a high power fuel cell system to a military generator test program. This project has completed phase one and the unit is currently undergoing testing in the US. IEH also has a contract from the US Army Research Office and Mesosystems, Inc. to develop safe fuel storage systems for multiple fuels.

•	IEH has been awarded a contract with NASA/Honeywell to study renewable technologies for environmental remediation applications.

•	IEH has won, through a competitive proposal and screening process, a multi-year contract with the British government to advance its existing EVC stack platform to meet technical and cost requirements for commercialization in motive and other power applications. Specifically, this jointly funded partner program involves changes in design and materials that significantly enhance power performance, reduce cost, and introduce novel volume manufacturing techniques.

•	IEH has recently entered into a co-marketing and development agreement with Japan Steel Works which establishes a collaborative effort to publicly promote energy related products on a global basis and to jointly develop products tailored to IEH’s needs. The agreement outlines a program for both companies to develop and potentially share technologies.

•	MESOFuel, an IEH subsidiary, has also received an Advanced Technology Program award from the National Institute of Standards and Technology, for the development of compact pure hydrogen generation systems. The award of approximately $2 million will fund the further development of MESOFuel’s innovative multi fuel natural gas or LPG hydrogen generator using proprietary MESOChannel™ architecture that will enable alternative fuel cell power systems to be developed.

Pipeline of partnering programs for OEM products

In addition to the significant contracts outlined above, IEH has a healthy stream of prospective programs generated from its targeted marketing and is entering final negotiation stages for phase one with prospective partners across most new energy market sectors including automotive, distributed generation and defense as well as within various government programs.

IEH believes that the current portfolio of programs, together with IEH’s pipeline, evidences the fact that there is a large and viable list of potential partners. IEH also believes that it is capable of generating a significant number of new partner programs during the remainder of 2005.

Partnering model for regional consortia

In the partnering model for regional consortia, IEH is playing an active role in seeking to deliver an integrated energy service to a broad range of end markets. In building the consortia, IEH considers the fuel cell value chain to be broadly broken down into product development and equipment supply, fuel supply and field support, and electricity generation. Consortia members are, or will be, engaged to provide regional know how and services within each link of this value chain.

IEH’s staff are able to build consortia around regional businesses using their knowledge of, and relationships with, numerous energy corporations in most major energy economies across the world.

Initial work is focused on applications that favor the early adoption of the technology, because of technology readiness, cost competitiveness in near term production volumes, and end user needs that are not fully satisfied with alternative solutions. The proposed four near term markets for regional consortia are:

•	Rural remote, which are characterized by the absence of grid infrastructure and include applications in the 1 kW to 25 kW range for rural housing, schools and clinics, farms and telecommunications;

•	Grid embedded, which is driven by the need to reinforce the grid at its extremities (often in rural areas) and to manage peak periods in a manner that allows incremental investment and can be cost competitive with current power generation at peak times;

•	Uninterrupted power supplies, where reliable and quality back up power is required, particularly for significant periods of time;

•	Low power (<500W), which includes applications for remote lighting, surveillance and monitoring as well as portable generator replacements.

IEH anticipates that the business for rural domestic power may need to be based on a build-own-operate model, with revenue generated from the sale of power and services to the end customer. In all other markets revenues are expected to accrue from equipment lease or sales, fueling and maintenance contracts.

IEH is actively involved in establishing regional consortia in Southern Africa, Latin America and Europe. IEH’s consortia model is most advanced in South Africa. However, the model is easily transferable and capable of being deployed elsewhere. The geographic focus of the IEH strategy is supported by a recent study conducted on behalf of the International Finance Corporation (IFC) of the World Bank which highlighted several regions of the world that are particularly well suited to the deployment of distributed energy solutions. These include Brazil, India, Argentina, South Africa and China.

In the short term, IEH’s key driver for its regional consortia partnering model is to deploy fuel cells in high volume, subsidized markets, so providing affordable power to end users, lowering the unit costs of fuel cell equipment to a target cost of US $1000/kW for distributed and portable applications, and achieving higher royalty revenues. In addition, by taking a proactive role in developing new business constructs to create energy solutions and by keeping control of such constructs by owning equity, IEH is able to participate in most segments of the value chain (from fuel supply to the provision of productive power) thereby extracting additional, longer term margins from the business than those available to it from royalty fees for technology.

Examples of regional consortia

Examples of ongoing and developing programs include the following:

•	IEH’s South African subsidiary, IEH (Pty) Ltd, is working with the South African Government, the National Electricity Regulator, the main electricity utility (Eskom Enterprises (Pty) Limited), a global leader in the conversion of coal and gas into synthetic liquid fuels and chemicals (Sasol), the leading supplier of bottled gas (African Oxygen Limited). IEH aims to provide a distributed power solution that will address the needs of multiple markets in remote telecoms, rural schools, rural clinics, rural communities, and grid extremity reinforcement. Early deployment of fifteen fuel cell units is underway, supported financially by the U.K.’s Department for International Development.

•	The consortia model has been reviewed by the IFC within the context of its Stationary Fuel Cell Program. On behalf of the IEH led consortium, the IFC has presented an initial proposal to the board of the Global Environment Fund (GEF) applying for $2 million to $3 million funding from GEF for a three-to-five-year program to install up to one megawatt of fuel cell plants in South Africa. The GEF CEO is authorized to release the funds for this program pending IFC’s presentation of the final recommendation. This is the only such project worldwide yet to have satisfied criteria established by the IFC.

•	IEH has entered into a business planning agreement for the provision of distributed power in Latin America, with MB Holdings, a family run private equity group that has a strong history in Argentina and Latin America.

•

In the U.K., within the context of the Tees Valley Hydrogen Project, the Centre for Process Innovation and Teesside authorities intend to deliver projects associated with the hydrogen economy. They have established a centre which is meant to proactively identify early uses for fuel cells, provide a location for pilot programs and be a focal point around which a cluster of hydrogen fuel cell activities could develop as part of the larger Tees Valley and Middlehaven Urban Regeneration Projects. IEH is a key partner to this regional consortium which includes key industrial gas corporates, component suppliers and end users.

•	IEH is working with Seymour Powell, a leading product design consultancy, to produce the world’s first fuel cell motorbike, the ENV. Seymour Powell has extensive experience in the transport industry and has created numerous concept vehicles and interiors for organizations including Ford, Jaguar, Renault and Yamaha. The ENV bike was launched in March 2005 and received significant press describing how the ENV combines the best of IEH’s technology with Seymour Powell’s advanced vehicle design and insight skills. IEH and its partner groups plan to make the ENV commercially available in the future.

IEH’s Intellectual Property

IEH’s intellectual property portfolio, including patent applications and proprietary information, is the result of over 15 years of development and has been built up through internal development and the strategic acquisitions of Advanced Power Systems, Element One Enterprises, and MESOFuel.

IEH seeks to extract value through the commercialization of its intellectual property through the development of energy solutions for its partners in phases one and two of its partnering model. IEH envisions that upon provision of successful solutions, IEH will enter phases three and four of the partnering model, establishing license fee and royalty earning agreements permitting its partners to mass produce products containing IEH’s energy solutions and intellectual property.

Given the substantial investment that some of its partners make in research and development activities, it is likely that partners will advance IEH’s technology and intellectual property. IEH intends to seek to obtain rights from its partners to use and exploit partner developments and improvements in areas that do not conflict with the business interests of the partner.

IEH’s strategy for the legal protection of its intellectual property is through laws relating to confidential information and the patent system. IEH seeks patent protection for inventions that it believes will result in a granted patent. IEH also seeks patent protection for inventions it believes are novel and which, if granted, IEH believes are likely to confer a competitive advantage.

Decisions to seek patent protection result from IEH’s internal procedures relating to identification of know how capable of, and meriting, patent protection. IEH does not employ an exclusively patent led policy to protect its technology, but may choose to preserve the confidentiality of certain proprietary information by not allowing it to be disclosed as part of a patent application. IEH believes that this policy in relation to determining whether to seek patent protection or not provides a solid foundation for a sustainable intellectual property-led business and decreases the risk of publishing non-patent protected proprietary information.

Patents

IEH is continually in the process of seeking patent protection for its products and processes. The time between application for a patent and grant is lengthy, and may take several years. IEH’s patent applications are at varying stages of the process.

IEH has filed 22 distinct patent application families. Of these, there are 10 patents based on U.K. applications and 12 patents based on U.S. applications.

To date, IEH has been granted two patents in the U.K. and received one Notification of Allowance (cleared by the examiner and awaiting formal granting of patent rights) in the U.S., and these are continuing through the PCT process.

IEH files Patent Cooperation Treaty (PCT) patent applications, based on and having priority dates, from corresponding U.K. and U.S. patent applications. By default, all countries that are members of the PCT are nominated in the PCT applications. Applying for patents throughout the world via the PCT system also allows IEH to nominate countries in which to seek patent protection on a case by case basis based on commercial opportunities. IEH has also filed for patent applications in a number of countries which are considered by IEH to be commercially relevant.

The fuel cell industry is competitive and stakeholders are protective of their intellectual property and proprietary information that results from very significant annual expenditure on research and development. IEH uses its extensive awareness of prior art when developing its technology to minimize the risk of infringing third-party intellectual property rights. IEH has identified a small number of patents which may impact on its ability to practice its technologies as described in two of its patent applications. However, IEH believes that, if required, it can modify these technologies to avoid such issues without any material effect on its business and plans. IEH has not received, nor is it aware of any pending notices of any intellectual property infringements from third parties. IEH is not aware of any infringement by any third parties of any inventions embodied in its patent applications.

Proprietary Information

IEH’s intellectual property portfolio also includes extensive proprietary information covering many aspects of design, development, integration and operation of hydrogen generation, fuel storage and power generation systems. Such proprietary information also covers key manufacturing information, including supply chain, stack fabrication, system assembly, testing, software, control and inspection processes. IEH’s proprietary information has been generated internally and through the acquisition of Advanced Power Systems, Element One Enterprises, MESOFuel and key personnel from Loughborough University.

Appropriate covenants in the employment contracts of IEH’s employees ensure that any and all proprietary information created by IEH’s employees vests in IEH and cannot be used by the employees other than for the purposes of IEH’s business.

In dealings with its partners and customers, IEH seeks to protect its proprietary information by only disclosing it pursuant to appropriately worded non-disclosure agreements which also limit the use that the recipient may make of the proprietary information.

The efficient and secure capture, collation and management of proprietary information are a high priority for IEH because they are fundamental to enhancing company value. IEH stores proprietary information in secure databases with access restricted on a need to know basis. Through defined management processes, IEH makes the decision whether to pursue patent applications for new innovations or to retain it in house as proprietary know how. Such processes are aimed at maximizing the likelihood of patent grant through careful drafting of the patent application, experimental and/or theoretical verification and prior art analysis.

Future plans

IEH plans to enhance its intellectual property portfolio using a combination of both external and internal funds. In particular, its partly and fully funded government and partner programs provide the opportunity to generate new background intellectual property and capture additional foreground intellectual property to advance technology platforms and accelerate commercial roll out of fuel cell systems. Acquisitions of targeted intellectual property rich companies are expected which would also broaden IEH’s intellectual property base and extend its intellectual property offering to a wider partner base.

Competitive Environment

IEH operates in a highly competitive environment. The fuel cell industry is, by the weight of research effort, primarily located in North America, Japan and, to a lesser extent, continental Europe.

Companies currently leading the global fuel cell market in terms of market capitalization include Ballard Power Systems Inc., Plug Power Inc., Hydrogenics and FuelCell Energy, Inc. In addition, there are a substantial number of organizations worldwide that are involved in the fuel cell sector to some degree. These include pure fuel cell technology companies characterized by their focus on hardware development and with relatively high cash outflow rates. A second group of competitors comprise OEMs with separate business units involved in fuel cell development to varying degrees. These include major corporations such as Siemens, General Motors, Chevron Texaco, VW, Shell, Toyota, Mitsui, Honda, Mitsubishi, Matsushita, Hitachi, Sanyo, Nissan, Osaka Gas, Tokyo Electric Power, Idacorp, Innogy and RWE.

IEH falls within the first group, but, as described above, IEH’s technology, business model and intellectual property are differentiated from most other companies within this group. The IEH business model is to provide end to end services to its partners to address distributed, motive and portable markets drawing on its broad and developing technology portfolio. IEH believes that this position as both a technology company and a services and solutions company will allow it to benefit from research and development budgets of large corporate and government entities in a broad pre-product market.

Selected Historical Consolidated Financial Data of IEH

The following table sets forth historical financial data of IEH. The information presented below as of September 30, 2002, 2003 and 2004 and for each of the three years in the period ended September 30, 2004 is derived from IEH’s audited financial statements included elsewhere in this proxy statement/ prospectus. The information for the statement of operations for the three months ended at December 31, 2003 and 2004 and the balance sheet at December 31, 2004, is derived from IEH’s unaudited financial statements included elsewhere in this proxy statement/prospectus. In the opinion of IEH’s management, these unaudited financial statements have been prepared on a basis consistent with that of IEH’s audited financial statements and reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. This information is only a summary. You should read it together with IEH’s historical financial statements and accompanying notes included in this proxy statement/prospectus. Historical results are not necessarily indicative of future results.

	As of and For the Year Ended September 30,			As of and For the Three Months Ended December 31,
	2004	2003	2002	2004	2003
	(in thousands, except per share data)			(in thousands, except per share data)
OPERATING DATA:
Contract revenues	$5,214	$1,093	$258	$764	$519
Costs and expenses:
Administrative and selling expenses	(7,592)	(3,141)	(2,126)	(1,240)	(883)
Research and development expenses	(10,954)	(6,655)	(4,509)	(3,423)	(2,223)
Stock option compensation	(6,019)	(3,429)	(1,554)	(1,007)	(857)

Total costs and expenses	(24,565)	(13,225)	(8,189)	(5,670)	(3,963)

Loss from operations	(19,351)	(12,132)	(7,931)	(4,906)	(3,443)
Interest and other income, net	344	224	197	97	110
Loss before provision for income taxes	(19,007)	(11,908)	(7,734)	(4,809)	(3,333)
Income tax benefit (expense)	(48)	1,244	1,082	46	373

Net loss	$(19,055)	$(10,664)	$(6,652)	$(4,763)	$(2,960)

Net loss per share, basic and diluted	(1.29)	(0.76)	(0.48)	(0.23)	(0.21)
Weighted average common stock outstanding, basic and diluted	14,801,450	13,968,120	13,968,120	20,968,112	13,968,120

	As of the Year Ended September 30,		As of the Three Months Ended December 31, 2004
	2004	2003
	(in thousands)		(in thousands)
BALANCE SHEET DATA:
Assets
Current assets	$6,159	$17,170	$11,136
Property, plant and equipment, net	730	500	728
Goodwill	24,359	14,318	24,662
Other assets, net	210	73	991

Total assets	$31,458	$32,061	$37,517
Liabilities
Total current liabilities	$3,437	$4,704	$2,344
Long term liabilities	118	216	—

Total liabilities	$3,555	$4,920	$2,344
Shareholders’ equity
Preferred Stock	$1,276	$1,170	$1,263
Common Stock	1,211	1,032	1,785
Additional paid-in capital	62,471	51,489	70,880
Deferred compensation for stock options	(5,500)	(10,748)	(4,498)
Accumulated deficit	(37,877)	(18,824)	(42,077)
Translation reserve	6,322	3,022	7,820

Total shareholders’ equity	$27,903	$27,141	$35,173
Total liabilities and shareholders’ equity	$31,458	$32,061	$37,517

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

IEH is an energy solutions group with a proprietary suite of new energy technologies, and is focused on commercializing energy services in hydrogen generation, fuel storage and power generation using proton exchange membrane (PEM) fuel cell technology. With offices in London and Loughborough, United Kingdom; Johannesburg, South Africa; Albuquerque, New Mexico; and Long Beach and Los Angeles, California, IEH is currently involved in market activities in Europe, Asia, the Americas and Africa.

IEH’s current partners include global original equipment manufacturers (OEMs). For these partners, IEH provides design, customization and prototype build services with the express intention of earning license and royalty fees from the embedded technology when the products are taken to volume production by these partners. Current plans and proposals anticipate that a bilateral OEM partnering relationship will have four distinct phases leading from prototype development to royalty agreements. IEH is also in advanced discussions with potential partners in regional power and energy markets with whom it intends to form consortia. These regional power consortia are expected to provide broader energy services as well as fuel cell-based power generation systems. IEH intends to license its technology and earn royalties and equity investment returns from its participation in these consortia.

IEH’s focus on technology development and intellectual property, its lack of intent to build out costly mass manufacturing facilities, its low capital intensity OEM licensing model, and its strategy to drive down fuel cell production costs through rapid penetration of high volume regional markets are the key advantages that IEH believes differentiate it from its competitors. IEH may, however, favorably entertain proposals that can help it enhance its business prospects and the value of the enterprise by engaging in contractual distribution of products manufactured by third parties using IEH’s technologies.

To date, IEH has generated limited revenues from product and prototype sales and it expects to incur operating losses as it pursues contracts with its partners and further develops its regional consortia. IEH’s revenues are expected to come increasingly from the licensing and royalty income from relationships with existing and prospective partners in the automotive, distributed generation and defense industries, as well as various government contracts. Research and development expenses are expected to increase in the near term as IEH pursues its business plan to commercialize its fuel cell technologies and further its involvement in regional consortia to expand market demand for these new energy solutions. Quite recently, IEH showcased the use of its technologies in a motorbike (the ENV), an emissions neutral vehicle. In addition to garnering world-wide publicity for IEH, the ENV has also generated serious business inquiries from governments around the world who are interested in IEH making the ENV available in large quantities for use by various government agencies.

IEH has a successful track record in completing strategic acquisitions, technology development, partnering activities and fundraising. Since its launch in August 2001 as Intelligent Energy Limited, IEH has successfully made three strategic acquisitions through which it has established its position in technologies for hydrogen generation, fuel storage and power generation and has raised a total of £21.6 million ($46.6 million) through four rounds of financing.

In August 2001, Intelligent Energy Limited acquired Advanced Power Sources Limited, or Advanced Power Systems, a U.K. research and development company that had been working on early prototyping of fuel cell products and pre-commercial development of its proprietary fuel cell technology since 1995. Advanced Power Systems was initially funded by the U.K.’s Department of Trade and Industry as well as through joint development programs with other commercial entities. At the time, IEH also acquired all intellectual property rights held by Advanced Power Systems in PEM fuel cell and related technologies and secured a perpetual, irrevocable, worldwide license to exploit all fuel cell related know-how that had been developed at Loughborough University. In addition, the team of experts who had worked together at Loughborough University for over 10 years in association with Advanced Power Systems joined IEH as full time employees.

Through the acquisition of U.S.-based Element One Enterprises in May 2003, Intelligent Energy Limited obtained the services of a team of employees with over fifteen years of experience in fuel processing, hydrogen generation and hydrogen storage technologies. IEH believes that this team is one of North America’s most respected groups in this field, and that this acquisition has significantly strengthened IEH’s energy solutions offerings.

In April 2004, Intelligent Energy Limited purchased MESOFuel, Inc., a New Mexico company with strong links with the U.S. energy community, which develops micro-devices for the conversion of liquid and gaseous hydrocarbons into hydrogen for storage and use in PEM and other fuel cells.

Critical Accounting Standards

Presentation of Financial Statements

IEH’s financial statements are presented on a consolidated basis in U.S. dollars which represents the reporting currency for purposes of U.S. filings. The primary functional currency of IEH is the British pound sterling (£). The functional currency of two subsidiaries located in the U.S. is the U.S. dollar.

IEH is comprised of a single reportable segment, technology development and marketing of fuel cell technology. Subsidiaries that have been consolidated in these financial statements are all involved in fuel cell technology development.

Principles of Consolidation

The accompanying financial statements include the accounts of IEH and its subsidiaries after the elimination of intercompany accounts and transactions. As of September 30, 2004, IEH owns 100% of the share capital of

IEH Limited (the original company incorporated in England and Wales), 100% of the share capital of Element One Enterprises LLC (“EOE”), a company registered in the USA, Advanced Power Sources Limited (“APS”), a company registered in England and Wales and MESOFuel Inc., a fuel cell company based in New Mexico, USA. The statement of operations includes the results of operations of the subsidiaries since the date of their acquisition (August 2001 for APS, May 2003 for EOE, and April 2004 for MesoFuel, Inc.).

Cash and Cash Equivalents

IEH considers all highly liquid investments with original maturities of less than three months at the date of acquisition to be cash equivalents. Cash and cash equivalents include commercial paper and various deposit accounts. IEH maintains most of its cash deposits at banks located in the U.K. The Federal Deposit Insurance Corporation does not insure these deposits. IEH has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Supply Inventory

Supply inventory consist principally of raw materials and work-in-process and are stated at the lower of cost or market, using the specific identification method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation provided on the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the assets or the term of the lease.

When property is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations for the period.

Goodwill and Other Intangible Assets

IEH adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”. Pursuant to SFAS No. 142, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”. Goodwill represents the excess of costs over estimated fair value of the net assets of acquired entities.

Amortized intangible assets are comprised of patents and are carried at cost less accumulated amortization. IEH amortizes these intangible assets on a straight-line basis over their estimated useful lives. The estimated useful lives on IEH’s identifiable intangible assets are 15 years. Amortization of patents totaled $18,000 and $8,000 at September 30, 2004 and 2003, respectively.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or circumstances include, but are not limited to, a significant decrease in the fair value of the underlying business, a significant decrease in the benefits realized from an acquired business, difficulties or delays in integrating the business or a significant change in the operations of an acquired business. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds its fair value.

Stock-Based Compensation

IEH has adopted the requirements of SFAS No. 123, “Accounting for Stock-Based Compensation,” to record stock options under IEH’s stock option scheme. Under SFAS 123, the fair value of all stock-based awards on the date of grant is recognized as compensation expense over the vesting period.

Accounts Receivable

IEH maintains an allowance for doubtful accounts for estimated losses that may arise if any of its customers are unable to make required payments. Management specifically analyzes the age of customer balances, historical bad debt experience, customer credit-worthiness, and changes in customer’s payment terms when making estimates of the uncollectability of IEH’s trade accounts receivable balances. If IEH determines that the financial conditions of any of its customers deteriorated, whether due to customer specific or general economic issues, increases in the allowance may be made. Accounts receivable are written off when all collection attempts have failed.

Revenue Recognition

IEH contracts with our customers to perform research and development or manufacture and install fuel cell components and power plants under long-term contracts. Amounts received in advance of the performance of the service are recorded as deferred revenue. Unbilled revenue represents amounts of revenue earned on contracts in progress that will be billed in the next 30 days. For those contracts where the costs can be reasonably estimated and IEH expects a profit, the revenue is recognized under the percentage of completion method.

Revenues on fuel cell research and development contracts are recognized in accordance with the terms of the contracts, usually either when performance milestones defined in the contract are reached or when the services are performed. In many cases, IEH is reimbursed only a portion of the costs incurred or to be incurred on the contract.

Revenues from government-funded research, development and demonstration programs are generally multi-year, cost reimbursement and/or cost-shared type contracts or cooperative agreements. IEH is reimbursed for reasonable and allocable costs up to the reimbursement limits set by the contract or cooperative agreement. While government research and development contracts may extend for many years, oftentimes funding is provided incrementally on a year-by-year basis if contract terms are met and the relevant government body has authorized the funds. Should funding be temporarily or permanently delayed or if business initiatives change, we may choose to devote resources to other activities, including internally funded research and development.

Revenues from the sale of fuel cell prototypes and related components are recognized when there is persuasive evidence of an arrangement, goods have been delivered, the fee is fixed or determinable and collection is reasonably assured. This revenue is recognized proportionally as costs are incurred and assigned to a customer contract by comparing the estimated total manufacture and installation costs for each contract to the total contract value. Revenues from service contacts are recognized over the contract term while costs are expensed as incurred.

As IEH’s fuel cell products are in their initial stages of development and market acceptance, actual costs incurred could differ materially from those previously estimated. Once IEH has established that our fuel cell products have achieved commercial market acceptance and future costs can be reasonably estimated, then estimated costs to complete an individual contract, in excess of revenue, will be accrued immediately upon identification.

Research and Development Costs

Research and development costs are expensed as incurred.

IEH’s cost of research and development contracts reflects costs incurred under specific customer-sponsored research and development contracts. These costs consist of both manufacturing and engineering labor, including applicable overhead expenses, materials to build prototype units, materials for testing, and other costs associated with our research and development contracts.

IEH’s research and development expenses reflect costs incurred for internal research and development projects conducted without specific customer-sponsored contracts. These costs consist primarily of labor, overhead, materials to build prototype units, materials for testing, consulting fees and other costs associated with our internal research and development expenses.

Property, plant and equipment used in research and development activities and which have alternative use are capitalized and depreciated over their useful lives.

Income Taxes

Income taxes are accounted for under the requirements of SFAS 109. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against deferred tax assets if it is unlikely that some or all of the deferred tax assets will be realized.

IEH accounts for deferred taxes under SFAS No. 109, “Accounting for Income Taxes,” which involves the evaluation of a number of factors concerning the realizability of our deferred tax assets. In concluding that a valuation allowance is required to be applied to certain deferred tax assets, we considered such factors as our history of operating losses, IEH’s uncertainty as to the projected long-term operating results, and the nature of our deferred tax assets. Although IEH’s operating plans assume taxable and operating income in future periods, our evaluation of all of the available evidence in assessing the realizability of the deferred tax assets indicated that such plans were not considered sufficient to overcome the available negative evidence. The possible future reversal of the valuation allowance will result in future income statement benefit to the extent the valuation allowance was applied to deferred tax assets generated through ongoing operations. To the extent the valuation allowance relates to deferred tax assets generated through stock compensation deductions, the possible future reversal of such valuation allowance will result in a credit to additional paid-in capital and will not result in future income statement benefit.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used in accounting for, among other things, allowances for uncollectible receivables, excess or slow-moving inventories, obsolete inventories, impairment of assets, product warranty, depreciation and amortization, taxes, and contingencies. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Actuals may differ from these estimates.

Foreign currency translations

Transactions denominated in foreign currencies are recorded at the exchange rate in effect at the date of the transaction. Outstanding foreign currency obligations and receivables have been translated at the exchange rate in effect as of the balance sheet dates. Transaction gains or losses have been charged to the Statement of Operations.

On consolidation, the assets and liabilities of the Group’s foreign subsidiaries are translated at exchange rates prevailing on the balance sheet date. Income and expense items are translated at the average exchange rates for the year. Exchange differences arising, if any, are classified as equity and transferred to the Group’s translation reserve. Such translation differences are recognized as income or as expenses in the period in which the subsidiary is disposed of.

Net Loss per Share

IEH calculates basic loss per share by dividing net loss by the weighted-average common outstanding during the period. Diluted loss per share reflects the potential dilution to basic loss per share that could occur upon the conversion or exercise of dilutive securities (preference stock) and options, to common stock using the treasury stock method based upon the weighted-average fair value of IEH’s common stock during the period. As IEH has incurred losses for the years ended September 30, 2004, 2003 and 2002, IEH has excluded the effects of the common stock issuable upon the conversion of preference stock and the exercise of stock options since their effect is anti-dilutive.

Results of Operations

Three months ended December 31, 2004 compared to three months ended December 31, 2003

Total contract revenues for the three months ended December 31, 2004 increased by $245,000, or 47% percent, to $764,000 from $519,000 during the same period in the prior year. Revenues from research and development contracts can vary from year to year depending on government funding levels, new contracts and work on existing contracts.

Administrative and selling expenses

Administrative and selling expenses increased by $357,000 or 40%, to $1.2 million during the three months ended December 31, 2004 compared to $883,000 in the three months ended December 31, 2003. Of the increase, $115,000 was due to rents and $77,000 to insurance costs associated with the purchase of its subsidiary MesoFuel. The remainder of the increase was generally spread among the other administrative and selling expenses due to the acquisition of its subsidiary MesoFuel and the growth of IEH’s Long Beach and Loughborough facilities.

Research and development expenses

Research and development expenses increased $1.2 million, or 54%, to $3.4 million during the three months ended December 31, 2004 compared to $2.2 million recorded in the same period in 2003. The increase was due primarily to the additional expenses incurred in the operations of its subsidiary MesoFuel and to the hiring of additional engineering and support employees in order to continue IEH’s focus on primary research, product documentation and engineering support for new contracts. The major areas of increases were salary costs ($722,000), consulting and subcontractor expenses directly related to contracts ($325,000) and raw materials ($66,000). Since IEH’s business is research-intensive, management expects research and development expenses to continue to increase as IEH garners additional contracts and develops new technologies.

Stock option compensation

Stock option compensation expenses increased $150,000, or 18%, to $1.0 million during the three months ended December 31, 2004 compared to $857,000 recorded in 2003 for the same period. The increase was due to the increase in stock options granted under the company’s Share Option Scheme, as the company continued to add employees.

Loss from operations

The loss from operations for the three months ended December 31, 2004 totaled $4.9 million compared to the $3.4 million recorded in 2003 for the same period. The increase in operating loss was due to higher cost of research and development, increased stock option compensation and the associated increase in administrative and selling costs, as described above.

Year ended September 30, 2004 compared to year ended September 30, 2003

Revenues, costs and expenses

Total contract revenues for the year ended September 30, 2004 increased by $4.1 million, or 377%, to $5.2 million from $1.1 million during the prior fiscal year. IEH’s contracts vary considerably in duration, size and milestones for distributions, which contributes to the volatility of earnings from period to period and year to year. Revenue from contracts can vary from year to year depending on government funding levels, new contracts and work on existing contracts.

For strategic reasons, IEH currently plans to continue to participate in government cost share contracts that advance the development of fuel cells. As a result, IEH expects that costs on these contracts can be higher than revenues received.

IEH’s products do not ship on an even production schedule. The shipment dates to customers depend on a number of factors that are outside of IEH’s control, including siting requirements, construction and permits. IEH does not have the sales or order history to quantify trends as of yet.

Administrative and selling expenses

Administrative and selling expenses increased by $4.5 million or 142%, to $7.6 million during the year ended September 30, 2004 compared to $3.1 million in the prior fiscal year. Approximately $3.6 million of this increase was due to increased legal consultancy and professional fees associated with the attempted listing on the AIM market in London during the quarter ended June 30, 2004. The increases in the other administrative categories, such as rent ($258,000), travel ($71,000), printing and stationary ($103,000), and insurance ($183,000), were due to both internal growth and the purchases of IEH’s subsidiaries IE, Inc. (in May 2003) and MesoFuel (in April 2004).

Research and development expenses

Research and development expenses increased $4.3 million, or 65%, to $11.0 million during year ended September 30, 2004 compared to $6.7 million recorded during the year ended September 30, 2003. The increase is due to IEH’s continued focus on primary research, product documentation and engineering support for products in the field through internal growth as well as acquisition of its subsidiary MesoFuel and consists of materials ($454,000), consulting and subcontractors ($728,000), salary costs ($2.4 million), and equipment hire and IT costs ($127,000).

Stock option compensation

Stock option compensation expenses increased $2.6 million, or 76%, to $6.0 million during year ended September 30, 2004 compared to $3.4 million recorded in fiscal year 2003. The increase was due to stock options granted under the company’s Share Option Scheme to the employees added through internal growth and purchase of IEH’s subsidiaries.

Loss from operations

The loss from operations for the year ended September 30, 2004 totaled $19.4 million compared to the $12.1 million recorded in 2003. The increase in operating loss was due to higher cost of research and development, increased stock option compensation and an increase in administrative and selling costs, as described above. As mentioned earlier, the rate of increase of operating costs was accelerated due to the purchase of IEH’s subsidiary MESOFuel, Inc. and the inclusion of MESOFuel’s operating costs in the consolidated figures.

IEH expects to incur operating losses in future reporting periods as it continues to participate in government cost share programs, sell products at prices that could be lower than their current production costs, and invest in IEH’s research and development functions.

Interest and other income, net

Interest and other income, net, was $344,000 for the year ended September 30, 2004 compared to $224,000 for the prior year. The increase was due to the interest earned on cash raised from the sale of common and preferred stock.

Provision for income taxes

IEH believes, that due to its efforts to commercialize its technologies, it will likely continue to incur losses for at least the next two years. Based on projections for future taxable income over the period in which the deferred tax assets are realizable, IEH’s management believes that significant uncertainty exists surrounding the recoverability of the deferred tax assets. Therefore, no tax benefit has been recognized related to current year losses and other deferred tax assets.

Year ended September 30, 2003 compared to year ended September 30, 2002

Revenues, costs and expenses

Contract revenues were $1.1 million for the year ended September 30, 2003 compared to $258,000 in 2002, an increase of $835,000 or 324%. The higher contract revenues were due to the increased visibility of the company and its technology through its marketing and selling efforts.

Administrative and selling expenses

Administrative and selling expenses increased by $1.0 million or 48%, to $3.1 million during the year ended September 30, 2003 compared to $2.1 million in the prior fiscal year. This increase was due to the growth of all components of administrative and selling expense consistent with the expansion of a start-up company, and consisted mainly of rent ($313,000), travel ($326,000), printing, stationary & communication ($186,000), and exhibitions & conferences ($185,000).

Research and development expenses

Research and development expenses increased $2.1 million, or 48%, to $6.7 million during year ended September 30, 2003, compared to $4.5 million recorded in fiscal year 2002. The increase was due to IEH’s increasing focus on the company’s primary technology, product documentation and engineering support for products in the field. During fiscal year 2003, IEH expanded its research and development program by hiring additional engineering employees, as well as acquiring its subsidiary IE, Inc. (formerly known as Element One Enterprises, LLC). The research and development expense increases consist mainly of salary costs ($1.5 million), raw materials ($270,000), and consulting & subcontractors ($56,000).

Stock option compensation

Stock option compensation expenses increased $1.9 million, or 121%, to $3.4 million during the year ended September 30, 2003 compared to $1.6 million recorded during the year ended September 30, 2002. The increase was due to the increase in stock options granted under IEH’s Share Option Scheme as the company continued to add employees and acquire its subsidiary IE, Inc.

Loss from operations

The loss from operations for the year ended September 30, 2003 totaled $12.1 million, compared to the $7.9 million recorded in the 2002 fiscal year. The increase in operating loss was due to the higher costs of research and development, increased administrative and selling costs and stock option compensation costs, consistent with an early stage research and development company. As mentioned above, the rate of increase of operating costs was accelerated due to the purchase of IEH’s subsidiary IE, Inc., and the inclusion of IE, Inc.’s operating costs in the consolidated figures.

Interest and other income, net

Interest and other income was $224,000 for the year ended September 30, 2003, compared to $197,000 for the prior fiscal year. The minor increase of $27,000 was due to the increase in the cash balance from the sale of preferred and common stock.

Provision for income taxes

IEH believes that, due to its efforts to commercialize its technologies, IEH will likely continue to incur losses for at least the next two years. Based on projections for future taxable income over the period in which its deferred tax assets are realizable, IEH’s management believes that significant uncertainty exists surrounding the recoverability of the deferred tax assets. Therefore, IEH has not recognized a tax benefit related to its current year losses and other deferred tax assets.

Liquidity and Capital Resources

General

IEH continues to invest in new product development and bringing its products to market and, as such, it is not currently generating positive cash flow from its operations. IEH’s operations are funded primarily through sales of equity securities and cash generated from operations. Cash from operations includes revenue from government research and development contracts, revenue contracts and interest income. IEH’s future cash requirements depend on numerous factors including future involvement in research and development contracts and increasing annual order volume. As of September 30, 2004, IEH had an accumulated deficit of $37.9 million. IEH had approximately $2.6 million of cash, cash equivalents and investments as of September 30, 2004, compared to $13.3 million as of September 30, 2003. As of December 31, 2004, IEH had approximately $9.6 million of cash, cash equivalents and investments compared to $12.3 million as of December 31, 2003.

IEH’s research and development contracts are generally multi-year, cost reimbursement type contracts. The majority of these are U.S. government contracts that are dependent upon the government’s continued allocation of funds and may be terminated in whole or in part at the convenience of the government. IEH will continue to seek research and development contracts. To obtain these contracts, IEH must continue to prove the benefits of its technologies and be successful in its competitive bidding.

IEH anticipates that its existing capital resources, together with anticipated revenues, will be adequate to satisfy its planned financial requirements and agreements through at least the next twelve months. However, IEH will require additional funding to further pursue the development and commercialization of its technologies before it will be able to reach profitability. Although IEH is actively investigating other financing opportunities, it has not yet secured such funding and the terms on which such funding may be available, if at all, will be dependent on the results of the proposed transaction and IEH’s ongoing research and development efforts. If such further funding is not secured in a timely manner, IEH may need to restructure its business model to reduce its operating costs.

Receivables

Receivables as of September 30, 2004 decreased by approximately $0.5 million from September 30, 2003 due to the decrease in research and development tax credit receivable, offset by an increase in other receivables. IEH bills its product contracts based upon certain milestones that generally commence with contract signing and extend to commissioning of a completed power plant. IEH generally bills its government contracts on a monthly basis as costs are incurred. As revenues increase or decrease, billings and accounts receivable will increase or decrease as well.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses combined have decreased by approximately $1.5 million since September 30, 2003 due to the implementation of financial management controls and processes. In addition IEH had accrued approximately $260,000 related to the deferred revenue of a contract in process.

Financing Activities

During the year ended September 30, 2004, IEH generated $251,000 from financing activities through the sale of securities. This compares with $18.7 million generated in fiscal 2003.

Capital Expenditures

IEH had capital expenditures of $524,000 for the year ended September 30, 2004 compared to $40,000 in 2003. Although IEH anticipates some growth in its capital expenditures over the next 12 months, such growth will be significantly influenced by the nature of our new contracts and our efforts to expand our research development efforts, the scope of the effects of which cannot be estimated with any certainty at this time.

Commitments and Significant Contractual Obligations

A summary of IEH’s significant future commitments and contractual obligations as of September 30, 2004 and the related payments by fiscal year is summarized as follows (in thousands):

	Total	Payments Due by Period			More than 5 years
		1 year	Less than 1-3 years	3-5 years
Contractual Obligation:
Lease commitments(1)	$2,109	$904	$686	$391	$128
Purchase commitments(2)	—	—	—	—

Totals	$2,109	$904	$686	$391	$128

(1)	Future minimum lease payments on the company’s premises worldwide.
(2)	At this time, IEH has only short-term purchase commitments with suppliers for materials supplies, and services incurred in the normal course of business.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004) (SFAS No. 123R), “Share-Based Payment” which revised SFAS No. 123, “Accounting for Stock-Based Compensation”. This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated statement of operations. The revised statement is effective at the beginning of the next fiscal year that begins after June 15, 2005. IEH has adopted SFAS 123R.

In November 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force (EITF), on Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations”. The Issue provides a model to assist in evaluating (a) which cash flows should be considered in the determination of whether cash flows of the disposal component have been or will be eliminated from the ongoing operations of the entity and (b) the types of continuing involvement that constitute significant continuing involvement in the operations of the disposal component. Should significant continuing ongoing involvement exist, then the disposal component shall be reported in the results of continuing operations on the consolidated statements of operations and cash flows. IEH applied the provisions of this accounting standard to its financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs,” which amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. IEH is currently evaluating the provisions of SFAS No. 151 and will adopt it on November 1, 2005, as required.

In December 2003, the FASB issued FIN No. 46R, “Consolidation of Variable Interest Entities,” which requires an entity to consolidate a variable interest entity if it is designated as the primary beneficiary of that entity even if the entity does not have a majority of voting interests. A variable interest entity is generally defined as an entity where its equity is inadequate to finance its activities or where the owners of the entity lack the risk and rewards of ownership. IEH has evaluated the provisions of FIN No. 46R, as required, and determined that it did not have any material variable interest entities and did not have any variable interest entities that require consolidation into its financial statements.

Disclosure about Market Risk

IEH’s exposure to market risk is limited to interest rate sensitivity, which is affected by changes in the general level of U.K. interest rates, particularly because IEH places monies on short-term deposits with the Royal Bank of Scotland’s Money Fund Plus account which is rated AAf by Standard and Poor’s, and currency translation risks. The primary objective of IEH’s investment activities is to preserve principal while at the same time maximizing the income IEH receives without increasing risk. IEH’s short-term deposits are for periods up to a month and the interest rate is fixed in advance and will reflect the market rates prevailing at the time the deposit is made. IEH believes an immediate 2% change in interest rates would not be material to its financial condition or results of operations. IEH does not have any foreign currency or derivative financial instruments. IEH’s financial statements as expressed in U.S. dollars are subject to fluctuations because of movements in the rate of exchange between the pound sterling, IEH’s functional currency, and the U.S. dollar, the currency in which IEH’s financial statements are presented. When IEH converts the presentation of its financial statements from pounds sterling to U.S. dollars, IEH uses pounds sterling to United States dollars currency exchange rate quoted on www.oanda.com on the date of such financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF IEH

Security Ownership of Certain Beneficial Owners and Management of IEH Prior to the Transaction

The following table sets forth certain information regarding beneficial ownership of the shares in IEH’s share capital as of                     , 2005 by: (i) each securityholder who is known by IEH to own beneficially more than five percent of the capital stock of IEH; (ii) each executive officer named below; (iii) each director of IEH; and (iv) all of IEH’s current directors and executive officers as a group. Unless otherwise indicated, the address of each securityholder who is known by IEH to own beneficially more than five percent of the capital stock of IEH is: c/o Intelligent Energy Holdings Plc, 42 Brook Street, Mayfair, London W1K 5DB, Great Britain 44 (0) 20 7958 9033.

Beneficial Ownership
Name of Beneficial Owner	Number of Ordinary Shares Owned	% of Ownership of Ordinary Shares(1)
Dr. Harry J. Bradbury
Chief Executive Officer, Director
Gary P. Rolfes
Chief Operating Officer, Director
Rakesh Varma
Chief Financial Officer, Director
Alexander L. Cappello
Director, Chairman of the Board
Sir John Jennings
Director
Steven E. Karol
Director
Michael J. Koss
Director
J. David Martin
Director
Dr. Paul L. Adcock
Dr. Philip Mitchell
Current IEH Directors and Executive Officers as a group ( persons)
Yukos International UK BV
Meditor European Master Fund Limited

*	Less than one % of shares outstanding.
(1)	Percentage of beneficial ownership is based on IEH ordinary shares outstanding as of , 2005. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares in the share capital of IEH subject to options currently exercisable or exercisable within 60 days of , are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of beneficial ownership of any other person.

Security Ownership of Certain Beneficial Owners and Management of IEH and Director Nominees of DWM Following the Completion of the Transaction

The following table sets forth certain information regarding the amount and percentage of the beneficial ownership of DWM’s common stock, giving effect to the transaction, by: (i) each IEH securityholder who IEH believes will own beneficially more than five percent of the capital stock of the combined group as of                     , 2005, presuming full acceptance of the offer; (ii) each director of IEH and each individual anticipated to be a nominee for director of the combined group to be appointed on the closing date; and (iii) all of IEH’s current directors and executive officers as a group.

Beneficial Ownership
Name of Beneficial Owner	Number of Ordinary Shares Owned	% of Ownership of Ordinary Shares(1)
Dr. Harry J. Bradbury
Chief Executive Officer, Director
Gary P. Rolfes
Chief Operating Officer, Director
Rakesh Varma
Chief Financial Officer, Director
Alexander L. Cappello
Director, Chairman of the Board
Sir John Jennings
Director
Steven E. Karol
Director
Michael J. Koss
Director
J. David Martin
Director
Dr. Paul L. Adcock
Dr. Philip Mitchell
Current IEH Directors and Executive Officers as a group ( persons)
Yukos International UK BV
Meditor European Master Fund Limited

DESCRIPTION OF DWM CAPITAL STOCK

The authorized capital stock of DWM currently consists of 52,000,000 shares, 50,000,000 shares of common stock, par value $0.001 per share and 2,000,000 shares of preferred stock, par value $0.001 per share. As of             , 2005,                  shares of DWM common stock were outstanding. DWM currently has no preferred stock outstanding.

Common Stock

The holders of shares of DWM common stock are entitled to one vote per share on all matters to be voted on by DWM stockholders. Except as otherwise provided by law, all action taken by the holders of a majority of the voting power represented at any meeting at which a quorum is present shall be valid and binding upon DWM. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The holders of shares of DWM common stock are entitled to receive, if, as and when declared by DWM’s board of directors, dividends at the rate determined by DWM’s board of directors at any regular or special meeting, subject to payment of dividends on outstanding shares of DWM preferred stock, if any. In the event of dissolution, liquidation or winding up of DWM, after distribution to the holders of DWM preferred stock of amounts to which they may be preferentially entitled, if any, the holders of DWM common stock are entitled to share ratably in the assets of DWM legally available for distribution to DWM’s stockholders. The holders of DWM common stock have no preemptive, subscription, conversion or redemption rights, and DWM common stock is not subject to any sinking fund provisions or liability to further calls or to assessments by DWM.

Preferred Stock

DWM’s board of directors currently has authority by resolution to issue up to 2,000,000 shares of preferred stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations or restrictions thereof, without any further vote or action by the stockholders. Thus, any series may, if so determined by DWM’s board of directors, have disproportionately high voting rights or class voting rights, be convertible into or exchangeable for DWM common stock or another security of DWM, be redeemable, carry the right to specified participating dividends (which may be fixed or adjustable and which may be cumulative) and have such other relative rights, preferences and limitations as DWM’s board of directors shall determine. Issuance of authorized but unissued shares of DWM common stock or DWM preferred stock (including issuance upon conversion of any convertible preferred stock) could cause a dilution of the book value of DWM common stock and (in the case of DWM common stock and DWM preferred stock with voting rights) would dilute the voting power of the then-current voting stockholders of DWM. In addition, the issuance of DWM preferred stock, while providing desired flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of DWM, thereby delaying, deferring or preventing a change in control of DWM.

Transfer Agent and Registrar

The transfer agent and registrar for DWM common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

Listing

DWM common stock is currently listed on the Nasdaq SmallCap Market under the symbol “DWMA” For a description of the application for initial listing of the new DWM common stock upon the completion of the transaction, see the section entitled “Listing of DWM Common Stock on the Nasdaq SmallCap Market” on page 67.

COMPARISON OF RIGHTS OF HOLDERS OF DWM COMMON STOCK AND IEH SHARES

DWM is incorporated in the State of Delaware, United States and the rights of DWM stockholders are currently governed by the DGCL, by DWM’s Certificate of Incorporation and DWM’s bylaws. IEH is registered in England and Wales and the rights of IEH securityholders are currently governed by English law, IEH’s Memorandum of Association, IEH’s Articles of Association and existing securityholders’ agreements between IEH and certain securityholders. After the completion of the transaction, securityholders of IEH will become stockholders of DWM, and will become subject to DWM’s Certificate of Incorporation and bylaws.

The following is a summary of the material differences between the rights of DWM stockholders and the rights of IEH securityholders. While DWM and IEH believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of DWM stockholders and IEH securityholders and it is qualified in its entirety by reference to Delaware law, English law, and the various documents of DWM and IEH referenced in this summary. This summary should be carefully read, along with this entire proxy statement/prospectus and the other documents referenced in this proxy statement/prospectus, for a more complete understanding of the differences between being a stockholder of DWM and being a securityholder of IEH. DWM has filed with the SEC certain documents referred to herein and will send copies of these documents to you upon your request. See the section entitled “Where You Can Find More Information” on page 220.

	DWM	IEH
Capitalization

The authorized capital stock of DWM consists of 50,000,000 shares of common stock, par value of $0.001 per share, and 2,000,000 shares of preferred stock, par value of $0.01 per share.

As of                     , 2005, there were approximately              shares of DWM common stock outstanding held of record by approximately              persons. DWM currently has no preferred stock outstanding. DWM’s shares of common stock are listed on the Nasdaq SmallCap Market under the symbol “DWMA.”

The authorized share capital of IEH consists of £6,000,000 divided into 20,000,000 convertible preferred shares and 100,000,000 ordinary shares each with a nominal value of £0.05 each.

As of                     , 2005, the issued share capital of IEH was              ordinary shares held of record by approximately              holders.

Number of Directors	Delaware law provides that a corporation must have at least one director and that the number of directors shall be fixed by or in the manner provided in the bylaws. DWM’s bylaws provide that the board shall consist of one or more members, the number thereof to be determined from time to time by resolution of the board. As of , 2005, there are directors of DWM.	Under the Companies Act, an English company must have at least one director. Subject to this, a company’s Articles of Association may specify a minimum or maximum number of directors. IEH’s Articles of Association provide that, unless determined otherwise by ordinary resolution of IEH’s securityholders, the number of directors (other than alternate directors) shall not be less than two. As of , 2005 there are directors of IEH.

	DWM	IEH
Election and Term of Directors	DWM’s bylaws provide that, except in the event of vacancies, directors are elected at each annual meeting for a term of one year.

IEH’s Articles of Association provide that every year one-third of directors subject to retirement by rotation shall retire, based on duration in office since appointment or reappointment. If the vacancy is not filled or resolved to be left vacant, then the retiring director is deemed reappointed. Securityholders are able to requisition a general meeting and can propose the election of a new director by ordinary resolution.

Under the terms of a securityholders’ agreement, referred to in this section as the “Shareholders’ Agreement,” between certain IEH securityholders, IEH and Yukos International UK BV, or “Yukos,” dated April 2004 and amended October 2004, Yukos has additional rights to appoint a director to the IEH board. Section 5 of the Shareholders Agreement states that for so long as Yukos holds at least 20% of IEH’s share capital on a fully diluted basis, it shall have the right to appoint one director to the IEH board of directors and may substitute or remove that director by written notice to the company. Per the October 2004 amendment to the Shareholders’ Agreement, the calculation of percentage ownership for board representation is to be based on the number of ordinary shares plus convertible preference shares held by Yukos divided by the total number of ordinary shares plus convertible preference shares outstanding, without taking into account options and warrants. There is not currently a Yukos-designated director on the IEH board.

In addition, if IEH establishes an International Advisory Board, Yukos holds a similar right of appointment over one of the membership positions.

	DWM	IEH
Removal of Directors	Under Delaware law, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of the corporation whose board is classified, stockholders may effect such removal only for cause, unless otherwise provided in the Certificate of Incorporation. DWM’s Certificate of Incorporation also provides that any director may be removed with or without cause at a special meeting of stockholders called for that purpose.

Under the Companies Act, securityholders may remove a director without cause by ordinary resolution, irrespective of any provisions of the company’s Articles of Association or service contract the director has with the company, provided that 28 clear days’ notice of the resolution is given to the company and certain procedural requirements under the Companies Act are followed. (Clear days do not include the date of service of the notice nor the date of the general meeting.)

IEH’s Articles of Association provide that the office of a director shall be vacated if: (a) the director becomes prohibited by law from being a director; (b) the director becomes bankrupt or makes any general arrangement with the director’s creditors; (c) he is, or may be, suffering from a mental disorder and is either hospitalized under specified circumstances or a court order is issued for his detention or appointment of a receiver; (d) the director resigns; or (e) the director has been absent from meetings of the board of directors held during a 6 months period without permission of the other directors and the director’s alternate director (if any) has not attended such meetings and the directors resolve that the director’s office be vacated.

Under the terms of the Shareholders’ Agreement, if any director appointed by Yukos is removed from office by the shareholders in a general meeting or by virtue of the provisions of the Articles of Association, Yukos shall be permitted to appoint a different person as a director of equivalent standard.

	DWM	IEH
Vacancies on the Board of Directors	Delaware law and DWM’s Certificate of Incorporation provide that vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum.

Under English law, securityholders may, by ordinary resolution and by giving notice of not less than 14 and not more than 35 clear days before the meeting to the company of their intention, appoint a person to be a director:

• to fill a vacancy; or

• to become an additional director, subject to any maximum provided in the company’s Articles of Association.

IEH’s board of directors has the power to appoint a director by a majority of the remaining directors.

Stockholder Action by Written Consent

Delaware law provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a written consent to the action is signed by stockholders holding at least a majority of the voting power. If a different proportion of voting power is required for an action at a meeting, then that proportion of written consents is also required.

DWM’s bylaws do not currently provide stockholders the ability to take action by written consent. All actions requiring stockholders’ approval must be presented for a vote at a meeting of DWM stockholders.

Under IEH’s Articles of Association, a resolution in writing executed by or on behalf of each shareholder who would have been entitled to vote upon it if it had been proposed at a general meeting at which he or she was present shall have the same effect as if it had been passed at a general meeting duly convened and held.

Amendment to Organizational Documents

Under Delaware law and DWM’s Certificate of Incorporation, the Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote as a class.

DWM’s Certificates of Incorporation provides that DWM reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation in the manner prescribed by statute, and all rights conferred upon the stockholders in the Certificate of Incorporation are granted subject to this right.

Under English law, securityholders have the power to amend:

• the objects, or purpose, clause in a company’s Memorandum of Association; and

• subject to any specific conditions contained in the Memorandum, any provisions of the company’s Articles of Association, by special resolution, subject to, in the case of amendments to the objects clause of the Memorandum of Association, the right of dissenting securityholders to apply to the court to cancel the amendments within 21 days of the passing of the resolution.

	DWM	IEH

Delaware law provides that a corporation’s stockholders entitled to vote have the power to amend bylaws, although the corporation’s Certificate of Incorporation may give the board of directors the power to amend bylaws as well.

DWM’s Certificate of Incorporation and bylaws provide that the board of directors may amend, supplement or repeal the bylaws. DWM’s bylaws provide that any repeal or modification of the bylaws governing indemnification shall be prospective and shall not affect the right under the bylaws in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of DWM. Other than provisions relating to the prospective effect of any amendment to the bylaw governing indemnification, the bylaws may be amended or appealed and new bylaws be adopted by either the board of directors or the stockholders entitled to vote.

The Shareholders’ Agreement governs part of the relationship between IEH and certain of its securityholders and can only be amended by unanimous consent. In the event of any conflict between the securityholders’ agreement and IEH’s Articles of Association, the Shareholders’ Agreement shall prevail as between the securityholders and the securityholders shall procure such amendment to the Memorandum or Articles of Association as is reasonably necessary to remove such conflict.

In addition to the above, the certain IEH securityholders subject to the Shareholders’ Agreement shall not vote in favor of any resolution to give effect to or initiate an amendment of the Memorandum of or Articles of Association of IEH and/or to increase the company’s authorized share capital without prior written approval of Yukos. Under English law, the board of directors is not authorized to change the Memorandum or Articles of Association.

Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to the class and the nature of the amendments, also require approval by extraordinary resolution of the classes affected in separate class meetings.

General Meeting of Stockholders	Delaware law and DWM’s bylaws provide that the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors.	The Companies Act requires an annual general meeting to be held in each year and not more than 15 months to elapse between the date of one annual general meeting and that of the next.

Special Meeting of Stockholders

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the Certificate of Incorporation or by the bylaws.

DWM’s bylaws provide that special meetings of the stockholders may be

Under English law, an extraordinary general meeting of securityholders may be called by:

• the board of directors;

• if there are not sufficient directors within the U.K. to call a general meeting, any director or member of the company; or

	DWM	IEH
called by the board of directors, by a committee of the board of directors which has been duly designated by the board and whose power and authority includes the power to call such meetings and/or by holders of shares entitled to cast not less than ten percent (10%) of the votes at that meeting upon proper request and notice.

• securityholders holding at least one-tenth of the paid-up capital of the company carrying voting rights at general meetings.

“Extraordinary resolutions” are relatively unusual and are confined to matters out of the ordinary course of business, such as the variation of rights attached to any class of shares in a company.

“Special resolutions” generally involve proposals to change the name of the company or amend its Memorandum or Articles of Association.

All other proposals relating to the ordinary course of the company’s business, such as the election of directors, increasing the authorized share capital, granting directors authority to allot shares and, if required, transactions such as mergers, acquisitions and disposals, are the subject of an “ordinary resolution.”

Notice of Stockholder Meetings	Under Delaware law and DWM’s bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 and no more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

The notice requirements for an ordinary resolution, an extraordinary resolution and a special resolution are as follows:

• ordinary resolution—14 clear days’ notice;

• extraordinary resolution—14 clear days’ notice; and

• special resolution—21 clear days’ notice.

Notwithstanding the foregoing notice requirements, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. In addition, certain matters (such as the removal of directors) require special notice, which is 28 clear days’ notice.

In addition, general meetings may be called upon shorter notice if:

• in the case of an annual general meeting, all the securityholders who are

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permitted to attend and vote agree to the shorter notice period; or

• in the case of an extraordinary general meeting, a majority in number of the securityholders and securityholders holding at least 95% by nominal value of the shares which can be voted at the meeting so agree.

(See also “Special Meeting of Stockholders” above).

Delivery and Notice Requirements of Stockholder Nominations and Proposals

Consistent with Delaware law, DWM’s bylaws provide that for a stockholder proposal to be brought properly before an annual meeting, the stockholder must notify the corporate secretary of DWM not less than seventy (70) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting. However, if that the date of the annual meeting is advanced by more than twenty (20) days, or delayed by more than seventy (70) days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is made.

Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act. The notice must specify certain information as set forth in DWM’s bylaws.

DWM’s bylaws further provide that nomination of persons for election to DWM’s board of directors may be made at a meeting of stockholders by or at the direction of the board of directors or by any stockholder of DWM entitled to vote

(See “Special Meetings of Stockholder and Notice of Stockholder Meetings” above)

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in the election of directors at the meeting who complies with the notice procedures set forth in the preceding paragraph and specifies certain information as set forth in DWM’s bylaws.

Proxy	Under Delaware law and pursuant to DWM’s bylaws, at any meeting of the stockholders of DWM, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Under IEH’s Articles of Association, an instrument appointing a proxy must be in writing and must be signed by the appointer, or his attorney or, if a corporation, by an officer or attorney duly authorized. The proxy instrument must be deposited at the company’s registered office not less than 48 hours before a poll.

Under IEH’s Articles of Association, a proxy can vote both on a poll and on a show of hands.

Preemptive rights

Under Delaware law, absent express provision in a corporation’s Certificate of Incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock.

DWM’s Certificate of Incorporation does not provide that stockholders possess any preemptive right to subscribe to additional issuances of its capital stock.

Under English law the directors of a company can only allot shares with the prior authorization of the securityholders. This authorization can only be granted for up to a maximum of five years at a time. The directors can only be authorized to allot shares up to the maximum authorized share capital of the company.

Under the Companies Act, the issue for cash of:

• equity securities, being those which, with respect to dividends or capital, carry a right to participate beyond a specified amount; or

• rights to subscribe for, or convert, into equity securities; must be offered first to the existing equity securityholders in proportion to the respective nominal value of their holdings, unless a special resolution to the contrary has been passed by securityholders in a general meeting, or the Articles of Association provide otherwise.

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Pursuant to the Shareholders’ Agreement, IEH’s ability to amend its Articles of Association to increase its authorized share capital and approve issuances on shares is restricted. The Shareholders’ Agreement carves out certain types of issuance, but reserves for Yukos an anti-dilutive preemptive right to subscribe for such further shares at equivalent terms to maintain its current percentage level of ownership, unless explicitly waived.

Further, none of the securityholders subject to the Agreement shall sell, transfer or otherwise dispose of their interest in IEH without first offering such securities to Yukos. It is not anticipated that Yukos will exercise such rights in relation to the proposed transaction, however each IEH securityholder subject to the Agreement will have to notify Yukos of his, her or its intent to accept the offer from DWM, and wait up to ten business days for a response from Yukos exercising this preemptive right to purchase shares or declining to exercise such rights, prior to submitting a form of acceptance.

Dividends

Under Delaware law, a corporation may pay dividends out of surplus or net profits for the current or preceding fiscal year, provided that the capital of the corporation is not less than the aggregate amount of the capital represented by the corporation’s outstanding stock of all classes having a preference upon distribution of assets.

DWM has never paid cash dividends on its common stock.

An English company may pay dividends on its ordinary shares, subject to the prior rights of holders of preferred shares, only out of its distributable profits, broadly defined as accumulated, realized profits less accumulated, realized losses, and not out of share capital, which includes share premiums, which are equal to the excess of the consideration for the issue of shares over the aggregate nominal amount of such shares. Amounts credited to the share premium account, however, may be used to pay up unissued shares which may then be distributed to securityholders in proportion to their holdings as bonus shares.

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Under IEH’s Articles of Association IEH may declare dividends in accordance with the respective rights of the members by ordinary resolution, but the dividend may not exceed the amount recommended by the directors. Subject to the provisions of the Companies Act, the directors may pay interim dividends if it appears to them that they are justified by the profits of the company available for distribution, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrear. The directors may also pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.

No dividend or other monies payable in respect of a share shall bear interest against the company unless otherwise provided by the rights attached to the share. Any dividend which has remained unclaimed for twelve years from the date when it became due for payment shall, if the directors so resolve, be forfeited and cease to remain owing by the company. To date, IEH has not paid cash dividends on its outstanding share capital and does not intend to pay cash dividends in the foreseeable future.

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Liability of Director and Officer

Delaware law permits a corporation’s Certificate of Incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

• any breach of the director’s duty of loyalty to the corporation or its stockholders;

• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

• intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

• any transaction from which the director derives an improper personal benefit.

DWM’s Certificate of Incorporation provides a director shall not be liable to DWM or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

English law does not permit a company to exempt any director, officer of the company or any person employed by the company as an auditor, from any liability arising from negligence, default, breach of duty or breach of trust against the company.

Indemnification of Directors and Officers

DWM’s bylaws provide that DWM shall indemnify its directors and officers to the fullest extent permitted by Delaware law or other applicable law, though the extent of indemnification may be modified through individual contracts. DWM shall not be required to indemnify any director or officer in connection with any proceeding initiated by such person only if the proceeding was authorized by the board of directors.

DWM’s bylaws provide that DWM may indemnify its, employees and agents as set forth by Delaware law.

Expenses incurred by directors and officers in connection with proceedings shall be paid by DWM as incurred and before final disposition of the proceedings upon receipt of an

English law does not permit a company to indemnify any person employed by the company as an auditor against any liability arising from negligence, default, breach of duty or breach of trust against the company or an associated company, except that indemnification is allowed for liabilities incurred in proceedings in which:

judgment is entered in favor of the director or officer, or the director or officer is acquitted; or

the director or officer is held liable, but the court finds that he/she acted honestly and reasonably and that relief should be granted.

English law does not permit a company to indemnify any person employed by the company as a director of officer of the

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undertaking by or on behalf of such person to repay the amount if it is determined ultimately that such person is not entitled to be indemnified by DWM. Delaware law and DWM’s bylaws provide that DWM has the power to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to the bylaws.

company against any liability arising from negligence, default, breach of duty or breach of trust against the company or an associated company, except that indemnification is allowed for as in the exceptions for auditors above and where the indemnity:

• does not indemnify the director against any liability to the company or to any associated company; and

• does not provide any indemnity against any liability incurred by the director to pay any fine in criminal proceedings or penalties payable to regulatory bodies; and

• does not provide an indemnity against any liability incurred by the director in defending criminal proceedings in which he is convicted; in defending civil proceedings against the company or any associated company which he loses; or in applying to the court under section 144 (Acquisition of shares by the company’s nominee) or 727 (Power of the court to grant relief in certain cases) where the court refuses to grant him relief.

The Companies Act enables companies to purchase and maintain insurance for directors and officers against liabilities arising from negligence, default, breach of duty or breach of trust against the company.

IEH’s Articles of Association do provide that every director, auditor, secretary or other officer of the company shall be indemnified against all liability incurred in the execution of his duties.

See also “Liability of Directors and Officers” above.

Voting Rights	Delaware law and DWM’s bylaws provide that each stockholder is entitled to one vote for each share of capital stock held by such stockholder.	Under English law, unless the Articles of Association provide otherwise, a securityholder entitled to vote at a securityholders’ meeting is entitled to one vote on a show of hands regardless of the number of shares he or she holds;

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provided, however, that any group of five ordinary securityholders (or a lesser number if provided in the Articles of Association) and any securityholder representing at least 10% of the total voting rights (or a lower percentage if provided in the Articles of Association) has the statutory right to demand a vote by a poll, which means that each ordinary securityholder would be entitled to one vote for each ordinary share held by the securityholder.

Under English law, the voting rights of securityholders are regulated by a company’s Articles of Association. In addition, ordinary resolutions may, if a poll is not demanded, be decided on a show of hands and must be approved by at least a majority of the securityholders present and voting at a meeting. If a poll is demanded, the resolution conducted on a poll must be approved by holders of at least a majority of the votes cast at the meeting. Both special and extraordinary resolutions require the affirmative vote of at least 75% of the votes cast at the meeting. Proxies may vote on a poll vote.

IEH’s Articles of Association further provide that:

• Every preferred securityholder present in person or proxy (or if a corporation by duly authorized representative or proxy) shall have one vote on a show of hands, and shall have one vote for each ordinary share into which the preferred shares held by such holder are convertible in accordance with IEH’s Articles of Association on a poll.

• Every holder of ordinary shares present in person or by proxy (or if a corporation by duly authorized representative or by proxy) shall have one vote on a show of hands, and one vote for each ordinary share held by him on a poll. In the case of joint holders, the vote of the senior party who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders, based upon the order of the

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holders’ names in the register of securityholders.

IEH’s Articles of Association specify a quorum of two securityholders, present in person or by proxy or represented by a duly authorized representative and entitled to vote.

IEH’s Shareholders’ Agreements restricts certain IEH securityholders’ voting rights by limiting the scope of resolutions that they may vote in favor of without written approval of Yukos. See “Amendment to Organizational Documents” above.

Appraisal Rights

Delaware law provides that stockholders have the right, in some circumstances, to dissent from certain corporate reorganizations and to instead demand payment of the fair cash value of their shares.

Unless a corporation’s Certificate of Incorporation provide otherwise, dissenters do not have rights of appraisal with respect to a merger or consolidation by a corporation, if the shares of the corporation are either:

• listed on a national securities exchange;

• designated as a national market system security on an interdealer quotation system by the NASD; or

• held by at least 2,000 stockholders of record; unless the stockholders receive in exchange for their shares anything other than cash in lieu of fractional shares, shares of the surviving corporation, shares of any other corporation that are publicly listed or held by more than 2,000 stockholders, or a combination of the foregoing.

Stockholders of a corporation surviving a merger do not have appraisal rights if no vote of the stockholders of the surviving corporation is required to approve the merger.

Appraisal rights are not available to DWM stockholders with respect to the transaction.

Under English law, securityholders do not generally have appraisal rights, as the concept is understood under Delaware law, and IEH’s Articles of Association do not contain any appraisal rights.

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Certain Business Combination Restrictions

Delaware law provides that if a person acquires 15% or more of the voting stock of a Delaware corporation such person is an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock. The statute contains certain exceptions to this prohibition. If, for example, the board of directors approves the acquisition of stock or the transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or if the transaction is approved by the board of directors and by the affirmative vote at a meeting of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder, then the three year prohibition concerning a business combination is not applicable.

A Delaware corporation can elect in its Certificate of Incorporation or bylaws not to be governed by this particular Delaware law. DWM has not made that election.

Under the Companies Act, the company must obtain prior securityholder consent to any transaction of substantial value between the company and any director or person connected with any director.

As described above in “Amendment to Organizational Documents” and “Preemptive Rights”, the IEH securityholders subject to the Shareholders’ Agreement are restricted from voting in favor of certain resolutions in relation to amendment of the Articles of Association or in support of further issuances of shares. Further, Yukos has a preemptive right not only on the disposition of such securityholders’ IEH securities in individual transactions, but also has the right to make a counteroffer upon any offer for all of the outstanding IEH share capital. Although the parties do not anticipate Yukos making such a counteroffer to DWM’s offer, these provisions may not only discourage third parties from pursuing business combinations with IEH, but may make it more difficult for IEH to complete such a transaction without increased investment of time and resources, if at all.

Stock Class Rights

Under Delaware law, any change to the rights of holders of the shares of common stock of DWM would require an amendment to DWM’s Certificate of Incorporation.

Delaware law provides that the holders of shares of a class or series shall be entitled to vote as a class upon a proposed amendment if the amendment will increase or decrease the authorized shares of the class or series; increase or decrease the par value of the shares of the class or series; alter or change the powers, preferences or special rights of the shares

See “Amendment of Organizational Documents” above in relation to the need for class consent in certain circumstances.

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of the class or series so as to affect them adversely. Under DWM’s Certificate of Incorporation, DWM has the right to issue shares of common stock as well as shares of preferred stock.

The shares of authorized common stock shall be identical in all respects and have equal rights and privileges. Without action by the stockholders, such shares of common stock may be issued by DWM from time to time for such consideration as may be fixed by the board of directors; provided, however, that such consideration shall not be less than par value. Any and all shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock non-assessable.

The board of directors shall have the authority to issue the shares of the preferred stock from time to time on such terms and conditions as it may determine, and to divide the preferred stock into one or more classes or series and in connection with the creation of any such class or series to fix by the resolution or resolutions providing for the issue of shares thereof the designations, powers, preferences and relative participating, optional or other special rights of such class or series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law. The number of authorized shares of preferred stock may be increased or decreased (but not below the number then outstanding) by the affirmative vote of the holders of a majority of the common stock.

Rights of Purchase and Redemption	Under Delaware law, any corporation may purchase, redeem and dispose of its own shares, except that it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption, provided that if a corporation redeems its stock, immediately following any such	Under English law, a company may issue redeemable shares if authorized by its Articles of Association, subject to any conditions stated therein. A company may purchase its own shares, including any redeemable shares, if the purchase is authorized by its Memorandum and Articles of Association and has been approved by a special resolution. A

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redemption, the corporation must have outstanding one or more shares of one or more classes which shares together must have full voting power. However, at any time, a corporation may purchase or redeem any of its shares which are entitled upon any distribution of assets to a preference over another class of its stock if these shares will be retired upon acquisition or redemption, thereby reducing the capital of the corporation.

The Nasdaq requires that prior notice be sent to the Nasdaq of any material information which would reasonably be expected to affect the value of the securities or influence investors decisions, such as redemption of the securities. The Nasdaq rules provide that upon receipt of such notice trading may be suspended.

company may redeem or repurchase shares only if the shares are fully paid and if any payment in respect of the redemption is otherwise than out of distributable profits or the proceeds of a fresh issue of shares.

IEH’s Articles of Association allow IEH, subject to the Companies Act to purchase its own shares (including any redeemable shares).

Stockholder Vote on Certain Transactions

Generally, under Delaware law, unless the Certificate of Incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

• the approval of the board of directors; and

• approval by the vote of the holders of a majority of the outstanding stock or, if the Certificate of Incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

DWM’s Certificate of Incorporation does not require a vote of a larger portion of the stock.

Under the rules of the Nasdaq, acquisitions involving the following require securityholder approval:

• any director, officer or substantial securityholder of the issuer has a five percent or greater interest (or such persons

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of securityholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

• the approval at a special meeting convened by order of the court, of a majority in number of securityholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of securityholders or creditors, or class thereof present and voting, either in person or by proxy; and

• the approval of the court.

See also the discussion of the restrictions on voting for those IEH shareholders subject to the Shareholders’ Agreement under “Amendment to Organizational Documents.”

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collectively have a 10% or greater interest), in the company or assets to be acquired or in the consideration to be paid in the transaction and the issuance of common stock could result in an increase in outstanding common shares or voting power of five % or more; or

• where, due to the issuance of additional shares of common stock, or securities convertible into or exercisable for common stock, other than a public offering for cash:

• the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities; or

• the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such stock or securities.

Right of Inspection	Delaware law allows any stockholder to inspect the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts of those materials during normal business hours; provided, however, that, the stockholder makes a written request under oath stating the purpose of such stockholder’s inspection, and the inspection is for a purpose reasonably related to the person’s interest as a stockholder.

Except when disclosed under the provisions of the Companies Act, the register, index of names of securityholders and certain other registers of an English company may be inspected during business hours:

• without payment, by its securityholders; or

• for a small fee by any other person.

In such cases, the documents may be copied for a small fee. However, no securityholder (as such) has a right to inspect any accounting records or other book or document of the company, other than as conferred by statute or otherwise authorized by the directors or by ordinary resolution of the company.

Standard of Conduct for Directors	Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a

Under English law, a director has a fiduciary duty to act in a company’s best interest. This duty includes obligations:

• not to create an actual or potential conflict between the director’s duty to the company and duties to any other person

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duty to act without self-interest, on a well—informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

or the director’s personal interests; and

• to exercise the director’s powers only in accordance with the Memorandum and Articles of Association of the company.

In addition, a director must exercise reasonable care and skill.

Stockholder Suits

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

• state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

• allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

• state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

While English law only permits a securityholder to initiate a derivative action on behalf of the company in limited circumstances, the Companies Act permits a securityholder whose name is on the register of securityholders of the company to apply for a court order:

• when the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some securityholders, including the securityholder making the claim; or

• when any act or omission of the company is or would be so prejudicial.

A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a securityholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by securityholders on behalf of the company, or on behalf of other securityholders.

Anti-Takeover Measures

Under Delaware law, directors generally have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interests of the stockholders.

Nevertheless, a Delaware court will generally apply a policy of judicial deference to board of directors’ decisions to adopt anti-takeover measures in the face of a potential takeover where the directors are able to show that:

• they had reasonable grounds for believing that there was a danger to

Under English law, directors of a company have a fiduciary duty to take only those actions which are in the interests of the company. Generally, anti-takeover measures are not actions which fall within this category.

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corporate policy and effectiveness from an acquisition proposal; and • the board action taken was reasonable in relation to the threat posed.

Disclosure of Interests	Acquirors of common stock are subject to disclosure requirements under Section 13(d)(1) of the Exchange Act and Rule 13d-1 thereunder, which provide that any person who becomes the beneficial owner of more than five percent of the outstanding common stock of DWM must, within ten days after such acquisition file a Schedule 13D with the SEC disclosing specified information.

All companies registered in England and Wales are required to maintain a register of directors’ interests which can be inspected during business hours at the company’s registered office by any member (without payment) and by any member of the public for a small fee.

Directors’ other directorships must be disclosed in the annual return.

Limitations On Enforceability Of Civil Liabilities Under U.S. Federal Securities Laws

DWM is a U.S. company incorporated under the laws of Delaware. U.S. investors generally can initiate lawsuits in the United States against DWM and its directors and officers and can enforce lawsuits based on U.S. federal securities laws in U.S. courts.

Directors and officers of DWM are governed by rules under the Exchange Act that may require directors and officers to forfeit to DWM any “short swing” profits realized from purchases and sales, as determined under the Exchange Act and the rules thereunder, of DWM equity securities.

IEH is an English company located in the United Kingdom. Most of the officers of IEH are residents of the United Kingdom and not the United States. A large portion of the assets of IEH and its directors and officers are located outside of the United States. As a result, U.S. investors may find it difficult, in a lawsuit based on the civil liability provisions of the U.S. federal securities laws, to:

• effect service within the United States upon IEH and the directors and officers of IEH located outside the United States;

• enforce in U.S. courts or outside the United States judgments obtained against those persons in U.S. courts;

• enforce in U.S. courts judgments obtained against those persons in courts in jurisdictions outside the United States; and

• enforce against those persons in the United Kingdom, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

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Reporting

Under the Exchange Act proxy rules, DWM must comply with notice and disclosure requirements relating to the solicitation of proxies for stockholder meetings.

As a U.S. public company, DWM must file with the SEC, among other reports and notices:

• an annual report on Form 10-KSB within 90 days after the end of each fiscal year;

• quarterly reports on Form 10-QSB within 45 days after the end of each of the first three fiscal quarters of each year; and

• current reports on Form 8-K within 4 business days after the occurrence of important corporate events.

IEH is not subject to the Exchange Act proxy rules. However, IEH is governed by the Companies Act.

Under English law, IEH must deliver, inter alia, the following documents to Companies House for filing by the registrar of companies for England and Wales:

• annual accounts and report, ten months after the end of the relevant accounting period;

• an annual return, within 28 days after the date to which it is made up;

• forms 288 noting the resignation and appointment of directors and secretary, within 14 days of the date of the change;

• auditors’ notice of resignation, within 14 days of the company’s receipt of such notice;

• copies of all special and extraordinary resolutions passed by the company, within 15 days of the date the resolution was passed;

• a form 123 on any increase in the share capital of the company; and

• a form 88(2) on the allotment of shares in the capital of the company.

Return of Assets	DWM currently only has common stock outstanding. In the event of dissolution, liquidation or winding up of DWM, the holders of DWM common stock are entitled to share ratably in the assets of DWM legally available for distribution to DWM’s stockholders.	If the company is wound up, the liquidator may, with the sanction of an extraordinary resolution of the company and any other sanction required by the Companies Act, divide among the IEH securityholders in specie the whole or any part of the assets of the company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of IEH securityholders. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the IEH securityholders as he with the like sanction determines, but no IEH securityholder shall be compelled to accept any assets upon which there is a liability.

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Conversion	Holders of DWM common stock do not have conversion rights under DWM’s Certificate of Incorporation and bylaws.	IEH’s Articles of Association provide that the holders of the preferred shares shall have certain rights as regards conversion. The holders of all outstanding preferred shares completed conversion of such shares into IEH ordinary shares as of February 21, 2005. There are no preferred shares outstanding or subject to conversion at this time.

Access to Financial Information	See “Rights of Inspection” above.	See “Rights of Inspection” above.

Certain Other Restrictions on Share Transfers	Holders of DWM common stock are not currently subject to any restrictions on share transfers under DWM’s Certificate of Incorporation and bylaws; however, holders of DWM common stock may be subject to restrictions on share transfers under state and federal securities laws. In addition, DWM has the power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of DWM to restrict the transfer of shares of stock of DWM of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Under IEH’s Articles of Association, the directors may, in their absolute discretion and without assigning any further reason therefore, refuse to register any share transfer in relation to any Ordinary Shares unless: it is in respect of a fully paid share; it is in respect of only one class of share; it is in favor of not more than four joint holders as transferees; and the instrument of transfer has been left at the registered office, or at such other place as the directors may from time to time determine, to be registered, accompanied by the certificate of the shares comprised therein, with such evidence as the directors may reasonably require to prove the title of the transferor, and the due execution by him of the transfer.

Pursuant to the Shareholders’ Agreement, during the effective period of the agreement (ending February 2008 or upon a termination event per the agreement), no IEH shareholder subject to the Agreement shall sell, transfer or otherwise dispose of any of its IEH shares or options without first offering such shares or options to Yukos at the prevailing Transfer Offer Price (as defined in the Agreement). Yukos must respond to such IEH shareholder in writing within ten (10) Business Days from the date of receipt of such notification, either accepting the offer or declining to exercise its rights. Should Yukos decline to exercise its rights in relation to the offer, the shareholder will

DWM	IEH
be free thereafter to sell, transfer or otherwise dispose of such shares or options at its discretion, subject to the rules for transfer set out in the Articles. The rules for transfer set out in the Articles apply to Yukos as for other shareholders in the Company.

COMPARISON OF RIGHTS OF HOLDERS OF OPTIONS UNDER THE DWM 2002 PLAN AND OPTIONS UNDER THE IEH SHARE OPTION SCHEME

The rights of DWM optionholders are governed by the DGCL, by DWM’s Certificate of Incorporation, DWM’s bylaws, the DWM 2002 Plan and any additional terms on the notices of grant provided to optionholders at the time of grant. The rights of IEH optionholders are currently governed by English law, IEH’s Memorandum of Association, IEH’s Articles of Association, existing securityholders’ agreements between IEH and certain securityholders, the IEH Share Option Scheme and any additional terms stated at the time of grant.

All options outstanding under the IEH Share Option Scheme are either currently exercisable, or will become exercisable when the DWM’s offer for the whole share capital of IEH becomes or is declared unconditional in all respects. DWM will offer each holder of an IEH option to acquire one IEH share, the right to exercise such option and receive shares of DWM in connection with the offer or exchange such option for an option issued under the DWM 2002 Plan. Upon an exchange all material terms of such options, including vesting schedule, will remain the same after the exchange. In the event of a compulsory acquisition, all outstanding IEH options will become vested and exercisable pursuant to the terms of the applicable IEH option plans and warrants under the offer. In the event that a holder of IEH options does not elect to exercise or exchange his options, following the implementation of the compulsory acquisition procedure by DWM to acquire any remaining IEH shares, the IEH options and IEH warrants will terminate and cease to be outstanding within one month following notification to IEH optionholders of a compulsory acquisition procedure. For details of the compulsory acquisition, see the section entitled “Compulsory Acquisition” on page 217.

After the completion of the transaction, IEH optionholders will become DWM shareholders and/or optionholders. The options held by current DWM optionholders will remain unchanged by the completion of the offer to IEH securityholders. For the rights associated with share ownership in DWM, see the section above entitled “Comparison Of Rights Of Holders Of DWM Common Stock And IEH Shares.” The following is a summary of the material differences between the rights of DWM optionholders and the rights of IEH optionholders. While DWM and IEH believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of DWM optionholders and IEH optionholders and it is qualified in its entirety by reference to Delaware law, English law, and the various documents of DWM and IEH referenced in this summary. Please also see the more detailed discussion of the DWM 2002 Plan within the section entitled “Proposal 4 — Approval Of Amendment To The DWM 2002 Equity Incentive Plan, As Amended, To Increase Reserved Shares,” beginning on page 155. The summary below should be carefully read, along with this entire proxy statement/prospectus and the other documents referenced in this proxy statement/prospectus, for a more complete understanding of the differences between being a DWM optionholder and being an IEH optionholder. DWM has filed with the SEC certain documents referred to herein and will send copies of these documents to optionholders or prospective optionsholders upon request. See the section entitled “Where You Can Find More Information on DWM” on page 220.

	DWM	IEH
Types of Awards

The DWM 2002 Plan provides for the issuance of regular non-qualified stock options or incentive stock options, stock appreciation rights, or restricted stock.

Although the Plan generally calls for use of Option Agreements or Award Agreements in making such grants, DWM has traditionally utilized a Notice of Grant presenting the same terms, but not requiring an acceptance signature by the grantee.

To date, DWM has not granted any stock appreciation rights or restricted stock pursuant to the Plan.

The IEH Share Option Scheme provides for the issuance of regular share options, granted under an Option Certificate, or enterprise management incentive options (EMI Options), granted under Option Agreement. IEH does not currently have any outstanding EMI Options.

Maximum Term of Awards	No option or award granted under the Plan may have a term longer than 10 years.	No option or award granted under the Scheme may have a term longer than 10 years.

Exercise Price	The exercise price for incentive stock options must be at least fair market value on date of grant; the exercise price of non-qualified options must be at least 50% of fair market value on the date of grant.	The exercise price for any option granted must be at least the nominal value of 5p, but does not have to equal the fair market value of IEH shares on the date of grant.

Vesting	The 2002 DWM Plan does not specify vesting provisions and it is left to the governing Committee’s or Board of Director’s discretion to set the vesting schedule at the time of grant.	Vesting of options occurs upon the earlier of the third anniversary of the grant, or a public listing of IEH shares, or a change in control of IEH, subject to the Board’s discretion to set alternative vesting dates at the time of grant.

Termination of Rights	If the optionholder’s employment terminates due to death, the option lapses on the first anniversary of such event. If employment terminates due to retirement or disability, the option lapses three months after such termination. Upon termination for any other reason, granted options lapse immediately, unless the Committee or Board determines otherwise.	If the optionholder’s employment terminates due to death, disability, retirement or the employing company ceases to participate in the Scheme, the option lapses on the later of the fourth anniversary of the grant or the first anniversary of the termination. Upon termination for any other reason, the option lapses immediately, unless the Board determines otherwise.

Exercise	To exercise options, the optionholder must provide written notice of exercise to DWM along with payment of the applicable exercise price in cash, by provision of previously-acquired shares,	To exercise options, the IEH optionholder must provide written notice of exercise to IEH along with payment of the applicable exercise price.

	DWM	IEH

or notification of a net exercise of shares or an alternate form of cashless exercise approved by the Committee.

The optionholder is responsible for any tax withholding required upon exercise of the option.

The optionholder is responsible for any tax withholding required upon exercise of the option.

Impact of Acquisition of Company

Upon notice and commitment to a change in control of DWM, the Committee may accelerate the vesting of options and options may be exercised until consummation of the change in control.

At its July 2005 annual meeting, DWM will be currently seeking stockholder approval to accelerate the vesting of outstanding options currently held by DWM employees and to waive the termination provision otherwise effective upon termination of employment, in anticipation of the discharge of such employees upon the change of control of DWM and the shift to the IEH business plan. This proposal, if approved, will not impact the rights of future options to be issued, including those to be issued in conjunction with the proposed transaction.

IEH options may be exercised during a period of up to six months following a change in control (defined as an “offer” to acquire the company’s shares) and, to the extent not exercised, will lapse. Exercise of such options may be permitted prior to the change in control, conditioned on the actual consummation of the offer. Exercises during this period may also be conditioned on the optionholder’s agreement to immediately sell shares acquired upon the exercise pursuant to the change in control offer.

The lapse of options on a change in control may be accelerated if the offeror becomes entitled to exercise rights to a compulsory acquisition of shares under the Companies Act. Each of these actions generally requires notice to the optionholder.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the proposed transaction between IEH and DWM. Because IEH’s securityholders will own approximately 95% of the shares of DWM common stock after the acquisition upon full acceptance, IEH’s accepting securityholders will obtain control over DWM, the IEH designees will serve as the combined group’s directors and IEH’s senior management will take over management of the combined group. As a result, IEH is deemed to be the acquiring company for accounting purposes. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of DWM, while the historical results of IEH are reflected in the results of the combined company. The transaction will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values as of the completion of the transaction. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of DWM that exist as of the date of completion of the transaction.

The unaudited pro forma condensed combined balance sheet as of December 31, 2004 gives effect to the proposed transaction as if it occurred on December 31, 2004 and combines the historical balance sheets of IEH and DWM at December 31, 2004. The IEH consolidated balance sheet information was derived from its unaudited December 31, 2004 balance sheet included herein. The DWM balance sheet information was derived from its unaudited December 31, 2004 balance sheet included in its Report on Form 10-QSB for the quarter ended December 31, 2004 incorporated herein by reference.

The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2004 is presented as if the transaction was consummated on October 1, 2003 and combines the historical results of IEH and DWM for the year ended September 30, 2004. The historical results of IEH were derived from its audited September 30, 2004 consolidated statement of operations included herein. The historical results of DWM were derived from its statement of operations included in its Annual Report on Form 10-KSB, as amended, for its fiscal year ended September 30, 2004 incorporated herein by reference.

The unaudited pro forma condensed combined financial statements have been prepared by IEH and DWM management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had IEH and DWM been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of IEH for the year ended September 30, 2004 included herein and the unaudited condensed consolidated financial statements of IEH for the three months ended December 31, 2004 included herein, the historical financial statements of DWM included in its Annual Report on Form 10-KSB, as amended, for its year ended September 30, 2004 incorporated herein by reference and the unaudited condensed historical financial statements of DWM included in its Form 10-QSB for its quarter ended December 31, 2004 incorporated herein by reference.

Further, the unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities resulting from integration planning, as management of IEH and DWM are in the process of making these assessments and estimates of these costs are not currently known. Management currently does not expect to record any significant liabilities related to integration planning or to incur significant restructuring charges as a result of the proposed transaction. Also, since the final intrinsic value associated with deferred stock compensation will be calculated at the closing date of the proposed transaction, the amount allocated to this item could change materially depending on the price of DWM common stock or the number of DWM unvested options outstanding as of the time of the closing of the proposed transaction.

These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. Amounts preliminarily allocated to intangible assets with definite lives may change, which could result in a material change in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. In addition to the receipt of the final valuation, the impact of future integration activities, the timing of completion of the transaction and other changes in DWM’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF IEH AND DWM

As of September 30, 2004

(In thousands, except share and per share amounts)

	IEH	DWM		Pro Forma Adjustments	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$2,606	$1,059			$3,665
Accounts receivable	2,874	266			3,140
Inventories, net	193	1,242			1,435
Other current assets	486	182			668

Total current assets	6,159	2,749			8,908
Property, plant and equipment, net	730	834			1,564
Deferred Financing costs	0	4			4
Goodwill	24,359	0	(4)	254	24,613
Other assets, net	210	80			290

Total assets	$31,458	$3,667		$254	$35,379

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,635	$300			$1,935
Accrued liabilities	1,542	60			1,602
Accrued interest on notes payable to stockholders	0	8			8
Current portion of capital lease obligations	0	49			49
Notes payable to stockholders	0	282			282
Deferred revenue	260	0			260

Total current liabilities	3,437	698			4,135
Long-term liabilities:
Notes payable to stockholders	0	201			201
Capital lease obligations, less current portion	118	22			140

Total liabilities	3,555	921			4,476
Shareholders’ equity
Preferred stock	1,276	0	(5)	(1,276)
Common stock ($.001 par value)	1,211	(6)		(1,211)
Common stock ($.001 par value)		4	(1)	7	11
Warrants	0	182	(3)	(182)
Additional paid-in capital	62,471	7,966	(5)	1,276	67,947
		(3)		182
		(2)		(5,406)
		(4)		254
		(1)		(7)
		(6)		1,211
Deferred Compensation for stock options	(5,500)				(5,500)
Accumulated deficit	(37,877)	(5,406	)(2)	5,406	(37,877)
Translation reserve	6,322				6,322

Total shareholders’ equity	27,903	2,746		254	30,903

Total liabilities and shareholders’ equity	$31,458	$3,667		$254	$35,379

NOTES TO PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

September 30, 2004

(1)	To adjust the common stock and preferred stock to effect the reverse stock split and exchange of shares with IEH:

a.	To record the 1 for 5 reverse stock split of existing DWM common stock and stock options:

	Stock	Options and Warrants	Total
Existing DWM shares, options, warrants and shares issuable on exchange of notes	4,301,806	855,969	5,157,775
Reverse stock split (1 for 5) ratio	5	5	5

Post stock split shares for existing DWM shareholders	860,361	171,194	1,031,555

b.	To record the issuance of DWM common shares and options for the shares and options of Intelligent Energy:

Existing IEH shares and options
Common	15,968,112		15,968,112
Preferred	16,452,936		16,452,936
Options		8,619,000	8,619,000
Warrants			—

Total	32,421,048	8,619,000	41,040,048
Share exchange ratio	0.324	0.324	0.324

Post stock split shares for existing IEH shareholders	10,504,420	2,792,556	13,296,976

Post merger Totals	11,364,781	2,963,750	14,328,531

Par Value	$0.001

	$11,365

	Ending balance should be		$11
	Balance before adjustment		4

	Adjustment to Common		$7

(2) To adjust DWM Accumulated deficit to Additional Paid-In Capital

DWM Accumulated deficit	$5,406

(3) To reclass DWM warrants to Additional Paid-In Capital	$182

(4)	To record the goodwill incurred with the transaction

The SEC guidelines state that IEH is to record goodwill on the transaction to the extent the FMV of DWM exceeds its NBV.

Therefore, using the mid-range of Houlihan’s valuation of DWM of $2 million to $4 million, the goodwill is calculated as follows:

		(in thousands)
Houlihan’s mid-range value for DWM		$3,000
DWM’s NBV:
Total Assets	3,667
Total Liabilities	(921)	2,746

Goodwill		$254

(5) To reclass IEH preferred stock to Additional Paid-In Capital		$1,276

(6) To reclass IEH common stock to Additional Paid-In Capital		$1,211

PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

As of December 31, 2004

(In thousands, except share and per share amounts)

	IEH	DWM		Pro Forma Adjustments	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$9,561	$408			$9,969
Accounts receivable	1,370	238			1,608
Inventories, net	205	1,168			1,373
Other current assets	0	199			199

Total current assets	11,136	2,013			13,149
Property, plant and equipment, net	728	778			1,506
Deferred Financing Costs	0	2			2
Goodwill	24,662	0	(4)	946	25,608
Other assets, net	991	80			1,071

Total assets	$37,517	$2,874		$946	$41,337

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,414	$142			$1,556
Accrued liabilities	930	79			1,009
Accrued interest on notes payable to stockholders	0	19			19
Current portion of capital lease obligations	0	54			54
Notes payable to stockholders	0	281			281
Deferred revenue	0	0			0

Total current liabilities	2,344	575			2,919
Long-term liabilities:
Notes payable to stockholders	0	220			220
Capital lease obligations, less current portion	0	25			25

Total liabilities	2,344	820			3,164
Shareholders’ equity
Preferred stock	1,263	(5)		(1,263)
Common stock ($.001 par value)	1,785	(6)		(1,785)
Common stock ($.001 par value)		4	(1)	9	13
Warrants	0	181	(3)	(181)
Additional paid-in capital	70,880	7,966	(1)	(9)	76,915
		(3)		181
		(2)		(6,098)
		(4)		946
		(5)		1,263
		(6)		1,785
Deferred compensation for stock options	(4,498)				(4,498)
Accumulated deficit	(42,077)	(6,098	)(2)	6,098	(42,077)
Translation reserve	7,820				7,820

Total shareholders’ equity	35,173	2,054		946	38,173

Total liabilities and shareholders’ equity	$37,517	$2,874		$946	$41,337

Book value per share calculation:
Outstanding shares	21,968,112	4,301,806			13,308,781
Stockholder’s equity	35,173,000	2,054,065			38,173,000
Book value per share	$1.60	$0.48			$2.87

PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

Notes to Pro Forma Combined Balance Sheet

December 31, 2004

(1)	To adjust the common stock and preferred stock to effect the reverse stock split and exchange of shares with IEH:
a.	To record the 1 for 5 reverse stock split of existing DWM common stock and stock options:

	Common	Options and Warrants	Total
Existing DWMa shares, options, warrants and shares issuable on exchange of notes	4,301,806	855,969	5,157,775
Reverse stock split (1 for 5) ratio	5	5	5

Post stock split shares for existing DWM shareholders	860,361	171,194	1,031,555

b.	To record the issuance of DWM common shares and options for the shares and options of Intelligent Energy:

Existing IEH shares and options
Common	21,968,112		21,968,112
Preferred	16,452,936		16,452,936
Options		8,619,000	8,619,000
Warrants		10,000,000	10,000,000

Total	38,421,048	18,619,000	57,040,048
Share exchange ratio	0.324	0.324	0.324

Post stock split shares for existing IEH shareholders	12,448,420	6,032,556	18,480,976

Post merger Totals	13,308,781	6,203,750	19,512,531

Par Value	$0.001

	$13,309

	Ending balance should be		$13
	Balance before adjustment		4

	Adjustment to Common		$9

(2) To adjust DWM Accumulated deficit to Additional Paid-In Capital

DWM Accumulated deficit	$6,098

(3) To reclass DWM warrants to Additional Paid-In Capital	$181

(4)	To record the goodwill incurred with the transaction

The SEC guidelines state that IEH is to record goodwill on the transaction to the extent the FMV of DWMa exceeds its NBV.

Therefore, using the mid-range of Houlihan’s valuation of DWM of $2 million to $4 million, the goodwill is calculated as follows:

		(in thousands)
Houlihan’s mid-range value for DWM		$3,000
DWM’s NBV:
Total Assets	2,874
Total Liabilities	(820)	2,054

Goodwill		$946

(5) To reclass IEH preferred stock to Additional Paid-In Capital		$1,263

(6) To reclass IEH common stock to Additional Paid-In Capital		$1,785

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

OF IEH AND DWM

For the Year Ended September 30, 2004

(In thousands, except share and per share amounts)

	IEH	DWMa	Pro Forma Adjustments	Pro Forma Combined
Revenues:
Net sales		$4,465		$4,465
Contract revenues	5,214			5,214

Total revenues	5,214	4,465		9,679
Costs and expenses:
Cost of sales		(3,332)		(3,332)
Administrative and selling expenses	(7,592)	(2,303)		(9,895)
Research and development expenses	(10,954)			(10,954)
Stock option compensation	(6,019)			(6,019)
				—

Total costs and expenses	(24,565)	(5,635)		(30,200)

Loss from operations	(19,351)	(1,170)		(20,521)
Interest and other income (expense), net	344	(103)		241

Loss before provision for income taxes	(19,007)	(1,273)		(20,280)
Income tax expense	(48)	—		(48)

Net income (loss)	$(19,055)	$(1,273)		$(20,328)

Earnings (loss) per share:
Basic and diluted	$(1.29)	$(0.33)		$(1.85)

Basic and diluted weighted avg common stock outstanding	14,801,450	3,875,562		10,986,782

Common stock at September 30, 2003	13,968,120			10,716,783
Shares issued in April 2004	1,999,992			647,997
pro rata for fiscal year (May—Sep)	0.42			0.42

	833,330			269,999

Basic and diluted	14,801,450			10,986,782

PROPOSAL 2 – APPROVAL OF AMENDMENT TO DWM’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF DWM COMMON STOCK

Overview

DWM’s board of directors has approved a proposal to amend DWM’s Certificate of Incorporation to effect a reverse stock split of all outstanding shares of DWM common stock at an exchange ratio of one for five. DWM’s board of directors has recommended that this proposal be presented to DWM stockholders for approval. DWM stockholders are now being asked to vote upon an amendment to DWM’s Certificate of Incorporation to effect this reverse stock split whereby five shares of DWM common stock will be combined into one share of DWM common stock.

The text of the proposed amendment to DWM’s Certificate of Incorporation effecting the proposed reverse stock split is attached to this proxy statement/prospectus as Annex C. By approving this proposal, DWM stockholders will authorize DWM’s board of directors to file this amendment with the Secretary of State of the State of Delaware. Upon receipt of the necessary approval of the DWM securityholders, DWM’s board of directors may not elect to forego the reverse split, and must so file the approved amendment. The reverse stock split will become effective upon filing of the amendment.

If the DWM stockholders approve the reverse stock split, upon effectiveness, the number of issued and outstanding shares of DWM common stock would be reduced in accordance with the exchange ratio. Except for adjustments that may result from the treatment of fractional shares, as described below, each stockholder will hold the same percentage of DWM outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. Currently, DWM is authorized to issue up to a total of 52,000,000 shares of capital stock, consisting of 2,000,000 shares of preferred stock and 50,000,000 shares of common stock. The proposed amendment would not change the number of total authorized shares of DWM capital stock. Thus, immediately following the reverse stock split, the total number of authorized shares of capital stock would remain at 52,000,000, consisting of 2,000,000 shares of preferred stock and 50,000,000 shares of common stock. The par value of DWM common stock and preferred stock would remain unchanged at $0.001 per share, as well. Based on the number of issued and outstanding shares of common stock as of the record date,                 , 2005, a total of approximately                  shares of common stock would be authorized but unissued and a total of approximately                  shares of DWM common stock would be unissued but reserved for issuance pursuant to outstanding options and warrants issued by DWM immediately prior to the reverse stock split, leaving approximately                  shares of DWM common stock unissued and unallocated, all of which are calculated without giving effect to shares of common stock to be issued in connection with the transaction described in proposal 1 or otherwise authorized or reserved in connection with proposals 3 and 4, respectively.

Given the fact that the actual number of DWM common shares to be issued in the proposed transaction depends on the rate of acceptance by IEH securityholders (including the election to exercise or exchange outstanding options and warrants), and thus is not determinable until the closing of the proposed transaction, DWM cannot ascertain the exact number of shares of DWM common stock that will be outstanding after the reverse stock split and the transaction. A total of up to                  shares of DWM common stock would be authorized but unissued after the completion of the reverse stock split and the transaction, including the effect of the proposed increase in DWM’s authorized shares of common stock, and assuming the issuance and allocation for issuance of up to 19,428,871 shares in the transaction, leaving up to                  shares of DWM common stock unissued and unallocated. DWM’s board of directors does not have any definite plans with regard to these remaining authorized shares of DWM common stock following the reverse stock split, other than in connection with the proposed transaction with IEH as further described in proposal 1, as currently reserved under the DWM 2002 Plan and as described in proposal 4. Of the                  unissued and unallocated shares under such circumstances, 150,000 shares (on a post-split basis) are reserved for issuance under the DWM 2002 Plan and an additional 6,500,000 would be reserved for issuance under the DWM 2002 Plan if stockholders approve proposal 4, leaving up to                  unissued, unallocated and unreserved shares. The remaining                  of the

authorized but unissued, unallocated and unreserved shares of common stock of DWM following the reverse stock split may be used for fundraising purposes by the combined group through the further sale and issuance of DWM capital stock.

Reasons for the Reverse Stock Split

DWM’s board of directors believes that a reverse stock split may be desirable for a number of reasons. First, DWM’s board of directors believes that a reverse stock split will allow DWM to avoid having DWM common stock delisted from the Nasdaq SmallCap Market as a result of the proposed transaction with IEH. Second, DWM’s board of directors believes that a reverse stock split could improve the marketability and liquidity of DWM common stock. Third, DWM’s board of directors believes that a reverse stock split is desirable in order to increase DWM common stock price in the near term to make its shares more desirable consideration to IEH’s securityholders in the proposed transaction.

DWM common stock is quoted on the Nasdaq SmallCap Market under the symbol “DWMA”. In order for DWM’s outstanding common stock to continue to be quoted on the Nasdaq SmallCap Market following the transaction, and for its newly issued shares to be listed, DWM must satisfy certain initial listing standards established by Nasdaq.

On February 16, 2005, DWM received a notification from the Nasdaq staff stating that as of December 31, 2004, DWM was not in compliance with Nasdaq Marketplace Rule 4310(c)(2)(B), which requires a company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 in market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. As a result, the Nasdaq staff is reviewing DWM’s eligibility for continued listing on the Nasdaq SmallCap market.

At the request of the Nasdaq staff, on March 3, 2005, DWM provided Nasdaq with a plan to achieve and sustain compliance with the Nasdaq listing requirements, which primarily relies upon the consummation of the acquisition of IEH. DWM supplemented that submission on March 23, 2005. In its original submission, DWM conceded that the proposed acquisition would constitute a “reverse merger” as that term is contemplated under Nasdaq Marketplace Rule 4330(f), and that, as a result, the post-merger combined group will be required to demonstrate compliance with the requirements for initial listing on the Nasdaq SmallCap Market. The plan submitted by DWM indicated the company’s expectation that the post-merger combined group will satisfy all requirements for initial listing following the completion of the proposed 1 for 5 reverse stock split, and requested additional time to demonstrate compliance with the listing requirement.

Pending the issuance of a Staff Determination letter, the Nasdaq staff may request additional information from DWM or notify DWM of additional concerns relating to its request for continued listing. For example, DWM must maintain compliance with Nasdaq’s minimum $1.00 bid price per share requirement for continued listing on The Nasdaq SmallCap Market prior to closing of the transaction. As of March 31, 2005, the bid price was over this threshold, but DWM’s common stock remains volatile and, as a result, had previously dipped below and may not remain above the $1.00 bid price per share requirement. In the event the Nasdaq staff determines not to grant DWM’s requested extension of time to demonstrate compliance, it will provide DWM with a delisting notice. DWM will be afforded the opportunity to appeal such a Staff Determination to a Nasdaq Listing Qualifications Panel. Under Nasdaq Marketplace Rules, the filing of the appeal shall stay the delisting until the Panel issues its written determination. DWM intends to request an appeal in the event of a Nasdaq Staff Determination to delist.

Specifically, as a result of the completion of the IEH acquisition, DWM management believes its stockholders’ equity will exceed the minimum stockholders’ equity requirement of $2,500,000 required for continued listing on The Nasdaq SmallCap Market. Neither management nor the independent auditors have completed a full analysis of the accounting for the transactions and this estimate of pro-forma securityholders’ equity could change upon completion of the analysis. In addition, DWM’s board of directors expects that a reverse stock split of DWM common stock will increase the market price of DWM common stock so that DWM is in compliance with the Nasdaq minimum bid price listing standard. However, the effect of a reverse split upon the market price of DWM common stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied.

It is possible that the per share price of DWM common stock after the reverse split will not rise in proportion to the reduction in the number of shares of DWM common stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $4.00 minimum bid price set by the initial listing requirements for a sustained period of time. The market price of DWM common stock may be based also on other factors that may be unrelated to the number of shares outstanding, including DWM’s and, if the transaction closes, the combined group’s future performance. In addition, there can be no assurance that DWM will not be delisted due to a failure to meet other initial listing requirements, even if the market price per post-reverse split share of DWM common stock is in excess of $4.00. If DWM’s common stock were to be delisted, DWM common stock would trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. Such alternative markets are generally considered to be less efficient than, and not as broad as, the Nasdaq SmallCap Market. Thus, delisting from The Nasdaq SmallCap Market could adversely affect the liquidity and price of DWM’s common stock and could have a long-term impact on the company’s ability to complete the current pending transaction with IEH and to raise additional capital in the future. Notwithstanding the foregoing, DWM’s board of directors believes that the proposed reverse stock split will result in the market price of DWM common stock rising to the level necessary to satisfy the $4.00 minimum bid price requirement.

DWM’s board of directors also believes that the increased market price of DWM common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of DWM common stock and will encourage interest and trading in DWM common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of DWM common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of DWM common stock may be adversely affected by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split, if the proposed transaction, and its issuance of additional shares, were not to occur. DWM’s board of directors is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

DWM’s board of directors believe the transaction proposed is favorable to both DWM stockholders and to IEH securityholders, and that the established trading market for DWM shares already makes them attractive consideration to IEH securityholders evaluating DWM’s proposed offer. Nevertheless, DWM’s board of directors also believes that a reverse stock split, and its anticipated effects of DWM’s Nasdaq listing and the marketability and liquidity of DWM common stock, may make DWM common stock even more desirable as consideration in the proposed transaction.

Lack of Board Discretion to Implement the Reverse Stock Split Upon Receipt of Stockholder’s Approval

If the reverse stock split is approved by DWM’s stockholders, it will be effected by filing the amendment attached hereto Annex C with the Secretary of State of the State of Delaware as soon as practicable following the DWM special meeting, as DWM’s board of directors have previously approved the proposal to amend the Certificate of Incorporation to reflect the split as being is in the best interests of DWM and its stockholders.

Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of DWM common stock. However, the proposed reverse stock split will affect all of DWM’s existing stockholders uniformly and will not affect any stockholder’s percentage ownership interest in DWM, except to the extent that the reverse stock split results in any of DWM’s stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of DWM common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder’s proportionate equity interest in DWM, subject to the treatment of fractional shares, the number of authorized shares of common stock will not be reduced. This will increase significantly the ability of DWM’s board of directors to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of DWM’s Certificate of Incorporation or bylaws.

The proposed reverse stock split will reduce the number of shares of common stock reserved and available for issuance under the DWM 2002 Plan in proportion to one for five exchange ratio. DWM also has certain outstanding stock options and warrants to purchase shares of DWM common stock. Under the terms of the outstanding stock options and warrants, the proposed reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options and warrants in proportion to the one for five exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. In connection with the proposed reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

If the proposed reverse stock split is implemented, it will increase the number of stockholders of DWM who own “odd lots” of less than 100 shares of DWM common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

DWM common stock is currently registered under Section 12(g) of the Exchange Act, and DWM is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. Subject to Nasdaq’s consent, if the proposed reverse stock split is implemented, DWM common stock will continue to be reported on the Nasdaq SmallCap Market under the symbol “DWMA” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

The proposed reverse stock split will not affect the par value of DWM common stock. As a result, on the effective date of the reverse stock split, the stated capital on DWM balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio selected by DWM’s board of directors in the manner described above, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of DWM common stock will be increased because there will be fewer shares of DWM common stock outstanding.

Effective Date

If approved at the DWM special meeting, the proposed reverse stock split would become effective as of 5:00 p.m. Eastern Time on the date of filing of a certificate of amendment to DWM’s Certificate of Incorporation with the office of the Secretary of State of the State of Delaware, which would occur as soon as practicable following the meeting. Except as explained below with respect to fractional shares, on the effective date of the reverse stock split, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with reverse stock split ratio determined by DWM’s board of directors within the limits set forth in this proposal.

Payment For Fractional Shares

No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of DWM common stock on the effective date as reported on the Nasdaq SmallCap Market by (ii) the number of shares of DWM common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

Exchange of Stock Certificates

As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. DWM’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “exchange agent” in this proposal 2. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by DWM. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Accounting Consequences

The par value per share of DWM common stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on DWM’s balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of DWM common stock outstanding. DWM does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the DGCL, DWM’s stockholders are not entitled to appraisal rights with respect to the proposed amendments to DWM’s Certificate of Incorporation to effect the reverse stock split, and DWM will not independently provide DWM’s stockholders with any such rights.

Certain Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the proposed reverse stock split. The following discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” treasury regulations promulgated under the Code, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively.

DWM has not sought and will not seek any rulings from the IRS or opinions from counsel with respect to the United States federal income tax consequences discussed below. The discussion below does not in any way bind the IRS or the courts or in any way constitute an assurance that the United States federal income tax consequences discussed herein will be accepted by the IRS or the courts.

The tax treatment of a holder of DWM shares may vary depending on such holder’s particular situation or status. This discussion is limited to holders who hold their DWM shares as capital assets and it does not address aspects of United States federal income taxation that may be relevant to holders of DWM shares who are subject to special treatment under United States federal income tax laws, such as foreign persons, dealers in securities, financial institutions, insurance companies, tax-exempt entities, persons holding DWM shares as part of a hedge, straddle or other risk reduction transaction, and persons that are subject to loss disallowance rules with respect to their DWM shares. In addition, the discussion does not consider the effect of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations or the alternative minimum tax.

HOLDERS OF DWM SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Consequences to DWM Stockholders

DWM intends to treat the exchange of new DWM shares for existing DWM shares in the reverse stock split as a recapitalization under Section 368(a)(1)(E) of the Code. Accordingly, a holder of DWM shares who receives new DWM shares in exchange for the holder’s existing DWM shares should not recognize taxable gain or loss as a result of the reverse stock split (except, as discussed below, to the extent of cash, if any, received by such holder in lieu of fractional DWM shares), should have a tax basis in its DWM shares received in the reverse stock split equal to its tax basis in its existing DWM shares, and should include its holding period in its existing DWM shares in its holding period for the new DWM shares received in the reverse stock split.

A holder of DWM shares who receives a cash payment in lieu of a fractional share interest in the reverse stock split generally should recognize capital gain or loss in an amount equal to the difference between the portion of the holder’s tax basis allocated to the fractional DWM share and the amount of cash received by the holder. Some non-corporation taxpayers are subject to preferential rates of taxation on long-term capital gains. The deduction of capital losses is subject to limitations.

Backup Withholding

A holder of DWM shares may be required to furnish the holder’s social security number or taxpayer identification number to DWM or its Transfer Agent with respect to the reverse stock split. Failure to provide such information may result in backup withholding for United States federal income tax purposes.

Vote Required

To be approved, this proposal 2 must receive a “For” vote from the majority of shares of DWM common stock outstanding on the record date. If a DWM stockholder “Abstains” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote. As of the record date, there were                  shares of DWM common stock outstanding. Therefore, stockholders holding at least                  shares of DWM common stock must vote “For” the amendment to DWM’s Certificate of Incorporation regarding the reverse stock split.

DWM’s Board of Directors Recommends DWM Stockholders Vote “FOR” Proposal 2.

PROPOSAL 3 – APPROVAL OF AMENDMENTS TO DWM’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF DWM COMMON STOCK

Overview

Under Delaware law, DWM may only issue shares of common stock to the extent such shares have been authorized for issuance under DWM’s certificate of incorporation. DWM’s certificate of incorporation currently authorizes DWM to issue up to 50,000,000 shares of its $0.001 par value common stock. As of                 , 2005, DWM had                  shares of common stock outstanding,                  shares allocated for issuance under outstanding options and warrants and                  shares reserved for issuance in relation to the authorized issuance of options and restricted stock pursuant to the DWM 2002 Plan. As a result, as of                 , 2005, there were approximately                  shares of common stock unissued, unallocated and unreserved under DWM’s certificate of incorporation, an amount that the DWM board believes will be inadequate for future purposes if the transaction discussed in proposal 1 closes and proposals 2 and 4 are also approved.

Although the                  shares of DWM common stock issued and outstanding, and the shares otherwise allocated or reserved for issuance will become                  shares, upon the effectiveness of proposal 2’s reverse stock split, if approved, thereby increasing the authorized but unissued, unallocated and unreserved shares to                  shares, this number will be significantly reduced upon the issuance and allocation for issuance of up to 19,428,871 new shares upon close of the proposed transaction, if approved by DWM’s stockholders and fully accepted by IEH securityholders. The number of authorized but unissued, unallocated and unreserved shares will shrink further, to approximately                 , upon approval of proposal 4, reserving 6,500,000 additional shares for issuance under the DWM 2002 Plan. Thus, if the DWM stockholders approve all of the proposals presented in this proxy statement/prospectus, the combined group could have as low as     % of its authorized common stock available for use in support of its growth.

In order to ensure that sufficient shares of DWM common stock will be available for issuance in support of the long-term capital needs of the combined group, DWM’s board of directors approved, on                 , 2005, an amendment to DWM’s certificate of incorporation to increase the number of authorized shares of common stock to 100,000,000 shares, subject to stockholder approval. If proposal 1 is not approved or the transaction otherwise fails to close, no amendment would be made to DWM’s Certificate of Incorporation, even upon approval of this proposal 3, other than the effects of the reverse stock split on the number of shares issued and outstanding upon stockholder approval of proposal 2.

Purpose and Effect of the Amendment

The purpose of the proposed amendment to DWM’s certificate of incorporation is to authorize additional shares of common stock which will be available in the event DWM’s board of directors, or subsequently the combined group’s board of directors, determines that it is necessary or appropriate to issue additional shares in connection with a stock dividend, raising additional capital, acquiring other businesses, establishing strategic relationships with corporate partners or providing additional equity incentives to employees, officers and directors or for other corporate purposes. The immediate availability of additional authorized shares of common stock is particularly important if DWM needs to undertake any of the foregoing actions on an expedited basis and wishes to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of common stock.

DWM has no present agreement or arrangement to issue any of the additional authorized shares for which approval is sought and the increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, if the amendment is approved by the stockholders, the board of directors will not need to, nor does it intend to, solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable federal or state law or the requirements of the Nasdaq.

To the extent that additional shares are issued in the future, they would decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of DWM without further action by the stockholders. Shares of authorized and unissued common stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of DWM more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of DWM. DWM’s board of directors is not currently aware of any attempt to take over or acquire DWM, other than the change of control resulting from the transaction discussed in proposal 1, nor of any threat to take over or acquire the proposed combined group. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized common stock is not prompted by any specific effort or takeover threat currently perceived by management, and will not deter the closing of the proposed transaction. Rather, approval of this increase is an explicit condition to the closing of the proposed transaction.

If the proposed amendment is approved by DWM’s stockholders, the fifth paragraph of DWM’s certificate of incorporation will be amended in its entirety to read as follows:

“FIFTH: The total authorized capital which the Corporation shall have authority to issue is One Hundred Two Million (102,000,000) shares, divided into classes designated as follows: (1) One Hundred Million (100,000,000) shares of common stock, $0.001 par value per share, and (2) Two Million (2,000,000) shares of preferred stock, $0.001 par value per share.”

Vote Required

To be approved, this proposal 3 must receive a “For” vote from the majority of the shares of DWM common stock outstanding on the record date. If a DWM stockholder “Abstains” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote. As of the record date, there were                  shares of DWM common stock outstanding. Therefore, stockholders holding at least                  shares of DWM common stock must vote “For” the amendment to DWM’s certificate of incorporation regarding the increase in the authorized number of shares of common stock.

DWM’s Board of Directors Recommends DWM Stockholders Vote “FOR” Proposal 3.

PROPOSAL 4 — APPROVAL OF AMENDMENT TO

THE DWM 2002 EQUITY INCENTIVE PLAN, AS AMENDED, TO INCREASE RESERVED SHARES

In January 2002, DWM’s board of directors adopted the March DWM 2002 Equity Incentive Plan, or the DWM 2002 Plan, which the stockholders of DWM subsequently approved on February 7, 2002. In March 2004, DWM’s stockholders approved an amendment to the DWM 2002 Plan increasing the number of shares available for issuance under the Plan from 500,000 shares of common stock to its current total of 750,000 authorized shares reserved for issuance. At                 , 2005, options covering an aggregate of                  shares, less exercised and canceled shares, of DWM common stock had been granted under the DWM 2002 Plan, and only                  shares of DWM common stock (plus any shares that might in the future be returned to the DWM 2002 Plan as a result of cancellations or expiration of options) remained available for future grants under the DWM 2002 Plan.

On April 27, 2005, the board of directors approved an amendment to the DWM 2002 Plan, subject to stockholder approval, to increase the total number of shares of DWM common stock authorized for issuance under the DWM 2002 Plan from 750,000 shares (pre-reverse stock split) to 6,650,000 shares (post-reverse stock split), if the transaction is completed. If proposal 1 is not approved or the transaction otherwise fails to close, no changes would be made to the 2002 Plan, even upon approval of this proposal 4, other than the effects of the reverse stock split on the shares reserved for issuance and the options outstanding upon stockholder approval of proposal 2, consistent with Section 9, “Capital Adjustments,” of the DWM 2002 Plan. The board of directors adopted this amendment to ensure that DWM has sufficient shares reserved for the necessary issuance of options as part of the transaction proposed with DWM and to ensure that DWM can continue to grant stock options at levels determined appropriate by the board of directors post-transaction. The amendment is necessary in order to permit DWM to continue utilizing stock options and other equity awards as part of DWM’s compensation strategy for all employees, officers, directors, advisors and independent contractors, including those who will join DWM from IEH after the transaction. The amendment will enable DWM to continue the purposes of the DWM 2002 Plan by providing additional incentives to attract and retain qualified and competent employees after the transaction. If DWM’s stockholders do not approve the amendment, the combined group will not have enough reserves to make grants to the new employees who may join DWM after the transaction.

During its last fiscal year, ended September 30, 2004, DWM granted options under the DWM 2002 Plan: (i) to its executive officers and directors to purchase 115,000 shares of common stock at exercise prices ranging from $1.68 to $1.78 per share; and (ii) to all employees and consultants as a group (excluding executive officers and directors) to purchase 141,000 shares of common stock at exercise prices ranging from $1.43 to $2.50 per share. In the first two quarters of the current fiscal year, DWM did not grant any options under the DWM 2002 Plan. In May 2005, DWM granted options under the DWM 2002 Plan: (i) to its executive officers and directors to purchase 180,000 shares of common stock at an exercise price of $1.20 per share; and (ii) to all employees and consultants as a group (excluding executive officers and directors) to purchase 88,000 shares of common stock at an exercise price of $1.20 per share.

Stockholders are requested in this proposal 4 to approve the amendment to the DWM 2002 Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the DWM 2002 Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

DWM’s Board of Directors Recommend DWM Stockholders Vote “FOR” Proposal 4.

The essential features of the DWM 2002 Plan are outlined below:

General

The DWM 2002 Plan provides for the grant of both incentive and nonqualified stock options. Incentive stock options granted under the DWM 2002 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonqualified stock options granted under the DWM 2002 Plan are not intended to qualify as incentive stock options under the Code. See the section entitled “Federal Income Tax Information” on page 161 for a discussion of the tax treatment of options. The DWM 2002 Plan also provides for the grant of stock appreciation rights, or SARs, and restricted stock.

Purpose

DWM’s board of directors adopted the DWM 2002 Plan help DWM to attract and retain competent employees, officers, directors, advisors and independent contractors by providing them with an opportunity to participate in the increased value of DWM which their efforts, initiative, and skill help produce. All of the approximately 17 current employees, officers and directors of DWM are eligible to participate in the DWM 2002 Plan. If the transaction described in proposal 1 closes, the approximately 75 current employees, officers and directors of IEH will also become eligible to participate in the DWM 2002 Plan, along with IEH’s advisors and independent contractors.

Administration

The Compensation Committee of DWM’s board of directors, or the Committee, administers the DWM 2002 Plan. Subject to the provisions of the DWM 2002 Plan, the Committee has the power to construe and interpret the DWM 2002 Plan and to determine the persons to whom, and the dates on which, options will be granted, the number of shares of DWM common stock to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option, as well as any terms and conditions relating to SARs or restricted stock granted under the Plan. If the Committee fails to consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more independent directors in accordance with Rule 16b-3 of the Exchange Act, then DWM’s board of directors may administer the DWM 2002 Plan.

The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be “outside directors.” The DWM 2002 Plan provides that, in the board’s discretion, directors serving on the committee may be “outside directors” within the meaning of Section 162(m) of the Code. This limitation would exclude from the committee directors who are (i) current employees of DWM or an affiliate, (ii) former employees of DWM or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current or former officers of DWM or an affiliate, (iv) directors currently receiving direct or indirect remuneration from DWM or an affiliate in any capacity (other than director) and (v) any other person who is otherwise considered an “outside director” for purposes of Section 162(m) of the Code. The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act.

The DWM board of directors (with members of the Committee abstaining) shall have the authority to make grants under the Plan to members of the Committee and may also establish a formula by which grants will automatically be made to members of the Committee. The Committee shall have the authority to make grants hereunder to members of the board other than Committee members and may also establish a formula by which grants will automatically be made to board members.

Eligibility

Employees, officers, directors, advisors and independent contractors of DWM and its subsidiaries shall be eligible to participate in the Plan and to receive restricted stock, options and rights hereunder, except where the Committee determines that a particular subsidiary will not participate in the DWM 2002 Plan.

Incentive stock options may be granted under the DWM 2002 Plan only to officers and directors who are employees of DWM or its subsidiaries at all times during the period beginning on the date of grant of the option and ending on the day three months before the date of exercise.

No incentive stock option may be granted under the DWM 2002 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of all classes of shares of DWM or any affiliate of DWM, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of DWM common stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year (under the DWM 2002 Plan and all other such plans of DWM and its affiliates) may not exceed $100,000. In addition, employees are advised that in order to receive the tax benefits of an incentive stock option, they must not resell or otherwise dispose of the stock acquired upon exercise of the incentive stock option until two (2) years after the date the option was granted and one (1) year after it was exercised.

Stock Subject to the DWM 2002 Plan

Subject to this proposal 4, an aggregate of 6,650,000 shares of DWM common stock will be authorized for issuance under the DWM 2002 Plan if the transaction is completed. If the proposal is not approved or the transaction is not completed, 750,000 shares of DWM common stock would remain authorized for issuance under the DWM 2002 Plan, before giving effect to any adjustments pursuant to the reverse stock split discussed in proposal 2. These shares may consist of shares of DWM’s authorized but unissued common stock or shares of DWM’s authorized and issued common stock reacquired by DWM and held in its treasury or any combination thereof. To the extent that a participant pays for the exercise of an option with shares of DWM’s stock rather than cash, the tendered shares shall be deemed to be added back to the DWM 2002 Plan, increasing the total number of shares subject to and reserved for the DWM 2002 Plan by that amount. If an option granted under the DWM 2002 Plan is surrendered, or for any other reason ceases to be exercisable in whole or in part, the shares as to which the option ceases to be exercisable shall be available to be granted to the same or other participants under the DWM 2002 Plan, except to the extent that an option is deemed surrendered by the exercise of a tandem stock appreciation right and that right is paid by DWM in stock, in which event the shares issued in satisfaction of the right shall not be available for new options or rights under the DWM 2002 Plan. Shares of restricted stock that are forfeited under the DWM 2002 Plan shall be deemed to be added back to the Plan, increasing the total number of shares subject to and reserved for the Plan by that amount.

Terms of Options

The following is a description of the permissible terms of options under the DWM 2002 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Type of Options. Options granted may be either nonqualified stock options or incentive stock options as determined by the Committee in its sole discretion and as reflected in the Notice of Grant issued by the Committee. “Incentive stock option” means an option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. “Nonqualified stock option” means an option not intended to qualify as an incentive stock option or an incentive stock option which is converted to a nonqualified stock option.

Exercise Price. The exercise price of incentive stock options under the DWM 2002 Plan may not be less than the fair market value of DWM common stock on the date of grant, and in some cases (see the section entitled “Eligibility” above on page 157), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the DWM 2002 Plan may not be less than 50% of the fair market value of DWM common stock the date of grant. At                 , 2005, the closing price of DWM common stock as reported on the Nasdaq SmallCap Market was $                 per share.

Option Exercise; Payment. The right to purchase shares covered by any option or options under the DWM 2002 Plan shall be exercisable only in accordance with the terms and conditions of the grant to the participant. Such terms and conditions may include a time period or schedule over which the options become exercisable, or “vested”, and may provide that certain conditions, such as continuous service or specified performance criteria or goals, must be satisfied for such vesting. The determination as to whether to impose any such vesting schedule or performance criteria, and the terms of such schedule or criteria, shall be within the sole discretion of the Committee. These terms and conditions may be different for different participants.

The Committee may provide that an option will be exercisable prior to vesting, and that upon exercise the participant will receive restricted stock, subject to restrictions reflecting any vesting period or conditions of the option that are unfulfilled at the time of exercise.

Options shall be exercised when written notice of exercise by the participant, and full payment for the shares with respect to which the option is exercised, has been received by DWM at its principal office. The exercise of options shall be paid for in cash or in shares of DWM’s common stock, or any combination thereof. Shares tendered as payment for option exercises shall be valued at the Fair Market Value of the shares on the date of exercise. The Committee may, in its discretion, agree to a loan by DWM to one or more participants of a portion of the exercise price (not to exceed the exercise price minus the par value of the shares to be acquired, if any) for up to three (3) years with interest payable at the prime rate quoted in the Wall Street Journal on the date of exercise. The board may approve such loans to members of the Committee.

The Committee may also permit a participant to effect a net exercise of an option without tendering any shares of DWM’s stock as payment for the option. In such an event, the participant will be deemed to have paid for the exercise of the option with shares of DWM’s stock and shall receive from DWM a number of shares equal to the difference between (i) the shares that would have been tendered to pay the option price and withholding taxes, if any, and (ii) the number of options exercised.

The Committee may also cause DWM to enter into arrangements with one or more licensed stock brokerage firms whereby participants may exercise options without payment therefor but with irrevocable orders to such brokerage firm to immediately sell the number of shares necessary to pay the option price and withholding taxes, if any, and then to transmit the proceeds from such sales directly to DWM in satisfaction of such obligations.

A participant shall have no rights as a securityholder with respect to any shares of common stock subject to an option prior to the date of exercise of the option.

Duration. The maximum term of options under the DWM 2002 Plan is ten years, except that in certain cases (see “Eligibility” above) the maximum term is five years and options may terminate sooner pursuant to the conditions referenced under “Early Termination of Options and SARs” on page 160 below.

Stock Appreciation Rights

Grant. Stock appreciation rights may be granted by the Committee under the DWM 2002 Plan upon such terms and conditions as it may prescribe. A stock appreciation right may be granted in connection with an option (the “Related Option”) previously granted or to be granted under the Plan (a “Tandem Right”), or may be granted separately (a “Separate Right”). Upon grant of a Separate Right, the Committee shall specify an exercise price for the right. Upon exercise of a stock appreciation right, the participant is entitled to receive the excess of Fair Market Value, on the date of exercise, of DWM’s common stock over the option price of the Related Option (in the case of a Tandem Right), or over the exercise price of the right (in the case of a Separate Right). Such excess is hereafter called “the differential.”

Exercise of Stock Appreciation Rights. A Separate Right shall be exercisable at the time or times prescribed by the Committee. A Tandem Right shall be exercisable at the same time or times that the Related Option could be exercised. Stock appreciation rights shall be exercised when written notice of exercise by the participant has been received by DWM at its principal office. Upon receipt of such notice, DWM shall determine, in its sole discretion, whether the participant’s stock appreciation rights shall be paid in cash or in shares of DWM’s common stock or any combination of cash and shares and thereupon shall, without deducting any transfer or issue tax, deliver to the person exercising such right an amount of cash or shares of DWM’s common stock or a combination thereof with a value equal to the differential minus withholding taxes, if any. No fractional share of common stock shall be issued; rather, the Committee shall determine whether cash shall be given in lieu of such fractional share or whether such fractional share shall be disregarded. The exercise of a Tandem Right shall automatically result in the surrender of the Related Option by the participant on a share for share basis. Likewise, the exercise of a stock option shall automatically result in the surrender of the related Tandem Right. The Committee may impose any other terms and conditions it prescribes upon the exercise of a stock appreciation right, which conditions may include a condition that the stock appreciation right may only be exercised in accordance with rules and regulations adopted by the Committee from time to time.

Limitation on Payments. Notwithstanding any other provision of the DWM 2002 Plan, the Committee may from time to time determine, including at the time of exercise, the maximum amount of cash or stock which may be given upon exercise of any stock appreciation right in any year; provided, however, that all such amounts shall be paid in full no later than the end of the year immediately following the year in which the participant exercised such stock appreciation rights. Any determination under this paragraph may be changed by the Committee from time to time provided that no such change shall require the participant to return to DWM any amount theretofore received or to extend the period within which DWM is required to make full payment of the amount due as the result of the exercise of the participant’s stock appreciation rights.

Duration. Unless terminated earlier, each Tandem Right shall expire on the date on which the Related Option expires or terminates, and each Separate Right shall expire on the date prescribed by the Committee.

Restricted Stock

Grant. The Committee may grant shares of DWM’s common stock to persons eligible for grants under the Plan, subject to such restrictions, if any, as may be determined by the Committee, including but not limited to that person’s continuous employment by or service to DWM for a specified period of time or the attainment of specified performance goals or objectives by that person, a group of persons or DWM as a whole. The determination as to whether to impose any such vesting schedule or performance criteria, and the terms of such schedule or criteria, shall be within the sole discretion of the Committee. These terms and conditions may be different for different participants.

Voting Rights. A participant will have all voting, dividend, liquidation and other rights with respect to the shares of restricted stock in accordance with its terms upon becoming the holder of record of such stock; provided, however, that the participant shall have the right to sell or otherwise transfer such stock only to the extent that vesting and performance criteria have been satisfied. Such limitations may be enforced, in the sole discretion of the Committee, by placing a restrictive legend on the stock certificates, or by making arrangements for custody of the stock certificates.

Early Termination of Options and SARs

Death or Disability. If a participant’s employment or engagement by DWM terminates because of total disability (as defined below) or because of retirement at 65 years of age or later, any options or stock appreciation rights granted to such participant shall expire three (3) months after such termination. If the participant dies while employed or engaged by DWM, to the extent that the option was exercisable at the time of the participant’s death, such option may, within one year after the participant’s death, be exercised by the person or persons to whom the participant’s rights under the option pass by will or by the applicable laws of descent and distribution; provided, however, that an option or stock appreciation right may not be exercised after the expiration date as originally granted. In the event of termination by reason of death or total disability as described in this paragraph, all employment period and other restrictions applicable to restricted stock then held by the participant shall lapse, and such stock shall become fully nonforfeitable.

An employee who is absent from work with DWM because of total disability, as defined below, shall not by virtue of such absence alone be deemed to have terminated such participant’s employment with DWM. All rights which such participant would have had to exercise options or stock appreciation rights granted hereunder will be suspended during the period of such absence and may be exercised cumulatively by such participant upon return to DWM so long as such rights are exercised prior to the expiration of the option or stock appreciation right as originally granted. For purposes of the Plan, “total disability” means disability, as a result of sickness or injury, to the extent that the participant is prevented from engaging in any substantial gainful activity and is eligible for and receives a disability benefit under Title II of the Federal Social Security Act.

Other Terminations. If a participant’s employment or engagement by DWM terminates for any other reason, whether terminated by the participant or DWM, with or without cause, then (i) all options granted to such participant under the Plan shall expire ninety (90) days after such termination, and (ii) any restricted stock as to which the employment period or other restrictions have not been satisfied as of the termination date shall be forfeited. The preceding sentence will not apply if the participant becomes or remains a non-employee officer, director, advisor or independent contractor. In that event, any incentive stock option held by the participant shall be converted to a Nonqualified Stock Option ninety (90) days after the date the participant’s employment terminates.

Waiver of Vesting Restrictions. In any circumstance described in this section, the Committee shall have the discretion to waive any vesting restrictions on the participant’s restricted stock, options or rights, or the early termination thereof.

Duration, Amendment and Termination of the Plan

DWM’s board of directors may suspend or terminate the DWM 2002 Plan without stockholder approval or ratification at any time. Unless sooner terminated, the DWM 2002 Plan will terminate on January 24, 2012.

DWM’s board of directors may also amend the DWM 2002 Plan at any time or from time to time. If any changes are made to the shares of common stock (whether by reason of reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or otherwise), the Committee shall make the adjustments it deems appropriate in: (i) the number of outstanding stock options and stock appreciation rights, (ii) the option price thereof, and (iii) the aggregate number of shares which may be made subject to stock options or which may be granted to any one participant hereunder. If any such adjustment results in a fractional share, the fraction shall be disregarded. However, no such amendment shall, without the participant’s consent, alter or impair any of the rights or obligations under any option or stock appreciation rights theretofore granted to a participant under the DWM 2002 Plan. Further, no such amendment shall, without securityholder approval: (a) increase the total number of shares available for grants of options or rights under the DWM 2002 Plan, except as the DWM 2002 Plan provides for capital adjustments such as stock splits and recapitalizations; or (b) effect any change to the DWM 2002 Plan which is required by law (including without limitation the regulations promulgated under Section 422 of the Code) to be approved by the securityholders.

Effect of Certain Corporate Events

If DWM or its securityholders agree to dispose of all or substantially all of the assets or stock of DWM (whether by sale, merger or other reorganization, liquidation, or otherwise), any right or option granted pursuant to the DWM 2002 Plan shall become immediately and fully exercisable during the period from the date of the agreement to the date the agreement is consummated (or, if earlier, the date the right or option terminates in accordance with the DWM 2002 Plan). However, no option or right shall be accelerated under this section if the securityholders of DWM immediately before the contemplated transaction will own 50% or more of the total combined voting power of all classes of voting stock of the surviving entity (whether DWM or some other entity) immediately after the transaction. In the event the contemplated transaction terminates without being consummated, the options and rights granted pursuant to the Plan shall thereafter be treated as if that agreement had never been entered into.

The acceleration of an option in the event of a corporate transaction may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of DWM.

Restrictions on Transfer

During a participant’s lifetime, a right or an option may be exercised only by the participant. Options and rights granted under the Plan, restricted stock as to which the vesting and performance criteria have not been satisfied, and the rights and privileges conferred thereby, shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by applicable law (including Exchange Act Rule 16b-3), the Committee may, in its sole discretion, (i) permit a recipient of a nonqualified stock option to designate in writing during the participant’s lifetime a beneficiary to receive and exercise the participant’s nonqualified stock options in the event of such participant’s death, (ii) grant nonqualified stock options that are transferable to the immediate family or a family trust of the participant, and (iii) modify existing nonqualified stock options to be transferable to the immediate family or a family trust of the participant. Any other attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option or right or unvested restricted stock under the DWM 2002 Plan, or of any right or privilege conferred thereby, contrary to the provisions of the DWM 2002 Plan shall be null and void.

Except as provided in the DWM 2002 Plan with respect to restricted stock, all shares of stock acquired under options issued pursuant to the DWM 2002 Plan may be freely resold, subject to applicable state and federal securities laws restricting their transfer. However, DWM may impose various conditions to exercise of an option, including a requirement that the person exercising such option represent and warrant that, at the time of such exercise, the shares of common stock being purchased are being purchased for investment and not with a view to resale or distribution thereof. In addition, the resale of shares purchased upon the exercise of incentive stock options may cause the employee to lose certain tax benefits if the employee fails to comply with the holding period requirements described in the DWM 2002 Plan.

Federal Income Tax Information

Incentive Stock Options. Incentive stock options under the DWM 2002 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code.

There generally are no federal income tax consequences to the optionholder or DWM by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionholder’s alternative minimum tax liability, if any.

If an optionholder holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionholder upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss.

Generally, if the optionholder disposes of the stock before the expiration of either of these holding periods, which we refer to as a “disqualifying disposition,” then at the time of disposition the optionholder will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the optionholder’s actual gain, if any, on the purchase and sale. The optionholder’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition, DWM will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonqualified Stock Options. Nonqualified stock options granted under the DWM 2002 Plan generally have the following federal income tax consequences:

There are no tax consequences to the optionholder or DWM by reason of the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionholder normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the date of exercise over the option exercise price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, DWM is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, DWM will generally be entitled to an income tax deduction equal to the taxable ordinary income realized by the optionholder.

Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option (or vesting of the stock). Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from DWM, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the option is granted by a compensation committee comprised solely of “outside directors” and the plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant.

Equity Compensation Plan Information

The following table provides certain information with respect to DWM’s equity compensation plan in effect as of December 31, 2004:

Plan	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2002 Equity Incentive Plan(1)	377,000	$2.30	373,000
Total

(1)	Approved by DWM Stockholders on February 7, 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF DWM

The following table sets forth certain information regarding beneficial ownership of DWM common stock as of December 31, 2004 by: (i) each stockholder who is known by us to own beneficially more than five percent of the common stock; (ii) each executive officers named in the Summary Compensation Table on page 166, which we refer to as the “named executive officers;” (iii) each director of DWM; and (iv) all of DWM’s current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and, unless otherwise indicated, includes voting or investment power with respect to securities. Except as otherwise noted, and subject to community property laws where applicable, DWM believes that each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such stockholder. Percentage of beneficial ownership is based on shares of common stock outstanding as of December 31, 2004, except as otherwise noted in the footnotes. Shares of common stock subject to options currently exercisable or exercisable within 60 days of December 31, 2004, are deemed outstanding for computing the percentage of beneficial ownership of the person holding such options but are not deemed outstanding for computing the percentage of beneficial ownership of any other person.

Name and Address of Beneficial Owner	Beneficially Owned at December 31, 2004		Percent of Class

Gerald W. Montiel 1405 South Coast Highway Oceanside, CA 92054	1,309,000	(1)	30.4%

Norman Lefkovitz, Jr. 41700 Pacific Coast Highway Malibu, CA 90265	197,944	(2)	4.6%

James R. Smith 1333 East County Road 58 Ft. Collins, CO 80542	111,931	(3)	2.6%

W. Brent Robinson 3734 Promontory Street San Diego, CA 92109	44,469	(4)	0.5%

Eric M. Montiel 1405 South Coast Highway Oceanside, CA 92054	17,144	(5)	0.4%

Todd W. Schmidt 1405 South Coast Highway Oceanside, CA 92054	22,604	(6)	0.5%

All executive officers and directors as a group (six persons)	1,681,091		38.3%

(1)	Includes 1,301,000 shares held by Montiel Family, LLC. Gerald W. Montiel is the Managing Partner of Montiel Family, LLC and claims beneficial ownership of these shares.
(2)	Includes 10,444 shares issuable upon exercise of stock options.
(3)	Includes 73,750 shares owned by Mr. Smith and 23,750 shares owned by Oaktree Ltd. LLP, a family partnership of which James R. Smith owns 60%. Mr. Smith claims beneficial ownership of these shares. Includes 14,431 shares issuable upon exercise of stock options.
(4)	Includes 20,969 shares issuable upon exercise of stock options.
(5)	Includes 17,144 shares issuable upon exercise of stock options. Eric M. Montiel is a member of Montiel Family, LLC.
(6)	Includes 22,604 shares issuable upon exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires DWM’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of DWM’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of DWM. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish DWM with copies of all Section 16(a) forms they file.

To DWM’s knowledge, based solely on a review of the copies of such reports furnished to DWM and written representations that no other reports were required, during the fiscal year ended September 30, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that DWM believes Eric Montiel filed one late report comprised of one stock option grant transaction and that Todd Schmidt filed one late report comprised of one stock option grant transaction.

Compensation of Directors

DWM does not currently compensate directors for service as directors. DWM reimburses its directors for expenses incurred in attending meetings of the board or committees of the board. Non-employee directors are eligible to participate in the DWM 2002 Plan. Options granted to non-employee directors under the plan are discretionary and intended by DWM not to qualify as incentive stock options under the Code.

The following table sets forth options granted to DWM’s directors during the last fiscal year. The exercise price is equal to the fair market value of the common stock on the last market trading day prior to the date of grant based on the closing sales price reported on the Nasdaq SmallCap Market. Of these options, 25% will vest one year from the date of grant and the remainder vest monthly in equal monthly increments over the following three years. As of December 31, 2004, no options had been exercised by non-employee directors under the DWM 2002 plan.

Name	Date of Grant	Number of Securities Underlying Options Granted	Exercise price per share
Norman Lefkovits, Jr.	June 2004	15,000	$1.68
James R. Smith	June 2004	30,000	$1.68
Total		45,000

In February 2005, Gerald W. Montiel entered into a consulting agreement with DWM. Pursuant to the agreement, Gerald Montiel will perform consulting services post-closing and receive compensation in the form of stock options. The agreement is meant to compensate Mr. Montiel for winding down the DWM business after the close of the merger with IEH. Mr. Montiel’s consulting agreement is designed to provide an incentive for him to realize the maximum value possible for DWM’s assets in as short a time as possible. Until the closing of the proposed transaction, Gerald Montiel remains President, Chief Executive Officer and a director of DWM and will not receive any consulting fees for services performed for DWM.

Compensation of Executive Officers

The following table sets forth certain compensation paid by DWM during the calendar years ended September 30, 2004, 2003 and 2002, to DWM’s (i) Chief Executive Officer and (ii) other four most highly compensated executive officers whose compensation exceeded $100,000 at September 30, 2004:

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) Other		Awards Securities Underlying Options (#)(1)
Gerald W. Montiel	2004	$91,000	$—
Chief Executive Officer,	2003	$100,000	$—
Current President,	2002	$—	$—	$1,200	(2)
Chief Marketing Officer
Julia B. Knudsen(6)	2004	$60,667	$—	$700	(2)
Former President,	2003	$103,000	$—	$4,200	(2)
Chief Operating Officer, Chief Financial Officer	2002	$96,000	$2,000	$3,150	(2)	50,000
Sandra L. Evans(7)	2004	$53,333		$1,750	(2)
Former Vice President of	2003	$79,475		$4,200	(2)	10,000
Distribution, Secretary	2002	$74,350	$2,000	$3,150	(2)	35,000
Eric M. Montiel(3)	2004	$93,333	$—	$4,200	(2)	35,000
Vice President of Sales,	2003	$78,473	$—	$16,709	(5)	35,000
Current Secretary	2002	$27,906
Todd W. Schmidt(4)	2004	$97,667		$4,200	(2)	35,000
Current Chief Financial Officer	2003	$15,700	$—	$67,367	(4)	35,000
	2002			$33,333	(4)

(1)	All awards reported under this column were stock options issued under the 2002 Equity Incentive Plan.
(2)	Amounts paid for car allowance.
(3)	Mr. Montiel became Vice President of Sales in December 2002.
(4)	Mr. Schmidt became Chief Financial Officer in July 2003. Prior to that time he was a financial consultant to the Company. Includes $700 for car allowance and $66,667 for consulting services in 2003 and $33,333 for consulting services in 2002.
(5)	Represents $13,209 reimbursement for relocation expense and $3,500 paid for car allowance.
(6)	Ms. Knudsen resigned from the Company effective November 14, 2003. Ms. Knudsen’s 50,000 stock options expired upon her resignation.
(7)	Ms. Evans resigned from the Company effective February 29, 2004. Ms. Evans’ 45,000 stock options expired upon her resignation.

Except as disclosed above, DWM did not pay any compensation characterized as long-term compensation, including restricted stock awards issued at a price below fair market value or long-term incentive plan payouts, during the year ended September 30, 2004 to any of the named executive officers.

Stock Option Grants and Exercises

DWM grants options to its executive officers under the DWM 2002 Plan. As of February 3, 2005, options to purchase a total of 377,000 shares were outstanding under the DWM 2002 Plan, and options to purchase 373,000 shares remained available for grant thereunder.

Option Grants in Fiscal 2004

The following table sets forth information concerning stock option grants during fiscal 2004 to DWM’s named executive officers. All options granted in fiscal 2004 were issued under the 2002 Equity Incentive Plan. In general, the options vest and become exercisable over a four-year period, with 25% vesting on after one year and the remainder vesting monthly in equal increments over the following three years. The options have a term of ten years, subject to earlier termination under certain circumstances related to termination of employment.

In general, under DWM’s Equity Incentive Plan the exercise price of the options may be paid:

•	by cash or check,

•	in shares of common stock held for the requisite period necessary to avoid a charge to the company’s earnings for financial reporting purposes and valued at fair market value on the exercise date, or

•	through a cashless exercise procedure involving a same-day sale of the purchased shares.

The Compensation Committee may grant stock appreciation rights in tandem with option grants under the 2002 Equity Incentive Plan. No stock appreciation rights were granted to any of the named executive officers during fiscal 2004.

Option Grants in Fiscal 2004

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year(3)	Exercise Price ($/Share)	Expiration Date
Eric M. Montiel(1)	35,000	16.6%	$1.78	08/01/2014
Todd W. Schmidt(2)	35,000	16.6%	$1.78	08/01/2014

(1)	Options granted in fiscal 2004 are scheduled to vest 25% after one year and the remainder will vest in equal monthly increments over the following three years.
(2)	Options granted in fiscal 2004 are scheduled to vest 50% after one year and the remainder will vest in equal monthly increments over the following year.
(3)	Based on options for an aggregate of 211,000 shares granted to DWM’s employees and directors during the fiscal year ended September 30, 2004, including the named executive officers. In fiscal 2004, all employees as a group received stock options amounting to a total of 256,000 shares.

Option Exercises and Holdings

As of December 31, 2004, options purchase a total of 377,000 shares were outstanding under the DWM 2002 Plan, and options to purchase 373,000 shares remained available for grant thereunder. DWM grants options to its executive offices under the DWM 2002 Plan. The following table sets forth certain information with respect to the number and value of unexercised stock options held by DWM’s named executive officers as of September 30, 2004. No stock options or stock appreciation rights were exercised by the officers during fiscal 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

			Number of Securities Underlying Unexercised Options at September 30, 2004		Value of Unexercised in- the-Money Options at September 30, 2004(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Eric M. Montiel	—	N/A	13,425	56,575	—	—
Todd W. Schmidt	—	N/A	19,688	50,312	—	—

(1)	Value is based on the difference between the option exercise price and the fair market value at September 30, 2004 ($0.90 per share, determined on the basis of the closing selling price per share of common stock as reported on the Nasdaq SmallCap Market), multiplied by the number of shares underlying the option.

Employment, Severance and Change of Control Agreements

Under an employment agreement dated February 1, 2002 and renewed as of February 1, 2005, Gerald W. Montiel serves as DWM’s Chairman of the Board, Chief Executive Officer and Chief Marketing Officer. Under the agreement, Mr. Montiel earns a minimum base salary of $100,000 per year, beginning October 1, 2002. He may be awarded bonuses at the discretion of the DWM board of directors. He is entitled to the employee benefits DWM offers to all of DWM’s employees. If Mr. Montiel’s employment is terminated for any reason other than (i) by Mr. Montiel’s voluntary resignation, (ii) by his death, disability or normal retirement or (iii) by DWM for cause, Mr. Montiel will be entitled to severance compensation equal to one year’s salary. Although the agreement will terminate upon the close of the transaction, Mr. Montiel has agreed to forego such severance in relation to the change of control pursuant to the transaction with IEH. Further, Mr. Montiel’s salary is currently being accrued for anticipated payment upon closing. Pursuant to this agreement, Mr. Montiel agreed to protect confidential information, to refrain from competing with DWM, and to assign to DWM all rights in intellectual property developed by him during the term of his employment.

CERTAIN DWM TRANSACTIONS

Indemnification

DWM’s bylaws provide that DWM will indemnify its directors and officers and may indemnify DWM’s other employees and agents to the fullest extent permitted by Delaware law. DWM is also empowered under its bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom DWM is required or permitted to indemnify. DWM has not entered into indemnity agreements with each of its directors and executive officers pursuant to this provision, but may choose to do so in the future.

Consulting Agreement

In February 2005, Gerald Montiel entered into a consulting agreement with DWM. Pursuant to the agreement, Gerald Montiel will perform consulting services post-closing, as described herein on page 66, and receive compensation in the form of stock options. The agreement is meant to compensate Mr. Montiel for winding down the DWM business after the close of the merger with IEH. Mr. Montiel’s consulting agreement is designed to provide an incentive for him to realize the maximum value possible for DWM’s assets in as short a time as possible. Until the closing of the proposed transaction, Gerald Montiel remains President, Chief Executive Officer and a director of DWM and will not receive any consulting fees for services performed for DWM.

License Agreement

Gerald Montiel has previously granted DWM the exclusive and unlimited right to use the name, image and likeness of the Dickie Walker vessel in connection with the sale of its products and for its business generally under a license agreement. The agreement was effective as of February 1, 2002 and has a 99-year term. Under the agreement, DWM has a right of first refusal to purchase the Dickie Walker vessel at fair market value. DWM also has the exclusive right to establish and protect trademarks that use the vessel’s name, image, structure or likeness. The agreement is binding on all subsequent owners of the vessel. DWM may terminate the agreement upon notice to Mr. Montiel, but he may terminate the agreement only in the event of a material breach by DWM. This agreement was approved by a majority of DWM’s disinterested directors who had access, at DWM’s expense, to DWM’s legal counsel or independent legal counsel. The parties have agreed to amend this agreement to void the first right of refusal to purchase the Dickie Walker vessel, effective upon closing of the transaction with IEH.

Reimbursement Agreement

Mr. Montiel also has agreed to make the vessel available to DWM for corporate events, photo shoots and promotions pursuant to an agreement between Mr. Montiel and DWM, dated February 1, 2002. Under the agreement, DWM reimburses Mr. Montiel for expenses incurred in connection with its use of the vessel, including cost of crew, fuel, docking fees and maintenance. DWM is entitled to use the vessel a minimum of 60 days per year. The agreement has a 99-year term but may be terminated by DWM on 30 days’ notice. This agreement was approved by a majority of DWM’s disinterested directors. For the years ended September 30, 2004 and 2003, the Company paid approximately $45,000 and $36,000, respectively, in connection with this arrangement. The parties have agreed to terminate this agreement, effective upon closing of the transaction with IEH.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are DWM stockholders will be “householding” DWM’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once a DWM stockholder has received notice from such stockholder’s broker that the broker will be “householding” communications to such stockholder’s address, “householding” will continue until the broker is notified otherwise or until such stockholder revokes such stockholder’s consent. If at any time, a DWM stockholder no longer wishes to participate in “householding” and would prefer to receive a separate proxy statement and annual report, such stockholder shall notify such stockholder’s broker, direct a written request to: Investor Relations, Dickie Walker Marine, Inc., 1405 South Coast Highway, Oceanside, California 92054 or contact Cynthia Smith, Esq. at (303) 832-5115. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

DWM’s board of directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of DWM’s Annual Report to the SEC on Form 10-KSB for the fiscal year ended September 30, 2004, as amended, and all other DWM public filings are available without charge upon written request to: Investor Relations, Dickie Walker Marine, Inc., 1405 South Coast Highway, Oceanside, California 92054.

SECTION THREE — INFORMATION FOR SECURITYHOLDERS OF

INTELLIGENT ENERGY HOLDINGS PLC

THIS OFFER DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

You should read this offer document in conjunction with the accompanying Form of Acceptance.

If you are in any doubt about the action you should take in response to this offer, you are recommended to seek your own personal financial advice immediately from a stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorized under the Financial Services and Markets Act 2000 if you are in the United Kingdom or, if not, from another appropriately authorized independent professional adviser.

If you have sold or transferred all of your holdings of Intelligent Energy Holdings Plc securities, please forward this offer document, the accompanying Form of Acceptance and reply-paid envelope to the purchaser or transferee of such IEH shares or to the stockbroker, bank or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee.

RECOMMENDED OFFER

by

DICKIE WALKER MARINE, INC.

for

INTELLIGENT ENERGY HOLDINGS PLC

You, the securityholders of Intelligent Energy Holdings Plc (“IEH”), should read this offer document in conjunction with the accompanying Form of Acceptance.

The offer is not being made, directly or indirectly, in or into, nor is it capable of acceptance from, Canada, Australia or Japan and this document and the Form of Acceptance are not being, and must not be, mailed, forwarded or transmitted in or into Canada, Australia or Japan. The distribution of this document in jurisdictions other than the U.K. may be restricted by law. If you are an IEH securityholder and are not located in the U.K., you should seek professional advice about these restrictions. Any failure to comply with any of those restrictions may constitute a violation of the securities laws of any such jurisdiction.

A letter from the Chairman of IEH recommending the offer is set out on pages 172 to 174 of this offer document.

The procedure for acceptance is set out on pages 181 to 182 of this offer document and in the accompanying Form of Acceptance. To accept the offer, the Form of Acceptance must be completed and returned as soon as possible and, in any event, so as to be received no later than 3:00 p.m. (London time) on                 , 2005.

See Appendix II of this offer document for definitions of terms used in this offer document.

The securityholders of IEH are strongly urged to read and consider carefully this offer document in its entirety, including the section entitled “ Risk Factors,” beginning on page 23 of the proxy statement/prospectus included as part of this offer document.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this offer document is truthful or complete. Any representation to the contrary is a criminal offense.

ARC Partners Ltd., trading as ARC Associates, which is regulated by The Financial Services Authority, is acting exclusively for IEH and no one else in connection with the offer and will not be responsible to anyone other than IEH for providing the protections afforded to customers of ARC Associates nor for providing advice in relation to the offer.

The contents of this document and the Form of Acceptance, which have been prepared by and are the sole responsibility of Dickie Walker Marine, Inc., have been approved by                  (regulated in the U.K. by the Financial Services Authority) solely for the purposes of section 21 of the Financial Services and Markets Act 2000 of the United Kingdom, which we refer to as the “2000 Act.” Section 21 of the 2000 Act imposes a restriction on the communication of “financial promotions” (which would include this offer document forming part of the registration statement on Form S-4) by unauthorized persons. A person must not, in the course of business, communicate an invitation or inducement to engage in investment activity in the United Kingdom unless that person is either an “authorized person” (as defined in the 2000 Act) or the content of the communication is approved by an authorized person.                  is an authorized person and, in this capacity, has approved this offer document solely for purposes of distribution of the offer document in the United Kingdom.                  has informed Dickie Walker Marine, Inc. that it is satisfied that it has taken reasonable steps to ensure that the document is clear, fair and not misleading in accordance with the Conduct of Business Rules promulgated by the U.K. Financial Services Authority pursuant to the 2000 Act.

Rule 8 Notices

Any person who, alone or acting together with any other person(s) pursuant to any agreement (formal or informal), owns or controls, or becomes the owner or controller of, directly or indirectly, one percent (1%) or more of any relevant securities is required, under the provisions of Rule 8 of the City Code on Takeovers and Mergers in the United Kingdom (the “City Code”), to notify, in typed format, the Company Announcements Office of the London Stock Exchange, which will notify the Panel by no later than 12:00 noon on the business day following the date of the relevant transaction of every dealing in any relevant securities until the closing date of the offer, as defined in Appendix I to this proxy statement/prospectus or (if later) such time as the offer becomes or is declared unconditional in all respects or lapses, in accordance with Rule 8. Dealings by “associates” (within the meaning of the City Code) of DWM or IEH in DWM Common Stock or IEH Shares until such time must also be disclosed. Please consult your legal counsel immediately if you believe Rule 8 may be applicable to you.

LETTER FROM THE CHAIRMAN OF INTELLIGENT ENERGY HOLDINGS PLC

(Registered in England and Wales No. 5104429)

Directors:	Registered Office:

Dr. Harry Bradbury	Dr. Harry Bradbury
Gary Rolfes	42 Brook Street
Rakesh Varma	Mayfair
Sir John Jennings	London
Alexander L. Cappello	W1K 5DB
Steven E. Karol	2005
Michael J. Koss
J. David Martin
Director Nominee

To: Intelligent	Energy Securityholders, including participants in the Intelligent Energy Share Option Scheme

Dear IEH Securityholder,

Recommended Offer by Dickie Walker Marine, Inc. for Intelligent Energy Holdings Plc

The boards of Intelligent Energy Holdings Plc, or IEH, and Dickie Walker Marine, Inc., or DWM, issued a Rule 2.4 Announcement on 3 February 2005 that agreement had been reached on the terms of a proposed share for share offer to be made by DWM for the whole of the share capital of IEH, or the “Offer.” I am writing to explain the background to the proposed transaction and the reasons why your directors consider that the terms of the Offer are fair and reasonable and, accordingly, why they unanimously recommend that you accept the Offer.

This letter, together with the letter from the Chairman of DWM and referenced portions of the attached proxy statement/prospectus filed by DWM as part of its registration statement on Form S-4, constitutes the “Offer Document.” Defined terms used in this letter are defined in Appendix II to the letter from the Chairman of DWM. The terms of the Offer and further information on DWM and IEH and their respective financial positions are set out throughout the Offer Document.

About Dickie Walker Marine, Inc.

DWM is a U.S. company located in Oceanside, California whose securities currently trade on the Nasdaq SmallCap Market System. DWM designs, sources and has manufactured, markets and distributes authentic lines of nautically inspired apparel, gifts and decorative items. The Dickie Walker™ brand is a lifestyle brand of nautically inspired apparel and accessories for the home, office and boat, which are distributed through specialty retailers, yacht clubs, resorts, higher-end sporting goods stores, marinas, coastal stores, catalogs and a branded website (www.dickiewalker.com).

For the year ended September 30, 2004, DWM generated a net loss of $1,272,919 on revenues of $4,464,954. As at                 , DWM had total stockholders’ equity of $                 million.

DWM Common Stock is traded on the Nasdaq SmallCap Market under the symbol “DWMA”. DWM had a current market capitalization of approximately $                 as at                 , 2005, the last dealing day before the Rule 2.5 Offer announcement, based on the closing DWM Common Stock price on the Nasdaq SmallCap Market of $                .

For a description of DWM and its business, please see page 177 of the Offer Document.

Background to and reasons for the recommendation

Discussions with DWM have led to agreement on the terms of this Offer which your board believes, having been so advised by its financial advisor, ARC Partners Ltd, trading as ARC Associates, and having taken into account the prospects for IEH as an independent company, is in the best interests of IEH and its securityholders.

The background to the transaction is set forth beginning on page 47 of the proxy statement/prospectus and IEH’s board of directors’ reasons for its recommendation are set forth beginning on page 51 of the Offer Document.

Terms of the offer

The proposed transaction is to be effected through an Offer being made by DWM for, subject to the conditions and further terms set out in Appendix I to the letter from the Chairman of DWM and the accompanying Form of Acceptance, all of the outstanding IEH Shares, and each outstanding IEH Option and Warrant.

The formal Offer, which is set out in the letter from DWM beginning on page 175 of this Offer Document, is on the following basis:

for every 100 IEH Shares, 32.4 shares of new DWM Common Stock and so in proportion for any other number of IEH Shares held.

The Offer extends to any IEH Shares which are unconditionally allotted or issued whilst the Offer remains open for acceptance pursuant to the exercise of options under the IEH Share Option Scheme and pursuant to the exercise of outstanding warrants.

As part of the Offer, holders of options and warrants to acquire IEH Shares have the ability to exchange their options or warrants for options or warrants as the case may be over DWM Common Stock.

DWM will also offer to exchange its options and warrants for each outstanding IEH option and warrant, which offer will be contingent upon the offer for the IEH shares becoming or being declared unconditional in all respects. In the event of a compulsory acquisition, all outstanding IEH Options and warrants will become vested and exercisable pursuant to the terms of the applicable IEH plans and warrants under the offer. DWM will offer each holder of an IEH option and IEH Warrants to acquire one ordinary share of IEH the right to exercise such option or warrants, as the case may be, and receive shares of DWM in connection with the offer; if the holder chooses to exercise such IEH option or IEH Warrants, as the case may be, in the event of a compulsory acquisition, in the alternative, DWM will offer each holder the right to exchange such option or warrant for an option or warrants to purchase 0.324 shares of DWM at a per share purchase price equal to the current per share exercise price of the IEH option or IEH warrant, as the case may be, divided by 0.324. In the event of an exchange, all material terms of such option and warrants, including vesting, will remain the same after the exchange. In the event that an IEH optionholder or IEH warrantholder, as the case may be, does not elect to exercise or exchange his or her options, and following the implementation of the compulsory acquisition procedure by DWM to acquire any remaining IEH shares, the IEH Options and IEH Warrants will terminate and cease to be outstanding within one month following notification to IEH optionholders of such compulsory acquisition procedure.

These proposals with respect to IEH Options and warrants are made, or conditional upon, the Offer becoming or being declared unconditional in all respects. IEH has agreed with DWM to refrain from taking any voluntary action and not to make any changes to the IEH Share Option Scheme which would cause options over IEH Shares to be exercised at a date earlier than the date on which they would otherwise become exercisable.

Based on the closing DWM Common Stock price on the Nasdaq SmallCap Market on                  2005 of $                 per share and an exchange rate of $                 to £1 (being the Noon Buying Rate on                  2005), full acceptance of the Offer would value each IEH Share at                 p ($                ) and IEH’s current issued share capital, consisting of ordinary shares and existing options and warrants, at approximately £             million ($                ). After giving effect to a proposed 1 for 5 reverse stock split to occur prior to the exchange of shares, full acceptance of the Offer would result in the issuance of up to 12,448,420 new shares of DWM Common Stock in exchange for IEH Shares and the issuance of options and warrants to acquire up to 6,980,451 shares of DWM Common Stock.

Following the completion of the transaction, IEH shareholders will become holders of DWM Common Stock, and IEH will become a subsidiary of DWM. Based on the number of shares of DWM Common Stock outstanding as of                  2005 and the shares of DWM common stock to be issued or otherwise allocated for issuance, following the completion of the transaction and upon such issue, the current securityholders optionholders and warrantholders of IEH will own approximately 95% of the fully diluted DWM Common Stock in the aggregate and the current DWM stockholders will own approximately 5% of the fully diluted DWM Common Stock.

On                 , the closing sales price of DWM Common Stock on the Nasdaq SmallCap Market was $                 per share. This valued the entire issued share capital of IEH at that date at approximately $                .

Taxation

Your attention is drawn to “Material U.K. Tax Consequences of the Transaction,” presented as Appendix III, beginning on page     . If you are a U.S.-holder of IEH securities, your attention is drawn to the section of the proxy statement/prospectus entitled “Certain Material U.S. Federal Income Tax Consequences” beginning on page 202.

If you are in any doubt as to your tax position, you should consult your independent professional adviser.

Action to be taken to accept the Offer

The procedure for acceptance of the Offer is set out on pages 181 to 182 of this Offer Document and in the Form of Acceptance. In order to accept the Offer, you should return your completed Form of Acceptance in accordance with the instructions thereon as soon as possible and, in any event, so as to be received not later than 3.00pm (London time) on                  2005.

Recommendation

Your directors, who have been so advised by ARC Associates, consider the terms of the Offer, including the proposed treatment of outstanding IEH Options and warrants, to be fair, reasonable and in the best interests of IEH securityholders. ARC Associates has taken into account the commercial assessments of the directors of IEH.

Your directors therefore unanimously recommend you to accept the Offer in relation to all of your outstanding IEH securities.

Investment in any company involves risks. IEH Securityholders should carefully consider the factors set forth under “Risk factors” beginning on page 23 of the proxy statement/prospectus when making investment decisions with respect to DWM Common Stock.

Yours faithfully

Alexander L. Cappello

Chairman

LETTER FROM THE CHAIRMAN OF DICKIE WALKER MARINE, INC.

Dickie Walker Marine, Inc.

1405 South Coast Highway

Oceanside, California 92054

USA

             2005

To Intelligent Energy Securityholders, including participants in the Intelligent Energy Share Option Scheme

Dear IEH Securityholder,

Recommended Offer by Dickie Walker Marine, Inc. for Intelligent Energy Holdings Plc

1.	Introduction

On February 3, 2005 the boards of Dickie Walker Marine, Inc. or DWM, and Intelligent Energy Holdings Plc, or IEH, issued a Rule 2.4 Announcement that agreement had been reached on the terms of a recommended share for share offer to be made by DWM for the whole of the share capital of IEH. This letter sets out the formal Offer to IEH securityholders. A Form of Acceptance and a reply-paid envelope to be used for the purpose of accepting the Offer are also enclosed.

DWM is required to prepare and file with the United States Securities and Exchange Commission a registration statement to register the offer and sale of DWM Common Stock to be issued or otherwise allocated for issuance pursuant to the Offer of which this Offer Document, including this letter, its Appendices and the Letter from the IEH Chairman recommending the Offer, is a part. The registration statement also includes the proxy statement for the DWM Special Meeting of Stockholders, which will be convened for the purposes of obtaining the DWM stockholder approvals of the Offer and supporting proposals. The registration statement was declared effective on             , 2005 under the Securities Act of 1933. A copy of the registration statement, including the proxy statement/prospectus that has today been sent to the stockholders of DWM, accompanies this letter.

Defined terms used in this letter are defined in Appendix II.

2.	The Offer

DWM hereby offers to acquire all the IEH Shares, on the terms and subject to the conditions set out in Appendix I attached hereto and in the Form of Acceptance, and on the following basis:

for every 100 IEH Shares, 32.4 shares of new DWM Common Stock;

and so in proportion for any other number of IEH Shares.

The Offer extends to any IEH Shares which are unconditionally allotted or issued whilst the Offer remains open for acceptance pursuant to the exercise of options under the Intelligent Energy Share Option Scheme and pursuant to the exercise of outstanding warrants.

(a) Treatment of IEH Options and Warrants

All current options and warrants over IEH Shares are either exercisable now, or will become exercisable when the Offer by DWM becomes or is declared unconditional in all respects. As part of the offer for all of IEH’s outstanding share capital, DWM will also offer to exchange its options and warrants for each outstanding IEH option and warrant or allow for the exercise of the IEH options and warrants; the the exercise or exchange of such options or warrants will be contingent upon the offer for the IEH shares becoming or being declared unconditional in all respects.

DWM will offer each holder of an IEH Option and/or an IEH Warrant to acquire one IEH share, the right to exercise such option or warrant, as the case may be, and receive shares of DWM in connection with the offer at the published exchange ratio. If the holders of IEH Options or IEH Warrants wish to participate in the Offer by exercising their Options or Warrants, each such holder should return the enclosed Form of Acceptance in accordance with the instructions set out at , and also follow the instructions set out in the document granting the Option or Warrant, as the case may be.

If the holder does not choose to exercise such IEH option or IEH Warrants, in the alternative, DWM will offer each such holder the right to exchange such option or warrant for an option or warrant to purchase 0.324 shares of DWM at a per share purchase price equal to the current per share exercise price of the IEH option or IEH warrant, as the case may be, divided by 0.324. In the event of an exchange of a DWM Option or Warrant for an IEH Option or Warrant, as the case may be, all material terms of such options and warrants, including vesting, will remain the same after the exchange.

In the event of a compulsory acquisition, all outstanding IEH Options and warrants will become vested and exercisable pursuant to the terms of the applicable IEH option plans and warrants under the offer. In the event that a holder of IEH Options or IEH Warrants does not elect to exercise or exchange his options, this will have the following effect, depending upon the type of Option or warrant held:

(i) Holders of options under the IEH Option Plan

In the event that DWM becomes entitled to instigate the compulsory acquisition rights under Sections 428 to 430F of the Companies Act 1985 (for details, see the section entitled “Compulsory Acquisition” on page 217), DWM will give notice of its intention to exercise such rights in respect of all shares issued on the exercise of options prior to a specified date (which will be not less than one month later). In the event that a holder of IEH Options does not elect to exercise or exchange his options, those IEH Options will lapse and terminate after that date.

(ii) Meditor Option

Under its terms, the Meditor Option terminates on the sale of the whole or substantially the whole of the share capital of the company. In the event that the holder of the Meditor Option does not elect to exercise or exchange its options, the Meditor Option will lapse and terminate following completion of the substantial exchange of the share capital of IEH pursuant to the Offer.

(iii) Cappello Warrants

The Cappello Warrants do not lapse on a change of control of IEH, and these Warrants will stay in existence, subject to any compulsory acquisition procedure.

In the event that an IEH optionholder or IEH warrantholder, as the case may be, does not elect to exercise or exchange his or her options, and following the implementation of the compulsory acquisition procedure by DWM to acquire any remaining IEH shares, the IEH Options and IEH Warrants will terminate and cease to be outstanding within one month following notification to IEH optionholders of a compulsory acquisition procedure. For details of the compulsory acquisition, see the section entitled “Compulsory Acquisition” on page 217.

(b) Other Details Regarding Offer Consideration

Based on the closing DWM Common Stock price on the Nasdaq SmallCap Market on             , 2005 of $             per share and an exchange rate of $             to 1 (being the Noon Buying Rate on             , 2005), full acceptance of the Offer would value each IEH Share at              p ($            ) and IEH’s current issued share capital, consisting of ordinary shares and existing options and warrants, at at approximately              million (            ).

After giving effect to a proposed 1 for 5 reverse stock split to occur prior to the exchange of shares, full acceptance of the Offer, including the exercise or exchange of IEH Options and Warrants would result in the issuance of up to 19,428,871 new shares of DWM Common Stock, representing approximately              percent of DWM’s current outstanding Common Stock as of             , 2005.

The New DWM Common Stock issued pursuant to the Offer will be credited as fully paid and will rank pari passu in all respects with the existing DWM Common Stock, including the right to receive the benefit of all dividends and other distributions declared, made or paid after             , 2005 (the date of the announcement of the Offer).

Application will be made to the Nasdaq SmallCap Market for the New DWM Common Stock issued pursuant to the Offer to be admitted to the Nasdaq SmallCap Market for quotation. The new DWM Common Stock will not be listed on the London Stock Exchange or traded on AIM. Further details of settlement are set out in paragraph 11 below.

The IEH Shares, IEH Options and IEH Warrants which are the subject of the Offer will be acquired fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights or interests of any nature whatsoever and together with all rights now or hereafter attached to them, including the right to receive and retain the benefit of all dividends and other distributions declared, made or paid hereafter.

Acceptances of the Offer should be dispatched as soon as possible and in any event so as to be received by 3.00pm (London time) on             , 2005. Instructions on how to accept the Offer are set out in paragraph              below and in the Form of Acceptance.

3.	Irrevocable Undertakings

No DWM stockholder nor, so far as DWM is aware, any affiliate of or party acting in concert (as defined in the City Code) with DWM owns or controls any IEH Shares or holds any options to purchase IEH Shares or has received any irrevocable commitments to accept the Offer or has entered into any derivative contracts referenced to IEH Shares which remain outstanding.

4.	Information on Dickie Walker Marine, Inc.

DWM designs, sources and has manufactured, markets and distributes authentic lines of nautically inspired apparel, gifts and decorative items. The Dickie Walker™ brand is a lifestyle brand of nautically inspired apparel and accessories for the home, office and boat, which are distributed through specialty retailers, yacht clubs, resorts, higher-end sporting goods stores, marinas, coastal stores, catalogs and a branded website (www.dickiewalker.com).

For the year ended September 30, 2004, DWM generated a net loss of $1,272,919 on revenues of $4,464,954. As at             , DWM had total stockholders’ equity of $             million.

DWM Common Stock is traded on the Nasdaq SmallCap Market under the symbol “DWMA”. DWM had a current market capitalization of approximately $             as at             , 2005, the last dealing day before the Rule 2.5 Offer announcement, based on the closing DWM Common Stock price on the Nasdaq SmallCap Market of $            .

On February 16, 2005, DWM received a notification from the Nasdaq staff stating that as of December 31, 2004, DWM was not in compliance with the Nasdaq listing requirements. As a result, the Nasdaq staff is reviewing DWM’s eligibility for continued listing on the Nasdaq SmallCap market. At the request of the Nasdaq staff, on March 3, 2005, DWM provided Nasdaq with a plan to achieve and sustain compliance with the Nasdaq listing requirements, which primarily relies upon the consummation of the acquisition of IEH. DWM supplemented that submission on March 23, 2005. The plan submitted by DWM indicated the company’s expectation that the post-merger combined group will satisfy all requirements for initial listing following the completion of the proposed 1 for 5 reverse stock split, and requested additional time to demonstrate compliance with the listing requirement.

In the event the Nasdaq staff determines not to grant DWM’s requested extension of time to demonstrate compliance, it will provide DWM with a delisting notice. DWM will be afforded the opportunity to appeal such a Staff Determination to a Nasdaq Listing Qualifications Panel. Under Nasdaq Marketplace Rules, the filing of the appeal shall stay the delisting until the Panel issues its written determination. DWM intends to request an appeal in the event of a Nasdaq Staff Determination to delist. For additional information on the Nasdaq listing, see the section entitled “Listing of DWM Common Stock on the Nasdaq SmallCap Market,” beginning on page 67 of the proxy statement/prospectus.

Further information on DWM may be found beginning on page 8 of this Offer Document, and in DWM’s public filings listed in “Where You Can Find More Information on DWM” on page 220.

5.	Information on Intelligent Energy Holdings Plc

IEH is an energy solutions group with a proprietary suite of new energy technologies, and is focused on commercializing energy services in hydrogen generation, fuel storage and power generation using proton exchange membrane (PEM) fuel cell technology. IEH’s products and technologies provide solutions for global applications in the motive, distributed energy, defense and portable markets. With offices in London and Loughborough, United Kingdom; Johannesburg, South Africa; Albuquerque, New Mexico; and Long Beach and Los Angeles, California, IEH is currently involved in market activities in Europe, Asia, the Americas and Africa.

IEH’s current programs are principally with various global original equipment manufacturers, or OEMs. Rather than building costly manufacturing facilities, IEH is pursuing a low capital intensive revenue model, through which it provides design, customization and prototype build services for a fee, with the express intention of earning additional license and royalty fees from the embedded technology when the products are taken to volume production by these partners. IEH is also actively involved in establishing regional consortia in South Africa, Latin America and Europe and believes the consortia model is applicable in most regions. IEH’s technologies are equally applicable to both hydrocarbon-based and renewable energy solutions, so it is capable of addressing multiple opportunities in diverse markets, and it is not constrained by single products, sectors or geographical areas.

Detailed information on IEH may be found beginning on page 86 of this Offer Document.

6.	Management and Employees

Existing employment rights, including pension rights, of the management and employees of the members of the IEH Group will be safeguarded to the fullest extent possible under the laws of the UK and the employee’s local jurisdiction.

If the proposed transaction closes, the IEH management team is expected to remain intact, and Dr. Harry Bradbury, Gary Rolfes and Rakesh Varma will serve as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of the combined group. IEH intends to move its headquarters to California prior to closing. Upon closing, the combined entity would install a new board of directors, likely comprised of the current IEH board.

7.	Financial Effects of Acceptance

The information set out hereunder shows, for illustrative purposes only and on the bases and assumptions set out in the notes below, the financial effects of acceptance on capital value and income for a holder of 100 IEH Shares accepting the terms of the Offer, if the Offer becomes or is declared unconditional in all respects:

(a)	Capital value

Based on DWM Common Stock price on:
	Notes		2005	2005
Sterling equivalent value of 32.4 shares of new DWM Common Stock issued in exchange for 100 IEH Shares	(i	)	(£)	(£)
Market Value of 100 IEH Shares	(ii	)		(£)

Increase in value	(iii	)	(£)	(£)

This represents an increase of	(iii	)	per cent

Notes:

The sterling equivalents of DWM Common Stock are based on the Nasdaq SmallCap Market closing prices of $             per share of DWM Common Stock on              2005, the last dealing day before this announcement, and $             on              2005 (the latest practicable date prior to the posting of this Offer Document) exchange rates of $             to (£)1 and $             to (£)1, being the              Noon Buying Rates on              and             , respectively.

The market value attributed to 100 IEH Shares is based on             .

No account has been taken of any liability to taxation or of the treatment of any fractional entitlements to New DWM Common Stock.

(b)	Income

DWM did not declare or pay a dividend in respect of the years ended September 30, 2004 and 2003. DWM intends to continue its policy of retaining earnings for use in its operations and in the expansion of its business and therefore does not anticipate paying any cash dividends or making any other form of distribution of income for the foreseeable future.

IEH did not declare or pay a dividend in respect of the years ended September 30, 2004 and 2003. IEH intends to continue its policy of retaining earnings for use in its operations and in the expansion of its business and therefore does not anticipate paying any cash dividends or making any other form of distribution of income for the foreseeable future.

8.	Illustrative Comparative Per Share Data

The following tables set forth certain historical per share data of DWM and IEH and combined per share data on an unaudited pro forma basis after giving effect to the Offer on a purchase accounting basis assuming the issuance of 32.4 shares of New DWM Common Stock in exchange for 100 IEH Shares and the issuance of IEH Options and/or warrants, as appropriate, in exchange for DWM options and/or warrants, as appropriate, at the exchange ratio. The data below should be read in conjunction with the selected financial data and separate historical financial statements of DWM and IEH included in this Offer Document and the unaudited pro forma combined condensed financial statements also included in this Offer Document. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the Offer been consummated in an earlier period and should not be construed as being representative of future operations. Historical figures for IEH are based on pounds sterling amounts prepared on a U.S. GAAP basis.

Pounds sterling amounts have been translated into US dollars at either the exchange rate at the end of the period presented or the weighted average exchange rate for the period, as appropriate. A table setting forth the sterling-dollar exchange rate at the end of certain financial periods, the average rate for each period and the range of high and low rates for each period can be found on page 22 of this Offer Document.

The historical book value per share of DWM is computed by dividing total stockholders’ equity by the number of shares of DWM Common Stock. The historical book value of shares of IEH is computed by dividing the total stockholders’ equity by the total number of common and preferred IEH Shares outstanding at the end of the period. The pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of DWM Common Stock plus IEH Shares as of the end of the period presented. IEH per share equivalents are calculated by multiplying the DWM combined pro forma per share amounts by 0.324, the fraction of a share of DWM that will be exchanged for each IEH Share. Net income/(loss) data were calculated based on the weighted average number of IEH Shares and common equivalent shares outstanding during the period.

	Fiscal Year Ended September 30
	2004	2003	2002
HISTORICAL—DWM Net (loss) per share:
Basic	$(0.33)	$(0.46)	$(0.43)
Diluted	$(0.33)	$(0.46)	$(0.43)
Book value per share	$0.64

	Fiscal year ended September 30
	2004	2003	2002
HISTORICAL—IEH: (US GAAP) Net (loss) per share:
Basic	$(1.29)	$(0.76)	$(0.48)
Diluted	$(1.29)	$(0.76)	$(0.48)
Book value per share	$0.86	$0.93

	Fiscal Year Ended September 30
	2004
UNAUDITED PRO FORMA COMBINED Net income / (loss) per share:
Basic	$(1.85)
Diluted	$(1.85)
Book value per share	$2.72

Further historical financial information for DWM may be found in DWM’s public filings; please see the section entitled “Where You Can Find More Information About DWM” on page 220. Further historical information for IEH may be found beginning on page F-1 of this Offer Document. Further pro forma financial information may be found beginning on page 138 of this Offer Document.

9.	Taxation

Please see the section entitled “Material U.K. Tax Consequences of the Transaction” included as Appendix III of this Offer Document. If you are in any doubt as to your own tax position, you should immediately consult an independent financial advisor.

10.	Procedure for Acceptance

This section should be read together with the notes on the Form of Acceptance.

(a)	Shareholders

If you hold IEH Shares under different designations, you should complete a separate Form of Acceptance in respect of each designation.

(i)	To accept the Offer

To accept the Offer, the Form of Acceptance must be completed and returned. You should complete Boxes 1 and 3 and sign Box 2 of the Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed in the Form of Acceptance.

(ii)	Return of Form of Acceptance

The completed Form of Acceptance, together with your share certificate(s) for your IEH Shares and/or other document(s) of title, should be returned by post or by hand to Dr. Mark Lawson-Statham at Intelligent Energy Holdings Plc, 42 Brook Street, Mayfair, London W1K 5DB, Great Britain, as soon as possible but, in any event, so as to be received not later than 3.00 p.m. (London time) on              2005. A reply-paid envelope is enclosed for your convenience and may be used by IEH Securityholders for returning the Form of Acceptance within the U.K. No acknowledgment of receipt of documents will be given. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

Share certificates not readily available or lost.

If your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the relevant Form of Acceptance should nevertheless be completed, signed, witnessed and returned so as to arrive not later than 3.00pm (London time) on             , 2005 at Intelligent Energy Holdings Plc, 42 Brook Street, Mayfair, London W1K 5DB, Great Britain, Attention: Dr. Mark Lawson-Statham, together with any share certificate(s) and/or document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more share certificate(s) and/or document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgment of receipt of documents will be given. In the case of loss, you should write as soon as possible to IEH’s registrars, Capita Registrars, c/o The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, Great Britain, for a letter of indemnity for lost share certificate(s) and/or other document(s) of title, which, when completed in accordance with the instructions given, should be returned to Dr. Mark Lawson-Statham at Intelligent Energy Holdings Plc, 42 Brook Street, Mayfair, London W1K 5DB, Great Britain.

(iii)	Validity of acceptance

Subject to provisions of the City Code and without prejudice to section 6 of Part B of Appendix I—“Further Terms of the Offer”, DWM reserves the right to treat as valid any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant transfer to escrow or (as applicable) the relevant share certificate(s) and/or other document(s) of title. In that event, no shares of DWM Common Stock will be issued under the Offer, until after the relevant transfer to escrow has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to DWM have been received.

(iv)	Overseas Securityholders

The attention of securityholders who are citizens or residents of jurisdictions outside the United Kingdom (and any person, including without limitation, any custodian, nominee or trustee who may have an obligation to forward any document in connection with the offer outside the United Kingdom) is drawn to section 8 of Part B of Appendix I—“Further Terms of the Offer” and to the relevant provisions of the Form of Acceptance.

Forms of Acceptance should be returned as soon as possible and in any event so as to be received by no later than 3.00pm (London time) on             , 2005.

If you are in any doubt as to the procedure for acceptance, please contact Dr. Mark Lawson-Statham at IEH in the U.K. by telephone at 020 7958 9033.

(b)	To Accept the Offer as an Optionholder or Warrantholder

During the period for acceptance of the offer by DWM for IEH Shareholders, IEH Optionholders and Warrantholders will have the opportunity to elect to either (i) exercise such IEH Option or Warrant, as the case may be, and receive shares of DWM Common Stock in connection with the offer or (ii) exchange such IEH Option or Warrant for a DWM Option or Warrant to purchase 0.324 shares of DWM Common Stock at a per share purchase price equal to the current per share exercise price of the IEH Option or IEH Warrant, as the case may be, divided by 0.324. In the event of an exchange, all material terms of such options and warrants, including vesting, will remain the same after the exchange. To notify DWM of an intent to participate in the Offer and the manner of such participation—exercise or exchange—IEH Optionholders and Warrantholders must deliver a completed Form of Acceptance for the IEH Options or Warrants held by them, as the case may be, to Dr. Mark Lawson-Statham at Intelligent Energy Holdings Plc, 42 Brook Street, Mayfair, London W1K 5DB, Great Britain, not later than 3:00 p.m. GMT (London time) on                     . The IEH Securityholder should then arrange for any relevant documentation of title of the IEH Options and/or IEH Warrants, as the case may be, to be forwarded to Dr. Mark Lawson-Statham at Intelligent Energy Holdings Plc as soon as they become available. If the conditions to the Offer are not fulfilled and the transaction is not completed, the completed Form of Acceptance and documents of title (if any) will be returned to each accepting IEH Securityholder by first class post.

11.	Settlement

Subject to the Offer becoming or being declared unconditional in all respects, except as provided in section 8 of Part B of Appendix I—“Further terms of the Offer”, in the case of overseas securityholders, settlement of the consideration to which any IEH Securityholder is entitled under the Offer will be effected:

(i)	in the case of acceptances received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date; or

(ii)	in the case of acceptances of the Offer received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but whilst it remains open for acceptance, within 14 days of such receipt.

Certificates for new DWM Common Stock and, where applicable, checks representing fractional entitlements will be dispatched to IEH Shareholders and any IEH Optionholders or Warrantholders who elected to exercise their Securities. Documentation of the grant of new DWM Options and/or DWM Warrants, as the case may be, will be dispatched to those IEW Optionholders and/or IEW Warrantholders who elected to exchange their Securities.

In the case of joint holders of IEH Securities, these will be dispatched to the joint holder whose name appears first in the register of members. All documents will be sent by pre-paid post at the risk of the person entitled thereto. Accepting IEH Securityholders will receive their new DWM Common Stock certificates without having to take any further action. Dealings in new DWM Common Stock are expected to commence on Nasdaq shortly after the Offer becomes or is declared unconditional in all respects. Pending dispatch of certificates, transfers of New DWM Common Stock will be certified against the register of members of DWM.

If the Offer does not become or is not declared unconditional in all respects, share certificate(s) and/or other document(s) of title will be returned by post (or such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address outside the United States, Canada, Japan and Australia is set out in Box 6 of the Form of Acceptance or, if none is set out, to the first named holder at his registered address outside the United States, Canada, Japan and Australia.

Except with the consent of the Panel, settlement of the consideration to which any IEH Securityholder is entitled under the Offer will be implemented in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which DWM may otherwise be, or claim to be, entitled against such securityholders.

All documents and remittances sent by, to or from IEH Securityholders or their appointed agents will be sent at their own risk.

12.	Compulsory Acquisition

If the Offer becomes or is declared unconditional in all respects and if valid acceptances in respect of not less than 90% of the IEH shares to which the Offer relates have been received, DWM intends to exercise its rights pursuant to the provisions of section 428 to 430F of the Companies Act 1985 (as amended) to acquire compulsorily any remaining Ordinary Shares.

13.	Further Information

Your attention is drawn to the Form of Acceptance and to the further information in following Appendices which form part of this document:

Appendix I	Conditions and Further Terms of the Offer

Appendix II	Definitions

Appendix III	Material U.K. Tax Consequences of the Transaction

Appendix IV	Additional Information For IEH Securityholders

14.	Action To Be Taken

To accept the Offer, the Form of Acceptance must be completed and returned as soon as possible and, in any event so as to be received by not later than 3:00 p.m., London time, on             , 2005.

Yours faithfully

Gerald W. Montiel

Chairman of the Board

for and on behalf of Dickie Walker Marine, Inc.

APPENDIX I

CONDITIONS AND FURTHER TERMS OF THE OFFER

Part A:

Conditions of the Offer

The Offer will be subject to the following conditions:

(a)	valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00pm on the closing date of the Offer (or such later time(s) and/or date(s) as DWM may, with the consent of the Panel or in accordance with the Code, decide) in respect of over 50 percent in nominal value of the IEH Shares to which the Offer relates. For the purposes of this condition:

(i)	shares which have been unconditionally allotted but not issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, shall be deemed to carry the voting rights they will carry on being entered into the Register of Members of IEH; and

(ii)	the expression “IEH Shares to which the Offer relates” shall be construed in accordance with sections 428 to 430F of the Companies Act 1985, as amended.

(b)	the Office of Fair Trading in the United Kingdom indicating, in terms reasonably satisfactory to DWM, that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition of IEH by DWM or any matter arising therefrom or related thereto to the Competition Commission;

(c)	the listing on Nasdaq of the DWM Common Stock to be issued in connection with the Offer having become effective prior to or as of the Closing Date and such listing being announced by Nasdaq, and the Nasdaq not having delisted the outstanding Parent Common Stock;

(d)	DWM having obtained the approval of DWM’s stockholders of such resolution or resolutions as are necessary to approve, implement and effect the Offer and the acquisition of any IEH Shares including (1) the issuance of shares of DWM common stock in connection with the transaction and the resulting change-of-control of DWM, (2) the amendment to DWM’s Certificate of Incorporation to increase the number of authorized shares of DWM Common Stock, (3) the DWM Reverse Stock Split, and (4) the amendment of the DWM 2002 Plan to increase the number of shares reserved and issuable pursuant to the Plan;

(e)	DWM’s Registration Statement having become effective under the Securities Act of 1933, as amended, and not being the subject of any stop order or proceeding seeking a stop order;

(f)	there being no provision of any agreement, arrangement, license, permit or other instrument to which IEH or any of its Subsidiaries is a party or by or to which any such member or any of its assets may be bound, entitled or subject, which in consequence of the Offer or the proposed acquisition of any shares or other securities in IEH or because of a change in the control or management of IEH or otherwise, could or might result in to an extent which is material in the context of the IEH Group:

(i)	any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)	any such agreement, arrangement, license, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or modified or affected or any obligation or liability arising or any action being taken thereunder;

(iii)	any assets or interests of any such member being or failing to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

(iv)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;

(v)	the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(vi)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so; or

(viii)	the creation of any liability, actual or contingent, by any such member,

and no event having occurred which, under any provision of any agreement, arrangement, license, permit or other instrument to which IEH or any of its Subsidiaries is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could result in any of the events or circumstances as are referred to in subparagraphs (i) to (viii) of this paragraph (e);

(g)	no government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution or any other body or person whatsoever in any jurisdiction (each a “Third Party”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would or might reasonably be expected to:

(i)	require the divestiture by any member of the wider DWM Group or wider IEH Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof which, in any such case, is material in the context of the wider DWM Group or the wider IEH Group in either case taken as a whole;

(ii)	require, prevent or delay the divestiture by any member of the wider DWM Group of any shares or other securities in IEH;

(iii)	impose any limitation on, or result in a delay in, the ability of any member of the wider DWM Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the wider IEH Group or the wider DWM Group or to exercise management control over any such member;

(iv)	otherwise adversely affect the business, assets, profits or prospects of any member of the wider DWM Group or of any member of the wider IEH Group in a manner which is adverse to and material in the context of the DWM Group or the wider IEH Group in either case taken as a whole;

(v)	make the Offer or its implementation or the acquisition or proposed acquisition by DWM or any member of the wider DWM Group of any shares or other securities in, or control of IEH void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise materially interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

(vi)	require any member of the wider DWM Group or the wider IEH Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the wider IEH Group or the wider DWM Group owned by any third party;

(vii)	impose any limitation on the ability of any member of the wider IEH Group to coordinate its business, or any part of it, with the businesses of any other members; or

(viii)	result in any member of the wider IEH Group ceasing to be able to carry on business under any name under which it presently does so;

and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any IEH Shares having expired, lapsed or been terminated;

(h)	all necessary filings or applications having been made in connection with the Offer and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Offer or the acquisition by any member of the wider DWM Group of any shares or other securities in, or control of, Intelligent Energy and all authorizations, orders, recognitions, grants, consents, licenses, confirmations, clearances, permissions and necessary or appropriate for or in respect of the Offer or the proposed acquisition of any shares or other securities in, or control of, IEH by any member of the wider DWM Group having been obtained in terms and in a form satisfactory to DWM from all appropriate Third Parties or persons with whom any member of the wider IEH Group has entered into contractual arrangements and all such authorizations, orders, recognitions, grants, consents, licenses, confirmations, clearances, permissions and approvals together with all material authorizations orders, recognitions, grants, licenses, confirmations, clearances, permissions and approvals necessary or appropriate to carry on the business of any member of the wider IEH Group which is material in the context of the DWM Group or the IEH Group as a whole remaining in full force and effect and all filings necessary for such purpose have been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(i)	except as publicly announced by IEH prior to announcement date, no member of the wider IEH Group having, since last year end:

(i)	other than to another member of the IEH Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(ii)	save for intra-IEH Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorized or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

(iii)	save for intra-IEH Group transactions, made or authorized or proposed or announced an intention to propose any change in its loan capital;

(iv)	issued, authorized or proposed the issue of any debentures or (save for intra-IEH Group transactions), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any contingent liability;

(v)	(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding- up, dissolution or reorganization or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(vi)	entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the wider IEH Group or the wider DWM Group other than to a nature and extent which is normal in the context of the business concerned;

(vii)	waived or compromised any claim otherwise than in the ordinary course of business; or

(viii)	entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any Offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this condition;

and, for the purposes of paragraphs (i), (ii), (iii) and (iv) of this condition, the term “IEH Group” shall mean IEH and its wholly-owned subsidiaries;

provided, however, that, notwithstanding these provisions IEH may, without the consent of DWM, engage in any one or more of the following transactions or activities: (i) the issuance of debt or equity securities by IEH in connection with a financing transaction; (ii) the execution of any letter of intent, term sheet or agreement for the acquisition of the assets or equity of any business enterprise by IEH; (iii) the execution or amendment of any employment or consulting agreements for the recruitment or retention of employees and consultants for IEH and its affiliates; and (iv) the creation of a new stock option plan for its employees.

(j)	since last year end and save as disclosed in the accounts for the year then ended and save as publicly announced by IEH prior to announcement date:

(i)	no material adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the wider IEH Group;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the wider IEH Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the wider IEH Group having been instituted announced or threatened by or against or remaining outstanding in respect of any member of the wider IEH Group which in any such case might be expected to adversely affect any member of the wider IEH Group;

(iii)	no contingent or other liability having arisen or become apparent to DWM which would be likely to adversely affect any member of the wider IEH Group; and

(iv)	no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any license held by any member of the wider IEH Group which is necessary for the proper carrying on of its business;

(k)	save as publicly announced by IEH prior to date of announcement or as otherwise fairly disclosed in writing to the DWM prior to that date by any member of the IEH Group, DWM not having discovered:

(i)	that any financial, business or other information concerning the wider IEH Group as contained in the information publicly disclosed at any time by or on behalf of any member of the wider IEH Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make that information not misleading;

(ii)	that any member of the wider IEH Group, IEH or other entity in which any member of the wider IEH Group has a significant economic interest and which is not a subsidiary undertaking of the IEH is subject to any liability (contingent or otherwise) which is not disclosed in the annual report and accounts of IEH for the year ended last year end; or

(iii)	any information which affects the import of any information disclosed at any time by or on behalf of any member of the wider IEH Group and which is material in the context of the wider IEH Group taken as a whole.

(l)	DWM not having discovered that:

(i)

any past or present member of the wider IEH Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) on the part of any member of the wider IEH Group and which is material in the context of the wider IEH Group taken as a whole; or

(ii)	there is, or is likely to be, for that or any other reason whatsoever, any liability (actual or contingent) of any past or present member of the wider IEH Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the wider IEH group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction and which is material in the context of the wider IEH Group taken as a whole.

For the purposes of these conditions the “wider IEH Group” means IEH and its subsidiary undertakings, associated undertakings and any other undertaking in which IEH and/or such undertakings (aggregating their interests) have a significant interest and the “wider DWM Group” means DWM and its subsidiary undertakings, associated undertakings and any other undertaking in which DWM and/or such undertakings (aggregating their interests) have a significant interest and for these purposes “subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given by the Companies Act 1985, other than paragraph 20(1)(b) of Schedule 4A to that Act which shall be excluded for this purpose, and “significant interest” means a direct or indirect interest in ten per cent. or more of the equity share capital (as defined in that Act).

If DWM is required by the Panel to make an offer for IEH Shares under the provisions of Rule 9 of the Code, DWM may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

Part B

Further Terms of the Offer

1.	The following terms and conditions apply to the Offer, unless the contrary is expressed or the context requires otherwise.

Unless the context requires otherwise, any reference in Part B or Part C of this Appendix I and in the Form of Acceptance:

(a)	to the “Offer” includes any revision, variation, renewal or extension of the Offer (as the case may be);

(b)	to the “acceptance condition” means the condition set out in paragraph 1(a) of Part A of this Appendix I;

(c)	to the “Offer becoming unconditional” means the acceptance condition becoming or being declared satisfied whether or not any other condition of the Offer remains to be fulfilled and references to the Offer having become or not become unconditional shall be construed accordingly;

(d)	to “acceptances of the Offer” includes deemed acceptances of the Offer; and

(e)	to the “Offer Period” means, in relation to the Offer, the period commencing on , 2005 until the latest of:

(i)	3.00pm (London time) on , 2005;

(ii)	the time and date when the Offer lapses; and

(iii)	the time and date when the Offer becomes unconditional.

2.	Acceptance Period

The Offer will initially be open for acceptance until 3.00 p.m. (London time) on             , 2005. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days (or such other period as the Panel may permit) from the date on which written notification of the revision is posted to IEH Securityholders. Except with the Panel’s consent, no revision of the Offer may be made or posted after             , 2005 or, if later, the date falling 14 days before the last date the Offer can become unconditional.

The Offer, whether revised or not, shall not ( except with the Panel’s consent ) be capable of becoming unconditional after midnight on             , 2005 (or any earlier time and/or date beyond which DWM has stated that the Offer will not be extended unless DWM has, where permitted, withdrawn that statement or extended the Offer beyond the stated earlier date), nor of being kept open for acceptance after that time and date unless it has previously become unconditional, provided that DWM reserves the right, with the Panel’s consent, to extend the Offer to (a) later time(s) and /or date(s). Except with the Panel’s consent, DWM may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of IEH Shares made after 1.00pm (London time) on             , 2005 (or any earlier time and/or date beyond which DWM has stated that the Offer will not be extended unless where permitted, it has withdrawn that statement or extended the Offer beyond the stated earlier date) or, if the Offer is so extended, any such later time(s) and/or date(s) as may be agreed with the Panel. If the latest time at which the Offer may become unconditional is extended beyond midnight on             , 2005, acceptances received and purchases of IEH Shares made in respect of which relevant documents are received after 1.00pm (London time) on             , 2005 may (except where the Code otherwise permits) only be taken into account with the Panel’s agreement.

If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated by or on behalf of DWM that the Offer will remain open until further notice, then not less than 14 days’ notice in writing will be given, before closing the Offer, to those IEH Securityholders who have not accepted the Offer.

If a competitive situation (as determined by the Panel) arises after Dickie Walker has made a “no extension” statement and/or a “no increase” statement (as referred to in the Code) in relation to the Offer, DWM may, if it specifically reserved the right to do so at the time such statement was made (or otherwise with the Panel’s consent) withdraw that statement and extend and/or revise the Offer (as appropriate) provided that it complies with the requirements of the Code and, in particular, that:

(a)	it announces such withdrawal and that it is free to extend and/or revise the Offer (as appropriate) as soon as possible (and in any event within four business days of the firm announcement of the competing offer or other competitive situation) and IEH Securityholders are informed in writing at the earliest opportunity or, in the case of IEH Securityholders with registered addresses outside the United Kingdom or whom DWM knows to be a nominee, trustee or custodian holding IEH Shares for such persons, by announcement in the United Kingdom at the earliest opportunity; and

(b)	any IEH Securityholders who accepted the Offer after the date of the “no extension” or “no increase” statement are given a right of withdrawal in accordance with section 4 of this Part B,

DWM may, if it has reserved the right to do so, choose not to be bound by a “no increase” or a “no extension” statement if it would otherwise prevent the posting of an increased or improved offer (either as to the value or nature of the consideration offered or otherwise) which is recommended for acceptance by the IEH Directors or in other circumstances permitted by the Panel.

For the purpose of determining at any particular time whether the acceptance condition has been satisfied, DWM shall be entitled to take account only of those IEH Shares carrying voting rights which have been unconditionally allotted or issued before that time and written notice of allotment or issue of which, containing all the relevant details, has been received before that time by Dr. Mark Lawson-Statham or its agents at the address specified in section 10 of the letter from the Chairman of DWM. Notification by telex, e-mail, facsimile or other electronic transmission will not be sufficient.

3.	Announcements

By 8.00am (London time) on the business day (the “relevant day”) following the day on which the Offer is due to expire or becomes unconditional or is revised or extended, as the case may be (or such later time(s) or date(s) as the Panel may agree), DWM will make an appropriate announcement and simultaneously inform a Regulatory Information Service of the position. Such announcement will also state (unless otherwise permitted by the Panel) the total number of IEH Shares and rights over IEH Shares (as nearly as practicable):

(a)	for which acceptances of the Offer have been received;

(b)	acquired or agreed to be acquired by or on behalf of DWM or any person acting in concert with it during the course of the Offer Period;

(c)	held by or on behalf of DWM or any person acting in concert with it before the Offer Period; and

(d)	for which acceptances of the Offer have been received from any person acting in concert with DWM,

and will specify the percentage of the IEH Shares represented by each of these figures.

Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8.00am (London time) on the relevant day or such later time(s) and/or date(s) as the Panel may agree. The announcement will state the next expiry date unless the Offer is then unconditional, in which case a statement may instead be made that the Offer will remain open until further notice. In computing the number of IEH Shares represented by acceptances and/or purchases, there may be included or excluded for announcement purposes acceptances and purchases which are not complete in all respects or which are subject to verification save that those which could not be counted towards fulfillment of the acceptance condition under Notes 4 and 5 of Rule 10 of the Code shall not (unless agreed by the Panel) be included.

In this Appendix I, references to the making of an announcement or the giving of notice by or on behalf of DWM include the release of an announcement by public relations consultants on behalf of DWM to the press and the delivery by hand or telephone or telex or facsimile or other electronic transmission of an announcement to a Regulatory Information Service. An announcement made otherwise than to a Regulatory Information Service shall be notified simultaneously to a Regulatory Information Service (unless otherwise agreed by the Panel).

4.	Rights Of Withdrawal

If DWM, having announced the Offer to be unconditional, fails to comply by 3.30pm (London time) on the relevant day (as defined in section 3 of this Part B) (or such later time(s) and/or date(s) as the Panel may agree) with any of the other requirements specified in section 3 of this Part B, an accepting IEH Securityholder may (unless the Panel agrees otherwise ) immediately thereafter withdraw his acceptance of the Offer by written notice received by hand or by post to Dr. Mark Lawson-Statham on behalf of DWM. Subject to the next paragraph, this right of withdrawal may be terminated not less than eight days after the relevant day by DWM confirming, if it is the case, that the Offer is still unconditional, and complying with the other requirements specified in section 3 of this Part B. If any such confirmation is given, the first period of 14 days referred to in section 2 of this Part B will run from the date of such confirmation and compliance.

If by 3.00pm (London time) on             , 2005 (or such later time(s) and/or date(s) as the Panel may agree) the Offer has not become unconditional, an accepting IEH Securityholder may withdraw his acceptance at any time thereafter by written notice in the manner referred to in this section before the earlier of (i) the time when the Offer becomes unconditional, and (ii) the final time for lodgment of acceptances of the Offer which can be taken into account in accordance with paragraph 2 of this Part B.

If a “no extension” statement and/or a “no increase” statement has been withdrawn in accordance with section 2 of this Part B, any IEH Securityholder who accepted the Offer after the date of the statement may withdraw his acceptance in the manner referred to in this section not later than the eighth day after the date on which written notice of withdrawal of the statement is posted to IEH Securityholders.

Except as provided by this section 4, acceptances under the Offer shall be irrevocable.

In this section 4, “written notice” (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting IEH Securityholder(s) or his/their agent(s) duly appointed in writing (evidence of whose appointment is produced with the notice in a form reasonably satisfactory to DWM). Notification by telex, e-mail or facsimile transmissions or copies will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to DWM or its agents to have been sent from, Canada, Australia or Japan will be treated as valid.

5.	Revised Offer

No revision of the Offer is envisaged. However, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms and conditions or in the value or nature of the consideration offered or otherwise) and such revision represents on the date on which it is announced an improvement or no diminution in the value of the revised Offer compared with the consideration or terms previously offered or in the overall value received and/or retained by an IEH Securityholder (under or in consequence of the Offer or otherwise), the benefit of the revised Offer will, subject to this section 5 and section 8 of this Part B, be made available to any IEH Securityholder who has validly accepted the Offer in its original or any previously revised form(s) (a “previous acceptor”). The acceptance of the Offer by or on behalf of a previous acceptor in its original or any previously revised form(s) shall, subject as provided in this section 5 and section 8 of this Part B, be treated as an acceptance of the Offer as so revised and shall also constitute the separate appointment of DWM and each of its directors as his attorney and/or agent with authority (i) to accept any such revised offer on behalf of such previous acceptor, (ii) if such revised Offer includes alternative forms of consideration, to make such elections for and/or accept such alternative forms of consideration in the proportions such attorney and/or agent in his absolute discretion thinks fit, and (iii) to execute on behalf of and in the name of such previous acceptor all such further documents (if any) as may be required to give effect to such acceptances and/or elections.

In making any such election and/or acceptance, such attorney and/or agent shall take into account the nature of any previous acceptances made by or on behalf of the previous acceptor and such other facts or matters as he may reasonably consider relevant.

Subject to section 4, the powers of attorney and authorities conferred by this section 5 and any acceptance of a revised Offer and/or any election(s) pursuant thereto shall be irrevocable unless and until the previous acceptor becomes entitled to withdraw his acceptance under section 4 of this Part B and duly and validly does so.

The deemed acceptance referred to in this section shall not apply, and the authorities conferred by that paragraph shall not be exercised, to the extent that a previous acceptor lodges with IEH, on behalf of DWM, within 14 days of the posting of the document containing the revised Offer, a Form of Acceptance in which he validly elects to receive the consideration receivable by him under such revised Offer in some other manner than that set out in his original or any previous acceptance.

The deemed acceptance referred to in this section shall not apply, and the authorities conferred by that paragraph shall not be exercised, if as a result thereof, the previous acceptor thereby receive less in aggregate in consideration under the revised Offer than he would have received in aggregate as a result of acceptance of the Offer in the form in which it was previously accepted by him or on his behalf. The authorities conferred by this section shall not be exercised in respect of any election available under the revised Offer save in accordance with this paragraph.

DWM reserves the right to treat a Form of Acceptance (in respect of the Offer in its original or any previously revised form(s)) which is received (or dated) on or after the announcement of any revised Offer as a valid acceptance of the revised Offer and/or, where applicable, a valid election for or acceptance of any of the alternative forms of consideration. Such acceptances shall constitute an authority in the terms of paragraph 5.1 of this Part B, mutatis mutandis, on behalf of the relevant IEH Securityholder.

6.	Acceptances and Purchases

Notwithstanding the right reserved by DWM to treat a Form of Acceptance as valid even though not entirely in order or not accompanied by the relevant share certificate(s) and/or other documents of title, except as otherwise agreed by the Panel:

(a)	an acceptance of the Offer shall not be treated as valid for the purposes of the acceptance condition unless the requirements of Note 4 and, if applicable, Note 6 of Rule 10 of the Code are satisfied in respect of it;

(b)	a purchase of IEH Shares by DWM or its nominee(s) (or, in the case of a Rule 9 offer, any person acting in concert with DWM or its nominee) will only be treated as valid for the purposes of the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 of Rule 10 of the Code are satisfied in respect of it; and

(c)	before the Offer may become unconditional, Dr. Mark Lawson-Statham must have issued a certificate to DWM which states the number of IEH Shares in respect of which acceptances have been received and which comply with section 6(a) of this Part B and the number of IEH Shares otherwise acquired, whether before or during the Offer Period, which comply with section 6(b) of this Part B. Copies of the certificate will be sent to the Panel and to the financial advisers of IEH as soon as possible after issue.

7.	General

Except with the Panel’s consent, the Offer will lapse unless all of the conditions relating to the Offer have been satisfied or (if capable of waiver) waived or, where appropriate, have been determined by DWM in its reasonable opinion to be or remain satisfied in each case by midnight on             , 2005 or by midnight on the date which is 21 days after the date on which the Offer becomes unconditional as to acceptances, whichever is the later, or such later date(s) as DWM may, with the Panel’s consent, decide. If the Offer lapses for any reason, then it shall cease to be capable of further acceptance and DWM and IEH Securityholders shall cease to be bound by Forms of Acceptance submitted before the time the Offer lapses.

The Offer will lapse if the acquisition of IEH by DWM is referred to the Competition Commission before 3.00pm (London time) on             , 2005 or the time and date when the Offer becomes unconditional, whichever is the later. In such a case, the second sentence of the first paragraph of this section will apply.

Except with the Panel’s consent, settlement of the consideration to which any IEH Securityholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which DWM may otherwise be, or claim to be, entitled as against such IEH Securityholder and will be effected in the manner described in the letter from DWM contained in this document.

The Offer is made on             , 2005 and is capable of acceptance from that date. Copies of this document, the Form of Acceptance and any related documents are available from Dr. Mark Lawson-Statham, at the address set out in paragraph 9 of the letter from the Chairman of DWM.

The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires.

(a)	The Offer, all acceptances of it, the Form of Acceptance, all contracts made pursuant to the Offer, all action taken or made or deemed to be taken or made pursuant to any of these terms and the relationship between an IEH Securityholder and DWM shall be governed by and interpreted in accordance with English law.

(b)	Execution of a Form of Acceptance by or on behalf of an IEH Securityholder will constitute his agreement that the Courts of England are (subject to the following paragraph) to have exclusive jurisdiction to settle any dispute which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by the Offer and the Form of Acceptance or otherwise arising in connection with the Offer and the Form of Acceptance, and for such purposes that he irrevocably submits to the jurisdiction of the English Courts.

(c)	Execution of a Form of Acceptance by or on behalf of an accepting IEH Securityholder will constitute his agreement that the agreement in the prior paragraph is included for the benefit of DWM and accordingly, notwithstanding the exclusive agreement in the prior paragraph, DWM shall retain the right to, and may in its absolute discretion, bring proceedings in the courts of any other country which may have jurisdiction and that the accepting IEH Securityholder irrevocably submits to the jurisdiction of the courts of any such country.

If the expiration date of the Offer is extended, any reference in this document and in the Form of Acceptance to             , 2005 shall, except in the penultimate paragraph of Part A of this Appendix I and sections 2 and 7 of this Part B and, where the context otherwise requires, be deemed to refer to the expiry date of the Offer as so extended.

Any omission to dispatch this document or the Form of Acceptance or any notice required to be dispatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. Subject to section 8 of this Part B the Offer extends to any such person and to all IEH Securityholders to whom this document, the Form of Acceptance or any related documents may not be dispatched and who may not receive such documents, and such persons may collect copies of those documents by contacting Dr. Mark Lawson-Statham at the address set out in section 10 of the letter from the Chairman of DWM.

If the Offer lapses share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as the Panel may approve) within 14 days of the Offer lapsing, at the risk of the Intelligent Energy Securityholder concerned, to the person or agent whose name and address is set out in the relevant Box of the Form of Acceptance or, if none is set out, to the first-named holder at his registered address. No such document will be sent to an address in Canada, Australia or Japan.

All powers of attorney, appointments as agent and authorities on the terms conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the IEH Securityholder concerned and are irrevocable (in respect of powers of attorney in accordance with Section 4 of the Powers of Attorney Act 1971) except in the circumstances where the donor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with section 4 of this Part B and duly does so.

Without prejudice to any other provisions of this Part B, DWM reserves the right to treat acceptances of the Offer as valid if received by or on behalf of either of them at any place or places or in any manner determined by either of them or otherwise than as set out in this document or in the Form of Acceptance.

All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from any IEH Securityholders will be delivered by or sent to or from them (or their designated agents) at their risk. No acknowledgement of receipt of any Form of Acceptance, communication, notice, share certificate(s) and/or other document(s) of title will be given by or on behalf of DWM.

DWM reserves the right to notify any matter (including the making of the Offer) to all or any IEH Securityholder(s) with (i) registered addresses outside the United Kingdom or (ii) whom DWM knows to be nominees, trustees or custodians for such IEH Securityholder(s) with registered addresses outside the United Kingdom by announcement or paid advertisement in any daily newspaper published and circulated in the United Kingdom or any part thereof, in which case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such securityholders to receive or see such notice. All references in this document to notice in writing (other than in section 4 of this Part B) shall be construed accordingly.

If sufficient acceptances are received and/or sufficient IEH Shares are otherwise acquired, DWM intends to apply the provisions of Sections 428 to 430F of the Companies Act to acquire compulsorily any outstanding IEH Shares.

If the Panel requires DWM to make an offer for IEH Shares under the provisions of Rule 9 of the Code, DWM may make such alterations to the conditions of the Offer as are necessary to comply with the provisions of that Rule.

All references in this Appendix I to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date of this document).

8.	Overseas Securityholders

The making of the Offer in, or to persons resident in, or to nationals or citizens of, jurisdictions outside the United Kingdom and the United States or to nominees of, or custodians or trustees for, citizens or nationals of other countries (“overseas securityholders”) may be affected by the laws of the relevant jurisdictions. Such overseas securityholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas securityholder wishing to accept the Offer to satisfy himself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including obtaining any governmental, exchange control or other consents which may be required, or compliance with other necessary formalities needing to be observed and payment of any issue, transfer or other taxes or duties due in such jurisdiction. Any such overseas securityholder will be responsible for any such issue, transfer or other taxes or other payments by whomsoever payable and DWM (and any person acting on behalf of them) shall be fully indemnified and held harmless by such securityholder for any such issue, transfer or other taxes or duties as DWM (and any person acting on behalf of them) may be required to pay.

If you are an overseas securityholder and you are in doubt about your position, you should consult your independent professional adviser in the relevant jurisdiction.

In particular the Offer is not being made, directly or indirectly, in or into and is not capable of acceptance in or from Canada, Australia or Japan. Accordingly, copies of this document and the accompanying documents are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

Persons receiving such documents (including without limitation, custodians, trustees and nominees) must not mail, forward, or distribute or send them, directly or indirectly, in, into or from Canada, Australia or Japan or use the Canadian, Australian or Japanese mails or any such means or instrumentality or facility for any purpose, directly or indirectly, in connection with the Offer. Doing so may invalidate any purported acceptance of the Offer. Persons wishing to accept the Offer must not use such mails or any such means or instrumentality or facility directly or indirectly for any purpose directly or indirectly related to acceptance of the Offer.

Envelopes containing a Form of Acceptance should not be postmarked in Canada, Australia or Japan or otherwise dispatched from Canada, Australia or Japan and all accepting IEH Securityholders must provide addresses outside Canada, Australia or Japan for the remittance of cash or for the return of the Form of Acceptance, share certificates and/or other document(s) of title.

An IEH Securityholder will be deemed not to have validly accepted the Offer if:

(a)	he puts “NO” in Box 5 of the Form of Acceptance and thereby does not give the representations and warranties set out in paragraph (b) of Part C of this Appendix I;

(b)	having inserted in or having completed Box 3 of the Form of Acceptance with a registered address in Canada, Australia or Japan, he does not insert in Box 6 of the Form of Acceptance the name and address of a person or agent outside Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer and/or any documents to be sent;

(c)	he inserts in Box 6 of the Form of Acceptance the name and address of a person or agent in Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer and/or any documents to be sent; or

(d)	in any case, the Form of Acceptance received from him is received in an envelope postmarked in, or which otherwise appears to DWM or its agent to have been sent from Canada, Australia or Japan.

DWM reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph (b) of Part C of this Appendix I could have been truthfully given by the relevant IEH Securityholder and, if such investigation is made and, as a result, DWM cannot satisfy itself that such representation and warranty was true and correct, the acceptance shall not be valid.

If, in connection with the making of the Offer, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees), whether pursuant to a contractual or legal obligation or otherwise, forwards this document, the Form of Acceptance or any related offering documents, in, into or from Canada, Australia or Japan or uses the mails of, or any means or instrumentality (including without limitation, facsimile or electronic transmission, telephone or internet) of interstate or foreign commerce of, or any facility of a national securities exchange of, Canada, Australia or Japan in connection with such forwarding, such person should:

(a)	inform the recipient of such fact;

(b)	explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

(c)	draw the attention of the recipient to this section 8.

If any written notice from an IEH Securityholder withdrawing his acceptance in accordance with section 4 of Part B of this Appendix I is received in an envelope postmarked in, or which otherwise appears to DWM or its agents to have been sent from, Canada, Australia or Japan, DWM reserves the right in its absolute discretion to treat that notice as invalid. Any acceptance of the Offer by IEH Securityholders who are unable to give the representations and warranties set out in paragraph (b) of Part C of this Appendix I is liable to be disregarded.

These provisions and any other terms of the Offer relating to overseas securityholders may be waived, varied or modified as regards specific IEH Securityholders or on a general basis by DWM in its absolute discretion. Subject thereto, the provisions of this section 8 supersede any terms of the Offer inconsistent with them. References in this section 8 to an IEH Securityholder include references to the person or persons executing a Form of Acceptance and, if more than one person executes the Form of Acceptance, the provisions of this section 8 shall apply to them jointly and severally.

Part C

Form of Acceptance

Each IEH Securityholder by whom, or on whose behalf, a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with DWM (so as to bind him, his personal representatives, heirs, successors and assigns) to the following effect:

(a)

(i)     that the execution of the Form of Acceptance, whether or not any Boxes are completed, shall constitute an acceptance of the Offer in respect of the number of IEH Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance; and

(i)	an undertaking to execute any further documents, take any further action and give any further assurances which may be required in connection with the foregoing,

in each case on and subject to the terms and conditions set out or referred to in this document and in the Form of Acceptance and that, subject only to the rights of withdrawal set out or referred to in section 4 of Part B of this Appendix I, each such acceptance and election shall be irrevocable; and

(b)	unless “NO” is put in Box 5 of the Form of Acceptance, that:

(i)	such IEH Securityholder has not received or sent copies or originals of this document, the Form of Acceptance or any related offering documents in, into or from Canada, Australia or Japan, has not utilized in connection with the Offer, directly or indirectly, the mails of or any means of instrumentality (including, without limitation, by means of facsimile or electronic transmission, telephone or internet) of interstate or foreign commerce of, or any facilities of a securities exchange of, Canada, Australia or Japan, was outside Canada, Australia or Japan when the Form of Acceptance was delivered and at the time of accepting the Offer, and, in respect of the IEH Shares to which the Form of Acceptance relates, is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorized employee of such principal or such principal has given all instructions with respect to the Offer from outside Canada, Australia or Japan; and

(ii)	the Form of Acceptance and any related offering documents have not been mailed or otherwise sent in, into or from, Canada, Australia or Japan or signed in any of those jurisdictions and such securityholder is accepting the Offer from outside Canada, Australia and Japan;

(c)	that the execution of the Form of Acceptance and its delivery constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting IEH Securityholder not having validly withdrawn his acceptance, the irrevocable appointment of DWM as such IEH Securityholder’s attorney and/or agent (the “attorney”) and an irrevocable instruction and authorization to the attorney:

(i)	to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney in relation to the IEH Shares referred to in paragraph (a) of this Part C in favor of DWM or such other person or persons as DWM or its agents may direct;

(ii)	to deliver such form(s) of transfer and/or other document(s) in the attorney’s discretion together with the certificate(s) and/or other document(s) of title relating to such IEH Shares for registration within 6 months of the Offer becoming unconditional in all respects; and

(iii)	to execute all such other documents and do all such other acts and things as may in the attorney’s opinion be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest the IEH Shares referred to in paragraph (a) of this Part C in DWM or its nominee;

(d)	that the execution of the Form of Acceptance and its delivery constitutes, subject to the Offer becoming unconditional in all respects and to an accepting IEH Securityholder not having validly withdrawn his acceptance, an irrevocable authority and request:

(i)	to IEH or its agents to procure the registration of the transfer of the IEH Shares pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect of the IEH Shares to DWM or as it may direct;

(ii)	to DWM or their respective agents to procure the dispatch by post (or by such other method as the Panel may approve) of the check for the cash consideration to which an accepting IEH Securityholder is entitled, at the risk of such securityholder, to the person or agent whose name and address (outside Canada, Australia and Japan) is set out in Box 6 of the Form of Acceptance or, if none is set out, to the person whose name and address (outside Canada, Australia or Japan) is set out in Box 3 of the Form of Acceptance, or if none is set out in Box 3 of the Form of Acceptance, to the first-named holder at his registered address (outside Canada, Australia or Japan);

(e)	that the execution of the Form of Acceptance and its delivery constitutes a separate authority to DWM and/or its respective directors within the terms of section 5 of Part B of this Appendix I;

(f)	that, subject to the Offer becoming or being declared unconditional in all respects (or if the Offer will become unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel consents) and pending registration:

(i)	DWM or its agents shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of IEH or of any class of its securityholders) attaching to any IEH Shares in certificated form in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn; and

(ii)	the execution of a Form of Acceptance by an IEH Securityholder in respect of the IEH Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

(A)	constitutes an authority to IEH from such IEH Securityholder to send any notice, circular, warrant, document or other communication which may be required to be sent to him/her as a member of IEH (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such IEH Shares into certificated form) to DWM at its registered office;

(B)	constitutes an authority to DWM or any director of DWM to sign any consent to short notice of a general or separate class meeting as his attorney and/or agent and on his behalf and/or to attend and/or execute a form of proxy in respect of such IEH Shares appointing any person nominated by DWM to attend general and separate class meetings of IEH (and any adjournments thereof) and to exercise the votes attaching to such shares on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer; and

(C)	will also constitute the agreement of such IEH Securityholder not to exercise any of such rights without the consent of DWM and the irrevocable undertaking of such IEH Securityholder not to appoint a proxy to attend any such general meeting or separate class meeting;

(g)

that he will deliver or procure the delivery of his share certificate(s) or other document(s) of title in respect of all IEH Shares held by him in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn, or an indemnity acceptable to DWM in lieu thereof, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects, to Dr. Mark Lawson-Statham at the address referred to in section 10 of the letter from the Chairman of DWM;

(h)	that he is the sole legal and beneficial owner of the IEH Shares in certificated form in respect of which the Offer is accepted or deemed to be accepted or he is the legal owner of such IEH Shares and he has the necessary capacity and authority to execute the Form of Acceptance;

(i)	that the IEH Shares in certificated form in respect of which the Offer is accepted or deemed to be accepted are sold fully paid up and free from all liens, equities, charges, encumbrances and other third party rights and/or interests and together with all rights now or hereafter attaching thereto, including voting rights and the right to receive and retain all dividends, interests and other distributions (if any) declared, made or paid after , 2005;

(j)	that the terms and conditions of the Offer contained in this document shall be deemed to be incorporated in, and form part of, the Form of Acceptance which shall be read and construed accordingly;

(k)	that, if he accepts the Offer, he will do all such acts and things as shall be necessary or expedient to vest the IEH Shares in DWM or its nominee(s) or such other persons as it may decide;

(l)	that he agrees to ratify each and every act or thing which may be done or effected by DWM or any Director of DWM or their respective agents or IEH or its agents, as the case may be, in the exercise of any of his powers and/or authorities under this document;

(m)	that the execution of the Form of Acceptance constitutes his agreement to the terms of sections 7(b) and (c) of Part B of this Appendix I;

(n)	that on execution the Form of Acceptance shall take effect as a deed; and

(o)	that if any provision of Part B or Part C of this Appendix I shall be unenforceable or invalid or shall not operate so as to afford DWM or any director of DWM the benefit or authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents as may be required to enable DWM and/or any director of DWM to secure the full benefits of Part B and this Part C.

References in this Part C to an IEH Securityholder shall include references to the person or persons executing a Form of Acceptance, and if more than one person executes a Form of Acceptance, the provisions of this Part C shall apply to them jointly and severally.

APPENDIX II

DEFINITIONS

In the letters from the Chairman of IEH and from the Chairman of DWM and these appendices thereto, the following definitions apply unless the context requires otherwise.

Acquisition Agreement means the acquisition agreement dated 3 February 2005 entered into between IEH and DWM, including its appendices and annexes;

Business Day means any day of the year on which banking institutions in San Francisco and London are open to the public for conducting business and are not required or authorized to close;

Cappello Warrants refers to the warrants to purchase IEH Shares issued in relation to the financial services agreement entered into with Cappello Capital Corp. in August 2004 and as described on page 210 of Appendix IV;

Completion means completion of acquisition of the IEH Shares by DWM, in respect of which the Offer has been accepted, following the admission to the Nasdaq SmallCap Market of the Shares of new DWM Common Stock;

Conditions means the conditions set out in Part A of Appendix I to this document;

DWM means Dickie Walker Marine, Inc., a Delaware corporation having its principal place of business at 1405 South Coast Highway, Oceanside, California 92054;

DWM Common Stock means DWM common stock, par value $0.001 per share;

DWM Stockholder Approvals means:

(a)	the approval of the issue of DWM Common Stock in connection with the Offer;

(b)	the approval of the change of control of DWM in connection with the Offer; and

(c)	the approval of all proposals deemed in support of the Offer, including proposals 2, 3 and 4 as set forth within the proxy statement/prospectus accompanying this Offer Document and of which this Offer Document is a part;

Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or any other security interest of any kind, including retention arrangements of and any agreement to create any of the foregoing;

Form of Acceptance means the Form of Acceptance and authority to accompany this letter on its issue to holders of IEH Shares, IEH Options and/or IEH Warrants;

Government Entity means any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic;

IEH means Intelligent Energy Holdings Plc (registered number 5104429) whose registered office is at 42 Brook Street, Mayfair, London W1K 5DB;

IEH Articles means IEH’s Articles of Association in force as at the date of this document;

IEH Option Plan means the IEH Share Option Scheme in effect at the date of this document;

IEH Options means outstanding options to acquire IEH Ordinary Shares and any further such options issued before the date upon which the Offer is no longer open for acceptance, and IEH Optionholder means a holder of any of them;

IEH Securities means all the existing IEH Shares, IEH Options and IEH Warrants and any further such securities which are allotted or issued before the date upon which the Offer is no longer open for acceptance, and IEH Securityholder means a holder of any of them;

IEH Shares means all the outstanding Ordinary Shares and any further such shares which are allotted or issued before the date upon which the Offer is no longer open for acceptance, and IEH Shareholder means a holder of any of them;

IEH Warrants means all the outstanding warrants to acquire IEH Ordinary Shares and any further such warrants which are issued before the date upon which the Offer is no longer open for acceptance, and IEH Warrantholder means a holder of any of them.

Material Adverse Effect means with respect to DWM or IEH, as the case may be, any change, effect, event, occurrence, state of facts or development: (i) that is, or is reasonably likely to be, materially adverse to the value, condition (financial or otherwise), business or results of operations of IEH or DWM, as the case may be; or (ii) that will, or is reasonably likely to, impair the ability of any party to the Acquisition Agreement to perform its obligations under the Acquisition Agreement or prevent or materially delay consummation of any of the transactions contemplated by the Acquisition Agreement; provided, however, that in the case of (i) no adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the United States or the United Kingdom economy as a whole that is not unique to DWM or IEH, as the case may be, and that does not disproportionately affect DWM or IEH, as the case may be, shall be deemed in itself to constitute, or shall be taken into account in determining, whether there has been or will be a Material Adverse Effect.

Meditor Option means the right to purchase 10,000,000 IEH Shares granted to Meditor European Master Fund Limited under an agreement dated 13 October 2004; though stated as an “Option” in the agreement, as issued and held by Meditor, the right is represented by 10,000,000 warrants to purchase IEH Ordinary Shares at 80p apiece, in one or more tranches of not less than 1,000,000 Ordinary Shares at a time between 1 January 2005 and ending by 13 October 2007, unless terminated sooner pursuant to the terms of the agreement, as further described on page 211;

Offer means the offer by DWM to acquire all the outstanding IEH Shares, IEH Options and IEH Warrants on the terms and subject to the conditions set out in this document and in the Form of Acceptance;

Ordinary Shares means the ordinary shares of £0.05 each in the capital of IEH and Ordinary Shareholder means a holder of any of them;

Securities Act means the United States Securities Act of 1933, as amended;

Subsidiary means any corporation, partnership, limited liability company, joint venture or other legal entity of which DWM or IEH, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity; and

United States and U.S. Person have the meanings given in Rule 902 of Regulation S under the Securities Act.

APPENDIX III

MATERIAL U.K. TAX CONSEQUENCES OF THE TRANSACTION

The following paragraphs, which are intended as a general guide only and are based on current legislation and United Kingdom Inland Revenue practice (which may change), summarize the United Kingdom tax implications of acceptance of the Offer for IEH Securityholders who are resident or ordinarily resident in the United Kingdom for tax purposes and who hold their IEH shares as investments.

U.K. Tax Consequences of the Exchange

The liability of IEH Securityholders to U.K. taxation in respect of capital gains will depend on their individual circumstances. For IEH Securityholders who are either resident, or ordinarily resident, for taxation purposes in the U.K. and for IEH Securityholders not so resident who (if they are companies) hold their IEH Shares in connection with, or for the purposes of, a trade carried on in the U.K. through a permanent establishment in the U.K. or who (if they are not companies) hold their IEH Shares in connection with, or for the purpose of, a trade carried on in the U.K. through a branch or agency in the U.K. the following implications may arise from the Offer.

IEH Securityholders accepting the Offer will to the extent that they receive DWM Common Stock not be treated at such time as having made a disposal of IEH Shares. Instead, their new holdings of DWM Common Stock should be treated as the same assets as their IEH Shares, acquired at the same time and for the same consideration as those shares so that any gain will effectively be “rolled over” into the new DWM Common Stock. IEH Securityholders who receive a cash payment in respect of fractional entitlement of DWM Common Stock may, depending on their individual circumstances, have a liability to pay U.K. capital gains tax.

U.K. Tax Consequences of Disposing of DWM Common Stock

The subsequent disposal of DWM Common Stock acquired pursuant to the Offer will normally constitute a disposal for the purposes of taxation of chargeable gains and may, depending on individual circumstances, give rise to a liability to United Kingdom taxation.

“Taper relief,” which applies to individual investors and trustees (but not to corporate investors), may apply on any disposal to reduce the chargeable gain assessable to tax. The reduction in the gain will depend on the period for which the investments have been held. Individual securityholders will also benefit from an annual exemption (£8500 for the 2005/6 tax year). Corporate investors will not qualify for taper relief or the annual exemption, though any gain may be tempered by a reduction to take account of inflation (“indexation allowance”).

Individuals who are resident or ordinarily resident in the United Kingdom, but not domiciled in the United Kingdom are liable to capital gains tax on gains from disposals of assets situated outside the United Kingdom only in respect of amounts remitted to, or treated as remitted to, the United Kingdom.

Individuals not resident or ordinarily resident in the United Kingdom would normally not be subject to U.K. taxation on capital gains on acceptance of the Offer nor on any subsequent disposal of DWM Common Stock acquired pursuant to the Offer unless either:

•	They are temporarily non-resident (i.e., they were previously a long term resident of the United Kingdom and have spent less than five years resident outside United Kingdom—in which case gains realized during the period of non-residence from disposals of assets held when they left the United Kingdom are chargeable in the first year of return to the United Kingdom); or

•	They are carrying on a trade through a branch or agency in the United Kingdom and the asset concerned was used for the purposes of that branch or agency.

Companies who are not resident in the U.K. would normally not be subject to U.K. taxation on capital gains on acceptance of the Offer nor on any subsequent disposal of DWM Common Stock acquired pursuant to the Offer unless they are carrying on a trade through a permanent establishment in the U.K. and the asset concerned was used for the purposes of that permanent establishment.

IEH Securityholders who acquire or acquired their IEH Shares by exercising rights under a IEH Option Plan are reminded that special tax provisions may apply to them on the exercise or exchange of options or on any disposal of IEH Shares acquired under a IEH Option Plan, including provisions imposing a charge to United Kingdom income tax.

Stamp Duty and Stamp Duty Reserve Tax

No stamp duty nor stamp duty reserve tax will be payable on the receipt by IEH Securityholders of DWM Common Stock pursuant to the Offer. Provided that any instrument of transfer is executed and retained outside the United Kingdom and does not relate to any property situated, or to any matter or thing done or to be done, in the United Kingdom, no stamp duty will be payable in respect of transfers of DWM Common Stock. This section applies to all securityholders whether or not resident or ordinarily resident in the United Kingdom.

Dividends

U.K. residents and domiciled holders of shares of DWM Common Stock will, in general, be subject to U.K. income tax or corporation tax on the gross amount of dividends paid on the shares of DWM Common Stock. Dividends received by U.K. corporation taxpayers will be taxed at the prevailing corporation tax rate. An individual securityholder will generally be chargeable to income tax.

APPENDIX IV

ADDITIONAL INFORMATION FOR IEH SECURITYHOLDERS

1.	Responsibility

(a)	The directors of DWM (whose names are set out in paragraph 2(a) below) accept responsibility for the information contained in this Offer Document, except for the information in this Offer Document concerning IEH, its subsidiary and their respective businesses, the directors of IEH and their connected persons and persons acting in concert with, and associates of, IEH. Subject as aforesaid, to the best of the knowledge and belief of the Directors of DWM (who have taken all reasonable care to ensure that such is the case), the information contained in this Offer Document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b)	The directors of IEH (whose names are set out in paragraph 2(b) below) accept responsibility for the information contained in this Offer Document concerning IEH and its business, themselves and their connected persons and persons acting in concert with, and associates of, IEH. To the best of the knowledge and belief of the directors of IEH (who have taken all reasonable care to ensure that such is the case), the information contained in this Offer Document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(c)	The statements set out in paragraphs (a) and (b) above are included solely to comply with the requirements of Rule 19.2 of the City Code and shall not be deemed to establish or expand any liability under the Securities Act or any state securities legislation in the United States.

2.	Directors

(a)	The directors of DWM are as follows:

Norman Lefkovits, Jr.

Gerald W. Montiel

W. Brent Robinson

James R. Smith

The executive offices of DWM are located at 1405 South Coast Highway, Oceanside, California 92054, USA.

(b)	The directors of IEH are as follows:

Dr Harry Bradbury	(Chief Executive Officer and Director)
Gary Rolfes	(Chief Operating Officer and Director)
Rakesh Varma	(Chief Financial Officer and Director)
Alexander L. Cappello	(Chairman)
Sir John Jennings	(Director)
Steven E. Karol	(Director)
Michael J. Koss	(Director)
J. David Martin	(Director)

The registered office of IEH, which is also the business address of its directors, is 42 Brook Street, Mayfair, London W1K 5DB, United Kingdom.

3.	Disclosures of Interests and Dealings

(a)	At the close of business on , 2005 (the latest practicable date prior to the posting of this Offer Document), the interests of the directors of IEH and their connected persons (within the meaning of section 346 of the Companies Act 1985), all of which (save as noted below) are beneficial, in IEH Shares which have been notified to IEH pursuant to sections 324 or 328 of the Companies Act 1985, or are required to be entered in the register of IEH directors’ interests maintained under the provisions of section 325 of the Companies Act 1985, were as follows:

Name	No. of Shares
Dr Harry Bradbury
Gary Rolfes
Rakesh Varma
Alexander L. Cappello
Sir John Jennings
Steven E. Karol
Michael J. Koss
J. David Martin

(b)	As of the close of business on , 2005 (the latest practicable date prior to the posting of this Offer Document), the following options and awards over IEH Shares had been granted under the IEH Share Option Scheme to certain current directors of IEH and remain outstanding:

Name	No. of Shares
Dr Harry Bradbury
Gary Rolfes
Rakesh Varma
Alexander L. Cappello
Sir John Jennings
Steven E. Karol
Michael J. Koss
J. David Martin

(c)	At the close of business on , 2005 (the latest practicable date prior to the posting of this Offer Document), the following warrants over IEH Shares had been granted to the following financial advisors to IEH and remain outstanding:

Name	Date of Grant	Number	Exercise Price	Period exercisable

(d)	There have been no dealings by directors of IEH or their connected persons in IEH Shares during the disclosure period, save as follows:

Name	Date	Number	Exercise Price	Period exercisable

The dealings by Cappello and the directors of IEH are set out in paragraphs 3(c) and 3(d) above.

(e)	As at , 2005, (the latest practicable date prior to the posting of this Offer Document), the beneficial interests of the directors of DWM and their connected persons in DWM Common Stock were as follows:

Name	No. of Shares
Norman Lefkovits, Jr.
Gerald W. Montiel
W. Brent Robinson
James R. Smith

(f)	As at the close of business on , 2005, (the latest practicable date prior to the posting of this Offer Document), the following options and awards over shares of DWM Common Stock had been granted to directors of DWM and remain outstanding:

Name	Date of grant	Number	Exercise Price	Period exercisable
Norman Lefkovits, Jr.
Gerald W. Montiel
W. Brent Robinson
James R. Smith

(g)	There have been no dealings for value by the directors of DWM or their connected persons in DWM Common Stock during the disclosure period, save as follows:

Name	Date of grant	Number	Exercise Price	Period exercisable
Norman Lefkovits, Jr.
Gerald W. Montiel
W. Brent Robinson
James R. Smith

(h)	Save as disclosed above:

(i)	neither DWM nor any subsidiary of DWM owns any IEH Shares;

(ii)	no director of DWM or IEH is interested (as defined in Parts VI and X of the Companies Act 1985), directly or indirectly, in relevant securities;

(iii)	no person acting in concert with DWM owns or controls any relevant securities;

(iv)	no person who has irrevocably committed himself to accept the Offer owns or controls any relevant securities;

(v)	IEH owns no relevant securities;

(vi)	no subsidiary of IEH, nor any pension fund of IEH or of any of its subsidiaries, nor any bank, stockbroker, financial or other professional adviser (excluding exempt market-makers) to IEH or to any subsidiary of IEH or to any associated company of IEH or any persons controlling, controlled by, or under the same control as any such bank, stockbroker, financial or other professional adviser, owns or controls or is interested, directly or indirectly in any relevant securities;

(vii)	no person mentioned in sub-paragraphs 3(g), (h), (k) and (1) above has dealt for value in relevant securities during the disclosure period.

(h)	For purposes of the above:

(i)	“relevant securities” include:

(A)	IEH Shares;

(B)	securities convertible into (A), rights to subscribe for (A) and options (including traded options) in respect of, or derivatives referenced to, (A);

(C)	DWM Common Stock;

(D)	securities of DWM which carry substantially the same rights as those to be issued under the Offer; and

(E)	securities convertible into (C) or (D), rights to subscribe for (C) or (D) and options (including traded options) in respect of, or derivatives referenced to, (C) or (D);

(ii)	“bank” means any bank whose relationship to any relevant party is not solely the provision of normal commercial banking services; and

(iii)	“disclosure period” means the period commencing on February 3, 2004 and ending on , 2005, being respectively the date 12 months preceding the Rule 2.4 announcement of the Offer and the latest practicable date prior to the posting of this Offer Document.

4.	Service Contracts of IEH Directors

Save as disclosed below, there are no contracts of service between any director of IEH and IEH or any of its subsidiaries having more than twelve months to run and no such contract has been entered into or amended or replaced within the six months preceding the date of this Offer Document.

Dr. Harry Bradbury

Dr. Harry Bradbury’s service contract with IEH, dated April 4, 2005, provides compensation of approximately $423,180 per year, based on the interbank exchange rate as of the date of the contract, which may be increased by the Board of Directors. He is eligible for a cash bonus at the discretion of the board of Directors.

Dr. Bradbury is entitled to be allocated 3,000,000 share options in the existing Share Options Scheme, to take place in three tranches each of one million, with each share having an exercise price of £0.80. The first allocation, made on April 4, 2005, has a three year period for full vesting. The second and third, to be made on the 1st and 2nd anniversaries of April 4, 2005, have two and one year periods of vesting, respectively.

Dr. Bradbury is entitled to pension benefits providing an annual pension cash sum of at least his base salary. He is also entitled to life insurance in the amount of at least £5 million in cash benefit to his estate upon his death, and to private medical and dental insurance.

Dr. Bradbury is entitled to 30 working days’ holiday in each calendar year, in addition to public holidays, to be taken with Board approval. He is entitled to be paid his full salary in the event that he is absent from work as a result of sickness or injury for up to 15 weeks in any period of six months, but is not entitled to any payment of salary during any absence in excess of that maximum.

The contract is terminable by IEH giving to Dr. Bradbury not less than three months’ written notice to expire at any time or by Dr. Bradbury giving to IEH not less than three months’ written notice to expire at any time. His employment may also be terminated by IEH without notice for cause. In addition, IEH has the discretion to terminate his employment immediately by making a payment in lieu of basic salary in respect of his notice period. Upon termination other than for cause, IEH will pay Dr. Bradbury within 14 days a lump sum cash payment equal to one million pounds for each full year of service or pro-rated for a part year of service, and a termination bonus of half of the total of all shares and share options held by him at the time.

Dr. Bradbury’s service contract contains restrictive covenants applicable on termination of his employment which require him for a period of six months from termination not to compete with the business and not to deal with certain clients or customers and for a period of 12 months from termination not to solicit certain customers or clients or certain suppliers or certain employees.

Gary Rolfes

Gary Rolfes’ service contract with IEH, dated March 28, 2005, provides compensation of $350,000 per year, which may be increased by the Board of Directors. He is eligible for a cash bonus at the discretion of the Board of Directors.

Mr. Rolfes is entitled to be allocated 1,500,000 share options in the existing Share Options Scheme, to take place in three tranches each of 500,000, with each share having an exercise price of £0.80. The first allocation, made on March 28, 2005, has a three year period for full vesting. The second and third, to be made on the 1st and 2nd anniversaries of March 28, 2005, have two year and one year periods of vesting, respectively.

Mr. Rolfes is entitled to become a member of any pensions scheme IEH may establish. At the discretion of IEH, he may be entitled to participate in a life insurance scheme and permanent health insurance scheme. He is entitled to participate in any private medical expenses insurance scheme established by the Board of Directors.

Mr. Rolfes is entitled to 25 working days’ holiday in each calendar year, in addition to public holidays, to be taken with the approval of the Chief Executive Officer. He is entitled to be paid his full salary in the event that he is absent from work as a result of sickness or injury for up to 60 working days in any six consecutive months, but is not entitled to any payment of salary during any absence in excess of that maximum.

The contract is terminable by IEH giving to Mr. Rolfes not less than three months’ written notice to expire at any time or by Mr. Rolfes giving to IEH not less than three months’ written notice to expire at any time. His employment may also be terminated by IEH without notice for cause. In addition, IEH has the discretion to terminate his employment immediately by making a payment in lieu of basic salary in respect of his notice period. Upon termination, other than for cause or for a voluntary termination, Mr. Rolfes is entitled to one half of the share options allocated to him, pro-rated to, and fully vested at, the date of termination, exercisable within one year.

Rakesh Varma

Rakesh Varma’s service contract with IEH, dated February 11, 2005, provides compensation of $280,000 per year, which may be increased by the Board of Directors. He is eligible for a cash bonus at the discretion of the Board of Directors.

Mr. Varma is entitled to be allocated 750,000 share options in the existing Share Options Scheme, to take place in three tranches each of 250,000, with each share having an exercise price of £0.80. The first allocation, made on February 11, 2005, has a three year period for full vesting. The second and third, to be made on the 1st and 2nd anniversaries of February 11, 2005, have two year and one year periods of vesting, respectively.

Mr. Varma is entitled to become a member of any pensions scheme IEH may establish. At the discretion of IEH, he may be entitled to participate in a life insurance scheme and permanent health insurance scheme. He is entitled to participate in any private medical expenses insurance scheme established by the Board of Directors.

Mr. Varma is entitled to 25 working days’ holiday in each calendar year, in addition to public holidays, to be taken with the approval of the Chief Executive Officer or the Chief Operating Officer. He is entitled to be paid his full salary in the event that he is absent from work as a result of sickness or injury for up to 60 working days in any six consecutive months, but is not entitled to any payment of salary during any absence in excess of that maximum.

The contract is terminable by IEH giving to Mr. Varma not less than three months’ written notice to expire at any time or by Mr. Varma giving to IEH not less than three months’ written notice to expire at any time. His employment may also be terminated by IEH without notice for cause. In addition, IEH has the discretion to terminate his employment immediately by making a payment in lieu of basic salary in respect of his notice period. Upon termination, other than for cause or for a voluntary termination, Mr. Varma is entitled to one half of the share options allocated to him, pro-rated to, and fully vested at, the date of termination, exercisable within one year.

5.	Material Contracts

The following contracts, not being contracts entered into in the ordinary course of business, have been entered into by IEH or one of its subsidiaries or its affiliates either within the period of two years immediately preceding the date of this document or earlier, and contain an outstanding obligation or entitlement which is, or may be, material:

Parent Support Agreements

On February 3, 2005, IEH entered into Parent Support Agreements with the directors of DWM, namely Gerald W. Montiel, Norman Lefkowitz, Jr., James R. Smith and W. Brent Robinson. Under the Parent Support Agreements, the DWM directors have agreed to vote all of the outstanding shares of DWM common stock they hold in favor of the approval of the issuance of common stock in connection with the offer, the change of control of DWM in connection with the transaction, each of the other proposals to be acted at the DWM special meeting in accordance with the acquisition agreement and any other matters that could reasonably be expected to facilitate the transaction.

In addition, the DWM directors agree not to, directly or indirectly, transfer (except as may be specifically required by court order), sell, transfer, pledge, hypothecate or otherwise dispose of or encumber, for a period ending on the earlier to occur of 180 days following the closing date and the termination of the acquisition agreement, any shares of DWM common stock they then hold and to be acquired by them during that period. This restriction is subject to limited exceptions, such as transfers to family members and affiliates of the directors.

As of February 3, 2005, the DWM directors collectively owned approximately 38% of the outstanding shares of DWM common stock on that date.

Lock-up Agreements

On February 3, 2005, DWM entered into lock-up agreements with the then IEH directors, namely Dr. Harry Bradbury, Sir John Jennings, Philip Morgan and Michael Lee. Under the lock-up agreements, the then IEH directors agreed not to, directly or indirectly, transfer (except as may be specifically required by court order), sell, transfer, pledge, hypothecate or otherwise dispose of or encumber, for a period ending on the earlier to occur of 180 days following the closing date and the termination of the acquisition agreement, any IEH shares they then hold and any IEH Shares and shares of DWM common stock to be acquired by them during that period. This restriction is subject to limited exceptions, such as transfers to the family members or affiliates of the then IEH directors. As of February 3, 2005, the named individuals collectively beneficially owned 6,220,925 outstanding IEH Shares, 3,191,000 IEH Options and no IEH Warrants.

DWM has agreed to file a resale registration statement covering the resale of shares of DWM common stock received by these IEH Securityholders and any other IEH Securityholders who may be deemed to be affiliates of IEH in the transaction, and to use commercially reasonable efforts to maintain the effectiveness of such registration and all other applicable qualifications and compliances until such time as less than 25% of DWM common stock received by the IEH Securityholders is held by them.

Advisory Agreement with Cappello Capital Corp.

In August 2004, IEH engaged Cappello Capital Corp. to provide corporate finance advisory services, including assisting IEH in identifying a suitable business combination candidate. The agreement between IEH and Cappello obligates IEH to pay Cappello £15,000/month plus out of pocket expenses, provide Cappello with an advisor’s warrant and to pay success fees for the completion of certain types of transactions involving IEH. The advisor’s warrant, which fully vested in February 2005, provides Cappello the right to purchase ordinary shares in an amount equivalent to up to three percent (3%) of the issued share capital of the Company as of the date of the agreement, with an exercise price equal to the lesser of £2.00 per share or the lowest share price received by IEH in any transaction during the warrant’s ten year term. The agreement also grants Cappello full, unconditional piggyback registration rights without any holdback obligations. In addition, Cappello is entitled to certain success fees for completion of various types of transactions by IEH, based on percentages of the values of such transactions to IEH. The transactions subject to such fees include any Cappello-assisted private placement or acquisition by, or merger, sale or recapitalization of IEH. Upon closing of the proposed transaction with DWM, IEH will be obligated to pay Cappello a success fee of approximately $4.7 million, pursuant to the terms of the agreement, which Cappello has agreed to accept in the form of equity-linked securities. The Chairman of Cappello, Alexander L. Cappello, became a director and Chairman of the Board of IEH in March 2005.

Advisory Agreement with ARC Associates

In January 2005, IEH engaged ARC Partners Ltd., trading as ARC Associates, to provide independent financial advice and a fairness opinion to the IEH board of directors in relation to the proposed transaction with DWM. Pursuant to the agreement, ARC’s fairness opinion was to be based upon its assessment of the valuation of IEH implied by the terms of the transaction relative to IEH’s corporate peer group, its assessment of the implied premium paid for DWM in comparison to that paid in U.S. transactions of similar size, the dilution faced by current IEH Securityholders, and the background to the acquisition agreement and its impact on the terms of that agreement ARC issued its formal fairness opinion on February 1, 2005, concluding that based upon and subject to its analysis of the information provided to it about the transaction and businesses of IEH and DWM and based upon such other matters as ARC deemed relevant, ARC opined that the transaction is fair from a financial point of view to the existing IEH shareholders in terms of the implied valuation of IEH. Under the agreement, ARC is also obligated to assist IEH and IEH’s counsel in negotiations with the Takeover Panel, if and as necessary. IEH paid ARC £45,000 plus value added taxes (VAT) in advance for its fairness opinion and other advisory services.

In February 2005, IEH and ARC amended their agreement to also provide for ARC’s additional assistance with assessing the consistency and compliance of a planned press release regarding the transaction with DWM with the executed acquisition agreement and with the requirements of section 2.4 of the City Code on Takeovers and Mergers. Further, the amendment also allowed for the public identification of ARC as providing such advisory services to IEH. IEH paid ARC £5,000 plus VAT in advance for the additional services pertaining to the section 2.4 announcement of the anticipated transaction with DWM.

Meditor European Master Fund Limited

Pursuant to an agreement dated 13 October 2004 between (1) IEH and (2) Meditor European Master Fund Limited, a company incorporated in Bermuda (the “Investor”), the Investor agreed to subscribe for New Ordinary Shares in cash at an aggregate, defined Subscription Price and IEH agreed to allot and issue to the Investor and/or its nominees the New Ordinary Shares. Subject to such Subscription, the Investor may also subscribe for all of the Additional New Ordinary Shares capable of being issued without giving rise to any obligation on the Investor to make an offer under Rule 9 of the City Code as a result of such Additional New Ordinary Shares (taken together with shares already field by the Investor and shares held or acquired by persons Acting in Concert with the Investor) not carrying 30 percent or more of the voting rights of the IEH; or such Subscription being approved by the Panel and the IEH shareholders by an independent vote pursuant to the whitewash procedure of Appendix I of the City Code; or the Panel otherwise confirming that such subscription is capable of being completed without giving rise to any obligation on the Investor under Rule 9 of the City Code, the Investor grants IEH an irrevocable and unconditional right to require the Investor to purchase the Additional New Ordinary Shares at an defined subscription price (the “Put Option”). Such Put Option was exercisable at any time by IEH by giving written notice to the Investor consistent with the terms of the agreement, and expired as of December 31, 2004.

Pursuant to the agreement, IEH also granted the Investor an option to subscribe for 10,000,000 Ordinary Shares at a defined Exercise Price of 80p per share, exercisable in one or more tranches of not less than 1,000,000 Ordinary Shares by notice in writing. Upon exercise of the option, IEH is obligated to, as soon as reasonably practicable upon request by the Investor, provide the Investor with details of its fully diluted share capital to enable the Investor to calculate the number of Option Shares which are to be issued upon exercise of the Option. For so long as the Option is or may become exercisable, IEH must:

(A)	keep available for issue sufficient authorised but unissued share capital free from pre-emptive rights to satisfy in full and in accordance with the terms of this Agreement all potential future exercises of the Option;

(B)	ensure that the Directors have all necessary authorizations (including to allot and issue the Option Shares pursuant to the Option);

(C)	not prior to Admission, without the prior written consent of the Investor make any issue of Ordinary Shares, securities, or other instruments convertible into Ordinary Shares; or grant any options, warrants or other rights to subscribe for or call for the allotment or issue of Ordinary Shares, other than in relation to any obligation under the Shareholders’ Agreement and for the Schare Scheme; or in connection with Admission, unless the Investor is entitled to participate in respect of the Option in the proportion of such grant per the terms of this agreement;

(D)	not prior to Admission, without the prior written consent of the Investor, make any alteration to its Articles of Association which could have an adverse effect on the rights attaching to the Ordinary Shares or the rights of the Investor; and

(E)	not make any Capital Distribution unless a cash payment is made to the Investor (or its assignee(s)) in respect of the Option in an amount equivalent to that proportion of the gross amount of the relevant Capital Distribution to which the Investor (or its assignee(s)) would have been entitled in circumstances in which it had exercised all its or their rights as retards the Option Shares which were at that time exercisable immediately prior to the record date for such Capital Distribution.

IEH warranted to the Investor that as at the date of this Agreement it has disapplied statutory pre-emption rights so as to enable it to issue the New Ordinary Shares, the Additional New Ordinary Share, and the Option Shares to the Investor; and that the New Ordinary Shares will represent approximately 27.3% of the current issued ordinary share capital of the Company (as at the date of this Agreement) after the First Completion Date.

The parties agreed that the agreement shall remain in full force and effect until the earlier of the dissolution of IEH, the sale of the whole or substantial whole of the share capital to a third party or third parties Acting in Concert, or the parties mutually agree to terminate the agreement. Termination of this agreement pursuant shall be without prejudice to any accrued rights or obligations of the parties up to the date of termination.

This agreement shall be governed by, and construed in accordance with, English law.

Yukos International UK B.V.

Pursuant to a Shareholders’ Agreement dated 23 April 2004 between (1) Yukos International UK B.V. a company incorporated in the Netherlands (“Yukos”), (2) certain named IEH Shareholders (each a “Key Shareholder” and collectively, the “Key Shareholders”), and (3) IEH, each Key Shareholder granted to Yukos an option (each a “Call Option”) to purchase, and each and any Key Shareholder became obligated to sell, all or part of such Key Shareholder’s holding of IEH Shares and IEH Options. Yukos may exercise the Call Options at any time during the Option Period, at its sole discretion. The “Option Period” means the period from the 18 February 2003 to either (a) the Fifth Anniversary or (b) termination of the Agreement in accordance with its provisions, whichever is the earlier.

In the event that IEH seeks an IPO or to undertake any action which would result in IEH being subject to the City Code on Takeovers and Mergers and/or the Substantial Acquisition Rules, the IEH undertook to serve notice on Yukos of such proposed intent, including such information which the Company is legally entitled to release concerning such proposed intent. If Yukos elects to exercise the Call Options prior to the service of an such notice, Yukos must do so in conjunction with a general offer to all holders of IEH Shares and IEH Options for 100% of the share capital of IEH at the prevailing Option Price. If IEH provide Yukos with such notice, Yukos shall first make a general offer to all holders of IEH Shares and IEH Options to acquire the number of IEH Shares and IEH Options required (pro rata from each such holder) sufficient for Yukos to acquire at least 1 percent (on a fully diluted basis) of the share capital of IEH, at the prevailing Option Price. To the extent that not all holders of IRH Shares and/or IEH Options accept the such offer within ten (10) Business Days of the offer, Yukos shall serve an Option Notice on Key Shareholders to acquire (pro rata from each) such IEH Shares as are sufficient for Yukos to acquire at least 51 per cent (on a fully diluted basis) of the capital of IEH, at the prevailing Option Price. If the aggregate total of all IEH Shares available to Yukos from these actions, taken together with Yukos’ own holdings, is insufficient to secure for Yukos at least 51 percent (on a fully diluted basis) of the capital of IEH, IEH shall issue and allot to Yukos such number of Ordinary Shares as are required to achieve such holding, at the prevailing Option Price (or such other price as required by law).

During the Option Period, no Key Shareholder shall sell, transfer or otherwise dispose of any of its IEH Shares or IEH Options without first offering such IEH Shares or IEH Options to Yukos; should Yukos decline to exercise its rights in relation to such an offer, the relevant Key Shareholder will be free thereafter to sell, transfer or otherwise dispose of such IEH Shares or IEH Options at its discretion, subject to the rules for transfer set out in the IEH Articles of Association. Yukos may at any time transfer, sell or otherwise dispose of any of its Shares to an Affiliate, provided the transferee belongs to the same group of companies as Yukos belongs at the date of execution of this Agreement and is in good standing.

For so long as it shall hold at least 20% of the share capital of IEH (on a fully diluted basis), Yukos shall have the right to appoint one Director and to substitute or remove such Director by written notice to IEH. Any Director-elect proposed by Yukos will be of a standing appropriate (on a reasonable assessment) for the Board of Directors of IEH and achieve appointment through ratification by the existing Board of Directors (such ratification not to be unreasonably withheld) and (in accordance with the Articles) shareholder approval at the next following annual general meeting of IEH. If any Director appointed by Yukos shall be removed from office as Director by the Ordinary Shareholders in general meeting or by virtue of the provisions of the Articles, Yukos shall be permitted to appoint a different Person as a Director of equivalent standing. IEH also undertook to use its best efforts to establish an international advisory board and maintain such International Advisory Board during the life of the Shareholders’ Agreement. With effect from the date of establishment of the International Advisory Board, and for so long as it shall hold at least 20% of the share capital of IEH (on a fully diluted basis), Yukos shall have the right from time to time to appoint one member thereto and to substitute or remove such member by written notice to IEH.

Without the prior written approval of Yukos (such approval not to be unreasonably withheld) the Key Shareholders shall not vote in favour of any resolution to give effect to or initiate any amendment to the

Memorandum and/or Articles of Association of IEH and/or to increase the authorized share capital of the Company. However this provision shall not prevent (within the limits of the current authorized share capital of the Company):

(a)	further issues of Shares by the Company in the context of a private placement, provided that in any such case the Key Shareholders shall use best efforts to ensure that the new subscribers shall not frustrate the purposes this agreement;

(b)	further issues of Shares or Stock Options to members of the Board of Directors or employees of the Company or to new members of the Board of Directors or employees of IEH provided that in any such case the Key Shareholders shall use their best endeavours to ensure that each new member of the Board of Directors or employee of IEH becomes a party to this Agreement, in which case such new member of the Board of Directors or employee of the Company will be a “New Key Shareholder”; and

(c)	further issues of Shares upon the exercise of Stock Options already granted at the date of this Agreement, provided that in the case of any Further Issue Yukos is offered the opportunity to subscribe for such further Shares at equivalent terms in such Further Issue to ensure that it maintains the percentage level of ownership in the capital of IEH (on a fully diluted basis) as it held immediately prior to such Further Issue.

In the event that Yukos shall receive notice of a planned IPO and Yukos shall exercise the Call Option at any time thereafter, Yukos undertakes that it will not use its holding of Shares in a manner which would frustrate the occurrence of the aforementioned IPO .

This Shareholders Agreement is governed by and construed in accordance with English law. The rights and obligations of the parties under the agreement shall terminate upon the happening of any one of the following events:

(a)	the voluntary or involuntary winding up, liquidation or dissolution of IEH;

(b)	the consummation of an IPO;

(c)	Completion;

(d)	the Fifth Anniversary; or

(e)	a change of control of IEH in favor of a third party not subject to this Agreement (and for such purposes a “change of control” shall mean the acquisition by such third party of at least 51 per cent of the IEH Shares).

No variation or amendment to this Agreement shall be effective unless in writing signed by authorised representatives of each of the Parties. In October 2004, the parties to the Shareholders Agreement executed a Deed of Waiver and Consent in relation to the Shareholders’ Agreement between Yukos, the Key Shareholders and IEH. Each of Yukos, the Key Shareholders and IE Holdings agreed that anyone of the planned private placements of IEH Shares contemplated at that time by IEH would constitute a Further Issue for the purposes of the Shareholders’ Agreement, and Yukos reserved its position to subscribe for further shares in IEH in respect to such Further Issue, and each of the Key Shareholders and IEH agreed to provide any necessary consents and/or approvals (including, without limitation, any shareholder resolutions) to enable Yukos to exercise any such rights. IEH and the Key Shareholders agreed that Yukos would retain the rights relating to the appointment of a Director for so long as it shall hold at least 20% of the share capital of IE Holdings based on the number of ordinary shares plus convertible preference shares held by Yukos divided by the total number of ordinary shares plus convertible preference shares in issue. Further, Yukos agreed to provide certain consents and confirmations in relation to its rights under the Shareholders’ Agreement in support of such planned placements.

MESOFuel

Pursuant to an agreement dated 27 April 2004, between (1) MESOFuel Inc., a company registered under the law of the state of New Mexico (“MESOFuel”), (2) Intelligent Energy New Mexico Inc. (“Merger Sub”), a New Mexico corporation and formerly a wholly owned subsidiary of Intelligent Energy Limited, (3) Intelligent Energy Limited, (4) Dr. Ned A. Godshall, an individual, (5) Murphree Venture Partners V, L.P., a Delaware limited partnership, and (6) and Murphree Venture Partners Affiliates Fund V, L.P., a Delaware limited partnership, MESOFuel merged with Merger Sub. Upon completion of the merger, the Merger Sub ceased to exist and MESOFuel remained a wholly-owned subsidiary of Intelligent Energy Limited. In consideration for the merger of MESOFuel with the Merger Sub, each share in the capital of MESOFuel held by a MESOFuel shareholder who qualified as an accredited investor under U.S. federal securities law was cancelled and converted into the right for such shareholder to receive the number of Intelligent Energy Limited shares equal to the Exchange Ratio, as defined in the acquisition agreement. In addition, each holder receiving shares of Intelligent Energy Limited received a cash payment representing the fractional share resulting from the above calculation. Non-accredited investors who were MESOFuel shareholders had their shares of capital of MESOFuel cancelled and converted into the right for such shareholder to receive a payment of cash of $0.60 for each share of MESOFuel stock held by such MESOFuel shareholder.

Every MESOFuel shareholder was also entitled to a payment of cash equal to the Net Cash Amount multiplied by the quotient obtained by dividing the number of shares of Company Capital Stock held by such holder by the Total Outstanding Shares, which totaled in the aggregate $1,370,000.

Under the agreement, MESOFuel warranted that all the intellectual property rights owned by MESOFuel were free and clean of any liens, that MESOFuel had the exclusive ownership of such rights, and such rights were fully transferable and enforceable, and either duly registered in the name of MESOFuel or in the process of being duly registered in the name of MESOFuel at the time of the agreement. In regards to intellectual property rights licensed by MESOFuel, MESOFuel represented and warranted that it was not in breach of any license agreement and that such licensed rights were fully transferable. MESOFuel had not transferred ownership or granted any exclusive license of intellectual property rights that belong to or used to belong to MESOFuel to any person.

The agreement also provided that Intelligent Energy Limited may not enter into any agreement in connection with an IPO of its equity securities that provides for rights of the holders of any of its equities securities that are not also provided to each person that will become an Intelligent Energy shareholder as a result of the merger, or that imposes restrictions on any such person.

The agreement is governed by the laws of the State of New Mexico.

MB Holdings SA

On 5 December 2003, Intelligent Energy Limited (1) and MB Holdings SA (“MBH”) (2) entered into an agreement pursuant to which Intelligent Energy Limited would explore the viability of expanding its fuel cell and related energy technologies business in Mexico, Brazil, Argentina, Chile and Uruguay (“Latin America”) and develop a business model. Under the terms of the agreement, Intelligent Energy Limited and will conduct a business planning exercise in Latin America. Intelligent Energy Limited agreed to ensure that the aggregate costs of the business planning exercise, will not exceed £1,000,000, such sum to be equally divided between the parties. MBH agreed to make payments of £166,666 to Intelligent Energy Limited on account of its proportion of the aggregate costs on 15 December 2003, 16 February 2004 and 15 April 2004.

MBH acknowledges that all intellectual property rights, titles and interests deriving from Intelligent Energy Limited’s provisions of services will be owned by Intelligent Energy Limited. Intelligent Energy Limited may retain the non-exclusive royalty free right to use any MBH intellectual property rights conceived or made and implemented in the business model and/or used in the business planning exercise generally.

Both parties have undertaken to keep all confidential information received from the other party in the strictest confidence. Confidential information may not be disclosed to a third party without the prior written consent of the other party.

If the business planning exercise produces positive results, Intelligent Energy Limited intends to use all reasonable endeavours to establish a Latin American subsidiary and to seek financial partners other than Intelligent Energy Limited or MBH to make equity investments into the subsidiary. If the Latin American subsidiary is successfully established, Intelligent Energy Limited agrees to grant the Latin American subsidiary Intelligent Energy Limited’s intellectual property rights necessary for the development the Latin American subsidiary.

The agreement provides that, subject to the establishment of the Latin American subsidiary and the completion of the first equity investment in the capital of the Latin American subsidiary, Intelligent Energy Limited grants MBH an option to subscribe for shares in the Latin American subsidiary which will represent a number up to 25% of the issued share capital and voting rights following exercise of such option. If the option has not been exercised, and provided that the Latin American subsidiary has sufficient funds, Intelligent Energy Limited will procure that the Latin American subsidiary will repay to MBH the amount of the aggregate costs of the business planning exercise.

Under the agreement, if Intelligent Energy Limited determines that there is not sufficient support for establishing the Latin American subsidiary, Intelligent Energy Limited must return any unused surplus funds received from MBH on account of its aggregate costs and may not, without MBH’s prior written consent, carry on any business involved in similar activities in Latin America until after 5 December 2006.

Al Jaber Energy Services

On 27 February 2003, Intelligent Energy (1) and Al Jaber Energy Services (“AJES”) (2) entered into Heads of Agreement which provided for the terms and conditions of the placing of convertible preference shares in Intelligent Energy Limited with AJES. Under the terms of the agreement, AJES subscribed for 1,000,000 convertible preference shares at a cost of STG 1,500,000. Accordingly, AJES’s shareholding in Intelligent Energy amounted to 1,454,536 convertible preference shares at the time of the agreement, representing 10.96% of the convertible preference shareholding at that time. Under the terms of the agreement:

(a)	both parties agreed to expand their relationship and to enter into agreements concerning the further development of a manufacturing facility in the United Arab Emirates (UAE) which would be appropriate to service Intelligent Energy’s global fuel cell manufacturing requirements (the “Manufacturing Facility”). Specifically the parties agreed to cooperate exclusively to form a UAE company (“Newco”) to establish the Manufacturing Facility in accordance with Intelligent Energy’s fuel cell manufacturing requirements;

(b)	Intelligent Energy agreed to fund Newco either through debt, equity, services or a combination of these (including possibly royalty-free licences) to the extent of STG 1,000,000 on terms to be agreed but which provided that Intelligent Energy would retain a minority shareholding in Newco in consideration of its funding. AJES agreed to provide or procure further funding by way of debt or equity as required;

(c)	Provided that Newco meets performance and quality thresholds mutually agreed between the parties, Intelligent Energy undertook to use Newco as a preferred global manufacturing resource and to licence technology and other intellectual property as required by Newco pursuant to this role. Intelligent Energy also agreed to use its best efforts in any third party licensing agreements to promote Newco as the Company’s “approved manufacturer”;

(d)	Intelligent Energy undertook to reserve a position for AJES as a participant in a marketing and distribution vehicle for fuel cells in the Middle East region and AJES agreed to assist in the identification and selection of appropriate regional partners;

(e)	Intelligent Energy agreed to use its best endeavours to establish an International Advisory Board of Intelligent Energy Limited by 10 December 2003, for at least five years. It was intended that the members of this board would be drawn from a list of internationally recognised figures in the fields of energy, politics and finance. AJES has the right to appoint and revoke one member of this board. However, at this time IEH does not have an International Advisory Board.

Element One Enterprises

Pursuant to an agreement dated 31 July 2002, IEH entered into an Option Agreement between (1) Intelligent Energy Limited, (2) Element One Enterprises, L.L.C. a Californian limited liability company (“WE”), and (3) the members of EOE (as identified in the Option Agreement) (the “Members” ) to purchase 100 percent of each Members’ interest in EOE (the “Option”).

In consideration for the Option, IEH agreed to pay $600,000 to EOE. The total purchase price for the Members’ shares was $8.00 (the “Purchase Price”). In addition, the Option set out the basis upon which each Member would be issued share options in consideration for their share holdings in EOE. IEH could exercise the option between 30 September 2002 and 31 October 2002 (the “Option Period”) unless otherwise agreed in writing by the parties. The Option Period was amended and extended on three occasions pursuant to three agreements between (1) Intelligent Energy Ltd, (2) EOE and (3) the Members dated 18 October 2002, 31 December 2002 and 5 May 2003 (effective as of 28 February 2003). The final agreement extended the Option Period to 31 May 2003. As a result of these three extensions to the Option Period, IEH paid an additional option consideration of $400,000 to EOE.

Pursuant to the Option, EOE and each Member covenanted that prior to the commencement of the Option Period, they would take reasonable efforts and work with IEH in good faith to ensure that owners of the intellectual property rights to the Electrochemical Methanol Reformer technology assign them to EOE to the extent possible. Subsequent to the acquisition, in return for a total consideration of $300, three of the former members of EOE transferred the right, title and interest in and to this technology to EOE under a Bill of Sale and Assignment Agreement dated 5 May 2003.

The Option is governed by the laws of the State of California. Intelligent Energy Limited exercised the Option upon entering into a Membership Interest Purchase Agreement dated 12 May 2003 between Intelligent Energy Limited and the Members (the “Purchase Agreement”) and delivering agreements relating to the issuance of stock options to each Member and cash or cheques for each Member’s portion of the Price to each Member. The Option was fully exercised on 12 May 2003 based on the date of the Purchase Agreement.

Pursuant to the Purchase Agreement, EOE and each Member, severally, repeated the warranties that had been given in the Option. These were, inter alia that:

(a)	OE had not been served with any summons, complaint or notice to arbitrate with respect to any proceedings involving the business of EOE or any of its assets or operations;

(b)	none of the warrantors had knowingly infringed upon the intellectual property, patents, copyrights or confidentiality agreements of any third party and none of the warrantors believed it was or would be necessary for EOE to use any inventions, trade secrets or proprietary information of any of the members or employees of EOE made prior to their employment by EOE, except for those that had been assigned to EOE;

(c)	none of the warrantors had any knowledge of any plan or intention of any of the customers of EOE to cancel existing contracts or other business arrangements with EOE (other that in the ordinary course of business) or to take any other action which would materially adversely affect the business.

All representations and warranties expire 30 months from 12 May 2003. The Purchase Agreement is governed by the laws of the State of California.

Following the exercise of the option by IEH, each member of EOE agreed that they would not, for a period of one year following such exercise or one year following termination of such employment with EOE, whichever is the later: (i) carry on or have an interest in business which competes directly with the business activity carried on by EOE; (ii) induce or attempt any person employed by EOE to leave the employment of EOE; (iii) induce or attempt to induce any supplier or customer of EOE or IEH to cease supply or to restrict or vary the terms of supply EOE or IEH or to terminate their business relationship with EOE or IEH; (iv) use or be allowed to use (except by EOE) any trademark style or logo, or name used by any other name or mark likely to be confused with that name or mark.

6.	Compulsory Acquisition

If, on or before the expiration of four months from the date of posting of this Offer Document, DWM has as a result of acceptances of the Offer, or, subject to certain conditions, acquired or contracted to acquire, at least 90% in value of the IEH Shares to which the Offer relates then: (i) DWM will be entitled, and intends, to acquire compulsorily the remainder of the outstanding IEH Shares in accordance with sections 428 to 430F of the Companies Act 1985; and (ii) in such circumstances a holder of IEH Shares may require DWM to purchase his IEH Shares in accordance with the procedures and time limits described in section 430A of the Companies Act 1985. As a result, IEH would become a wholly-owned subsidiary of DWM.

7.	Experts

Ernst & Young LLP, independent registered public accounting firm, has audited the financial statements included in the Annual Report on Form 10-KSB of DWM for the year ended September 30, 2004, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of DWM to continue as a going concern as described in Note 2 to the DWM financial statements), which is incorporated by reference in this proxy statement/prospectus. These financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The financial statements of IEH at September 30, 2004, and for each of the three years in the period ended September 30, 2004, appearing in this proxy statement/prospectus have been audited by Rose, Snyder & Jacobs, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Note 1 to the IEH financial statements as of September 30, 2004 describes conditions that at that time raised substantial doubt about the ability of IEH to continue as a going concern.

8.	General

(a)	Houlihan Valuation Advisors and ARC Associates have given and not withdrawn their written consent to the issue of this Offer Document with the reference to their name, and Ernst & Young LLP, Independent Registered Public Accounting Firm, and Rose, Snyder & Jacobs, Independent Registered Public Accounting Firm, have given and have not withdrawn their consent to the inclusion of their opinions, each in the form and context in which they are included.

(b)	On 3 February 2005, DWM, IEH and certain directors of IEH entered into an acquisition agreement concerning the Offer under which, inter alia, IEH gave certain covenants to DWM in relation to the Offer. Subject to such agreement and save as disclosed in this Offer Document, no agreement, arrangement or understanding (including any compensation arrangement) exists between DWM or any party acting in concert with DWM for the purposes of the Offer and any of the directors or recent directors, securityholders or recent securityholders of IEH having any connection with or dependence on the Offer.

(c)	There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the IEH Shares to be acquired by DWM pursuant to the Offer will be transferred to any other person, except that DWM reserves the right to transfer any IEH Shares to any of its subsidiaries.

(d)	Save as disclosed in paragraph of this Appendix above, neither DWM nor any person acting in concert with DWM nor IEH nor any associate of IEH has any arrangement (including any indemnity or option arrangement), agreement or understanding (formal or informal) of whatever nature relating to relevant securities (as defined in sub-paragraph above), which may be an inducement to deal or refrain from dealing.

In this sub-paragraph (d):

(i)	references to an “associate” are to:

(A)	subsidiaries and associated companies of DWM and IEH respectively and companies of which any such subsidiaries or associated companies are associated companies;

(B)	banks, financial and other professional advisers (including stockbrokers) to DWM and IEH respectively or a IEH covered in (A) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;

(C)	the directors (together with their close relatives and related trusts) of DWM and IEH respectively or a company covered in (A) above; and

(D)	the pension funds of DWM and IEH respectively or a company covered in (A) above;

(ii)	references to a “bank” do not apply to a bank whose sole relationship with DWM and IEH respectively or a company covered in (A) above is the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptances and other registration work; and

(iii)	ownership or control of 20 per cent or more of the equity share capital of a company is regarded as the test of associated status and “control” means a holding, or aggregate holdings, of shares carrying 30 per cent or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holding gives de facto control.

(e)	No proposal exists in connection with the Offer that any payment or other benefit shall be made or given to any director of IEH as compensation for loss of office or as consideration for or in connection with his retirement from office.

(f)	The total emoluments receivable by the Directors of DWM will not be varied as a result of the proposed acquisition of IEH or by any other associated transactions.

(g)	No securities have been redeemed by either IEH or DWM during the 12 months preceding the offer.

(h)	So far as the Directors of DWM are aware, and save as disclosed in this Offer Document, there have been no material changes in the financial position of DWM since September 30, 2004 (the date to which its last published audited accounts were prepared); and

(i)	So far as the directors of IEH are aware, and save as disclosed in this Offer Document, there have been no material changes in the financial or trading position of IEH since September 30, 2004 (the date to which its last published audited accounts were prepared).

(j)	The financial information on IEH contained within this Offer Document does not constitute statutory accounts within the meaning of section 240 of the Companies Act 1985 (the “Act”). The companies’ auditors have made reports under section 235 the Act on each of these statutory accounts that were not qualified within the meaning of section 262 and did not contain any statements made under section 237(2) or (3) of the Act.

9.	Documents available for inspection

Copies of the following documents will be available for inspection during normal business hours on any weekday (English public holidays excepted) at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, 110 Cannon Street, London EC4N 6AR while the Offer remains open for acceptance:

(a)	the Restated Certificate of Incorporation and Amended and Restated Bylaws of DWM;

(b)	the Memorandum and Articles of Association of IEH;

(c)	published audited consolidated accounts of IEH for the two financial years ended September 30, 2004;

(d)	the Form 10-KSB of DWM for the year ended September 30, 2004, as amended;

(e)	the service contracts referred to in section 4 of this Appendix IV of this Offer Document;

(f)	the material contracts relating to IEH referred to in section 5 of this Appendix IV of this Offer Document;

(g)	the affiliate agreements referred to in section 5 of this Appendix IV of this Offer Document;

(h)	this Offer Document and the Form of Acceptance;

(i)	the rules of, or agreements relating to, the IEH Share Option Scheme;

(j)	the fairness opinion dated February 2, 2005 issued by Houlihan Valuation Advisors; and

(k)	the fairness opinion issued by ARC Associates.

SECTION FOUR—ADDITIONAL INFORMATION FOR

DWM STOCKHOLDERS AND IEH SECURITYHOLDERS

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited the financial statements included in the Annual Report on Form 10-KSB of DWM for the year ended September 30, 2004, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of DWM to continue as a going concern as described in Note 2 to the DWM financial statements), which is incorporated by reference in this proxy statement/prospectus. These financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The financial statements of IEH at September 30, 2004, and for each of the three years in the period ended September 30, 2004, appearing in this proxy statement/prospectus have been audited by Rose, Snyder & Jacobs, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Note 1 to the IEH financial statements as of September 30, 2004 describes conditions that at that time raised substantial doubt about the ability of IEH to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

DWM files annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission, or the “SEC”. DWM’s SEC filings are available to the public over the Internet at the SEC’s Website at http://www.sec.gov. You may also read and copy any document DWM files with the SEC at, or obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

This proxy statement/prospectus “incorporates by reference” important business and financial information from documents DWM has previously filed with the SEC and not included in or delivered with this proxy statement/prospectus. Information that DWM files subsequently with the SEC will automatically update this proxy statement/prospectus. DWM incorporates by reference the documents listed below and any filings DWM makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the Registration Statement that contains this proxy statement/prospectus and prior to the time that the Offer becomes or is declared unconditional in all respects:

•	DWM’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2004;

•	DWM’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004, as amended;

•	DWM’s Definitive Proxy Statement dated January 23, 2004, filed in connection with DWM’s 2004 Annual Meeting of Stockholders held on March 8, 2004; and

•	The description of DWM’s Common Stock contained in DWM’s Registration Statement on Form SB-2 filed on February 11, 2002 under Section 12 of the Exchange Act, including DWM’s amended Registration Statements on Form SB-2/A filed on March 1, 2002, April 1, 2002, April 18, 2002 and May 13, 2002 updating such description.

You may, during normal business hours on any weekday, inspect the Registration Statement of which this proxy statement/prospectus is a part and you may request a copy of the Registration Statement or a copy of these filings, at no cost, by writing or telephoning the following at the following addresses:

Cynthia R. Smith, Esq. 1660 Lincoln Street Suite 1700 Denver, Colorado 80264 (303) 832-5115	Dickie Walker Marine, Inc. 1405 South Coast Highway Oceanside, California 92054 (760) 450-0360

If you would like to request any documents related to DWM, please do so by             , 2005 in order to receive them before the DWM special meeting.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

DWM has filed a registration statement under the Securities Act with the SEC with respect to DWM common stock to be issued to IEH securityholders in the transaction. This proxy statement/prospectus constitutes the prospectus of DWM filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying at the SEC’s offices as set forth above.

If you are a DWM stockholder, you should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the issuance of DWM common stock in the transaction and the resulting change of control of DWM. If you are an IEH securityholder, you should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to decide whether to accept DWM’s offer. DWM and IEH have not authorized anyone to provide you with information that is difference from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated             , 2005. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than             , 2005, and neither the mailing of the proxy statement/prospectus to DWM stockholders and IEH securityholders nor the issuance of DWM common stock in the transaction shall create any implication to the contrary.

Information on DWM’s Website

Information on www.dickiewalker.com or any DWM internet website is not part of this document and you should not rely on that information in deciding whether to approve the proposals described in the proxy statement/prospectus, unless that information is also in this document or in a document that is incorporated by reference in this document.

Information on IEH’s Website

Information on www.intelligent-energy.com or any IEH internet website or the website of any subsidiary of IEH is not part of this document and you should not rely on that information in deciding whether to approve the proposals described in the proxy statement/prospectus, unless that information is also in this document or in a document that is incorporated by reference in this document.

[LOGO OF ROSE, SNYDER & JACOBS]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Intelligent Energy Holdings, Plc.

We have audited the accompanying consolidated balance sheets of Intelligent Energy Holdings, PLC. and subsidiaries, as of September 30, 2004 and 2003, and the consolidated statements of operations, shareholders’ equity and cash flows for the years ended September 30, 2004, 2003 and 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intelligent Energy Holdings, PLC. and subsidiaries as of September 30, 2004 and 2003, and the results of their operations and their cash flows for the years ended September 30, 2004, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

Rose, Snyder & Jacobs

A Corporation of Certified Public Accountants

Encino, California

April 8, 2005

IEH AUDITED CONSOLIDATED

BALANCE SHEETS

(USD in thousands, except share and per share amounts)

	September 30,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	2,606	13,262
Receivables	2,874	3,323
Supply inventory	193	490
Other current assets	486	95

Total current assets	6,159	17,170

Property, plant and equipment, net	730	500
Goodwill	24,359	14,318
Other assets, net	210	73

Total assets	31,458	32,061

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,635	4,370
Accrued liabilities	1,542	334
Deferred revenue	260	—

Total current liabilities	3,437	4,704

Long-term liabilities	118	216

Total liabilities	3,555	4,920

Shareholders’ equity
Preferred stock (5p par value); 20,000,000 stock authorized at September 30, 2004 and September 30, 2003; 16,452,936 and 15,276,568 stock issued and outstanding at September 30, 2004 and September 30, 2003, respectively	1,276	1,170
Common stock (5p par value); 30,000,000 stock authorized at September 30, 2004 and September 30, 2003; 15,968,112 and 13,968,120 stock issued and outstanding at September 30, 2004 and September 30, 2003, respectively	1,211	1,032
Additional paid-in capital	62,471	51,489
Deferred compensation for stock options	(5,500)	(10,748)
Accumulated deficit	(37,877)	(18,824)
Translation reserve	6,322	3,022

Total shareholders’ equity	27,903	27,141

Total liabilities and shareholders’ equity	31,458	32,061

IEH AUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS

For the years ended September 30, 2004, 2003, and 2002

(USD in thousands, except share and per share amounts)

	Years Ended September 30,
	2004	2003	2002

Contract revenues:	5,214	1,093	258

Cost and expenses:
Administrative and selling expenses	(7,592)	(3,141)	(2,126)
Research and development expenses	(10,954)	(6,655)	(4,509)
Stock option compensation	(6,019)	(3,429)	(1,554)
Total costs and expenses	(24,565)	(13,225)	(8,189)

Loss from operations	(19,351)	(12,132)	(7,931)

Interest and other income, net	344	224	197

Loss before provision for income taxes	(19,007)	(11,908)	(7,734)

Income tax benefit (expense)	(48)	1,244	1,082

Net loss	(19,055)	(10,664)	(6,652)

Loss per share:
Basic and diluted loss per share	(1.29)	(0.76)	(0.48)

Basic and diluted weighted average common stock outstanding	14,801,450	13,968,120	13,968,120

IEH AUDITED CONSOLIDATED

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended September 30, 2004, 2003 and 2002

(USD in thousands, except share and per share amounts)

	Shares of Common and Preferred Stock	Common and Preferred Stock	Additional Paid-in Capital	Deferred Compensation under Stock Options	Accumulated Deficit	Translation reserve	Total Shareholders’ Equity
Balance at September 31, 2001	21,849,090	1,615	19,096	—	(1,508)	—	19,203
Stock options granted to employees			5,425	(5,425)			—
Amortization of deferred compensation				1,554			1,554
Issuance of common or preferred stock	728,974	54	1,617				1,671
Net loss					(6,652)		(6,652)
Effect of reporting currency translation				(261)		1 218	957
Balance at September 30, 2002	22,578,064	1,669	26,138	(4,132)	(8,160)	1,218	16,733

Stock options granted to employees			9,569	(9,569)			—
Amortization of deferred compensation				3,429			3,429
Stock options issued in acquisition			1,268				1,268
Issuance of common or preferred stock	6,666,624	534	15,473				16,007
Common stock and equity investment costs			(959)				(959)
Net loss					(10,664)		(10,664)
Effect of reporting currency translation				(476)		1,804	1,328
Balance at September 30, 2003	29,244,688	2,202	51,489	(10,748)	(18,824)	3,022	27,141

Issuance of common or preferred stock	3,176,360	285	11,108				11,393
Stock options granted to employees, net of forfeitures			(126)	126			—
Amortization of deferred compensation				6,019			6,019
Translation of foreign subsidiary						16	16
Net loss					(19,055)		(19,055)
Effect of reporting currency translation				(897)		3,284	2,387
Balance at September 30, 2004	32,421,048	2,487	62,471	(5,500)	(37,877)	6,322	27,903

IEH AUDITED CONSOLIDATED

STATEMENTS OF CASH FLOWS

For the years ended September 30, 2004, 2003 and 2002

(USD in thousands, except share and per share amounts)

	Years Ended September 30,
	2004	2003	2002
Cash flows from operating activities:
Net loss	(19,055)	(10,664)	(6,652)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	294	197	119
(Gain) loss on disposal of property	—	11	—
Stock option compensation	6,019	3,429	1,554
Other non-cash items	(148)	—	46
(Increase) decrease in operating assets:
Accounts receivable	(714)	(343)	(124)
R&D tax credit receivable	1,453	(1,244)	(1,082)
Inventories	337	(42)	(396)
Other current assets	(378)	74	(112)
Increase (decrease) in operating liabilities:
Accounts payable	1,035	134	(632)
Accrued liabilities	1,166	2	(79)
Deferred revenue and other liabilities	143		(96)

Net cash used in operating activities	(9,848)	(8,445)	(7,454)

Cash flows from investing activities:
Capital expenditures	(524)	(40)	(631)
Acquisition of subsidiaries	(1,537)	27	—
Acquisition of patents	(70)	(45)	(28)

Net cash used in investing activities	(2,130)	(58)	(659)

Cash flows from financing activities:
Proceeds from sales of common and preferred stock	251	18,736	1,627

Net cash provided by financing activities	251	18,736	1,627

Effects of exchange rate changes on cash	1,070	536	111
Net (decrease) increase in cash and cash equivalents	(10,656)	10,769	(6,375)

Cash and cash equivalents—beginning of year	13,262	2,493	8,868
Cash and cash equivalents—end of year	2,606	13,262	2,493

Cash received during the period for:
Interest	344	224	197
Income taxes	1,452	—	—

NOTE 1 – Description of Business

Ultimate holding company

As a result of the fact that Intelligent Energy Holdings, Plc (IEH) was incorporated only in May 2004 and the former shareholders of Intelligent Energy Limited became the shareholders of IEH with Intelligent Energy Limited becoming a wholly owned subsidiary of IEH, the presentation of consolidated financial information is made for IE as if IE was in existence together with Intelligent Energy Limited. Therefore, the consolidated financial statements of IE for the fiscal years ended September 30, 2002, 2003 and 2004 represent the financial statements of IEH as if it had existed since the incorporation of Intelligent Energy Limited.

On April 23, 2004, as part of a Corporate re-organization ahead of a planned IPO, IEH offered to acquire the entire issued share capital of Intelligent Energy Ltd, in a share for share exchange. IEH acquired the entire issued share capital of Intelligent Energy Limited on May 21, 2004 and subsequently issued 15,968,110 Ordinary Shares and 16,452,936 Convertible Preference Shares in the capital of IEH in consideration for the acquisition of such shares in Intelligent Energy Ltd.

Nature of Business

IEH is an energy solutions group with a proprietary suite of new energy technologies, and is focused on commercializing energy services in hydrogen generation, fuel storage and power generation using proton exchange membrane (PEM) fuel cell technology. With offices in London, Loughborough, Johannesburg, Albuquerque and Los Angeles, the Group is currently involved in market activities in Europe, Asia, the Americas and Africa.

IEH’s current partners include global original equipment manufacturers (OEMs). For these partners, IEH provides bespoke design, customization and prototype build services with the express intention of earning licence and royalty fees from the embedded technology when the products are taken to volume production by these partners. Current plans and proposals anticipate that a bilateral OEM partnering relationship will have four distinct phases leading from prototype development to royalty agreements. IEH is also in advance discussions with potential partners in regional power and energy markets with whom it intends to form consortia. These regional power consortia are expected to provide energy services as well as power generation capacity. IEH intends to hold licences and earn royalties and equity investment returns from its participation in these consortia.

IEH’s focus on technology development and intellectual property, its lack of intent to become a mass manufacturer, its OEM licensing model, and its strategy to drive down the fuel cell production costs through rapid penetration of high volume regional markets are key advantages that, the Directors believe, differentiate it from its competitors.

IEH’s revenues are expected to come increasingly from the licensing and royalty income from relationships with existing and pipeline partners. IEH has a stream of prospective partnering activities generated from its targeted marketing programme that are entering final negotiation stages, with partners across most energy market sectors including automotive, distributed generation and defence, as well as various government contracts.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if IEH is unable to continue as a going concern. IEH’s losses and negative cash flows from operations raised substantial doubt about IEH’s ability to continue as a going concern. The ability of IEH to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion.

IEH’s cash requirements depend on numerous factors, including completion of its product development activities, ability to commercialize our on-site energy products, market acceptance of its systems and other factors. IEH expects to continue to devote substantial capital resources to continue its development programs directed at commercializing on-site energy products for worldwide use, hiring and training our production staff, and continuing expansion of its production and its research and development activities. IEH will pursue the expansion of its operations through internal growth and strategic acquisitions and expect that such activities will be funded from existing cash and cash equivalents and issuance of additional equity or debt securities or additional borrowings subject to market and other conditions. The failure to raise the funds necessary to finance its future cash requirements or consummate future acquisitions could adversely affect its ability to pursue its strategy and could negatively affect its operations in future periods. IEH anticipates incurring additional losses over at least the next several years. As discussed in Note 16, on October 15, 2004, IEH raised funds from Meditor European Master Fund Ltd in the amount of $8.9 million (£4.8m) through the sale of 6 million Ordinary Shares.

NOTE 2 – Summary of Significant Accounting Policies

Presentation of financial statements

The accompanying financial statements are presented on a consolidated basis in U.S. dollars, which represent the reporting currency for purposes of U.S. filings. The primary functional currency of the Group is the British pound sterling (£). The functional currency of two subsidiaries located in the U.S. is the U.S. dollar.

IEH is composed of a single reportable segment, technology development and marketing of fuel cell technology. Subsidiaries that have been consolidated in these financial statements are all involved in fuel cell technology development.

Principles of consolidation

The accompanying financial statements include the accounts of IEH and its subsidiaries after the elimination of intercompany accounts and transactions. As of September 30, 2004, IEH owns 100% of the share capital of Intelligent Energy Limited (the original company incorporated in England and Wales), 100% of the share capital of Intelligent Energy, Inc. (formerly known as Element One Enterprises, LLC) (“EOE”), a company registered in the U.S., Advanced Power Sources Limited (“APS”), a company registered in England and Wales and MESOFuel Inc., a fuel cell company based in New Mexico, U.S. The statements of operations include the results of operations of the subsidiaries since the date of their acquisition (August 2001 for APS, May 2003 for EOE, and April 2004 for MesoFuel, Inc.).

Goodwill and Other Intangible Assets

IEH adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”. Pursuant to SFAS No. 142, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”. Goodwill represents the excess of costs over estimated fair value of the net assets of acquired entities.

Amortized intangible assets are composed of patents and are carried at cost less accumulated amortization. IEH amortizes these intangible assets on a straight-line basis over their estimated useful lives. The estimated useful lives on IEH’s identifiable intangible assets are 15 years.

Cash and Cash Equivalents

IEH considers all highly liquid investments with original maturities of less than three months at the date of acquisition to be cash equivalents. Cash and cash equivalents include commercial paper and various deposit accounts. The Company maintains most of its cash deposits at banks located in the U.K. The Federal Deposit Insurance Corporation does not insure these deposits. IEH has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Supply Inventory

Inventories consist principally of raw materials and work-in-process and are stated at the lower of cost or market, using the specific identification method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation provided on the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the assets or the term of the lease.

When property is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations for the period.

Intellectual Property

Internally generated patents are carried at no value. Patents that have been purchased are recorded at their cost and are amortized over their estimated useful lives. Accumulated amortization of patents totaled $18,000 and $8,000 at September 30, 2004 and 2003, respectively.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or circumstances include, but are not limited to, a significant decrease in the fair value of the underlying business, a significant decrease in the benefits realized from an acquired business, difficulties or delays in integrating the business or a significant change in the operations of an acquired business. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds its fair value.

Stock-Based Compensation

IEH has adopted the requirements of SFAS No. 123, “Accounting for Stock-Based Compensation,” to record stock options under IE’s stock option scheme. Under SFAS 123, the fair value of all stock-based awards on the date of grant is recognized as compensation expense over the vesting period.

Accounts Receivable

IEH maintains an allowance for doubtful accounts for estimated losses that may arise if any of its customers are unable to make required payments. Management specifically analyzes the age of customer balances, historical bad debt experience, customer credit-worthiness, and changes in customers’ payment terms when making estimates of the uncollectability of the Company’s trade accounts receivable balances. If IEH determines that the financial condition of any of its customers has deteriorated, whether due to customer specific or general economic issues, increases in the allowance may be made. Accounts receivable are written off when all collection attempts have failed.

Revenue Recognition

IEH contracts with our customers to perform research and development or manufacture and install fuel cell components and power plants under long-term contracts. Amounts received in advance of the performance of the service are recorded as deferred revenue. Unbilled revenue represents amounts of revenue earned on contracts in progress that will be billed in the next 30 days. For those contracts where the costs can be reasonably estimated and IEH expects a profit, the revenue is recognized under the percentage of completion method.

Revenues on fuel cell research and development contracts are recognized in accordance with the terms of the contracts, usually either when performance milestones defined in the contract are reached or when the services are performed. In many cases, IEH is reimbursed only a portion of the costs incurred or to be incurred on the contract.

Revenues from government-funded research, development and demonstration programs are generally multi-year, cost reimbursement and/or cost-shared type contracts or cooperative agreements. IEH is reimbursed for reasonable and allocable costs up to the reimbursement limits set by the contract or cooperative agreement. While government research and development contracts may extend for many years, oftentimes funding is provided incrementally on a year-by-year basis if contract terms are met and the relevant government body has authorized the funds. Should funding be temporarily or permanently delayed or if business initiatives change, IEH may choose to devote resources to other activities, including internally funded research and development.

Revenues from the sale of fuel cell products, prototypes and related components are recognized when there is persuasive evidence of an arrangement, goods have been delivered, the fee is fixed or determinable and collection is reasonably assured. This revenue is recognized proportionally as costs are incurred and assigned to a customer contract by comparing the estimated total manufacture and installation costs for each contract to the total contract value. Revenues from service contacts are recognized over the contract term while costs are expensed as incurred.

As IEH’s fuel cell products are in their initial stages of development and market acceptance, actual costs incurred could differ materially from those previously estimated. Once IEH has established that its fuel cell products have achieved commercial market acceptance and future costs can be reasonably estimated, then estimated costs to complete an individual contract, in excess of revenue, will be accrued immediately upon identification.

Research and Development Costs

Research and development costs are expensed as incurred.

IEH’s cost of research and development contracts reflects costs incurred under specific customer-sponsored research and development contracts. These costs consist of manufacturing and engineering labor, including applicable overhead expenses, materials to build prototype units, materials for testing, and other costs associated with the research and development contracts.

IEH’s research and development expenses reflect costs incurred for internal research and development projects conducted without specific customer-sponsored contracts. These costs consist primarily of labor, overhead, materials to build prototype units, materials for testing, consulting fees and other costs associated with our internal research and development expenses.

Property, plant and equipment used in research and development activities and which have alternative use are capitalized and depreciated over their useful lives.

Income Taxes

Income taxes are accounted for under the requirements of SFAS 109. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against deferred tax assets if it is unlikely that some or all of the deferred tax assets will be realized.

IEH accounts for deferred taxes under SFAS No. 109, “Accounting for Income Taxes,” which involves the evaluation of a number of factors concerning the realizability of its deferred tax assets. In concluding that a valuation allowance is required to be applied to certain deferred tax assets, management considered such factors as IEH’s history of operating losses, IEH’s uncertainty as to the projected long-term operating results, and the nature of IEH’s deferred tax assets. Although IEH’s operating plans assume taxable and operating income in future periods, management’s evaluation of all of the available evidence in assessing the realizability of the deferred tax assets indicated that such plans were not considered sufficient to overcome the available negative evidence. The possible future reversal of the valuation allowance will result in future income statement benefit to the extent the valuation allowance was applied to deferred tax assets generated through ongoing operations. To the extent the valuation allowance relates to deferred tax assets generated through stock compensation deductions, the possible future reversal of such valuation allowance will result in a credit to additional paid-in capital and will not result in future income statement benefit.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used in accounting for, among other things, allowances for uncollectible receivables, excess or slow-moving inventories, obsolete inventories, impairment of assets, product warranty, depreciation and amortization, taxes, and contingencies. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Actuals may differ from these estimates.

Foreign currency translations

Transactions denominated in foreign currencies are recorded at the exchange rate in effect at the date of the transaction. Outstanding foreign currency obligations and receivables have been translated at the exchange rate in effect as of the balance sheet dates. Transaction gains or losses have been charged to the Statement of Operations.

On consolidation, the assets and liabilities of the Group’s foreign subsidiaries are translated at exchange rates prevailing on the balance sheet date. Income and expense items are translated at the average exchange rates for the year. Exchange differences arising, if any, are classified as equity and transferred to the Group’s translation reserve. Such translation differences are recognized as income or as expenses in the period in which the subsidiary is disposed of.

Net Loss per Share

IEH calculates basic loss per share by dividing net loss by the weighted-average common outstanding during the period. Diluted loss per share reflects the potential dilution to basic loss per share that could occur upon the conversion or exercise of dilutive securities (preference stock) and options, to common stock using the treasury stock method based upon the weighted-average fair value of IEH’s common stock during the period. As IEH has incurred losses for the years ended September 30, 2004, 2003 and 2002, IEH has excluded the effects of the common stock issuable upon the conversion of preference stock and the exercise of stock options since their effect is anti-dilutive.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004) (SFAS No. 123R), “Share-Based Payment” which revised SFAS No. 123, “Accounting for Stock-Based Compensation”. This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated statement of operations. The revised statement is effective at the beginning of the next fiscal year that begins after June 15, 2005. IEH has adopted SFAS 123R.

In November 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force (EITF), on Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations”. The Issue provides a model to assist in evaluating (a) which cash flows should be considered in the determination of whether cash flows of the disposal component have been or will be eliminated from the ongoing operations of the entity and (b) the types of continuing involvement that constitute significant continuing involvement in the operations of the disposal component. Should significant continuing ongoing involvement exist, then the disposal component shall be reported in the results of continuing operations on the consolidated statements of operations and cash flows. IEH applied the provisions of this accounting standard to its financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs,” which amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. IEH is currently evaluating the provisions of SFAS No. 151 and will adopt it on November 1, 2005, as required.

In December 2003, the FASB issued FIN No. 46R, “Consolidation of Variable Interest Entities,” which requires an entity to consolidate a variable interest entity if it is designated as the primary beneficiary of that entity even if the entity does not have a majority of voting interests. A variable interest entity is generally defined as an entity where its equity is inadequate to finance its activities or where the owners of the entity lack the risk and rewards of ownership. IEH has evaluated the provisions of FIN No. 46R, as required, and determined that it did not have any material variable interest entities and did not have any variable interest entities that require consolidation into its financial statements.

NOTE 3 – Business Combinations

IEH has made the following acquisitions since its inception:

•	In August 2001, IEH acquired Advanced Power Sources Limited (a UK R&D company)

•	In May 2003, IEH acquired Element One Enterprise (a US R&D company)

•	In April 2004, IEH acquired MESOFUEL Inc. (a US R&D company)

These acquisitions were made for the purpose of adding complementary technologies and intellectual property to its portfolio and would allow IEH to offer enhanced energy solutions to its customers and partners.

The following table summarizes the estimated fair value of the assets acquired and the liabilities assumed:

	APS	EOE	MESO
Assets:
Cash	$86,112	$27,471	$1,505
Other current assets	13,165		46,085
Property, plant and equipment	13,172	9,034	80,139
Intangible assets	2,954		48,918

Liabilities:
Current liabilities	(28,279)		(164,661)
Net assets acquired	87,125	36,506	11,986

Consideration:
Cash	2,069,076	8	1,516,299
Value of stock or stock options issued	9,346,720	1,296,235	7,097,572

Calculated Goodwill	$11,328,651	$1,259,738	$8,601,885

A total number of 5,560,000 common shares were issued as consideration for the acquisition of APS plus 300,000 shares for advisory services directly related to the acquisition. The fair value of the share consideration given was estimated on the basis of recent share transactions for cash in 2001.

A total number of 1,999,992 preferred shares were issued as consideration for the acquisition of Meso. The fair value was estimated based on recent IEH share transactions for cash in 2004.

A total number of 700,000 stock options were issued on a fully vested basis as consideration for the acquisition of EOE. The fair value of the options was estimated using a binomial model.

Goodwill is not subject to amortization and is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. IEH has estimated that no impairment loss should be recognized as the carrying amount for goodwill exceeds its implied fair value as defined by SFAS No. 142.

NOTE 4 – Receivables

Receivables at September 30, 2004 and 2003 consisted of the following:

	2004	2003
Receivables under R&D contracts, net of allowance for doubtful accounts of $0	$640,000	$330,000
Unbilled revenues	461,000	243,000
Other receivables	367,000	113,000
R&D tax credits receivable	1,406,000	2,637,000
Total	$2,874,000	$3,323,000

Unbilled revenues represent amounts of revenue recognized on costs incurred on contracts in progress that will be billed within the next 30 days.

NOTE 5 – Property, Plant and Equipment

Property, plant and equipment at September 30, 2004 and 2003 consisted of the following:

	2004	2003	Estimated Useful Life
Website development costs	$125,000	$115,000	3
Research and development equipment	899,000	520,000	5
Furniture and fixtures	353,000	198,000	3 – 4

	1,377,000	833,000
Less, accumulated depreciation and amortization	(646,000)	(332,000)
Total	$731,000	$500,000

Depreciation expense was $284,000, $192,000 and $116,000 for the years ended September 30, 2004, 2003 and 2002, respectively.

NOTE 6 – Other Assets

Other long-term assets at September 30, 2004 and 2003 consisted of the following:

	2004	2003	Estimated Useful Life
Patents	$228,000	$81,000	15
Less accumulated amortization	(18,000)	(8,000)
Total	$210,000	$73,000

Amortization expense was $10,000, $5,000 and $3,000 for the years ended September 30, 2004, 2003 and 2002, respectively.

NOTE 7 – Liabilities

Accounts payable include mainly amounts payable to suppliers of material and services for research and development activities. Accounts payable at September 30, 2003 also included an amount of $3,827,147 in respect of an advance received for subscription of share capital.

NOTE 8 – Shareholders’ Equity

Preferred Shares

Intelligent Energy is authorized to issue up to 20,000,000 convertible preferred stock of 5p each. As of September 30, 2004, a total of 16,452,936 preferred shares had been issued. The principal rights of the convertible preference stock are as follows:

a)	there are no rights to a dividend
b)	no rights to vote at general meetings
c)	convertible to ordinary stock upon the earliest of an acquisition or flotation of the company or June 30, 2004
d)	priority over ordinary shareholders to repayment of nominal share value on a winding up

Preferred shares were issued as follows:

	Number of stock	Amount at par value	Amount in additional paid in capital
Balance at September 30, 2001	7,880,970	$583,000	$8,735,000
Issued for cash ($2.21/£1.50 per share)	666,667	49,000	1,422,000
Issued in exchange for services (£1.10 per share)	62,307	5,000	96,000

Balance at September 30, 2002	8,609,944	637,000	10,253,000
Issued for cash ($2.40/£1.50 per share)	6,666,624	533,000	15,475,000
Share issuance costs			(959,000)

Balance at September 30, 2003	15,276,568	1,170,000	24,769,000
Issued for cash ($3.59/£2 per share)	1,151,368	104,000	4,026,000
Issued in exchange for services ($3.59/£2 per share)	25,000	2,000	88,000
Share issuance costs

Balance at September 30, 2004	16,452,936	$1,276,000	$28,883,000

In 2005, all preferred shares converted to common stock. Refer to Note 16.

Common Stock

(a) Authorized:

Intelligent Energy has a total number of 30,000,000 authorized common stock of 5p each.

(b) Common stock were issued as follows:

	Number of stock	Amount at par value	Amount in additional paid in capital
Balance at September 30, 2001	13,968,120	$1,033,000	$10,460,000
Balance at September 30, 2002	13,968,120	1,033,000	10,460,000
Balance at September 30, 2003	13,968,120	1,033,000	10,460,000
Issued for acquisition of subsidiary ($3.59/£2 per share)	1,999,992	179,000	6,994,000
Balance at September 30, 2004	15,968,112	$1,212,000	$17,454,000

Additional paid-in capital

Additional paid in capital includes an amount of $1,267,000 for options issued for the purchase of a subsidiary in 2003. The number of options issued was 700,000 at an exercise price of 40p and a maturity of May 2014. These options were valued at their fair value at the date of grant using a binomial option pricing model.

Shares of common stock are reserved for the future issuance of shares as follows:

Shares
Exercise of stock options	8,619,000
Conversion of preferred shares	16,452,936
Total	25,071,936

On February 18, 2003, Belmont Finance Corporation (a wholly owned subsidiary of the Yukos Oil Company) entered into a Shareholder Agreement under which it bought 5,606,667 shares in Intelligent Energy

Limited at a price of £1.50 per share. On completion of this transaction, Belmont owned (after taking into account its existing holding of 3,707,091 shares) 26.2% of the fully diluted share capital of Intelligent Energy Limited. The Shareholders Agreement contained certain rights and conditions which collectively enshrined Belmont’s right to maintain a fully diluted holding of 26.2% in Intelligent Energy Limited. The Shareholders Agreement terminates upon a number of events, including the consummation of an IPO, a change of control and the fifth anniversary of the agreement.

NOTE 10 – Segment Information and Major Customers

Under SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” IEH uses the “management” approach to reporting segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. Management has determined that the Intelligent Energy operates in one segment, which involves scientific research and development and contract research to develop and commercialize fuel cell power sources.

Enterprise-wide Information

Enterprise-wide information provided on geographic revenues is based on the customer’s ordering location. The following table presents net revenues by country:

Years ended September 30,	2004	2003	2002
Revenues:
United Kingdom	$2,420,000	$877,000	$183,000
United States	663,000	—	75,000
European Union	172,000	101,000	—
Japan	717,000	—	—
Argentina	897,000	—	—
Other countries	345,000	115,000	—
Total	$5,214,000	$1,093,000	$258,000

All of IEH’s long-lived assets are located in the United Kingdom or the United States.

Information about Major Customers

IEH contracts with a small number of customers for the sales of its products or research and development contracts. In 2004, six customers represented 83% of total revenues; in 2003, five customers represented 90% of total revenues; and in 2002, 4 customers represented 100% of the total revenues.

NOTE 11 – Employee Benefit Plans

Stock Option Plan

IEH has a share option plan for its employees under which employees are allotted options at a fixed exercise price. The options can be exercised after a three year vesting period over a 7 year exercise period. The plan was originally implemented in 2001. Options were originally issued at an exercise price of 150p and 83p.

However, in 2003 all options were cancelled and re-issued at a uniform exercise price of 40p. Upon acquisitions of subsidiaries, the employees of subsidiaries were also included in the plan and were issued options in accordance with the option rules. Under the rules, the Board can make changes to the rules or apply exceptions to the rules at its own discretion. IEH has adequate authorized common stock to facilitate the exercise of all exercisable stock options.

The following table summarizes the Plans’ activity for the years ended September 30, 2004 2003 and 2002:

	Number of stock	Weighted average option price in GBP	Weighted average remaining contractual life	Options exercisable at September 30,	Fair value of options outstanding
Outstanding at September 30, 2001	—	—	—	—
Granted	4,224,000	0.93	10	—	5,425,000

Outstanding at September 30, 2002	4,224,000	0.93	9.1	—	5,425,000
Granted	3,987,000	0.41	10	—	7,974,000
Impact of re-pricing		—	—	—	1,595,000

Outstanding at September 30, 2003	8,211,000	0.40	8.8	—	16,065,000
Granted	465,000	0.40	10	—	1467,000
Cancelled	(757,000)	0.40	8.6	—	(1,596,000)

Outstanding at September 30, 2004	7,919,000	0.40	7.8	—	17,356,000

Compensation expense, net, includes amounts for the cancellation or forfeiture, of options during the year. Deferred compensation expense is included as a separate item in shareholders’ equity.

SFAS No. 123 Assumptions and Fair Value

The fair value of stock options has been estimated at the date of grant and beginning of the period, respectively, using the Cox-Rubinstein Binomial option-pricing model with the following weighted average assumptions:

	2004	2003	2002
Employee Stock Options:
Expected life (in years)	10	3 – 10	10
Risk-free interest rate	5.4%	4.8%	5.5%
Volatility	40%	49%	97%
Dividend yield	—	—	—

NOTE 12 – Income Taxes

The reconciliation of the income tax rate to IEH’s effective income tax rate for the years ended September 30, 2004, 2003 and 2002 was as follows:

	2004	2003	2002
Loss before income taxes	$(19,007,000)	$(11,908,000)	$(7,734,000)
Statutory income tax rate	30%	30%	30%
Income tax benefit at statutory rate	5,702,000	3,572,000	2,320,000
Nondeductible expenses, net	(2,692,000)	(1,359,000)	(1,385,000)
Change in valuation allowance	(3,058,000)	(969,000)	147,000
Income tax benefit (expense)	$(48,000)	$1,244,000	$1,082,000

Income tax benefit is attributable to the refundable tax credit in respect of research and development expenditures incurred. Most of the losses relate to the U.K. operations of the Company. Deferred tax asset are primarily comprised of loss carryforwards that can be used to offset future taxable income in the U.K. Such carryforward losses amount to $5,276,000 (£ 2,942,000) and have no expiration date.

IEH continually evaluate its deferred tax assets as to whether it is “more likely than not” that the deferred tax assets will be realized. In assessing the reliability of our deferred tax assets, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. Based on the projections for future taxable income over the periods in which the deferred tax assets are realizable, management believes that significant uncertainty exists surrounding the recoverability of the deferred tax assets. As a result, we recorded a full valuation allowance against our net deferred tax assets.

NOTE 13 – Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the provision of SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”.

Cash and cash equivalents, accounts receivables, accounts payables, and accrued expenses: The carrying amounts reported in the consolidated balance sheets approximate fair value because of the short maturities of these instruments.

NOTE 14 – Commitments and Contingencies

Lease agreements

IEH lease certain computer and office equipment, office premises and under operating leases expiring on various dates through 2008. Rent expense was $707,000, $471,000 and $228,000 for the years ended September 30, 2004, 2003 and 2002, respectively. Aggregate minimum annual payments under the lease agreements for the years subsequent to September 30, 2004 are as follows:

2005	$904,000
2006	365,000
2007	321,000
2008	199,000
2009	192,000
Thereafter	128,000
$2,109,000

Legal proceedings

At September 30, 2004, IEH is not currently a party to any legal proceedings that, either individually or taken as a whole, could materially harm its business, prospects, results of operations or financial condition.

NOTE 15 – Quarterly Information (Unaudited)

The following tables contain selected unaudited statement of operations data for each quarter of fiscal years 2004 and 2003. We believe that the following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results to be expected for any future period.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Year ended September 30, 2004:
Revenues	523,000	1,745,000	2,031,000	915,000	5,214,000
Operating loss	(3,534,000)	(3,705,000)	(3,838,000)	(8,274,000)	(19,351,000)
Net loss	(3,423,000)	(3,601,000)	(3,765,000)	(8,266,000)	(19,055,000)
Loss per basic and diluted common share	(0.25)	(0.26)	(0.25)	(0.50)	(1.29)

Year ended September 30, 2003:
Revenues	50,000	129,000	152,000	762,000	1,093,000
Operating loss	(1,666,000)	(3,630,000)	(3,738,000)	(3,099,000)	(12,132,000)
Net loss	(1,650,000)	(3,597,000)	(3,666,000)	(1,751,000)	(10,664,000)
Loss per basic and diluted common share	(0.12)	(0.26)	(0.26)	(0.13)	(0.76)

NOTE 16 – Subsequent Events

Meditor Financing

On October 13, 2004, IEH entered into an agreement to sell 6m Ordinary Shares to Meditor European Master Fund Ltd at $1.50 (80p) per share. As part of the consideration, IEH issued 10m warrants (of ten year duration) priced at $1.50 (80p) per share. A shareholder agreement documenting this transaction articulates the terms and places other restrictions on the company, including anti-dilution provisions. On October 15, 2004, $8.9 million (£4.8 million) was received by IEH and a certificate for 6 million shares and 10 million warrants issued.

Convertible Preference Share Conversion

On January 26, 2005, IEH was notified that holders of Convertible Preference Shares (representing more than 75% of this class) had given their consent in writing for the conversion of their Convertible Preference Shares into Ordinary shares as a variation under Section 125 of the Companies Act 1985. Since a requirement for the conversion of the Convertible Preference Shares into Ordinary Shares had been satisfied pursuant to the Articles of Association (article 3.1.4) and the Companies Act, IEH was required to convert the Convertible Preference Shares to Ordinary Shares and issue new share certificates to each of those members who held Convertible Preference Shares. Accordingly, the shareholders register was amended and replacement certificates issued.

Dickie Walker Marine, Inc.

On February 3, 2005 Dickie Walker Marine, Inc. (“Dickie Walker”) (NasdaqSC: DWMA) announced that it has reached agreement with the board of directors of IEH on the terms of a proposed recommended offer for the entire issued share capital of IEH, subject to the satisfaction of applicable regulatory requirements, stockholder approvals, and other conditions and pre-conditions to the offer. The announcement did not amount to an announcement by Dickie Walker of a firm intention to make an offer for IEH and there is, therefore, no certainty that an offer will be made.

Details of the Proposed Offer

After giving effect to a proposed 1 for 5 reverse stock split to occur prior to the exchange of shares, full acceptance of the proposed Dickie Walker offer would, if made, result in the issuance of up to 12,448,420 new shares of Dickie Walker common stock. For each IEH ordinary share held, an Intelligent Energy shareholder would receive 0.324 shares of Dickie Walker common stock. In addition, up to 6,980,451 new options and warrants in Dickie Walker, after giving effect to the reverse split, would be offered in exchange for or upon exercise of existing IEH options and warrants under specific terms. Existing Dickie Walker options and warrants will remain outstanding following the close of the proposed offer. The exchange ratio and total share consideration may change to the extent that IEH engages in any financing or strategic acquisitions, or creates a new stock option plan for its employees, pursuant to the terms of the Acquisition Agreement. However, IEH shareholders and Dickie Walker stockholders would share in any resulting dilution proportionately. Subject to full acceptance of the proposed offer, after the acquisition, former IEH shareholders would hold approximately 95% of Dickie Walker’s fully diluted stock, with the remaining approximately 5% of Dickie Walker’s fully diluted stock held by existing Dickie Walker stockholders. Post-transaction, the combined entity would be renamed Intelligent Energy Holdings, Inc., and IEH management and shareholders would have operating and voting control. The offer would value IEH’s current issued share capital, consisting of ordinary shares and existing options and warrants, at approximately $115,134,000.

The making of the possible offer is pre-conditional upon the SEC declaring a registration statement effective (which condition cannot be waived) and other conditions being satisfied.

There is no certainty that an offer will be made. Also, the closing of the offer will be conditional upon, among other factors, the approval of the offer by Dickie Walker’s stockholders and receipt of acceptances in respect of over 50 percent of IEH’s ordinary shares.

The directors of Dickie Walker intend, if the offer is made, to unanimously recommend that the Dickie Walker stockholders approve the proposed acquisition of IEH, and intend to vote their shares to approve the issuance of new shares of Dickie Walker common stock, the reverse stock split and any other proposals necessary to support the proposed offer. All of the directors of Dickie Walker have executed Parent Support Agreements agreeing to vote for the proposed offer if it is presented to Dickie Walker stockholders and further agreeing to refrain from trading in Dickie Walker shares for 180 days post-closing of the proposed offer.

The directors of IEH intend, if the offer is made, to unanimously recommend IEH shareholders accept the offer, subject to the Form S-4 to be filed with the SEC becoming effective and all other conditions of the offer being satisfied. The directors of IEH have each agreed to execute a Lock-Up Agreement agreeing to refrain from trading in Dickie Walker shares for 180 days post-closing of the proposed offer.

Cappello Capital Corp., a U.S.-based investment bank, is advising IEH in connection with the proposed offer. Cappello Capital Corp. has opted to receive payment of its transaction fees in equity-linked securities of IEH rather than in cash and has executed a Lock-Up Agreement agreeing to refrain from trading in Dickie Walker shares for 180 days post-closing of the proposed offer. ARC Associates is acting as the U.K. financial adviser for IEH with respect to the proposed transaction.

Annex A

ACQUISITION AGREEMENT

dated as of

February 3, 2005

by and between

INTELLIGENT ENERGY HOLDINGS PLC

and

DICKIE WALKER MARINE, INC.

i

ii

ANNEX A

ACQUISITION AGREEMENT

ACQUISITION AGREEMENT (this “Agreement”), dated as of February 3, 2005, by and between Intelligent Energy Holdings Plc, a company registered in England and Wales having its principal place of business at 42 Brook Street, Mayfair, London W1K 5DB, Great Britain (the “Company”) and Dickie Walker Marine, Inc., a Delaware corporation having its principal place of business at 1405 South Coast Highway, Oceanside, California 92054 (“Parent”).

WHEREAS, the Board of Directors of the Company or a duly authorized sub-committee appointed by the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Option Offer (each as defined below) are in the best interests of the Company, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend that the shareholders of the Company accept the Offer;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously resolved (i) that this Agreement and the transactions contemplated hereby, including the issuance of shares of Parent common stock, par value $0.001 per share (“Parent Common Stock”), in connection with the Offer and the Option Offer, are fair to and in the best interest of the stockholders of Parent, (ii) to approve this Agreement and the transactions contemplated hereby, and (iii) to recommend that the stockholders of Parent approve the issuance of the shares of Parent Common Stock in connection with the Offer and the Option Offer and approve the other matters referred to in Section 1.1(f) of this Agreement;

WHEREAS, in furtherance thereof, it is proposed that Parent shall, as promptly as practicable following the Effective Date (as defined below), commence (i) an exchange offer to acquire all of the outstanding ordinary shares of 5 pence nominal value (or par value) each in the capital of the Company (the “Shares”) in exchange for Parent Common Stock (the “Offer”) and (ii) the Option Offer (as defined below), each in accordance with the terms and subject to the conditions provided herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Company intends to seek Lock-Up Agreements in substantially the form attached hereto as Exhibit A (the “Lock-Up Agreements);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Parent stockholders and optionholders identified on Schedule 1 to this Agreement are entering into Parent Support Agreements in substantially the form attached hereto as Exhibit B (the “Parent Support Agreements”);

WHEREAS, the parties intend that the exchange of shares contemplated by the Offer will qualify as an exchange of securities for those in another company under section 135 of the United Kingdom Taxation of Chargeable Gains Act 1992 (the “TCGA”) and as a “reorganization” for United States federal income tax purposes within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986 (the “Code”); and

WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Option Offer and also to prescribe various conditions to consummation of the Offer and the Option Offer.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE OFFER

SECTION 1.1     The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 or 7.2 and the conditions set forth in Annex A (attached hereto and incorporated herein by this reference) can be satisfied (unless such conditions shall have been waived by Parent or the Company, as applicable), as promptly as practicable following the effective date of the Registration Statement referred to in Section 1.1(d) below (the “Effective Date”), Parent shall commence the Offer for any and all of the Shares at the Exchange Ratio contemplated by Section 1.1(b) below and with the conditions set forth in Annex A. The obligation of Parent to issue shares of Parent Common Stock in exchange for Shares pursuant to the Offer (the “Closing”) will be subject to the conditions set forth in Annex A.

(b) Each holder of Share(s) shall be entitled to receive 0.324 of a share of Parent Common Stock for each Share held (the “Exchange Ratio”), after giving effect to a one (1) for five (5) reverse split of Parent Common Stock (the “Parent Reverse Stock Split”); provided, however, that the maximum number of shares of Parent Common Stock to be issued by Parent (x) pursuant to the Offer and (y) in connection with the Compulsory Acquisition contemplated by Section 5.6 hereof, to the extent applicable, and (z) upon exercise (whenever exercised) of the options to acquire Parent Common Stock received in exchange for Company Options (as defined below) pursuant to the Option Offer (as defined below), is 18,862,576 (the “Total Share Consideration”). However, to the extent that the Company engages in any financing transaction or strategic acquisition or creates a new stock option plan for its employees prior to or concurrent with Closing, pursuant to Section 4.1 below, Company shareholders and Parent stockholders shall share in any resulting dilution proportionately, such that holders of Parent Common Stock immediately prior to the Closing will hold 5.08 percent of the Parent’s then outstanding Parent Common Stock and Parent Options (as defined in Section 3.7 below) following the Closing.

(c) Subject to the terms and conditions thereof and to the provisions of the Takeover Code, the Offer shall expire at midnight, New York City time, on the date that is the later of (i) twenty (20) Business Days after the date the Offer is commenced and (ii) five (5) Business Days following the date on which the Parent Stockholder Approvals (as defined in Section 1.1(f) hereof) shall have been received and (iii) 35 days after the document containing the Offer is posted; provided, however, that (i) Parent shall (A) from time to time, extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, but not beyond any date which is permitted under the Takeover Code or the Final Date (as defined in Section 7.2(a)(ii)), (B) extend the Offer for any period permitted by the Takeover Code and required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) applicable to the Offer, and (C) extend the Offer or the Option Offer for any period required by the rules of any Company Share Option Scheme (as defined below) and which is permitted under the Takeover Code. Subject to the terms and conditions of the Offer and this Agreement, on the Closing Date (as defined below) Parent shall issue shares of Parent Common Stock in exchange for all Shares in respect of which valid acceptances have been received by such date (and not, where permitted, withdrawn) pursuant to the Offer and during the Offer period. The “Closing Date” shall be the second Business Day following the Offer being declared unconditional in all respects. No fraction of a share of Parent Common Stock will be issued upon consummation of the Offer, but in lieu thereof each accepting shareholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) in the Offer shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of one (1) share of Parent Common Stock, as reported on the Nasdaq SmallCap Market (“Nasdaq”), for the last trading day immediately prior to the Closing Date. A “Business Day” means any day of the year on which banking institutions in San Francisco and London are open to the public for conducting business and are not required or authorized to close.

(d) Parent shall use commercially reasonable efforts to, within twenty (20) Business Days of the date of this Agreement, prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the “Registration Statement”). The Company shall cooperate in good faith with, and provide reasonable assistance to, Parent in the preparation of the Registration Statement. The Registration Statement will include (i) a prospectus with respect to the Parent Common Stock to be issued in the Offer and (ii) proxy materials which shall constitute the proxy statement for the Parent Stockholders Meeting (as defined in Section 1.1(f)) (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”). On the date the Offer is commenced, Parent shall cause to be disseminated to holders of Shares the Proxy Statement/Prospectus and any announcements and any other documents and Offer documentation required in connection with the Offer pursuant to all relevant United Kingdom regulatory requirements, including those of The Panel on Takeovers and Mergers (the “Takeover Panel”) (which reviews compliance with the City Code on Takeovers and Mergers in the United Kingdom (the “Takeover Code”)) and those of the United Kingdom Financial Services Authority (the “FSA”) (together, the “Offer Documents”). Parent agrees that it shall cause the Offer Documents to comply in all respects with all applicable United States federal or state statutes, laws and regulations (collectively, the “Law”). Parent further agrees that the Offer Documents, on the date first published, sent or given to the Company’s shareholders, shall not contain any untrue statement of a material fact with respect to Parent or omit to state any material fact with respect to Parent required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to information supplied by the Company or any of its shareholders in writing specifically for inclusion or incorporation by reference in the Offer Documents. The Company agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents shall not contain any untrue statement of a material fact with respect to the Company or omit to state any material fact with respect to the Company required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and the Company agrees promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be disseminated to the Company’s shareholders, in each case as and to the extent required and permitted by applicable Law. The Company and its counsel shall be given reasonable opportunity to review and comment on the Registration Statement and the Offer Documents prior to the filing thereof with the SEC and their posting to shareholders (but except as set forth above, shall not accept responsibility or liability for such filings). Parent agrees to provide in writing to the Company and its counsel any comments Parent or its counsel may receive from the SEC or its staff or from the Takeover Panel or its staff with respect to the Offer Documents promptly after receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent to such comments. Parent shall provide the Company with copies of any written responses to the SEC or its staff or to the Takeover Panel or its staff and shall notify the Company with respect to any oral responses to the SEC or its staff or to the Takeover Panel or its staff. Parent shall use all commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and to maintain such effectiveness for so long as shall be required for the issuance of Parent Common Stock pursuant to the Offer. Following the Effective Date, Parent shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

(e) Parent hereby approves of and consents to the transactions contemplated by this Agreement, including the Offer and the Option Offer, and represents that the Parent Board, at a meeting duly called and held on January 28, 2005, subject to the terms and conditions set forth herein, has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock in connection with the Offer and the Option Offer, are fair to and in the best interest of the stockholders of

Parent, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend that the stockholders of Parent approve the issuance of the shares of Parent Common Stock in connection with the Offer and approve the other matters referred to in Section 1.1(f) hereof.

(f) Promptly after the date hereof, Parent shall take all action necessary in accordance with, and permitted by, applicable Law and its certificate of incorporation and bylaws to call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) to be held as promptly as practicable, and in any event within 45 days after the Effective Date, for the purpose of (i) approving the issuance of shares of Parent Common Stock in connection with the Offer, and the resulting change-of-control of Parent, (ii) approving, and authorizing the Parent Board to file, an amendment to Parent’s Certificate of Incorporation to effect the Parent Reverse Stock Split, (iii) approving, and authorizing the Parent Board to file, an amendment to Parent’s Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock and (iv) approving each of the other proposals that Parent and the Company shall deem reasonably necessary for the purposes of effecting the transactions contemplated hereby (clauses (i)-(iv) above being referred to together herein as the “Parent Stockholder Approvals”). Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Parent Stockholder Approvals and will use its best efforts to secure the vote or consent of its stockholders required by the rules of Nasdaq and applicable Law. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Parent’s stockholders in advance of a vote on the Parent Stockholder Approvals or, if as of the time for which the Parent Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/ Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting. Parent shall ensure that the Parent Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Stockholders Meeting are solicited, in compliance with applicable Law, its certificate of incorporation and bylaws and the rules of Nasdaq.

(g) Parent agrees to use its commercially reasonable efforts to: (i) within 30 days of the Closing Date, file a post-effective amendment to the Registration Statement on Form S-3 registering the resale by those Company shareholders who; (A) have executed Lock-Up Agreements prior to the Closing Date and (B) may be deemed to be an “affiliate” of the Company, as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations, of the Parent Common Stock issuable to such shareholders in the Offer, and (ii) cause such post-effective amendment on Form S-3 to be declared effective under the Securities Act as promptly as practicable after its filing, and in any event within one hundred eighty (180) days following the Closing Date. The various terms and procedures associated with resale under such registration statement are set forth in the Lock-Up Agreements between Parent and certain Company shareholders.

SECTION 1.2     Company Actions With Respect to the Offer. (a) The Company hereby approves of and consents to the transactions contemplated by this Agreement, including the terms of the Offer and the Option Offer set out in this Agreement, and represents that the Company Board or a duly authorized sub-committee appointed by the Company Board, at a meeting duly called and held on January 31, 2005, subject to the terms and conditions set forth herein, has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer, are in the best interests of the Company; (ii) approved this Agreement and the transactions contemplated hereby; and (iii) resolved, subject to the Effective Date taking place, to recommend that the shareholders of the Company accept the Offer.

(b) In connection with the Offer, the Company shall, promptly following a request by Parent, furnish Parent with such information, including updated lists of the shareholders and optionholders of the Company and updated lists of Shares and options held by such shareholders and optionholders, and such assistance as Parent or its agents may reasonably request in communicating (i) the Offer to the record holders of the Shares and (ii) the Option Offer to the holders of Company Options. Subject to any applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Option Offer, Parent and its agents shall hold in confidence the information contained in any such listings and files, will use such information only in connection with the Offer and the Option Offer and, if this Agreement shall be terminated prior to the consummation of the Offer and the Option Offer, will deliver, and will use its reasonable best efforts to cause its agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

(c) Solely in connection with the execution by certain of the shareholders of the Company of the Lock-Up Agreements and in connection with the exchange of Shares pursuant to the Offer, the Company hereby waives any and all rights of first refusal it may have with respect to Shares owned by, or issuable to, any person, other than rights to repurchase unvested shares, if any, that may be held by persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

SECTION 1.3     Boards of Directors. (a) The Parent Board will take all actions necessary such that, on the Closing Date, directors who shall be acceptable to the Company Board shall be nominated and appointed to the Parent Board. The parties shall ensure that the composition of the Parent Board upon such appointments shall comply with the rules and regulations of Nasdaq and the SEC. Dr. Harry Bradbury shall be appointed as Chief Executive Officer of Parent, effective on the Closing Date and contingent upon the occurrence of the Closing Date.

(b) Parent’s obligation to reconstitute the Parent Board shall be subject to Section 14(f) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14f-1 promulgated thereunder, and accordingly Parent shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Proxy Statement/Prospectus such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. The Company shall promptly supply to Parent in writing and be solely responsible for any information with respect to itself and its officers, directors and affiliates required by such Section and Rule.

SECTION 1.4     Stock Options, Stock Plans and Warrants. Appropriate proposals reflecting the terms of the Offer will be made to holders of outstanding options and warrants to acquire Shares in the Company (“Company Options”) (the “Option Offer”). These proposals will be made conditional upon the Offer becoming or being declared unconditional in all respects and shall comply with the Takeover Code.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, except as set forth in the disclosure letter supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”), as follows:

SECTION 2.1     Subsidiaries. Company has no direct or indirect Subsidiaries other than those listed in Section 2.1 of the Company Disclosure Schedule. Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any Encumbrance, and all the issued and outstanding shares of capital stock or comparable equity interests of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. For purposes of this Agreement, “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

SECTION 2.2     Organization and Qualification. Each of Company and each Subsidiary of Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Company nor any Subsidiary of Company is in violation of any of the provisions of its respective organizational or charter documents. Each of Company and each Subsidiary of Company is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, be expected to have a Material Adverse Effect (as defined below) on Company.

SECTION 2.3     Authorization; Enforcement. Company has the requisite corporate power and authority to enter into this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Company hereby have been duly authorized by all necessary action on the part of Company. This Agreement has been (or upon delivery will be) duly executed by Company and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of Company enforceable against Company in accordance with its terms.

SECTION 2.4     No Conflicts. The execution, delivery and performance of this Agreement by Company hereby do not and will not (i) conflict with or violate any provision of Company’s or any of Company’s Subsidiaries’ organizational or charter documents, (ii) give rise to any liability on the part of Company or any Subsidiary to make any payment to any person, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing any Company or Subsidiary debt or otherwise) or other understanding to which Company or any Subsidiary is a party or by which any property or asset of Company or any Subsidiary is bound or affected, except to the extent that such liability, conflict, default or termination right could not reasonably be expected to have a Material Adverse Effect on Company, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Company or any Subsidiary of Company is subject (including federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which Company or its securities are subject), or by which any property or asset of Company or a Subsidiary of Company is bound or affected.

SECTION 2.5     Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock, options, warrants and other securities of Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of Company) is set forth in Intelligent Energy Equity Holders Table, previously provided to Parent by Cappello Capital Corp. and included as part of the Company Disclosure Schedule. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws. Except as set forth on the Intelligent Energy Equity Holders Table or otherwise previously disclosed to Parent, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of Company Shares, or contracts, commitments, understandings or arrangements by which Company or any Subsidiary of Company is or may become bound to issue additional shares of Company Shares, or securities or rights convertible or exchangeable into shares of Company Shares. There are no anti-dilution or price adjustment provisions contained in any security issued by Company (or in any agreement providing rights to security holders) and the consummation of the transaction contemplated by this Agreement will not obligate Company to issue shares of Company Shares or other securities to any person and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

SECTION 2.6     Company Financial Statements. (a) The Company has made available to Parent the Company’s unaudited balance sheet as of September 30, 2004 and unaudited related statements of income for the fiscal year then ended (the “Company Unaudited Financial Statements”). The Company will make available to Parent, prior to Closing, the Company’s audited balance sheet as of September 30, 2004 and the audited related statements of income for the fiscal year then ended, accompanied by the report of the Company’s independent public accountants and the directors’ report(s) thereon (the “Company Audited Financial Statements”). The Company Unaudited Financial Statements have been prepared in accordance with accounting principles, standards and practices which are generally accepted in the United Kingdom (“UK GAAP”) and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding financial year, and comply with the requirements of the Companies Act 1985 and give a true and fair view of the state of affairs of the Company on the date of such financial statements and of the profits and losses for the period concerned, except for variances not materially adverse in nature and the lack of financial statement footnotes. The Company Audited Financial Statements will have been prepared in accordance with UK GAAP and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding financial year, will comply with the requirements of the Companies Act 1985 and will give a true and fair view of the state of affairs of the Company on the date of such financial statements and of the profits and losses for the period concerned. The Company’s unaudited balance sheet as of September 30, 2004 is referred to in this Agreement as the “Company Unaudited Balance Sheet.” The Company’s audited balance sheet as of September 30, 2004 is referred to in this Agreement as the “Company Audited Balance Sheet.”

(b) The Company Unaudited Balance Sheet makes adequate provision for or, in the case of actual liabilities, properly discloses, notes or takes into account as at the date of the Company Unaudited Balance Sheet (the “Company Unaudited Balance Sheet Date”): (i) all liabilities whether actual contingent or disputed; (ii) all capital commitments whether actual or contingent; (iii) all bad and doubtful debts; and (iv) all accrued Taxes (as defined in Section 2.16 below), except for variances not materially adverse in nature. The Company Audited Balance Sheet will make adequate provision for or, in the case of actual liabilities, properly disclose, note or take into account as at the date of the Company Balance Sheet (the “Company Balance Sheet Date”): (i) all liabilities whether actual contingent or disputed; (ii) all capital commitments whether actual or contingent; (iii) all bad and doubtful debts; and (iv) all accrued Taxes.

(c) The Company Unaudited Balance Sheet adequately provides or reserves for all Taxes for which the Company was liable at the Company Unaudited Balance Sheet Date, except for variances not materially adverse in nature. The Company Audited Balance Sheet will adequately provide or reserve for all Taxes for which the Company was liable at the Company Balance Sheet Date.

(d) The profits (or losses) shown in the Company Unaudited Balance Sheet have not to a material extent been affected (except as disclosed therein) by any extraordinary or exceptional event or circumstance or by any other factor rendering such profits unusually high or low, except for variances not materially adverse in nature. The profits (or losses) shown in the Company Balance Sheet will not to a material extent be affected (except as disclosed therein) by any extraordinary or exceptional event or circumstance or by any other factor rendering such profits unusually high or low.

(e) The Company Unaudited Financial Statements will conform in all material respects to the Company Audited Financial Statements.

SECTION 2.7     Material Changes. Since the date of the latest financial statements provided to Parent, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could result in a Material Adverse Effect on Company, (ii) Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Company’s financial statements pursuant to UK GAAP, (iii) Company has not altered its method of accounting or the identity of its auditors, (iv) Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing options to purchase Company Shares and the stock purchase plan.

SECTION 2.8     Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Company, overtly threatened against or affecting Company or any of its Subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect on Company. For purposes of this Agreement, “Knowledge” shall mean, with respect to Parent or the Company, as the case may be, with respect to any matter in question, the actual knowledge of the executive officers and members of the Parent Board or the Company Board, as the case may be, after inquiry of his or her direct reports.

SECTION 2.9     Compliance. Neither Company nor any Subsidiary of Company (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Company or any Subsidiary of Company under), nor has Company or any Subsidiary of Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or result in a Material Adverse Effect on Company.

SECTION 2.10     Title to Assets. Company and its Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of Company and its Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of Company and its Subsidiaries, in each case free and clear of all material pledges, claims, liens, charges, encumbrances, leases, tenancies, options, licenses, mortgages and security interests of any kind or nature whatsoever, other than liens for Taxes not yet due and payable and restrictions imposed by applicable securities laws (collectively, “Encumbrances”), except for Encumbrances as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Company and its Subsidiaries. Any real property and facilities held under lease by Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases of which Company and its Subsidiaries are in compliance.

SECTION 2.11     Intellectual Property. (a) The Company has made available to Parent the various reports and summaries listed in Section 2.11 of the Company Disclosure Schedule (collectively, the “Reports”) discussing (i) all patents and patent applications, all applications for trademarks, trade names and service marks, and all registered trademarks, trade names, service marks, and copyrights that are owned or purported to be owned by Company or any Subsidiary of Company and (ii) all material licenses, sub-licenses and other agreements as to which Company or any Subsidiary or Company is a party pursuant to which Company or any Subsidiary Company is authorized to use any third-party Intellectual Property that is included in the Company Intellectual Property. The Reports, as originally set forth and as provided to Parent, provide a true and correct representation of the subject, scope and status of the Company Intellectual Property, except to the extent that the Intellectual Property described therein expired in accordance with its terms or by operation of law, or otherwise terminated since issuance of the Reports. “Intellectual Property” means all United States, state and foreign intellectual property, including, but not limited to all (1) patents, inventions, discoveries, processes, design rights and unregistered designs; copyrights and works of authorship in any media; trademarks, service marks, domain names, trade names, trade dress and other source indicators; trade secrets, ideas, algorithms, samples, media and/or cell lines, formulae, processes, data, database rights (and rights in databases), computer software applications (in both source code and object code form) and other confidential or proprietary information; (2) registrations, applications and recordings related thereto; (3) rights to obtain renewals, extensions, continuations, continuations-in-part, supplementary protection certificates or similar legal protections related thereto; and (4) rights to bring an action at law or in equity for the infringement or other impairment thereof. “Company Intellectual Property” means the Intellectual Property that is material to the business of Company or any Subsidiary of Company as currently conducted by Company or any Subsidiary of Company.

(b) Company and each of its Subsidiaries own all right, title and interest in and to (free and clear of any Encumbrances), or are licensed to use, or otherwise possess legally enforceable rights in the Company Intellectual Property, subject only to the license agreements to which Company is a party and pursuant to which Company licenses others to use any such Company Intellectual Property.

(c) To the Knowledge of Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights by any third party, including any employee or former employee of Company or any Subsidiary of Company.

(d) All issued patents and registered trademarks, service marks and copyrights held by Company or any Subsidiary of Company are valid and subsisting and there is no assertion or pending claim challenging the validity or effectiveness of any Company Intellectual Property, and to the Knowledge of Company, no such challenge is being threatened. Neither Company nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim against Company or any of its Subsidiaries of infringement or violation of any Intellectual Property of any third party, nor, to the Knowledge of Company, is any such suit, action or proceeding being threatened against Company or any of its Subsidiaries.

SECTION 2.12     Insurance. Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Company and the Subsidiaries of Company are engaged. Neither Company nor any Subsidiary of Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

SECTION 2.13     Regulatory Permits. Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits could not, individually or in the aggregate, have or result in a Material Adverse Effect on Company (“Material Permits”), and neither Company nor any Subsidiary of Company has received any notice of proceedings relating to the revocation or modification of any Material Permit.

SECTION 2.14     Transactions With Affiliates and Employees. None of the officers or directors of Company and, to the Knowledge of Company, none of the employees of Company is presently a party to any transaction with Company or any Subsidiary of Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 2.15     Material Contracts. (a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any employment or consulting Contract with any executive officer or other employee of Company earning an annual salary in excess of $100,000;

(ii) any agreement of indemnification or any guaranty other than any agreement of indemnification or guaranty entered into in the ordinary course of business;

(iii) any contract containing any covenant limiting in any material respect the right of Company or any of its Subsidiaries to engage in any line of business, to make use of any Company Intellectual Property or compete with any Person in any material line of business or to compete with any person or entity after the Closing Date;

(iv) any contract relating to the disposition or acquisition by Company or any of its Subsidiaries after the date hereof of a material amount of assets not in the ordinary course of business or pursuant to which

Company or any of its Subsidiaries has any material ownership interest in any other person or entity or other business enterprise other than its Subsidiaries;

(v) any dealer, distributor, joint marketing or development agreement under which Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Company or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Company or any of its Subsidiaries and which may not be terminated without penalty upon notice of ninety (90) days or less;

(vi) any contract to provide source code to any third party for any product or technology that is material to Company and its Subsidiaries taken as a whole;

(vii) any contract containing any material support, maintenance or service obligation on the part of Company or any of its Subsidiaries, other than those obligations that are terminable by Company or any of its Subsidiaries involving annual revenues to Company in excess of $50,000 on no more than ninety (90) days notice without material liability or financial obligation to Company or its Subsidiaries;

(viii) any contract to license any third party to manufacture or reproduce any of Company’s products, services or technology, except agreements in the ordinary course of business and terminable without penalty upon notice of ninety (90) days or less;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business; or

(x) any other agreement, contract or commitment that involves a payment to or from Company in excess of $100,000 on its face in any individual case.

(b) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries nor, to the knowledge of the Company, or of any third parties has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) Accurate Summaries. The summaries identified in Section 2.15 of the Company Disclosure Schedule, of which Company has provided Parent a copy, as well as the list of Company’s Material Contracts and the schedule of projected revenues from the Company’s Material Contracts provided to the Parent and attached as part of the Company Disclosure Schedule, all provide a true and correct representation of the nature, scope and key terms of the Company’s Material Contracts described therein, except to the extent that the summarized agreements have expired in accordance with their terms or otherwise terminated since their issuance.

SECTION 2.16     Taxes. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company has duly made all Tax Returns and given or delivered all notices, accounts and information which ought to have been made to and is not involved in any dispute with the Inland Revenue or other authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to Taxes of any nature whatsoever or other sums imposed, charged, assessed, levied or payable under the provisions of the taxation statutes and the Company is not aware of any matter which may lead to such dispute.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company has duly paid or fully provided for all Taxes for which it is liable and there are no circumstances in which interest or penalties in respect of Tax not duly paid could be charged against it in respect of any period prior to the Company Balance Sheet Date.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, no liability of the Company for Taxes has arisen or will arise prior to the Closing Date save for corporation Tax payable in respect of normal trading profits earned by it or income Tax deducted under PAYE regulations or national insurance contributions or Value Added Tax or sickness pay for which it is accountable to the Inland Revenue, Customs and Excise or other relevant authority and which has where appropriate been deducted or charged and where due paid to the Inland Revenue or such other relevant authority.

(d) The Company has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of it or (so far as each of the Company is aware) any other person avoiding the payment or levy of Taxes.

(e) All documents in the possession of the Company and to which the Company is a party or to the production of which it is entitled and which attract stamp or transfer duty in the United Kingdom or elsewhere have been properly stamped.

(f) The Company is, and has been since incorporation, resident for tax purposes only in the United Kingdom. The Company is duly registered in the United Kingdom for the purposes of value added tax.

(g) As used in this Agreement, (i) the term “Tax” or “Taxes” shall mean, with respect to any person, (a) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty, value added or other tax (but excluding stamp duty), or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (b) any joint or several liability of such person with any other person for the payment of any amounts of the type described in (a) of this definition, including without limitation any liability under U.S. Treasury Regulations Section 1.1502-6 promulgated under the Code and any similar provisions of applicable U.S. state Tax Law, and (c) any liability of such person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other person; (ii) the term “Tax Return(s)” shall mean all returns, consolidated or otherwise, report or statement (including without limitation informational returns), required to be filed with any Taxing Authority; and (iii) the term “Taxing Authority” shall mean any authority of competent jurisdiction responsible for the imposition of any Tax including, without limitation, the United States Internal Revenue Service, the Inland Revenue, HM Customs and Excise and any other governmental, state, federal or other fiscal, revenue, customs or excise authority, department, agency, body or office whether in the United Kingdom or elsewhere in the world. For purposes of this Agreement, “Material Adverse Effect” with respect to Parent or the Company, as the case may be, means any change, effect, event, occurrence, state of facts or development (i) that is, or is reasonably likely to be, materially adverse to the value, condition (financial or otherwise), business or results of operations of the Company or Parent (and in the case of Parent, taken together with the Subsidiaries of Parent), as the case may be, or (ii) that will, or is reasonably likely to, impair the ability of any party hereto to perform its obligations under this Agreement or prevent or materially delay consummation of any of the transactions contemplated by this Agreement; provided, however, that in the case of clause (i), no adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the United States or the United Kingdom economy as a whole that is not unique to Parent or the Company, as the case may be, and that does not disproportionately affect Parent or the Company, as the case may be, shall be deemed in itself to constitute, or shall be taken into account in determining, whether there has been or will be a Material Adverse Effect.

SECTION 2.17     Employment Arrangements. (a) There are no anticipated claims or disputes between the Company and any trade union or other body representing all or any of the employees of the Company.

(b) There have been no “relevant transfers” to the Company pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981.

(c) All outstanding Company Options have been duly authorized by the Company Board or a committee thereof, are validly issued, and were issued in compliance with all applicable securities Laws. The number of outstanding Company Options, the number of exercisable Company Options, and the strike price of the Company Options are true and correct as set forth in Intelligent Energy Equity Holders Table, previously provided to Parent by Cappello Capital Corp. and included as part of the Company Disclosure Schedule.

SECTION 2.18     Employee Benefits; Employee Benefit Plans. (a) The Company has complied in all material respects with its obligations (including its obligations as trustee and administrator) in respect of the group life assurance scheme (the “Life Assurance Scheme”).

(b) The Company does not sponsor, participate in, or contribute and has not since its incorporation sponsored, participated in or contributed to any defined benefit scheme.

(c) The Company has complied with its duty to facilitate access to a stakeholder pension scheme under Section 3 of the Welfare Reform and Pensions Act 1999.

(d) The Company has made available to Parent a list of each deferred compensation and each incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific titled or subtitles of ERISA; (ii) “pension” plan, fund or program (within the meaning of section 3(2) of ERISA) or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific titles or subtitles of ERISA; (iii) employment, consulting, termination or severance agreement; and (iv) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Company or by any trade or business, whether or not incorporated (an “Company ERISA Affiliate”), that together with Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code, or to which Company or an Company ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of Company or any Subsidiary of Company (the “Company Plans”).

(e) With respect to each Company Plan, Company has heretofore delivered or made available to the Parent true and complete copies of the Company Plan and any amendments thereto, any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code or any related contracts, including service provider agreements, insurance contract, minimum premium contracts, stop-loss agreements, subscription and participation agreements and recordkeeping agreements and the most recent determination letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 of the Code.

(f) Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code and each Company Plan intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

(g) No liability under Title IV or section 302 of ERISA has been incurred by Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company or any Company ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(h) There are no pending, threatened or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

(i) Company does not have any plan or commitment to create any plan, fund or program (within the meaning of Section 3(1) of ERISA) or to modify or change any existing Company Plan and there has been no amendment to, written interpretation or announcement (whether or not written) by Company relating to, or change in participation or coverage under, any Company Plan which would materially increase the expense of maintaining such Company Plan above the level of expense incurred with respect to that Company Plan for the most recent fiscal year.

(j) With respect to each Company Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of section 4980B of the Code and Sections 601-609 of ERISA have been complied with in all material respects.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company, except as set forth in the disclosure letter supplied by the Purchase to the Company dated as of the date hereof (the “Parent Disclosure Schedule”):

SECTION 3.1     Subsidiaries. Parent has no direct or indirect Subsidiaries other than those listed in Section 3.1(a) of the Parent Disclosure Schedule. Parent owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any Encumbrance, and all the issued and outstanding shares of capital stock or comparable equity interests of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

SECTION 3.2     Organization and Qualification. Each of Parent and each Subsidiary of Parent is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Parent nor any Subsidiary of Parent is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of Parent and each Subsidiary of Parent is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, be expected to have a Material Adverse Effect on Parent.

SECTION 3.3     Authorization; Enforcement. Parent has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent and no further consent or action is required by Parent, the Parent Board or its stockholders. This Agreement has been (or upon delivery will be) duly executed by Parent and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

SECTION 3.4     No Conflicts. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of Parent’s or any of Parent’s Subsidiaries’ certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) give rise to any liability on the part of Parent or any

Subsidiary to make any payment to any person, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing any Parent or Subsidiary debt or otherwise) or other understanding to which Parent or any Subsidiary is a party or by which any property or asset of Parent or any Subsidiary is bound or affected, except to the extent that such liability, conflict, default or termination could not reasonably be expected to have a Material Adverse Effect on Parent, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Parent or any Subsidiary of Parent is subject (including federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which Parent or its securities are subject), or by which any property or asset of Parent or a Subsidiary of Parent is bound or affected.

SECTION 3.5     Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock, options, warrants and other securities of Parent (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of Parent) is set forth in Section 3.5 of the Parent Disclosure Schedule. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws. Except as set forth on Section 3.5 of the Parent Disclosure Schedule, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of Parent Common Stock, or contracts, commitments, understandings or arrangements by which Parent or any Subsidiary of Parent is or may become bound to issue additional shares of Parent Common Stock, or securities or rights convertible or exchangeable into shares of Parent Common Stock. There are no anti-dilution or price adjustment provisions contained in any security issued by Parent (or in any agreement providing rights to security holders) and the consummation of the transaction contemplated by this Agreement will not obligate Parent to issue shares of Parent Common Stock or other securities to any person and will not result in a right of any holder of Parent securities to adjust the exercise, conversion, exchange or reset price under such securities. To the Knowledge of Parent, except as specifically disclosed in Section 3.5 of the Parent Disclosure Schedule, no person or group of related persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon Parent, beneficial ownership of in excess of 5% of the outstanding Parent Common Stock, ignoring for such purposes any limitation on the number of shares of Parent Common Stock that may be owned at any single time.

SECTION 3.6     SEC Reports; Financial Statements. Parent has filed all reports required to be filed by it under the Securities Act of 1933 (the “Securities Act”) and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Parent was required by law to file such material) (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with this Agreement and the Parent Disclosure Schedule, the “Disclosure Materials”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Parent has made available to the Company copies of all SEC Reports filed within the ten (10) days preceding the date hereof. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“US GAAP”), except as may be otherwise specified in such financial statements or the notes thereto or in the case of unaudited financial statements, as permitted by Form 10-QSB of the SEC, and fairly present in all material respects the financial position of Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements, as such contracts are defined in Section 601(b)(10) of Regulation S-B under the Securities Act, to which Parent or any Subsidiary is a party or to which the property or assets of Parent or any Subsidiary of Parent are subject are included as part of or specifically identified in the SEC Reports.

SECTION 3.7     Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports or in Section 3.7 of the Parent Disclosure Schedule, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could result in a Material Adverse Effect on Parent, (ii) Parent has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Parent’s financial statements pursuant to US GAAP or required to be disclosed in filings made with the SEC, (iii) Parent has not altered its method of accounting or the identity of its auditors, (iv) Parent has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) Parent has not issued any equity securities to any officer, director or affiliate, except pursuant to existing options or warrants to purchase Parent Common Stock (“Parent Options”) and the stock purchase plan.

SECTION 3.8     Absence of Litigation. Except as set forth in Section 3.8 of the Parent Disclosure Schedule, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Parent, overtly threatened against or affecting Parent or any of its Subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect on Parent. Section 3.8 of the Parent Disclosure Schedule contains a complete list and summary description of any pending or, to the knowledge of Parent, threatened proceeding against or affecting Parent or any of its Subsidiaries that could individually or in the aggregate, have a Material Adverse Effect on Parent.

SECTION 3.9     Compliance. Neither Parent nor any Subsidiary of Parent (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Parent or any Subsidiary of Parent under), nor has Parent or any Subsidiary of Parent received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or result in a Material Adverse Effect on Parent.

SECTION 3.10     Title to Assets. Parent and its Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of Parent and its Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of Parent and its Subsidiaries, in each case free and clear of all Encumbrances, except for Encumbrances as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Parent and its Subsidiaries. Any real property and facilities held under lease by Parent and its Subsidiaries are held by them under valid, subsisting and enforceable leases of which Parent and its Subsidiaries are in compliance.

SECTION 3.11     Form S-3 Eligibility. Parent is eligible to register shares of Parent Common Stock for resale by the shareholders of the Company using Form S-3 promulgated under the Securities Act who may be deemed to be affiliates of the Company (for purposes of paragraphs (c) and (d) of Rule 145 of the General Rules and Regulations under the Securities Act.

SECTION 3.12     Listing and Maintenance Requirements. Except as described in Parent’s Annual Report for the year ended September 30, 2004, filed on Form 10-KSB with the SEC on December 29, 2004 (the “Annual Report”), Parent has not, in the two years preceding the date hereof, received notice (written or oral) from any trading market on which the Parent Common Stock is or has been listed or quoted to the effect that Parent is not in compliance with the listing or maintenance requirements of such trading market.

SECTION 3.13     Registration Rights. Except as described in Section 3.13 of the Parent Disclosure Schedule, Parent has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Parent registered with SEC or any other governmental authority that have not been satisfied.

SECTION 3.14     Disclosure. All disclosure provided to the Company regarding Parent, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of Parent are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to Parent or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by Parent but which has not been so publicly announced or disclosed, except, until such time as the press release is issued as contemplated by Section 6.2, the execution of this Agreement and the other agreements referred to herein and executed concurrently herewith.

SECTION 3.15     Intellectual Property. (a) Section 3.15 of the Parent Disclosure Schedule lists (i) all patents and patent applications, all applications for trademarks, trade names and service marks, and all registered trademarks, trade names, service marks, and copyrights that are owned or purported to be owned by Parent or any Subsidiary of Parent. “Parent Intellectual Property” means the Intellectual Property that is material to the business of Parent or any Subsidiary of Parent as currently conducted by Parent or any Subsidiary of Parent.

(b) Parent and each of its Subsidiaries own all right, title and interest in and to (free and clear of any Encumbrances), or are licensed to use, or otherwise possess legally enforceable rights in the Parent Intellectual Property, subject only to the license agreements to which Parent is a party and pursuant to which Parent licenses others to use any such Parent Intellectual Property.

(c) To the Knowledge of Parent, there is no unauthorized use, disclosure, infringement or misappropriation of any Parent Intellectual Property rights by any third party, including any employee or former employee of Parent or any Subsidiary of Parent.

(d) All issued patents and registered trademarks, service marks and copyrights held by Parent or any Subsidiary of Parent are valid and subsisting and there is no assertion or pending claim challenging the validity or effectiveness of any Parent Intellectual Property, and to the Knowledge of Parent, no such challenge is being threatened. Neither Parent nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim against Parent or any of its Subsidiaries of infringement or violation of any Intellectual Property of any third party, nor, to the Knowledge of Parent, is any such suit, action or proceeding being threatened against Parent or any of its Subsidiaries.

SECTION 3.16     Insurance. Parent and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Parent and the Subsidiaries of Parent are engaged. Neither Parent nor any Subsidiary of Parent has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

SECTION 3.17     Regulatory Permits. Parent and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or result in a Material Adverse Effect on Parent (“Material Permits”), and neither Parent nor any Subsidiary of Parent has received any notice of proceedings relating to the revocation or modification of any Material Permit.

SECTION 3.18     Transactions With Affiliates and Employees. Except as set forth in the Annual Report, none of the officers or directors of Parent and, to the Knowledge of Parent, none of the employees of Parent is presently a party to any transaction with Parent or any Subsidiary of Parent (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 3.19     Internal Accounting Controls. Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 3.20     Employee Benefit Plans; Employee Benefits. (a) Section 3.20 of the Parent Disclosure Schedule contains a true and complete list of each (i) deferred compensation and each incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific titled or subtitles of ERISA; (ii) “pension” plan, fund or program (within the meaning of section 3(2) of ERISA) or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific titles or subtitles of ERISA; (iii) employment, consulting, termination or severance agreement; and (iv) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Parent or by any trade or business, whether or not incorporated (an “Parent ERISA Affiliate”), that together with Parent would be deemed a “single employer” within the meaning of section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code, or to which Parent or an Parent ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of Parent or any Subsidiary of Parent (the “Parent Plans”).

(b) With respect to each Parent Plan, Parent has heretofore delivered or made available to the Company true and complete copies of the Parent Plan and any amendments thereto, any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code or any related contracts, including service provider agreements, insurance contract, minimum premium contracts, stop-loss agreements, subscription and participation agreements and recordkeeping agreements and the most recent determination letter received from the Internal Revenue Service with respect to each Parent Plan intended to qualify under Section 401 of the Code.

(c) Each Parent Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code and each Parent Plan intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

(d) No liability under Title IV or section 302 of ERISA has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any Parent ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(e) There are no pending, threatened or anticipated claims by or on behalf of any Parent Plan, by any employee or beneficiary covered under any such Parent Plan, or otherwise involving any such Parent Plan (other than routine claims for benefits).

(f) Parent does not have any plan or commitment to create any plan, fund or program (within the meaning of Section 3(1) of ERISA) or to modify or change any existing Parent Plan and there has been no amendment to, written interpretation or announcement (whether or not written) by Parent relating to, or change in participation or coverage under, any Parent Plan which would materially increase the expense of maintaining such parent Plan above the level of expense incurred with respect to that Parent Plan for the most recent fiscal year.

(g) With respect to each Parent Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of section 4980B of the Code and Sections 601-609 of ERISA have been complied with in all material respects.

(h) As of the date of this Agreement, there are outstanding 770,844 Parent Options, including 339,844 warrants to purchase Parent Common Stock. Section 3.20(h) of the Parent Disclosure Schedule set forth, as of the date of this Agreement (i) the name of the holder of each Parent Option, (ii) the exercise price per share of such Parent Option, (iii) the number of shares covered by such Parent Option, (iv) the vesting schedule for such Parent Option, (v) the term of each option and (vi) whether the exercisability of such Parent Option shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of such acceleration, if any. On the Closing Date, the Company shall deliver to Parent an updated Section 3.20(h) of the Parent Disclosure Schedule setting forth the information referred to in the preceding sentence updated to a date as close to the Closing Date as is reasonably practicable. All outstanding Parent Options have been duly authorized by the Parent Board or a committee thereof, are validly issued, and were issued in compliance with all applicable securities Laws.

(i) Parent has not taken any action that would result in the accelerated vesting, exercisability or payment of any Parent Options as a consequence of the execution of, or consummation of, the transactions contemplated by this Agreement.

SECTION 3.21     Taxes. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (i) all Parent Tax Returns required to be filed with any Taxing Authority by, or with respect to, Parent and its Subsidiaries have been filed in accordance with all applicable Laws; (ii) Parent and its Subsidiaries have timely paid all Taxes shown to be due on such Tax Returns, (iii) as of the date or time of filing, the Parent Tax Returns filed were true, correct and complete in all material respects; (iv) Parent and its Subsidiaries have made an adequate provision (determined in accordance with US GAAP) for any and all unpaid Taxes for periods through the date of Parent’s unaudited balance sheet as of September 30, 2004 (the “Parent Balance Sheet”), whether or not required to be shown on a Tax Return, and for all Taxes payable by Parent and its Subsidiaries for which no Parent Tax Return has yet been filed, and no Taxes have been incurred by the Company since the date of the Company Balance Sheet other than in the ordinary course of Parent’s business; (v) there is not now, nor has there been in the past six years, any action, suit, proceeding, audit or claim now proposed or pending against or with respect to Parent or any of its Subsidiaries in respect of any Tax (other than Taxes which are being contested in good faith and for which adequate reserves (determined in accordance with US GAAP) are reflected on the Parent Balance Sheet) and Parent is not aware of any matter which could lead to such a proceeding; (vi) no waiver or extension of any statute of limitations is in effect with respect to any Tax Return of Parent or any of its Subsidiaries; and (vii) to the Knowledge of Parent, neither Parent nor any of its Subsidiaries is liable for any Tax imposed on any entity other than Parent or such Subsidiaries; (viii) Parent has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; (ix) there are no Encumbrances on any of the assets of Parent or any of its Subsidiaries with respect to Taxes; (x) neither Parent nor any of its Subsidiaries have any liability for unpaid Taxes pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code or comparable provisions of state, local or foreign Tax law (other than Taxes of the affiliated group of which Parent is the ultimate parent corporation); (xi) neither Parent nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction described in Section 355 of the Code; (xii) neither Parent nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xiii) neither Parent nor any of its Subsidiaries has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to it pursuant to Section 280G or 162(m) of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Parent has made or will make available to the Company accurate and complete copies of all material Parent Tax Returns for the years ending December 31, 2002, 2003 and 2004.

SECTION 3.22     Material Contracts. (a) Material Contracts. For purposes of this Agreement, “Parent Material Contract” shall mean:

(i) any employment or consulting Contract with any executive officer or other employee of Parent earning an annual salary in excess of $100,000;

(ii) any agreement of indemnification or any guaranty other than any agreement of indemnification or guaranty entered into in the ordinary course of business;

(iii) any contract containing any covenant limiting in any material respect the right of Parent or any of its Subsidiaries to engage in any line of business, to make use of any Parent Intellectual Property or compete with any Person in any material line of business or to compete with any person or entity after the Closing Date;

(iv) any contract relating to the disposition or acquisition by Parent or any of its Subsidiaries after the date hereof of a material amount of assets not in the ordinary course of business or pursuant to which Parent or any of its Subsidiaries has any material ownership interest in any other person or entity or other business enterprise other than its Subsidiaries;

(v) any dealer, distributor, joint marketing or development agreement under which Parent or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Parent or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Parent or any of its Subsidiaries and which may not be terminated without penalty upon notice of ninety (90) days or less;

(vi) any contract to provide source code to any third party for any product or technology that is material to Parent and its Subsidiaries taken as a whole;

(vii) any contract containing any material support, maintenance or service obligation on the part of Parent or any of its Subsidiaries, other than those obligations that are terminable by Parent or any of its Subsidiaries involving annual revenues to Parent in excess of $50,000 on no more than ninety (90) days notice without material liability or financial obligation to Parent or its Subsidiaries;

(viii) any contract to license any third party to manufacture or reproduce any of Parent’s products, services or technology, except agreements in the ordinary course of business and terminable without penalty upon notice of ninety (90) days or less;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business; or

(x) any other agreement, contract or commitment that involves a payment to or from Parent in excess of $100,000 on its face in any individual case.

(b) Schedule. Section 3.22(b) of the Parent Disclosure Schedule sets forth a list of all Parent Material Contracts to which Parent or any of its Subsidiaries is a party or is bound by as of the date hereof.

(c) No Breach. All Parent Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on to Parent.

SECTION 3.23     Financial Advisor. Neither Parent nor any of its Subsidiaries has entered into or are bound by any agreements or understandings with any investment bank, financial advisor or other similar entity whatsoever, except for Houlihan Valuation Advisors (the “Parent Financial Advisor”), upon whom Parent is relying to render the opinion of Financial Advisor described in Section 3.24 below.

SECTION 3.24     Opinion of Financial Advisor. The Parent Board has received the written opinion of the Parent Financial Advisor to the effect that, as of the date of the opinion, the consideration to be paid by Parent pursuant to this Agreement is fair from a financial point of view to Parent. Parent will provide the Company with a written copy of such opinion as soon as practicable following the date hereof, and the Parent Financial Advisor has consented to the reproduction of such opinion in its entirety in the Proxy Statement/ Prospectus.

SECTION 3.25     No Restrictions on the Offer; Takeover Statutes. The Parent Board has unanimously approved this Agreement and the Offer and the other transactions contemplated hereby and the execution of the Parent Support Agreements, and such approval is sufficient to render inapplicable to this Agreement, the Offer, the Parent Support Agreements and the other transactions contemplated hereby and thereby, the restrictions on business combinations of Section 203 of the Delaware General Corporation Law. Parent has not adopted any stockholder rights plan or similar “poison pill” arrangement that would be applicable to this Agreement, the Offer, the Loan Agreement or the Parent Support Agreements and the other transactions contemplated hereby and thereby. No Delaware law or other takeover statute or similar law and no provision of the certificate of incorporation or bylaws, or other organizational documents or governing instruments of Parent or any of its Subsidiaries or any material agreement to which any of them is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement or the Parent Support Agreement or (b) as a result of the consummation of the transactions contemplated by this Agreement or the Parent Support Agreement would or would purport to entitle any person to acquire securities of Parent.

ARTICLE IV

COVENANTS OF THE COMPANY

SECTION 4.1     Conduct of Business. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, the Company shall carry on its business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such ordinary course, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees (as a group) and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it; provided, however that, notwithstanding the provisions of this Section 4, the Company may, without the consent of Parent, engage in any one or more of the following transactions or activities: (i) the issuance of debt or equity securities by the Company in connection with a financing transaction; (ii) the execution of any letter of intent, term sheet or agreement for the acquisition of the assets or equity of any business enterprise by the Company; (iii) the execution or amendment of any employment or consulting agreements for the recruitment or retention of employees and consultants for the Company and its affiliates; and (iv) the creation of a new stock option plan for its employees. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, except as is strictly necessary to perform its specific obligations hereunder, the Company shall not, without the prior written approval of Parent:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, provided that the foregoing shall not prohibit the Company from making repurchases from employees following the termination of their employment with the Company pursuant to the terms of preexisting agreements at prices not exceeding fair market value on the date of such repurchase;

(b) amend its Memorandum of Association, Articles of Association or other comparable charter or organizational documents;

(c) make any material tax election or take any material tax position (unless required by law) or change its fiscal year or accounting methods, policies or practices (except as required by changes in UK GAAP) or settle or compromise any material income tax liability;

(d) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof, in the ordinary course of business consistent with past practice and in accordance with their terms, modify, amend or terminate any material contract or agreement to which it is a party, or release or waive any material rights or claims, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

(e) (i) take or agree or commit to take any action that would result in a Material Adverse Effect any time prior to the Closing Date or (ii) omit or agree or commit to omit to take any action to prevent a Material Adverse Effect; or

(f) authorize any of, or commit or agree to take any of, the foregoing actions.

SECTION 4.2     Access to Information. From the date hereof until the Closing Date, the Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of the Company, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such persons may reasonably request, and will instruct the Company’s employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company.

SECTION 4.3     Waiver of Change of Control and Acceleration Benefits. Following the date hereof, the Company shall use its reasonable best efforts to obtain the waiver of the applicable Company securityholders and employees with respect to any change of control or acceleration benefits, other than the acceleration of Company Options pursuant to the Option Offer, that would otherwise be triggered by the consummation of the Offer and the other transactions contemplated hereby.

SECTION 4.4     No Solicitation. (a) The Company agrees that neither the Company nor any of its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company) of the Company shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all of the assets or equity securities of, the Company involving any person other than Parent (any such proposal or offer being hereinafter referred to as an “Company Acquisition Proposal”). Notwithstanding the foregoing, prior to the Closing Date the Company may, in the event that a third party that has made (and not withdrawn) a bona fide Company Acquisition Proposal that the Company Board reasonably concludes in good faith constitutes, or is likely to lead to, a Company Superior Proposal, (i) engage or participate in discussions or negotiations with such third party and/or (ii) furnish to such third party nonpublic information relating to Company pursuant to a confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement; provided, that in each case (x) neither Company nor any representative of Company shall have violated any of the restrictions set forth in this Section 4.4, (y) the Company Board reasonably concludes in good faith, after consultation with its outside legal counsel, that in light of such Company Acquisition Proposal the failure to take such action would be reasonably expected to be a violation of the fiduciary obligations of the Company Board to the Company’s shareholders or a breach of any Law (including the Takeover Code), and (z) contemporaneously with furnishing any such information to such person or group, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by Company to Parent). The Company will take all necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.4. The Company will notify Parent promptly, orally and in writing (including the names of any party making, the principal terms of, and any written materials provided in connection with, any such proposal, request or inquiry), if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company. Immediately following the execution of this Agreement, the Company will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person by or on behalf of the Company. The Company will keep Parent fully and promptly informed of the status and details (including amendments or proposed amendments) of, and will promptly provide copies of any written materials provided in connection with, any such request, proposal or inquiry.

(b) For purposes of this Agreement, “Company Superior Proposal” means any bona fide Company Acquisition Proposal (1) to acquire, directly or indirectly, at least a majority of the Shares then outstanding, or all or substantially all of the assets of the Company, (2) that contains terms and conditions that the Board of Directors reasonably determines in good faith (after consultation with its financial advisor) to be more favorable from a financial point of view to the Company’s shareholders than the Offer, (3) that the Company Board reasonably determines in its good faith judgment (after consultation with its legal counsel) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), and (4) that does not contain any “due diligence” condition and for which any financing upon which it is conditioned is committed.

(c) Except as set forth in this Section 4.4(c), the Company Board shall not make a change in its recommendation that the shareholders accept the Offer (a “Change in Company Recommendation”). Notwithstanding the foregoing, if the Company Board determines in its reasonable good faith judgment prior to the Closing Date, after consultation with outside legal counsel and the Takeover Panel, that the failure to make a Change in Company Recommendation would be a violation of its fiduciary duties to the Company’s shareholders, then the Company Board may make a Change in Company Recommendation. In the event that the Company Board determines that it shall be necessary to make a Change in Company Recommendation, it shall comply with the Takeover Code and give Parent at least four (4) Business Day’s prior written notice of such determination before making a public announcement regarding such Change in Company Recommendation.

(d) Sections 4.4(a), (b) and (c) are subject to any provision of any Law or of the Takeover Code.

ARTICLE V

COVENANTS OF PARENT

SECTION 5.1     Conduct of Business. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, Parent shall, and shall cause its Subsidiaries to, carry on their business in the ordinary course in substantially the same manner as heretofore conducted, including recent efforts to wind down the Parent’s business operations and license or sell its assets. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, except as is strictly necessary to perform its specific obligations hereunder, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written approval of the Company or as otherwise set forth in this Agreement:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of Parent to its parent, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, provided that the foregoing shall not prohibit Parent from making repurchases from employees following the termination of their employment with Parent or one of its Subsidiaries pursuant to the terms of preexisting agreements at prices not exceeding fair market value on the date of such repurchase;

(b) issue, deliver, sell, pledge, grant options over or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, including Parent Options, to acquire, any such shares, voting securities or convertible securities (other than (i) the issuance of Parent Common Stock upon the exercise of Parent Options outstanding as of the date hereof or (ii) the issuance of Parent Options in exchange for the cancellation of Parent Options, as the case may be, which are outstanding as of the date of this Agreement and which are “out-of-the-money” at the time of such exchange and cancellation or Parent Options which are issued as an incentive to existing employees of Parent to remain available to provide services to Parent through closing; provided that such exchange and cancellation is done without the expenditure of any cash or cash equivalents by Parent and is otherwise effected on terms satisfactory to the Company in its reasonable discretion); provided, however, that the Company’s consent to Parent’s requested grant of options to purchase Parent Common Stock shall not be unreasonably withheld;

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d) mortgage or otherwise encumber or subject to any material Lien or, except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, sell, lease, license, transfer or otherwise dispose of any material properties or assets;

(e) incur, assume, guarantee or become obligated with respect to any indebtedness, or incur, assume, guarantee or become obligated with respect to any other material obligations;

(f) make or agree to make any new capital expenditures or acquisitions of assets or property or other acquisitions or commitments in excess of $15,000 individually or $50,000 in the aggregate payable in any calendar month or otherwise acquire or agree to acquire any material assets or property other than in the ordinary course and consistent with past practice;

(g) make any material tax election or take any material tax position (unless required by law) or change its fiscal year or accounting methods, policies or practices (except as required by changes in US GAAP) or settle or compromise any material income tax liability;

(h) make any loan, advance or capital contributions to or investment in any person or entity;

(i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof, in the ordinary course of business consistent with past practice and in accordance with their terms, modify, amend or terminate any material contract or agreement to which it is a party, or release or waive any material rights or claims, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Parent or any Subsidiary is a party;

(j) (i) grant to any current or former director, officer or employee of Parent or any Subsidiary any increase in compensation (cash, equity or otherwise) or benefits (provided that Parent may increase the compensation of non-executive employees in the ordinary course of business consistent with past practice), (ii) grant to any such current or former director, officer, or employee any increase in severance or termination pay (cash, equity or otherwise) or adopt any new severance plan or amend or modify in any respect any severance plan, agreement or arrangement existing on the date hereof, (iii) except as may be required by applicable Law, adopt or amend any Parent Plan or enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer, or employee, (iv) waive any stock repurchase right, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plan or authorize cash payments in exchange for any options granted under any such plans, (v) fail to cancel any outstanding severance agreements, including the agreement between Parent and Gerald W. Montiel or (vi) hire or offer to hire any employee or independent contractors; provided, however, that the Company’s consent to Parent’s request to hire, or offer to hire, any employee or independent contractor shall not be unreasonably withheld.

(k) transfer or license to any person or entity or otherwise extend, amend or modify any rights to Parent Intellectual Property, or enter into grants to transfer or license to any person future rights to Parent Intellectual Property;

(l) enter into any contract or commitment with aggregate commitments of Parent in excess of $50,000;

(m) allow Parent’s net cash at the time of Closing to be less than one dollar ($1);

(n) take or agree or commit to take any action that would make any representation or warranty of Parent hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

(o) commence or settle any litigation, other than to enforce the Parent’s rights under this Agreement; or

(p) authorize any of, or commit or agree to take any of, the foregoing actions.

SECTION 5.2     Access to Information. From the date hereof until the Closing Date, Parent will give the Company, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of Parent and its Subsidiaries, will furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such persons may reasonably request, and will instruct Parent’s and its Subsidiaries’ employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of Parent and its Subsidiaries.

SECTION 5.3     No Solicitation. (a) Parent agrees that neither Parent nor any Subsidiary nor any of the respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Parent or any Subsidiary) of Parent or any Subsidiary shall, (i) initiate, continue, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Parent) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the equity securities of, Parent or any Subsidiary involving any person other than the Company (any such proposal or offer being hereinafter referred to as an “Parent Acquisition Proposal”), or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Parent Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Parent Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any Parent Acquisition Proposal. Notwithstanding the foregoing, prior to the Closing Date Parent may, in the event that a third party that has made (and not withdrawn) a bona fide Parent Acquisition Proposal that the Parent Board reasonably concludes in good faith (after consultation with its financial advisor) constitutes, or is likely to lead to, a Parent Superior Proposal (as defined below), (i) engage or participate in discussions or negotiations with such third party and/or (ii) furnish to such third party nonpublic information relating to Parent or any Subsidiary pursuant to a confidentiality agreement with terms no less favorable to Parent than those contained in the Confidentiality Agreement; provided, that in each case (x) neither Parent nor any representative of Parent and its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.3, (y) the Parent Board reasonably concludes in good faith, after consultation with its outside legal counsel, that in light of such Parent Acquisition Proposal the failure to take such action would be reasonably expected to be a violation of the fiduciary obligations of Parent Board to Parent’s stockholders, and (z) contemporaneously with furnishing any such information to such person or group, Parent furnishes such information to the Company (to the extent such information has not been previously furnished by Parent to the Company). Parent will take all necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.3. Parent will notify the Company promptly, orally and in writing (including the names of any party making, the principal terms of, and any written materials provided in connection with, any such proposal, request or inquiry), if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Parent. Immediately following the execution of this Agreement, Parent will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring Parent or any portion thereof to return all confidential information heretofore furnished to such person by or on behalf of Parent. Parent will keep the Company fully and promptly informed of the status and details (including amendments or proposed amendments) of, and will promptly provide copies of any written materials provided in connection with, any such request, proposal or inquiry.

(b) For purposes of this Agreement, “Parent Superior Proposal” means any bona fide Parent Acquisition Proposal (1) to acquire, directly or indirectly, at least a majority of the shares of Parent Common Stock then outstanding, (2) that contains terms and conditions that the Parent Board reasonably determines in good faith (after consultation with its financial advisor) to be more favorable from a financial point of view to Parent’s stockholders than the transactions contemplated hereby, (3) that the Parent Board reasonably determines in its good faith judgment (after consultation with its financial advisor and its legal counsel) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), and (4) that does not contain any “due diligence” condition and for which any financing upon which it is conditioned is committed.

(c) Except as set forth in this Section 5.3(c), the Parent Board shall not make a change in its recommendation that the stockholders of Parent approve the issuance of shares of Parent Common Stock pursuant to the Offer and the other matters referred to in Section 1.1(f) (a “Change in Parent Recommendation”). Notwithstanding the foregoing, if the Parent Board determines in its reasonable good faith judgment prior to the Closing Date, after consultation with outside legal counsel, that the failure to make a Change in Parent Recommendation would be a violation of its fiduciary duties to Parent’s stockholders, then the Parent Board may make a Change in Parent Recommendation. In the event that the Parent Board determines that it shall be necessary to make a Change in Parent Recommendation, it shall give the Company at least four (4) Business Days’ prior written notice of such determination before making a public announcement regarding such Change in Parent Recommendation. Parent acknowledges that the occurrence of a Change in Parent Recommendation shall in no way affect the obligation of Parent to continue the Offer in accordance with Section 1.1(a) and to convene the Parent Stockholders Meeting in accordance with the terms of Section 1.1(f) hereof. Parent shall not submit to a vote of its stockholders any transaction contemplated by a Parent Acquisition Proposal, or propose to do so, prior to or at the Parent Stockholders Meeting.

SECTION 5.4     Listing of Additional Shares. Parent shall use its reasonable best efforts to file with Nasdaq prior to the Closing Date a Notification Form: Listing of Additional Shares for the listing of the Parent Common Stock to be issued in connection with the transactions contemplated by this Agreement, such listing to be effective prior to or as of the Closing Date.

SECTION 5.5     Section 16 Matters. Prior to the Closing Date, Parent shall take all such steps as may be required to cause the transactions contemplated by this Agreement, including any acquisitions of Parent securities (including derivative securities with respect to Parent securities) by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.6     Compulsory Acquisition. Parent hereby agrees that promptly following the Closing Date, Parent shall, so far as it is eligible to do so, deliver a notice to the holders of Company Shares who did not accept the Offer that Parent intends to acquire such Shares in accordance with sections 428 through 430F of the Companies Act 1985 (the “Compulsory Acquisition”). Each holder of Shares who did not accept the Offer shall receive, in exchange for each such Share held by such shareholder, the Exchange Ratio as set forth in Section 1.1(b) hereof.

SECTION 5.7     Waiver of Change of Control and Acceleration Benefits. Following the date hereof, Parent shall use its reasonable best efforts to obtain the waiver of the applicable Parent securityholders and employees with respect to any change of control or acceleration benefits that would otherwise be triggered by the consummation of the Offer and the other transactions contemplated hereby.

ARTICLE VI

COVENANTS OF PARENT AND THE COMPANY

SECTION 6.1     Reasonable Efforts; Notification.

(a) Subject to Section 6.1(b) below, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all other actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all other things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Offer and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from any national, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, whether in the United States, the United Kingdom, or elsewhere (collectively referred to as “Governmental Entities”) and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the preparation of the Registration Statement, the Proxy Statement/ Prospectus and the Offer Documents, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Notwithstanding the foregoing, promptly following the date hereof, Parent and the Company agree to fully cooperate with one another and shall each use their reasonable best efforts to identify the detailed steps, actions, documents and procedures necessary or desirable to effect the Offer, the Option Offer and the other transactions contemplated by this Agreement, and shall negotiate in good faith such amendments or additions to Section 1.1(a), (b), (c), (d) and (f), Section 1.4 and Section 5.4 of this Agreement, whether required by Law or otherwise, as each shall deem necessary or advisable to effect the transactions contemplated by this Agreement in the most expeditious manner possible.

(c) The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement to be compiled with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(d) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement and (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

SECTION 6.2     Public Announcements. Parent, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement or with respect to, or relating to, the business of Parent or the Company, as applicable, and shall not issue any such press release with respect to the transactions contemplated by this Agreement or make any such public statement with respect to the transactions contemplated by this Agreement without the prior consent of the other party, except as may be required by applicable Laws, court process or by obligations pursuant to any listing agreement with any national securities exchange or with Nasdaq. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in a form to be reasonably agreed to by the parties.

SECTION 6.3     Certain Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Closing Date (and thereafter where relevant), each party hereto shall use its reasonable best efforts to cause the exchange of shares contemplated by the Offer to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent such exchange of shares from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

(b) In the period prior to the Closing Date, the Company shall apply for clearance from the UK Inland Revenue under section 138 of the TCGA that the sale of the Shares in exchange for shares of Parent Common Stock will be effected for bona fide commercial reasons and will not form part of any such scheme or arrangement of which the main purpose, or one of the main purposes, is avoidance of liability to capital gains tax or corporation tax and that, therefore, the proposed share exchange qualifies for relief from capital gains tax pursuant to Section 135 of the TCGA.

SECTION 6.4     Director and Officer Liability. (a) For one year after the Closing Date, Parent will, or Parent will cause Company to, indemnify and hold harmless the present and former officers, directors, employees and agents of the Company (the “Indemnified Parties”) in respect of acts or omissions occurring on or prior to the Closing Date or arising out of or pertaining to the transactions contemplated by this Agreement to the extent provided under the Company’s Memorandum of Association or Articles of Association in effect on the date hereof and indemnification agreements existing on the date hereof; and shall pay any expenses of the Indemnified Parties, as incurred, in advance of the final disposition of any such action or proceeding, provided that such indemnification shall not be provided in violation of applicable Laws. Parent shall not amend the Memorandum of Association or Articles of Association of the Company to amend the indemnification provisions therein in a manner inconsistent with this Section 6.4 for the one-year period referred to above. For one year after the Closing Date, Parent will use its best efforts to cause to be maintained an extension of coverage of each of

Parent’s and the Company’s policies of directors and officers liability insurance maintained by Parent and the Company, respectively, at the Closing Date, for the benefit of those persons who are covered by such policies at the Closing Date, with respect to matters occurring prior to the Closing Date; provided, however, that Parent and Company shall jointly solicit competitive bids for continuation of the Parent’s policies from at least three insurance providers or agents, including the agent currently providing Parent’s policy at the time of execution of this Agreement, and shall select the most competitive bid from such providers or agents for the extension of coverage of the Parent’s policy.

(b) The Indemnified Parties are intended third party beneficiaries of this Section 6.4 to the extent such provisions benefit any such Indemnified Party.

ARTICLE VII

TERMINATION

SECTION 7.1     Termination Prior to the Effective Date. This Agreement may be terminated and the Offer may be abandoned prior to the Effective Date:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company, if:

(i) the Offer shall have expired, terminated or been withdrawn in accordance with the terms of this Agreement without Parent having exchanged any Shares pursuant to the Offer (unless a principal cause of the Offer having expired or having been terminated or withdrawn is a breach by the party seeking to terminate this Agreement of any of its obligations under this Agreement); or

(ii) there shall be any law or regulation that makes consummation of the Offer illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Offer is entered and such judgment, injunction, order or decree shall become final and non-appealable;

(c) by Parent, if Company and Gerald W. Montiel have not executed the consulting agreement attached as Exhibit C;

(d) by Parent, if a Change in Company Recommendation shall have occurred or the Company Board shall have resolved to do so; or

(e) by the Company, if a Change in Parent Recommendation shall have occurred or the Parent Board shall have resolved to do so.

SECTION 7.2     Termination Between the Effective Date and Closing Date. This Agreement may be terminated and the Offer may be abandoned at any time from the Effective Date until the Closing Date:

(a) by either Parent or the Company, if:

(i) the Offer shall have expired, terminated or been withdrawn in accordance with the terms of this Agreement without Parent having exchanged any Shares pursuant to the Offer (unless a principal cause of the Offer having expired or having been terminated or withdrawn is a breach by the party seeking to terminate this Agreement of any of its obligations under this Agreement);

(ii) the Closing has not taken place on or before September 30, 2005 (the “Final Date”) (unless a principal cause of the Offer not having taken place by such date is a breach by the party seeking to terminate this Agreement or any of its obligations under this Agreement); or

(iii) there shall be any law or regulation that makes consummation of the Offer illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Offer is entered and such judgment, injunction, order or decree shall become final and non-appealable; and

(b) by Parent or by the Company, if the conditions obligating the other party, as set forth in Annex A, shall not have been satisfied prior to the Closing Date.

SECTION 7.3     Effect of Termination. If this Agreement is terminated pursuant to Section 7.1 or 7.2, this Agreement shall become void and of no effect with no liability on the part of any party hereto or their respective officers and directors, except that the agreements contained in this Section 7 and in Sections 8.4 (Fees and Expenses) and 8.6 (Governing Law) shall survive the termination hereof. Specifically, and without limiting the generality of the foregoing, Parent agrees that termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by the Company of its representations, warranties and covenants under this Agreement and the Company agrees that termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by Parent of its representations, warranties and covenants under this Agreement. Any such termination shall not relieve any party from liability for any willful breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

If to the Company, to:

Intelligent Energy Holdings Plc

42 Brook Street

Mayfair

London W1K 5DB

Great Britain

Facsimile: 44 (0) 20 7958 9269

Telephone: 44 (0) 20 7958 9033

Attention: Dr. Harry Bradbury

with a copy to:

Kirkpatrick & Lockhart Nicholson Graham LLP

10100 Santa Monica Boulevard

Seventh Floor

Los Angeles, CA 90067

Facsimile: 310.552.5001

Telephone: 310.552.5000

Attn: Thomas J. Poletti, Esq.

If to Parent, to:

Dickie Walker Marine, Inc.

1405 South Coast Highway

Oceanside, California 92054

Facsimile: (760) 450-0386

Telephone: (760) 450-0360

Attention: Gerald W. Montiel

with a copy to:

Cynthia Smith, Esq.

1660 Lincoln Street

Suite 1700

Denver, CO 80264

Facsimile: (303) 832-4884

Telephone: (720) 934-0152

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be deemed to be properly delivered, given and received: (i) when delivered by hand; (ii) on the day sent by facsimile, provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient, on such day; (iii) the first Business Day after sent by facsimile (to the extent that (a) the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile or (b) notice is sent on a day that is not a Business Day); or (iv) the third Business Day after sent by registered mail or by courier or express delivery service.

SECTION 8.2     Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing Date or the termination of this Agreement; provided, however, that the covenants set forth in Section 6.4 (Director and Officer Liability), Section 7.1 and 7.2 (Effect of Termination), Section 8.4 (Fees and Expenses), and Section 8.6 (Governing Law) shall survive any such termination.

SECTION 8.3     Amendments; No Waivers. Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.4     Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

SECTION 8.5     Successors and Assigns; Parties in Interest. The provisions of this Agreement shall be binding, upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Parent may transfer or assign, in whole or from time to time in part, to one or more of its wholly-owned Subsidiaries, any or all of its rights or obligations, but any such transfer or assignment will not relieve Parent of its obligations under this Agreement. Except as expressly set forth herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights.

SECTION 8.6     Governing Law; Enforcement. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws principles thereof; provided, however, that the terms and provisions of this Agreement with respect to the implementation and provisions of the Offer shall be construed in accordance with and governed by the laws of England. Each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and Federal District Court for the District of Delaware in the event a dispute arises out of this Agreement or any agreement or transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any agreement or transaction contemplated hereby in any court

Sother than the Court of Chancery of the State of Delaware or Federal District Court for the District of Delaware and (d) waives any right to trial by jury with respect tot any action related to or arising out of this Agreement or any agreement or transaction contemplated hereby.

SECTION 8.7     Counterparts; Effectiveness; Interpretation. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 8.8     Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

SECTION 8.9     Definitions. The definitions used in this Agreement are defined in the following sections:

Defined Term	Section
Agreement	Preamble
Annual Report	Section 3.12
Business Day	Section 1.1(c)
Change in Company Recommendation	Section 4.4(c)
Change in Parent Recommendation	Section 5.3(c)
Closing	Section 1.1(a)
Closing Date	Section 1.1(c)
Code	Recitals
Companies Act	Section 1.1(a)
Company	Preamble
Company Acquisition Proposal	Section 4.4(a)
Company Audited Balance Sheet	Section 2.6(a)
Company Audited Balance Sheet Date	Section 2.6(b)
Company Audited Financial Statements	Section 2.6(a)
Company Board	Recitals
Company Disclosure Schedule	Article II
Company ERISA Affiliate	Section 2.18(d)
Company Intellectual Property	Section 2.11(a)
Company Material Contract	Section 2.15(a)
Company Option(s)	Section 1.4
Company Plans	Section 2.18(d)
Company Share Option Schemes	Section 1.4
Company Superior Proposal	Section 4.4(b)
Company Unaudited Balance Sheet	Section 2.6(a)
Company Unaudited Balance Sheet Date	Section 2.6(b)
Company Unaudited Financial Statements	Section 2.6(a)
Compulsory Acquisition	Section 5.6
Disclosure Materials	Section 3.6
Effective Date	Section 1.1(a)
Encumbrances	Section 2.10
ERISA	Section 2.18(d)
Exchange Act	Section 1.3(b)
Exchange Ratio	Section 1.1(b)
Final Date	Section 7.2(a)(ii)

Defined Term	Section
FSA	Section 1.1(d)
Governmental Entities	Section 6.1(a)
Indemnified Parties	Section 6.4
Intellectual Property	Section 2.11(a)
Knowledge	Section 2.8
Law	Section 1.1(d)
Life Assurance Scheme	Section 2.18(a)
Lock-Up Agreements	Recitals
Material Adverse Effect	Section 2.16(g)
Material Permits	Section 2.13
Nasdaq	Section 1.1(c)
Offer	Recitals
Offer Documents	Section 1.1(d)
Option Offer	Section 1.4
Parent	Preamble
Parent Acquisition Proposal	Section 5.3(a)
Parent Balance Sheet	Section 3.21
Parent Board	Recitals
Parent Common Stock	Recitals
Parent Disclosure Schedule	Article III
Parent ERISA Affiliate	Section 3.20(a)
Parent Financial Advisor	Section 3.23
Parent Intellectual Property	Section 3.15(a)
Parent Material Contract	Section 3.22(a)
Parent Options	Section 3.7
Parent Plans	Section 3.20(a)
Parent Reverse Stock Split	Section 1.1(b)
Parent Stockholder Approval	Section 1.1(f)
Parent Stockholders Meeting	Section 1.1(f)
Parent Superior Proposal	Section 5.3(b)
Parent Support Agreements	Recitals
Proxy Statement Prospectus	Section 1.1(d)
Registration Statement	Section 1.1(d)
Reports	Section 2.11(a)
SEC	Section 1.1(c)
SEC Reports	Section 3.6
Securities Act	Section 3.6
Shares	Recitals
Subsidiary	Section 2.1
Takeover Code	Section 1.1(d)
Takeover Panel	Section 1.1(d)
Tax(es)	Section 2.16(g)
Taxing Authority	Section 2.16(g)
Tax Return(s)	Section 2.16(g)
TCGA	Recitals
Third Party	Annex A
Total Share Consideration	Section 1.1(b)
UK GAAP	Section 2.6(a)
US GAAP	Section 3.6

[Signature Page Immediately Follows]

The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTELLIGENT ENERGY HOLDINGS PLC

By:	/S/ HARRY J. BRADBURY
Title: Chief Executive Officer

DICKIE WALKER MARINE, INC.

By:	/S/ GERALD W. MONTIEL
Title: President & Chief Executive Officer

ANNEX A

CONDITIONS

(a)	The Offer will be subject to valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00pm on the first closing date of the Offer (or such later time(s) and/or date(s) as Parent may, with the consent of the Panel or in accordance with the Code, decide) in respect of over 50 percent in nominal value of the Company Shares to which the Offer relates. For the purposes of this condition:

(i)	shares which have been unconditionally allotted but not issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, shall be deemed to carry the voting rights they will carry on being entered into the Register of Members of the Company; and

(ii)	the expression “Company Shares to which the Offer relates” shall be construed in accordance with sections 428 to 430F of the Companies Act 1985, as amended.

The Offer will be subject to the following conditions:

(b)	the Office of Fair Trading in the United Kingdom indicating, in terms reasonably satisfactory to Parent, that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition of Company by Parent or any matter arising therefrom or related thereto to the Competition Commission;

(c)	the listing on Nasdaq of the Parent Common Stock to be issued in connection with the Offer having become effective prior to or as of the Closing Date and such listing being announced by Nasdaq, and the Nasdaq not having delisted the outstanding Parent Common Stock;

(d)	the Parent having obtained the approval of the Parent’s stockholders of such resolution or resolutions as are necessary to approve, implement and effect the Offer and the acquisition of any Company Shares including (1) the issuance of shares of Parent common stock in connection with the transaction and the resulting change-of-control of Parent, (2) the amendment to Parent’s Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock and (3) the Parent Reverse Stock Split;

(e)	Parent’s Registration Statement having become effective under the Securities Act of 1933, as amended, and not being the subject of any stop order or proceeding seeking a stop order;

(f)	there being no provision of any agreement, arrangement, licence, permit or other instrument to which Company or any of its Subsidiaries is a party or by or to which any such member or any of its assets may be bound, entitled or subject, which in consequence of the Offer or the proposed acquisition of any shares or other securities in Company or because of a change in the control or management of Company or otherwise, could or might result in to an extent which is material in the context of the Company Group:

(i)	any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)	any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or modified or affected or any obligation or liability arising or any action being taken thereunder;

(iii)	any assets or interests of any such member being or failing to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

(iv)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;

(v)	the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(vi)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so; or

(viii)	the creation of any liability, actual or contingent, by any such member,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which Company or any of its Subsidiaries is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could result in any of the events or circumstances as are referred to in subparagraphs (i) to (viii) of this paragraph (e);

(g)	no government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution or any other body or person whatsoever in any jurisdiction (each a “Third Party”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would or might reasonably be expected to:

(i)	require the divestiture by any member of the wider Parent Group or wider Company Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof which, in any such case, is material in the context of the wider Parent Group or the wider Company Group in either case taken as a whole;

(ii)	require, prevent or delay the divestiture by any member of the wider Parent Group of any shares or other securities in Company;

(iii)	impose any limitation on, or result in a delay in, the ability of any member of the wider Parent Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the wider Company Group or the wider Parent Group or to exercise management control over any such member;

(iv)	otherwise adversely affect the business, assets, profits or prospects of any member of the wider Parent Group or of any member of the wider Company Group in a manner which is adverse to and material in the context of the Parent Group or the wider Company Group in either case taken as a whole;

(v)	make the Offer or its implementation or the acquisition or proposed acquisition by Parent or any member of the wider Parent Group of any shares or other securities in, or control of Company void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise materially interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

(vi)	require any member of the wider Parent Group or the wider Company Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the wider Company Group or the wider Parent Group owned by any third party;

(vii)	impose any limitation on the ability of any member of the wider Company Group to coordinate its business, or any part of it, with the businesses of any other members; or

(viii)	result in any member of the wider Company Group ceasing to be able to carry on business under any name under which it presently does so;

and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any Company Shares having expired, lapsed or been terminated;

(h)	all necessary filings or applications having been made in connection with the Offer and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Offer or the acquisition by any member of the wider Parent Group of any shares or other securities in, or control of, Company and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and necessary or appropriate for or in respect of the Offer or the proposed acquisition of any shares or other securities in, or control of, Company by any member of the wider Parent Group having been obtained in terms and in a form satisfactory to Parent from all appropriate Third Parties or persons with whom any member of the wider Company Group has entered into contractual arrangements and all such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals together with all material authorisations orders, recognitions, grants, licences, confirmations, clearances, permissions and approvals necessary or appropriate to carry on the business of any member of the wider Company Group which is material in the context of the Parent Group or the Company Group as a whole remaining in full force and effect and all filings necessary for such purpose have been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(i)	except as publicly announced by Company prior to announcement date, no member of the wider Company Group having, since last year end:

(i)	other than to another member of the Company Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(ii)	save for intra-Company Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

(iii)	save for intra-Company Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital;

(iv)	issued, authorised or proposed the issue of any debentures or (save for intra-Company Group transactions), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any contingent liability;

(v)	(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(vi)	entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the wider Company Group or the wider Parent Group other than to a nature and extent which is normal in the context of the business concerned;

(vii)	waived or compromised any claim otherwise than in the ordinary course of business; or

(viii)	entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any Offer (which remains open for acceptance)

with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this condition and, for the purposes of paragraphs (i), (ii), (iii) and (iv) of this condition, the term “Company Group” shall mean Company and its wholly-owned subsidiaries;

(j)	since last year end and save as disclosed in the accounts for the year then ended and save as publicly announced by Company prior to announcement date:

(i)	no material adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the wider Company Group;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the wider Company Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the wider Company Group having been instituted announced or threatened by or against or remaining outstanding in respect of any member of the wider Company Group which in any such case might be expected to adversely affect any member of the wider Company Group;

(iii)	no contingent or other liability having arisen or become apparent to Parent which would be likely to adversely affect any member of the wider Company Group; and

(iv)	no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the wider Company Group which is necessary for the proper carrying on of its business;

(k)	save as publicly announced by Company prior to date of announcement or as otherwise fairly disclosed in writing to the Parent prior to that date by any member of the Company Group, Parent not having discovered:

(i)	that any financial, business or other information concerning the wider Company Group as contained in the information publicly disclosed at any time by or on behalf of any member of the wider Company Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make that information not misleading;

(ii)	that any member of the wider Company Group partnership, company or other entity in which any member of the wider Company Group has a significant economic interest and which is not a subsidiary undertaking of the Company is subject to any liability (contingent or otherwise) which is not disclosed in the annual report and accounts of Company for the year ended last year end; or

(iii)	any information which affects the import of any information disclosed at any time by or on behalf of any member of the wider Company Group and which is material in the context of the wider Company Group taken as a whole.

(l)	Parent not having discovered that:

(i)	any past or present member of the wider Company Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) on the part of any member of the wider Company Group and which is material in the context of the wider Company Group taken as a whole; or

(ii)

there is, or is likely to be, for that or any other reason whatsoever, any liability (actual or contingent) of any past or present member of the wider Company Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the wider Company group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction and which is material in the context of the wider Company Group taken as a whole.

For the purposes of these conditions the “wider Company Group” means Company and its subsidiary undertakings, associated undertakings and any other undertaking in which Company and/or such undertakings (aggregating their interests) have a significant interest and the “wider Parent Group” means Parent and its subsidiary undertakings, associated undertakings and any other undertaking in which Parent and/or such undertakings (aggregating their interests) have a significant interest and for these purposes “subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given by the Companies Act 1985, other than paragraph 20(1)(b) of Schedule 4A to that Act which shall be excluded for this purpose, and “significant interest” means a direct or indirect interest in ten per cent. or more of the equity share capital (as defined in that Act).

If the Parent is required by the Panel to make an offer for Company Shares under the provisions of Rule 9 of the Code, the Parent may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

AMENDMENT NO. 1 TO ACQUISITION AGREEMENT

DATED FEBRUARY 3, 2005

Amendment No. 1 to Acquisition Agreement Dated February 3, 2005

This Amendment No. 1 amends the Acquisition Agreement (the “Agreement”) between Intelligent Energy Holdings Plc (the “Company”) and Dickie Walker Marine, Inc. (“Parent”) dated February 3, 2005, pursuant to Section 8.3 of the Agreement. All capitalized terms used in this Amendment No. 1 and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Subsection 6.4(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a) For three years after the Closing Date, Parent will, or Parent will cause Company to, indemnify and hold harmless the present and former officers, directors, employees and agents of the Company (the “Indemnified Parties”) in respect of acts or omissions occurring on or prior to the Closing Date or arising out of or pertaining to the transactions contemplated by this Agreement to the extent provided under the Company’s Memorandum of Association or Articles of Association in effect on the date hereof and indemnification agreements existing on the date hereof; and shall pay any expenses of the Indemnified Parties, as incurred, in advance of the final disposition of any such action or proceeding, provided that such indemnification shall not be provided in violation of applicable Laws. Parent shall not amend the Memorandum of Association or Articles of Association of the Company to amend the indemnification provisions therein in a manner inconsistent with this Section 6.4 for the one-year period referred to above. For three years after the Closing Date, Parent will use its best efforts to cause to be maintained an extension of coverage of each of Parent’s and the Company’s policies of directors and officers liability insurance maintained by Parent and the Company, respectively, at the Closing Date, for the benefit of those persons who are covered by such policies at the Closing Date, with respect to matters occurring prior to the Closing Date; provided, however, that Parent and Company shall jointly solicit competitive bids for continuation of the Parent’s policies from at least three insurance providers or agents, including the agent currently providing Parent’s policy at the time of execution of this Agreement, and shall select the most competitive bid from such providers or agents for the extension of coverage of the Parent’s policy.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to the Agreement as May 9, 2005.

INTELLIGENT ENERGY HOLDINGS PLC		DICKIE WALKER MARINE, INC.

By:	/s/ DR. HARRY BRADBURY	By:	/s/ GERALD MONTIEL
	Dr. Harry Bradbury Chief Executive Officer		Gerald Montiel President and Chief Executive Officer

ANNEX B

[LETTERHEAD OF HOULIHAN VALUATION ADVISORS®]

February 2, 2005

To the Board of Directors

Dickie Walker Marine, Inc.

Gentlemen:

We understand that a transaction is contemplated (the “Transaction”) whereby Dickie Walker Marine, Inc. (“DW” or the “Company”) will acquire Intelligent Energy Holdings Plc (“IE”) in a reverse merger. All of the ordinary shares of IE will be exchanged for 12,441,409 shares of newly issued common stock of DW (after giving effect both to DW’s 1-for-5 reverse stock split and IE’s conversion of all of its convertible preference shares into ordinary shares on a one-for-one basis that will occur prior to closing). IE’s existing warrants and options will be rolled over into DW warrants and options of equal duration and exercise price (appropriately adjusted for the previously mentioned reverse stock split and the Ordinary Share Exchange Ratio as defined in the Acquisition Agreement). You have requested our opinion (the “Opinion”) as to the fairness of the Transaction to the public shareholders of DW from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	Visited DW’s offices in Oceanside, California;

2.	Met with certain members of senior management of DW regarding the history and nature of the Company, as well as future prospects;

3.	Reviewed audited and detailed internally prepared financial statements for DW for the years ended September 30, 2001 through 2004, as well as sales information for the quarter ended December 31, 2004;

4.	Reviewed DW public filings, including the most recent Annual Report and Form 10-KSB filing for the year ended September 30, 2004;

5.	Reviewed DW financial projections and budget for the year ended September 30, 2005;

6.	Reviewed DW’s historical stock prices and trading volume;

7.	Visited IE’s offices and facility in Long Beach, California;

8.	Met with certain members of senior management of IE regarding the history and nature of IE, as well as future prospects;

9.	Reviewed audited financial statements for Intelligent Energy Limited for the three fiscal years ended September 30, 2001 through 2003 and internally prepared financial statements for IE for the fiscal year ended September 30, 2004 and the two months ended November 30, 2004;

B-1

The Board of Directors, Dickie Walker Marine, Inc.	Page 2
February 2, 2005

10.	Reviewed financial projections for IE for the five fiscal years ended September 30, 2009;

11.	Reviewed certain documentation related to the Transaction, including the most recent draft as of the date of this letter of the Acquisition Agreement between IE and DW (the “Acquisition Agreement”);

12.	Met with representatives of Cappello Capital Corporation (“Cappello”) regarding matters pertinent to our analysis;

13.	Reviewed a draft of the admission document for IE’s aborted public offering of shares on the Alternative Investment Market of the London Stock Exchange;

14.	Reviewed a Company Overview for IE, prepared in December 2004, by Cappello;

15.	Reviewed information related to private trades of IE’s preference shares in July of 2004;

16.	Reviewed various financial schedules, legal information and due diligence summaries provided to us with respect to IE;

17.	Reviewed certain publicly available data, including data on both the fuel cell and apparel industries and an analysis of certain publicly traded companies and acquisition transactions in those industries; and

18.	Conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have assumed that there has been no material change in the assets, financial condition, business or prospects of either DW or IE since the date of the most recent financial statements made available to us. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of DW or IE.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to DW or IE and do not assume any responsibility with respect to it. We have not independently appraised any of the properties or assets of DW or IE. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based on the foregoing, and in reliance thereon, it is our opinion that the Transaction is fair to the common stockholders of DW from a financial point of view.

This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent, subject to the provisions of our engagement letter. This Opinion is delivered to you subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and subject to the understanding that the obligations of HVA in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of HVA shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

HOULIHAN VALUATION ADVISORS

/s/    HOULIHAN VALUATION ADVISORS

B-2

ANNEX C

FORM OF

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

DICKIE WALKER MARINE, INC.

Dickie Walker Marine, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Dickie Walker Marine, Inc.

SECOND: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 4, 2002.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend the first paragraph of the fifth section of the Corporation’s Certificate of Incorporation to read in its entirety as follows:

“FIFTH: The total authorized capital which the Corporation shall have authority to issue is Fifty Two Million (52,000,000) shares, divided into classes designated as follows: (1) Fifty Million (50,000,000) shares of common stock, $.001 par value per share, and Two Million (2,000,000) shares of preferred stock, $.001 par value per share. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each five (5) shares of the Corporation’s Common Stock, $.001 par value per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, $.001 par value per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on The Nasdaq SmallCap Market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”

FOURTH: This Certificate of Amendment to the Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of the stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was                      shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment to Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

IN WITNESS WHEREOF, Dickie Walker Marine, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of                     , 2005.

DICKIE WALKER MARINE, INC.

By:
Gerald W. Montiel Chief Executive Officer

C-1

PART II

Information Not Required in Proxy Statement/Prospectus

Item 20. Indemnification of Directors and Officers

Under section 145 of the General Corporation Law of the State of Delaware, DWM has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). DWM’s Bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

DWM’s Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to DWM and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non- monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to DWM, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

DWM has obtained a policy of directors’ and officers’ liability insurance that insures DWM’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 21(a). Exhibits

2.1	Acquisition Agreement, dated as of February 3, 2005, by and between Intelligent Energy Holdings Plc and Dickie Walker Marine, Inc., filed as Exhibit 2.2 to Registrant’s Form 8-K filed February 8, 2005 and included as Annex A to this Registration Statement.

2.2	Amendment No. 1 to The Acquisition Agreement between Intelligent Energy Holdings Plc and Dickie Walker Marine, Inc., dated as of May , 2005, and included as part of Annex A to this Registration Statement.

3.1	Certificate of Incorporation for Dickie Walker Marine, Inc., filed with the Delaware Secretary of State on February 4, 2002, filed as Exhibit 3.1c to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

3.2	Form of Bylaws of Dickie Walker Marine, Inc., as subsequently adopted by its Board of Directors on May 1, 2002, filed as Exhibit 3.2b to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

4.1	Specimen stock certificate representing shares of common stock of the registrant, filed as Exhibit 4.1 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

4.2	Form of Representative’s Warrant, filed as Exhibit 4.2 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

4.3	Placement Agent’s Warrant, filed as Exhibit 4.3 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

4.4	Form of Investor Note from 2001 Private Placement, filed as Exhibit 4.4 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

4.5	Selling Agent Agreement dated July 13, 2004, as filed as Exhibit 4.5 to Registrant’s Form 10-KSB filed December 29, 2004 and incorporated herein by reference.

4.6	Form of Investor Promissory Note from 2004 Private Placement, as filed as Exhibit 4.6 to Registrant’s Form 10-KSB filed December 29, 2004 and incorporated herein by reference.

4.7	Form of Investor Warrant from 2004 Private Placement, as filed as Exhibit 4.7 to Registrant’s Form 10-KSB filed December 29, 2004 and incorporated herein by reference.

4.8	Placement Agent’s Warrant, as filed as Exhibit 4.8 to Registrant’s Form 10-KSB filed December 29, 2004 and incorporated herein by reference.

5.1*	Opinion of Cynthia R. Smith, Esq.

10.1	License Agreement between Gerald W. Montiel and the company dated February 1, 2001, filed as Exhibit 10.4 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

10.2	Facility Lease Agreement with WHMF dated February 1, 2002 for the facility located at 1414 South Tremont Street, Oceanside, California, filed as Exhibit 10.6 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

10.3	Revision dated January 27, 2003 to Facility Lease Agreement with WHMF originally dated February 1, 2002, filed as Exhibit 10.13 to Registrant’s Form 10-QSB filed May 6, 2003 and incorporated herein by reference.

10.4†	DWM 2002 Equity Incentive Plan, filed as Exhibit 10.7 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

10.5*†	Form of proposed amendment to DWM 2002 Equity Incentive Plan.

10.6†	Form of Incentive Stock Option Grant under the DWM 2002 Equity Incentive Plan.

10.7†	Form of Non-qualified Stock Option Grant under the DWM 2002 Equity Incentive Plan.

10.8†	Form of Employment Agreement with Gerald W. Montiel dated February 1, 2002, filed as Exhibit 10.9 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

10.9	Equipment Lease Agreement with Emtex Leasing Corporation dated April 4, 2001, filed as Exhibit 10.10 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

10.10	Form of Stockholder Rights Agreement, filed as Exhibit 10.11 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

10.11	Form of Retail Store Lease, filed as Exhibit 10.12 to Registrant’s Form 10-KSB filed December 20, 2002 and incorporated herein by reference.

10.12	Warehouse Agreement with Wells Fargo Bank dated January 13, 2003, filed as Exhibit 10.15 to Registrant’s Form 10-QSB filed May 6, 2003 and incorporated herein by reference.

10.13	Form of Parent Support Agreement, filed as Exhibit 10.20 to Registrant’s Form 8-K filed February 8, 2005 and incorporated herein by reference.

10.14	Form of Lock-Up Agreement, filed as Exhibit 10.21 to Registrant’s Form 8-K filed February 8, 2005 and incorporated herein by reference.

10.15†	Consulting Agreement with Gerald W. Montiel, filed as Exhibit 10.22 to Registrant’s Form 8-K filed February 8, 2005 and incorporated herein by reference.

14.0	Code of Ethics filed as Exhibit 10.17 to Registrant’s Form 10-KSB filed December 17, 2003 and incorporated herein by reference.

14.1	Financial and Code of Ethics Compliant Procedures Policy filed as Exhibit 10.18 to Registrant’s Form 10-KSB filed December 17, 2003 and incorporated herein by reference.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Rose, Snyder & Jacobs, Independent Registered Public Accounting Firm

23.3*	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP

23.4*	Consent of Cynthia R. Smith, Esq.

23.5	Consent of Houlihan Valuation Advisors

23.6	Consent of ARC Partners Ltd., trading as ARC Associates.

23.7	Consent of Harry J. Bradbury, Ph.D.

23.8	Consent of Gary P. Rolfes

23.9	Consent of Rakesh Varma

23.10	Consent of Alexander L. Cappello

23.11	Consent of Sir John Jennings

23.12	Consent of Steven E. Karol

23.13	Consent of Michael J. Koss

23.14	Consent of J. David Martin

99.1*	Form of Proxy

99.2*	Form of Acceptance

99.3	Press Release issued February 3, 2005 to announce the Acquisition Agreement and related agreements, filed as Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed February 8, 2005 and incorporated herein by reference.

*	To be filed by amendment to this registration statement.

†	Management contract or compensatory plan or arrangement.

Item 22. Undertakings.

(a)(1)	The undersigned registrant hereby undertakes to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	include any additional or changed material information on the plan of distribution.

(a)(2)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement and each post-effective amendment hereto shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3)	The undersigned registrant hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold or unexchanged at the end of the Offering.

(a)(4)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of DWM pursuant to the foregoing provisions, or otherwise, DWM has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by DWM of expenses incurred or paid by a director, officer or controlling person of DWM in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, DWM will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oceanside, California on May 10, 2005

Dickie Walker Marine, Inc.

By:	/S/ GERALD W. MONTIEL
Gerald W. Montiel Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ GERALD W. MONTIEL Gerald W. Montiel	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 10, 2005

/S/ TODD W. SCHMIDT Todd W. Schmidt	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 10, 2005

/S/ NORMAN LEFKOVITS, JR. Norman Lefkovits, Jr.	Director	May 10, 2005

/S/ W. BRENT ROBINSON W. Brent Robinson	Director	May 10, 2005

/S/ JAMES R. SMITH James R. Smith	Director	May 10, 2005

EXHIBIT INDEX

2.1	Acquisition Agreement, dated as of February 3, 2005, by and between Intelligent Energy Holdings Plc and Dickie Walker Marine, Inc., filed as Exhibit 2.2 to Registrant’s Form 8-K filed February 8, 2005 and included as Annex A to this Registration Statement.

2.2	Amendment No. 1 to the Acquisition Agreement between Intelligent Energy Holdings Plc and Dickie Walker Marine, Inc., dated as of May 2005, and included as part of Annex A to this Registration Statement.

3.1	Certificate of Incorporation for Dickie Walker Marine, Inc., filed with the Delaware Secretary of State on February 4, 2002, filed as Exhibit 3.1c to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

3.4	Form of Bylaws of Dickie Walker Marine, Inc., as subsequently adopted by its Board of Directors on May 1, 2002, filed as Exhibit 3.2b to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

4.1	Specimen stock certificate representing shares of common stock of the registrant, filed as Exhibit 4.1 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

4.2	Form of Representative’s Warrant, filed as Exhibit 4.2 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

4.3	Placement Agent’s Warrant, filed as Exhibit 4.3 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

4.4	Form of Investor Note from 2001 Private Placement, filed as Exhibit 4.4 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

4.5	Selling Agent Agreement dated July 13, 2004, as filed as Exhibit 4.5 to Registrant’s Form 10-KSB filed December 29, 2004 and incorporated herein by reference.

4.6	Form of Investor Promissory Note from 2004 Private Placement, as filed as Exhibit 4.6 to Registrant’s Form 10-KSB filed December 29, 2004 and incorporated herein by reference.

4.7	Form of Investor Warrant from 2004 Private Placement, as filed as Exhibit 4.7 to Registrant’s Form 10-KSB filed December 29, 2004 and incorporated herein by reference.

4.8	Placement Agent’s Warrant, as filed as Exhibit 4.8 to Registrant’s Form 10-KSB filed December 29, 2004 and incorporated herein by reference.

5.1*	Opinion of Cynthia R. Smith, Esq.

10.1	License Agreement between Gerald W. Montiel and the company dated February 1, 2001, filed as Exhibit 10.4 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

10.2	Facility Lease Agreement with WHMF dated February 1, 2002 for the facility located at 1414 South Tremont Street, Oceanside, California, filed as Exhibit 10.6 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

10.3	Revision dated January 27, 2003 to Facility Lease Agreement with WHMF originally dated February 1, 2002, filed as Exhibit 10.13 to Registrant’s Form 10-QSB filed May 6, 2003 and incorporated herein by reference.

10.4†	2002 Equity Incentive Plan, filed as Exhibit 10.7 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

10.5*†	Form of proposed amendment to 2002 Equity Incentive Plan.

10.6†	Form of Incentive Stock Option Grant under the DWM 2002 Equity Incentive Plan.

10.7†	Form of Non-qualified Stock Option Grant under the DWM 2002 Equity Incentive Plan.

10.8†	Form of Employment Agreement with Gerald W. Montiel dated February 1, 2002, filed as Exhibit 10.9 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

10.9	Equipment Lease Agreement with Emtex Leasing Corporation dated April 4, 2001, filed as Exhibit 10.10 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

10.10	Form of Stockholder Rights Agreement, filed as Exhibit 10.11 to the Registrant’s SB-2 Registration Statement filed February 11, 2002 and incorporated herein by reference.

10.11	Form of Retail Store Lease, filed as Exhibit 10.12 to Registrant’s Form 10-KSB filed December 20, 2002 and incorporated herein by reference.

10.12	Warehouse Agreement with Wells Fargo Bank dated January 13, 2003, filed as Exhibit 10.15 to Registrant’s Form 10-QSB filed May 6, 2003 and incorporated herein by reference.

10.13	Form of Parent Support Agreement, filed as Exhibit 10.20 to Registrant’s Form 8-K filed February 8, 2005 and incorporated herein by reference.

10.14	Form of Lock-Up Agreement, filed as Exhibit 10.21 to Registrant’s Form 8-K filed February 8, 2005 and incorporated herein by reference.

10.15†	Consulting Agreement with Gerald W. Montiel, filed as Exhibit 10.22 to Registrant’s Form 8-K filed February 8, 2005 and incorporated herein by reference.

14.0	Code of Ethics filed as Exhibit 10.17 to Registrant’s Form 10-KSB filed December 17, 2003 and incorporated herein by reference.

14.1	Financial and Code of Ethics Compliant Procedures Policy filed as Exhibit 10.18 to Registrant’s Form 10-KSB filed December 17, 2003 and incorporated herein by reference.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Rose, Snyder & Jacobs, Independent Registered Public Accounting Firm

23.3*	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP

23.4*	Consent of Cynthia R. Smith, Esq.

23.5	Consent of Houlihan Valuation Advisors

23.6	Consent of ARC Partners Ltd., trading as ARC Associates.

23.7	Consent of Harry J. Bradbury, Ph.D.

23.8	Consent of Gary P. Rolfes

23.9	Consent of Rakesh Varma

23.10	Consent of Alexander L. Cappello

23.11	Consent of Sir John Jennings

23.12	Consent of Steven E. Karol

23.13	Consent of Michael J. Koss

23.14	Consent of J. David Martin

99.1*	Form of Proxy.

99.2*	Form of Acceptance

99.3	Press Release issued February 3, 2005 to announce the Acquisition Agreement and related agreements, filed as Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed February 8, 2005 and incorporated herein by reference.

*	To be filed by amendment to this registration statement.

†	Management contract or compensatory plan or arrangement.